As filed with the Securities and Exchange Commission on June 4, 2004
Registration No. 333-90150

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Celerity Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3672	94-3372329
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer identification no.)

Celerity Group, Inc.

1463 Centre Pointe Drive
Milpitas, California 95035
(408) 946-3100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

David J. Shimmon

Chief Executive Officer
1463 Centre Pointe Drive
Milpitas, California 95035
(408) 946-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel J. Winnike, Esq. Scott J. Leichtner, Esq. Fenwick & West, LLP 801 California Street Mountain View, CA 94041 (650) 938-5200	John Goodman, Esq. Executive Vice President and General Counsel Celerity Group, Inc. 1463 Centre Pointe Drive Milpitas, CA 95035 (408)946-3100	Jeffrey D. Saper, Esq. Robert G. Day, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date of this Registration Statement until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued June 4, 2004

                   Shares

Common Stock

      This is Celerity Group, Inc.’s initial public offering of its common stock. We are offering            shares of our common stock. We anticipate that the initial public offering price will be between $          and $           per share.

      Currently, no public market exists for the shares. We have applied to list our common stock on The Nasdaq National Market under the symbol “CLRT.”

       Investing in our common stock involves risk. See “Risk Factors” beginning on page 10.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Celerity Group, Inc.	$	$

          The underwriters may also purchase up to an additional                      shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about                     , 2004.

Deutsche Bank Securities

Merrill Lynch & Co.

Lehman Brothers

The date of this prospectus is                     , 2004.

CELERITY™

Supply chain logistics
Global service and support
R&D in alignment with customers' technology roadmaps
Flow control technology
Thermal control technology
Gas delivery modules
Liquid delivery modules
Design and engineering
Manufacturing expertise

Integrated Solutions for Semiconductor Gas & Liquid Delivery

™ Supply chain logistics Manufacturing Global service expertise and support Design and engineering R&D in alignment with customers’ technology roadmaps Liquid delivery modules Gas delivery Flow control modules technology Thermal control technology Integrated Solutions for Semiconductor Gas & Liquid Delivery We are a leader in the design and production of high performance gas and liquid delivery process modules that are integral to manufacturing semiconductors.

Technology research ™ and development THE SEMICONDUCTOR MANUFACTURING PROCESS The diagram below illustrates the basic process steps in integrated circuit manufacturing for high-performance copper-based chips. The process steps are repeated many times until the integrated circuit is completed. Each process step uses a precise and complex mix of gases and/or chemicals, temperature, and pressure to achieve desired effects. Silicon Silicon layer wafer deposition Insulator Pattern imprinting deposition Analysis, inspection, and defect detection Chemical Etching Final chip mechanical polishing Electroplating Metal deposition LEGEND Process step using gas delivery module Process step using liquid blending and delivery module Portion of conventional gas stick eliminated with FloGuard

Design and engineering

Manufacturing expertise

Flow control technology

Gas delivery modules

Liquid delivery modules

Module tool integration

Global service and support

Design and manufacturing of gas and liquid process modules

FloGuard Technology

- eliminates sensitivity to pressure changes
- reduces cost of ownership
- reduces equipment down time
- reduces footprint

MultiFlo Technology

- reduces inventory requirements
- increases flexibility
- highly configurable
- increases tool uptime
- reduces cost of ownership

PTI gas delivery module

Gas stick with FloGuard

MFC with MultiFlo is configurable for multiple gases and flow rates

Manufacturing expertise Design and Flow control engineering technology Liquid delivery Global service modules and support Gas delivery Module tool modules integration Design and manufacturing of gas and liquid process modules Celerity employs more than 80 engineers and scientists engaged in technology and product development. Our solution comes from our flow control, concentration management, particle characterization and temperature control technologies, which combined with our design and manufacturing services, enables us to deliver highly flexible and configurable process modules for our customers. FloGuard Technology MultiFlo Technology • eliminates sensitivity to • reduces inventory requirements pressure changes • increases flexibility • reduces cost of ownership • highly configurable • reduces equipme nt down time • increases tool uptime • reduces footprint • reduces cost of ownership PTI gas delivery module Gas stick with MFC with MultiFlo is configurable for FloGuard multiple gases and flow rates

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      Until                     , 2004 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

      This summary may not contain all of the information that may be important to you. You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding whether to buy our common stock. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

CELERITY GROUP, INC.

      We are a leader in the design and production of high-performance gas and chemical delivery process modules that are integral to the equipment used in manufacturing semiconductors. We combine our innovative technology in the fields of flow control, concentration management, particle characterization and temperature control with a broad range of services for the development, design, prototyping, engineering, manufacturing and testing of process modules. Combined, our technology and services enable us to deliver highly flexible and configurable product solutions to our customers, which principally consist of semiconductor capital equipment companies and semiconductor manufacturers.

      Historically, semiconductor capital equipment companies, or OEMs, designed, manufactured and integrated the majority of the elements used in their capital equipment. Increasingly, however, OEMs are outsourcing the technology development, design and manufacturing of elements of their products to a small number of preferred suppliers. These elements, referred to as process modules, include gas delivery, chemical delivery, laser sources, power management, vacuum and wafer handling. We believe the primary driver of growth in outsourcing of process modules is the desire of OEMs to leverage the technology and process knowledge of module suppliers in order to provide their customers with higher performance equipment at a lower cost of ownership.

      We believe that the need for additional manufacturing capacity to satisfy the expected growth in global demand for semiconductors, along with the transition to new advanced semiconductor manufacturing technologies, will drive increased demand for semiconductor capital equipment. According to Gartner Dataquest, semiconductor capital spending is projected to grow from approximately $29 billion in 2003 to $54 billion in 2005, reflecting a compound annual growth rate of 36%. VLSI Research estimates that the critical OEM subsystem market, which includes gas and chemical delivery modules, will grow at a 34% annual rate from $3.4 billion in 2003 to $6.1 billion in 2005. This projected growth follows an extended and severe downturn in the semiconductor industry, which resulted in significantly reduced demand for the capital equipment used to manufacture semiconductors. During this recent industry downturn, our revenue declined from $519.1 million in 2000 to $239.0 million in 2001, and from $222.7 million in 2002 to $190.4 million in 2003. In addition, we incurred net losses of $65.6 million (including $18.1 million of non-cash charges), $109.5 million (including $57.9 million of non-cash charges) and $121.8 million (including $75.3 million of non-cash charges) in the years ended December 31, 2001, 2002 and 2003, respectively. We believe that the semiconductor market is in the midst of a recovery, as reflected by the fact that our revenue grew substantially in the first quarter of 2004 compared to the first quarter of 2003, but we cannot predict the extent to which this recovery will continue or the extent to which we will continue to benefit from it.

      Our innovative technology and process knowledge, combined with our design and manufacturing expertise, enable us to provide our customers with configurable, high-performance process modules with shorter equipment manufacturing cycle times. In addition, our global service and support organization provides insight into leading semiconductor manufacturing process challenges, which enables us to focus our research and development efforts on technologies that complement the development efforts of OEMs and semiconductor manufacturers. Combined, these benefits contribute to lowering costs for OEMs and semiconductor manufacturers. Our top ten customers by revenue for the year ended December 31, 2003 consisted of the following OEMs: Applied Materials, Inc., Lam Research Corporation, Novellus Systems, Inc. and Tokyo Electron Corporation; the following semiconductor manufacturers: Agilent Technologies, Inc., Chartered Semiconductor Manufacturing Ltd., Taiwan Semiconductor Manufacturing Company and the largest PC microprocessor manufacturer; and the following outsource manufacturers: Ultra Clean Holdings, Inc. and Wolfe Engineering, Inc. These customers accounted for 76% of our revenue for the year ended December 31, 2003. Our largest customer, Applied Materials, accounted for 55% of our revenue for the three months ended March 31, 2004, and 51% and 60% of our revenue for the years ended December 31, 2003 and 2002, respectively.

Our Strategy

      We are committed to being the leading supplier of high-performance gas and chemical delivery process modules to the semiconductor industry. Our strong competitive position comes from delivering what we believe to be the highest performance, most cost-effective product offerings in the markets that we serve. The key elements of our strategy are to:

      Capitalize on Our Leading Technology to Increase Market Share. We intend to continue to capitalize on our leadership in gas and chemical delivery technology to secure design wins for our products in each new generation of semiconductor capital equipment.

      Lead the Transition to Process Module Solutions. We are committed to leading the transition to the use of technology-based outsourced process modules by OEMs. We intend to further capitalize on this trend by developing gas and chemical delivery solutions for our customers that embed our technology to provide differentiated product performance, superior reliability and reduced cost of ownership.

      Continue Reshaping the Supply Chain. We expect to further reduce costs by proactively managing our supply chain. We also intend to continue to make significant investments in logistics and supply chain management tools as well as enterprise systems.

      Expand into Adjacent Markets. We intend to leverage our experience and proven ability in delivering process modules to OEMs, our technology leadership, our manufacturing skills and our global supply chain management capabilities to offer modules for adjacent markets.

      Selectively Pursue Strategic Acquisitions and Alliances. We intend to evaluate and pursue opportunities to either acquire companies or technologies or enter into strategic alliances that will enhance or expand our business opportunities.

      We were incorporated as Kinetics Holdings Corporation in Delaware in October 1999 and changed our name to Celerity Group, Inc. in June 2002. Our principal executive offices are located at 1463 Centre Pointe Drive, Milpitas, CA 95035, and our telephone number at that address is (408) 946-3100. Celerity, the Celerity logo, UNIT, MultiFlo, FloGuard, STEP, MegaBlend and MegaFlow are some of our trademarks in the United States and other countries. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

      In this prospectus, “Celerity,” “we,” “us” and “our” refer to Celerity Group, Inc. and its consolidated subsidiaries, including Kinetics Group, Inc., Celerity Group, Inc., a California corporation, FTS Systems, Inc. and Kinetics Chempure Systems, Inc., and not to Kinetic Systems, Inc. and its subsidiaries, which we collectively refer to as Kinetic Systems, or the underwriters.

CORPORATE HISTORY AND RESTRUCTURING

      We were incorporated in 1999 to facilitate the acquisition of Kinetics Group, Inc., or KGI, from United States Filter Corporation, or USFilter, which was then a subsidiary of Vivendi, S.A., in a management and investor led buy-out completed in August 2000, which we refer to as the 2000 Buy-Out. In connection with the 2000 Buy-Out, we acquired, and subsequently expanded, two groups of companies that operate different businesses: (1) high-performance gas and chemical delivery process module design and manufacturing for OEMs and semiconductor manufacturers; and (2) turnkey process systems and operating services for electronics, biotechnology and pharmaceutical manufacturers. The turnkey process systems business is conducted through our former operating subsidiary, Kinetic Systems, which is no longer part of our company.

      In April 2004, we completed a corporate restructuring, which we refer to as the Restructuring, in which we (1) became a wholly owned subsidiary of a newly-formed limited liability company, KH LLC, and our previous stockholders exchanged their capital stock in us for membership interests in KH LLC, (2) effected the separation of Kinetic Systems from our company through a distribution to KH LLC of all shares of Kinetic Systems’ capital stock by which Kinetic Systems became, like us, a direct wholly owned subsidiary of KH LLC, (3) raised working capital through the issuance of additional indebtedness and (4) restructured and retired certain of our debt obligations in order to reduce the amount of our indebtedness. For more information regarding the Restructuring, see “Related Party Transactions” and “Note 23 — Subsequent Events” of the Notes to Consolidated Financial Statements, and for more information regarding the indirect ownership interests in us that our prior stockholders now hold through KH LLC, see “Principal Stockholders.”

      The following diagram illustrates our corporate structure as it existed prior to the Restructuring and as it presently exists:

      We effected the Restructuring in order to accomplish the following objectives:

•	Greater Strategic Focus. Our management team will be able to provide greater strategic focus to our business and devote additional time to strengthening our customer relationships and operations, which are distinct from the business of Kinetic Systems.

•	Reduction of Outstanding Indebtedness. We restructured and retired certain of our debt obligations in order to reduce the amount of our indebtedness and we will allocate our outstanding indebtedness between Kinetic Systems and us in connection with the offering, which will further reduce our debt obligations on a going forward basis.

•	Access to Capital Markets. A simplified business model will enable us to be valued for the results and prospects of our business without aggregating it with the business of Kinetic Systems and will facilitate access to public capital markets.

•	Better Employee Incentives. We expect that the motivation and retention of our employees will be strengthened by incentive compensation programs more directly linked to the performance of our business.

      In connection with the Restructuring, we, Kinetic Systems and our lenders have agreed that immediately prior to the completion of the offering, we will further restructure and reduce our debt obligations such that Kinetic Systems will assume an aggregate of $           million in principal amount of our outstanding indebtedness and we will issue to Kinetic Systems shares of our common stock having a value, based on the initial public offering price, equal to the total dollar value of the indebtedness assumed by Kinetic Systems. As part of this restructuring and reduction of indebtedness, each of KH LLC and Kinetic Systems has agreed to pledge all of the shares of our common stock that it holds as security for its guarantee of, or its direct obligations under, the debt obligations that Kinetic Systems is assuming from us and Kinetic Systems’ revolving credit facility. In addition, KH LLC has entered into a support agreement under which it has agreed to provide up to $40.0 million in funds to Kinetic Systems in the event of breaches of certain minimum liquidity or financial covenants under the agreements governing Kinetic Systems’ debt obligations. Any sale of shares of our common stock by the lenders to whom KH LLC or Kinetic Systems have pledged our stock, or by KH LLC or Kinetic Systems, would be subject to the lock-up agreements entered into with the underwriters that expire 180 days from the date of this prospectus and restrictions on resale under the federal securities laws. See “Risk Factors — Risks Related to Our Corporate and Debt Restructuring.”

      Concurrent with the completion of this offering, we will use a substantial portion of the net proceeds from this offering to repay a portion of our outstanding indebtedness. We will use $13.0 million of these net proceeds to pay a note that we issued to Kinetic Systems in connection with the Restructuring to settle certain intercompany balances. An additional $        million of the net proceeds from this offering will be used to repay debt that we owe to lenders which are our affiliates. For more information regarding this repayment of indebtedness, see “Use of Proceeds.” Following the application of the proceeds from this offering and the assumption of a portion of our debt by Kinetic Systems, we will have outstanding an aggregate of $70.0 million in principal amount of indebtedness. For a description of the terms of our indebtedness that will remain outstanding after this offering, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      Upon completion of the offering, KH LLC will own                 shares of our common stock and Kinetic Systems will own  shares of our common stock, representing      % and      %, respectively, of our outstanding shares of common stock. Our executive officers and directors, together with their affiliated entities, beneficially own, in the aggregate, approximately 66% of KH LLC’s total outstanding membership units. For more information regarding the beneficial ownership of our executive officers and directors in KH LLC and the conflicts of interest this could create, see “Principal Stockholders” and “Risk Factors — Risks Related to Our Corporate and Debt Restructuring — Our board of directors and management face conflicts of interest because five of our directors and two of our executive officers are directors and executive officers of Kinetic Systems and because our directors and executive officers, together with their affiliated entities, beneficially own in the aggregate approximately 66% of KH LLC and, as a result, the same percentage of Kinetic Systems.”

The Offering

Common stock offered by Celerity	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We will use a portion of the net proceeds from this offering to repay approximately $ million in outstanding debt, $ million of which will be paid to lenders that beneficially own 5% or more of KH LLC, our sole stockholder. In addition, we intend to use $13.0 million of the net proceeds to repay a note we issued to Kinetic Systems in connection with the Restructuring. We anticipate using the balance of the net proceeds for general corporate purposes and working capital requirements, a portion of which might be used to fund possible investments in, or acquisitions of, complementary businesses, products or technologies. See “Use of Proceeds.”

Proposed Nasdaq National Market symbol	CLRT

      The number of shares of our common stock to be outstanding immediately after this offering is based on 93,449,395 shares of our common stock outstanding on April 9, 2004, the date we completed the Restructuring, and assumes (1) the conversion of all of our outstanding preferred stock into 277,512,098 shares of our common stock upon completion of this offering and (2) our issuance of                      shares of common stock to Kinetic Systems concurrently with the completion of the offering, assuming an initial public offering price of $           per share.

      The number of shares of our common stock that will be outstanding immediately after this offering excludes:

•	165,084,940 shares of common stock subject to warrants outstanding at April 9, 2004, having a weighted average exercise price of $0.35 per share;

•	82,252,339 shares of common stock subject to options outstanding at April 9, 2004 issued under our 2000 Stock Option Plan, having a weighted average exercise price of $0.89 per share; and

•	shares of common stock available for issuance under our 2004 Equity Incentive Plan.

      Unless otherwise indicated, all information in this prospectus assumes:

•	the underwriters do not exercise their over-allotment option;

•	(i) the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock at a 1 to 1 ratio, (ii) the conversion of all outstanding shares of our Series A-1 and B-1 preferred stock into shares of our common stock at a 4.2133 to 1 ratio, (iii) the conversion of all outstanding shares of our Series C preferred stock into shares of our common stock at a 5.98 to 1 ratio, (iv) the conversion of the one outstanding share of our Series C-1 preferred stock into shares of our common stock at a 49,800,796 to 1 ratio and (v) the conversion of all outstanding shares of our Series D preferred stock into shares of our common stock at 5.4 to 1 ratio; and

•	we effect a -for- reverse stock split.

      In December 2001, we amended our certificate of incorporation and converted our Class A and Class B common stock into a single class of common stock. We issued all shares of our Class A and Class B common stock for the same price, and the shares of Class A and Class B common stock had identical terms except that the Class B common stock was non-voting stock. For all periods presented in this prospectus, including periods prior to December 2001, we refer to shares of our Class A and Class B common stock as “common stock” without differentiation.

Summary Consolidated Financial Data

      The following tables provide summary consolidated financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

      The consolidated financial statements present our financial position and results of operations. They do not include the financial position or results of operations of Kinetic Systems. The consolidated financial results for the year ended December 31, 2001 have been restated to reflect the distribution from Kinetic Systems to us of two capital equipment manufacturing entities. The inclusion of these entities resulted in an increase to net loss of $0.6 million or $0.01 per share on a basic and diluted basis for the year ended December 31, 2001.

      We have a 52- or 53-week fiscal year which ends on the Friday nearest to the last day in December. For purposes of the disclosure in this prospectus, each of our fiscal quarters is described as having ended on the 30th or 31st, depending on the calendar month end date, and the fiscal year is described as having ended on December 31st.

				Three Months Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

	(Restated)
				(Unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$239,037	$222,709	$190,355	$44,020	$76,873
Cost of sales	207,473	190,281	160,070	36,544	57,075

Gross margin	31,564	32,428	30,285	7,476	19,798
Total operating expenses(1)	74,249	123,052	133,293	14,389	22,189

Income (loss) from operations	(42,685)	(90,624)	(103,008)	(6,913)	(2,391)
Net income (loss)	$(65,647)	$(109,522)	$(121,833)	$(11,811)	$(8,229)

Net income (loss) applicable to common stockholders	$(65,946)	$(125,843)	$(139,776)	$(16,172)	$(13,153)

Net loss per share; basic and diluted	$(0.71)	$(1.34)	$(1.49)	$(0.17)	$(0.14)

Shares used in computation of basic and diluted net loss per share	93,128	93,652	93,627	93,649	93,451

(1)	Included within our total operating expenses are the following expense items:

				Three Months Ended
				March 31,

	2001	2002	2003	2003	2004

	(Restated)
				(Unaudited)
Stock-based compensation	$—	$2,639	$14,466	$853	$6,472
Provision for impairment of goodwill	—	52,158	58,621	—	—
Restructuring and asset impairment charges	—	1,809	2,867	—	—
Unusual charges	—	6,036	—	—	—

     The following table presents our summary consolidated balance sheet data as of March 31, 2004.

      The pro forma information reflects:

•	the net issuance of an aggregate of $24.0 million of indebtedness in April 2004, together with the issuance of related warrants;

•	the issuance of shares of our preferred stock in connection with the Restructuring in exchange for $85.7 million of our notes payable, including accrued interest; and

•	the automatic conversion of our outstanding shares of preferred stock into 277,512,098 shares of our common stock upon the completion of this offering.

      The pro forma as adjusted information reflects:

•	the assumption by Kinetic Systems of indebtedness in the amount of $ million and our issuance to Kinetic Systems of shares of our common stock having a value of $ million, based on an assumed initial public offering price of $ per share;

•	our sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and the use of $ million in net proceeds of the offering to repay $ million of our indebtedness outstanding at March 31, 2004 and to repay a $13.0 million note that we issued to Kinetic Systems in connection with the Restructuring; and

•	the cancellation of $15.8 million in issue price of our junior subordinated instruments held by Kinetic Systems.

	March 31, 2004

			Pro Forma
	Actual	Pro Forma	As Adjusted

	(Unaudited)	(Unaudited)	(Unaudited)

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,941
Working capital (deficit)	(31,544)
Total assets	148,728
Long-term debt, less current portion	228,664
Preferred stock	196,148
Total stockholders’ equity (deficit)	(414,843)

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results would suffer. In this case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operations.

Risks Related to Our Business and Industry

Our business depends on semiconductor industry capital spending, which recently experienced an extended and severe downturn, and is characterized by periodic fluctuations that could cause a sudden and significant reduction in demand for our products.

      Our business depends substantially on capital expenditures by semiconductor manufacturers, which, in turn, depend on the current and anticipated market demand for semiconductors. The semiconductor industry has historically been characterized by up and down business cycles, the duration and volatility of which are difficult to predict. The semiconductor industry has experienced periods of overcapacity, resulting in significantly reduced demand for the capital equipment used to manufacture semiconductors. The semiconductor industry recently experienced an extended and severe downturn, and we cannot predict to what degree the industry will recover.

      Our business is significantly impacted by the cyclical nature of the semiconductor industry. We derive substantially all of our revenue from sales to OEMs and their outsource manufacturers, as well as to semiconductor manufacturers, and we anticipate that sales to these customers will continue to account for substantially all of our revenue. Reflecting the recent industry downturn, our revenue declined from $519.1 million in 2000 to $239.0 million in 2001, and from $222.7 million in 2002 to $190.4 million in 2003. We cannot assure you that our revenue and operating results will not be adversely affected in the future due to the cyclical nature of the semiconductor industry.

We have a history of losses and may not become profitable or maintain profitability for any period of time.

      We incurred net losses of $121.8 million, $109.5 million, $65.6 million and $8.2 million for the years ended December 31, 2003, 2002 and 2001 and for the three months ended March 31, 2004, respectively. At March 31, 2004, our accumulated deficit was $309.6 million. Notwithstanding restructurings that we completed in the last two years to reduce operating costs, we have maintained greater capacity than our current level of business demands, and we will also continue to invest in research and development. If our revenue does not increase to, and remain at, higher levels than we experienced in 2003 and the first quarter of 2004, we will not achieve and sustain profitability. If this were to occur, we might be forced to reduce our operating expenses by taking actions not contemplated by our business plans.

Our operating results are likely to continue to fluctuate, which could cause us to miss expectations about these results and would likely cause the trading price of our common stock to decline.

      Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future based on a number of factors related to our industry and the markets for our products. If we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock would likely decline. Some of the important factors that could cause our revenue and operating results to fluctuate from period to period include:

•	changes in customer demand for our products, which are influenced by economic conditions in the semiconductor industry and market acceptance of our products and those of our customers;

•	the timing and size of orders placed by our customers;

•	customer cancellations of previously placed orders and shipment delays;

•	our product sales mix, particularly our ability to continue to transition customers to our process module solutions;

•	pricing pressure from our competitors and our customers;

•	the timing and success of new product introductions and new technologies by our competitors and us;

•	changes in the availability and cost of raw materials, components and subassemblies;

•	the timing and amount of expenses related to obsolescence and disposal of excess inventory;

•	changes in the amount of our investments in research and development; and

•	our completion of additional acquisitions and the incurrence of related integration costs.

      Companies in the semiconductor capital equipment industry experience ongoing pressure to reduce costs. Our customers periodically require us to reduce prices or shorten delivery times. This could significantly impact our operating results from quarter to quarter. These changes often occur quickly and make it difficult for us to predict our revenue and operating results.

      As a result of these factors, our operating results are likely to fluctuate significantly. Accordingly, we believe that period-to-period comparisons of our revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

We derive a substantial portion of our revenue from a small number of customers, and our revenue would likely decline significantly if any of these customers elects not to make, cancels, reduces or defers purchases of our products.

      A relatively small number of customers have historically accounted for a significant portion of our revenue. Our ten largest customers accounted for approximately 87% and 75% of our revenue for the three months ended March 31, 2004 and 2003, respectively, and 76% of our revenue in 2003, 80% in 2002 and 74% in 2001. We anticipate that sales of our products to a relatively small number of customers will continue to account for a significant portion of our revenue. Our agreements with our customers do not contain minimum purchase commitments. As a result, these customers could cease purchasing our products with short notice to us. In some situations, our customers might be able to defer or cancel orders without any penalty, which would likely cause our revenue to decline. Because the number of OEMs in our industry is relatively small, and because many of the largest OEMs are currently our customers, if we were to lose one of these customers, or if a customer were to defer or reduce its purchases of our products, it would be difficult to replace the lost revenue. Furthermore, attempts to lessen the adverse effect of any loss, deferral or reduction in sales through the rapid addition of new customers could be difficult because prospective customers typically require lengthy qualification periods prior to placing volume orders with a new supplier.

We have derived a majority of our revenue from Applied Materials and expect that our operating results will continue to significantly depend on sales to Applied Materials.

      Sales to Applied Materials accounted for approximately 55% and 52% of our revenue for the three months ended March 31, 2004 and 2003, respectively, and 51%, 60% and 52% of our revenue in 2003, 2002 and 2001, respectively. If we were to lose Applied Materials as a customer, or if it were to significantly reduce its purchases from us, our operating results would be seriously harmed.

      In June 2002, we entered into a new supply agreement with Applied Materials for the design and production of gas delivery modules for their equipment. This agreement does not require Applied Materials to make future purchases from us in any minimum amounts, or at all. In addition, Applied Materials may defer delivery of products and may, in some cases, cancel orders without penalty. Under this agreement, we are obligated to achieve price reductions and to further reduce manufacturing cycle times, as well as to make other advances in the efficiency of our manufacturing processes. If we do not perform our obligations under the agreement, Applied Materials may reduce the amount of products that it purchases from us and may have the right to recover damages from us. If we fail to any material extent to satisfy our obligations under our agreement with Applied Materials, if Applied Materials elects not to make purchases from us or if it defers or cancels orders under the agreement, our operating results would likely be seriously harmed. In addition, if satisfying our obligations under the agreement proves more costly than we have anticipated, our operating results would be materially and adversely affected.

Because we are subject to order and shipment uncertainties, any significant changes, cancellations or deferrals could cause our revenue and gross margin to decline.

      Our revenue is difficult to forecast because we generally do not have a material backlog of unfilled orders as a result of the short time frame within which we are required to produce and deliver products to our customers. Most of our revenue in any quarter depends upon customer orders for our products that we receive and fulfill in that quarter. We do not usually obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop non-binding forecasts of the future volume of their orders. Customers may cancel or defer delivery of their orders, change production quantities from forecasted volumes or delay production for reasons beyond our control. Order cancellations or deferrals could cause us to hold inventory for longer than anticipated, which could reduce our gross margin, restrict our ability to fund our operations and cause us to incur unanticipated reductions or delays in revenue. In addition, because many of our costs are fixed in the near term, we could experience deterioration in our gross margin when volumes decline.

The manufacturing of our products is highly complex, and if we are not able to manufacture our products efficiently or to meet the requirements of our customers, our business and operating results would suffer.

      The manufacturing of our products is a highly complex process that uses advanced equipment and software and requires effective management of our supply chain. Through the course of the manufacturing process, our OEM customers may modify module configurations in response to changes in semiconductor manufacturers’ requirements. In order to rapidly respond to these modifications and provide our products to our customers in a timely manner, we must effectively manage our manufacturing and procurement process. In the past, we have from time to time experienced delays in the delivery of our products and missed customer delivery targets. If we fail to meet customer requirements, we could lose customers and our reputation could be damaged, and our business and operating results would suffer.

If OEMs do not elect to outsource gas and chemical delivery for their capital equipment in the form of process modules, our growth would be impeded.

      The growth of our business depends on OEMs continuing to transition to the use of outsourced process modules for gas and chemical delivery. Although OEMs have been purchasing some elements of their capital equipment in the form of process modules for a number of years, including laser sources, power management, vacuum and wafer handling, some have only recently begun outsourcing gas and chemical delivery in the form of process modules. If OEMs do not increase their outsourcing of gas and chemical delivery for their capital equipment in the form of process modules, our growth would be impeded.

We must achieve design wins to retain our existing customers and to obtain new customers.

      New semiconductor capital equipment designed by OEMs typically has a lifespan of several years, and these designs frequently specify which modules, subassemblies and instruments are to be used. Once an OEM chooses these modules, subassemblies and instruments for use in a particular product, the OEM is likely to use that equipment for the life of that product. Accordingly, it is critical that our products are designed into the new equipment of OEMs, which we refer to as a design win, in order to retain existing customers and to obtain new customers. We incur significant research and development and sales expenses with no assurance that our products will ultimately be designed into an OEM’s semiconductor capital equipment. Our operating results and potential growth would be materially and adversely affected if we fail to achieve design wins with leading OEMs. In addition, design wins do not always result in substantial revenue. We believe that OEMs often select their suppliers based on long-term relationships. Accordingly, we may have difficulty achieving design wins from OEMs that are not currently our customers.

An inability to convince semiconductor manufacturers to specify the use of our flow control technology and products to OEMs would harm our operating results.

      Semiconductor manufacturers sometimes direct OEMs to use a specified supplier’s flow control technology and products in the gas delivery module on their equipment. Accordingly, our success will depend, in part, on semiconductor manufacturers specifying that our flow control technology and products be used in the semiconductor capital equipment that they purchase. If semiconductor manufacturers specify our competitors’ flow control technologies and products, our operating results would be harmed.

If semiconductor manufacturers implement large scale production on 300 millimeter diameter wafers more slowly than expected, our operating results could suffer.

      We have invested significant resources to develop products that address the market for 300 millimeter diameter wafer semiconductor equipment. If semiconductor manufacturers implement large scale production on 300 millimeter diameter wafers more slowly than expected, our operating results could suffer. In addition, any delay in large scale adoption of manufacturing based upon 300 millimeter diameter wafers would provide time for other companies to develop and market products that compete with ours, which could harm our competitive position.

If OEMs and semiconductor manufacturers do not transition to module solutions for chemical blending and delivery, our operating results could suffer.

      Historically, chemical delivery has been provided by bulk blending and distribution systems remotely located from the semiconductor capital equipment. OEMs and semiconductor manufacturers have begun to transition chemical blending and delivery to module solutions on or adjacent to the equipment. In the event that the transition to module solutions is not widely accepted or occurs more slowly than we expect, our operating results could suffer.

Our inability to meet any increase in demand could reduce our market share.

      Demand shifts in the semiconductor industry are rapid and difficult to predict, and we may not be able to respond quickly enough to any increase in demand. Our ability to increase sales of our products depends, in part, upon our ability to optimize the use of our manufacturing capacity in a timely manner, to mobilize our supply chain, and, if necessary, expand our manufacturing capacity. If we are unable to respond to rapid increases in demand for our products on a timely basis or to manage any corresponding expansion of our manufacturing capacity effectively, our customers could increase their purchases from our competitors, which would reduce our market share.

If we do not keep pace with developments in the semiconductor industry, and with technological innovation generally, our products may not be competitive.

      Rapid technological innovation in semiconductor manufacturing processes requires the semiconductor capital equipment industry to anticipate or respond quickly to evolving customer requirements and could render our current product offerings obsolete. We believe that our future success will depend upon our ability to develop and provide products that meet the changing needs of our customers, including wafer size transitions, the shrinking of semiconductor geometries and the use of new materials. This requires that we successfully anticipate and respond to technological changes in manufacturing processes in a cost-effective and timely manner. Our inability to develop the technical specifications necessary for new products or enhancements to our existing products or to manufacture and ship these products or enhancements in volume in a timely manner could harm our business prospects and significantly reduce our sales. In addition, if our new products have reliability or quality problems, we may experience reduced orders, higher manufacturing costs, delays in acceptance and payment, additional service and warranty expenses and damage to our reputation. The timely development of new or enhanced products is a complex and uncertain process which requires that we:

•	identify and develop emerging technological trends in the semiconductor industry, including new standards for our products;

•	design innovative and performance-enhancing features that differentiate our products from those of our competitors;

•	accurately identify and design new products to meet market needs;

•	collaborate with OEMs to develop these products on a timely and cost-effective basis;

•	successfully manage development cycles;

•	maintain effective marketing strategies; and

•	respond effectively to technological changes or product announcements by others.

      We must devote resources to research and development to keep pace with the rapidly evolving technologies used in the semiconductor manufacturing process. These innovations are inherently complex. Not only do we need the technical expertise to implement the changes necessary to keep our technologies current, we must also rely on the judgment of our management to anticipate future market trends. If we are not able to predict industry changes in a timely fashion, or if we are unable to modify our products in a timely manner, we would likely lose customers and market share.

The industry in which we participate is highly competitive and rapidly evolving, and if we are unable to compete effectively, our operating results would be harmed.

      Our industry is highly competitive and rapidly evolving. We compete with a number of foreign and domestic suppliers. Our competitors are primarily public companies that compete against us either in critical instruments or the design and manufacturing of semiconductor capital equipment process modules. The largest subsystem and components suppliers, including Advanced Energy Industries, Inc., Entegris, Inc., Helix Technology Corporation, MKS Instruments, Inc. and Mykrolis Corporation, have focused their efforts primarily on other elements of the semiconductor capital equipment process module outsourcing market, namely power management, vacuum and wafer handling. While these competitors have historically not sold their gas and chemical delivery products in the form of process modules, they may choose to do so in the future. When we compete for new business at OEMs that have not yet outsourced their gas and chemical delivery systems, we face competition from subsystem and components suppliers as well as the OEM’s internal engineering group or outsource manufacturers, such as Ultra Clean Holdings, Inc. and Wolfe Engineering, Inc.

      Increased competition has in the past and could in the future result in price reductions, reduced gross margin or loss of market share, any of which would harm our operating results. Competitors may introduce new competitive products for the markets currently served by our products. These products may have better performance, lower prices and broader acceptance than our products. Our potential competitors may have greater name recognition, larger customer bases and greater financial, technical, manufacturing, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their products, and reduce prices to increase market share. Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. Acquisitions may provide our competitors and potential competitors with a competitive advantage over us by enabling them to expand their product offerings and service capabilities to meet a broader range of customer needs. In addition, if one of our customers acquired one of our competitors in order to develop internal solutions for gas and chemical delivery, the loss of that customer could seriously harm our business and operating results. The introduction of new technologies and new market entrants may also increase competitive pressures.

We must maintain a relatively large inventory of components and instruments to support customer delivery requirements, and if this inventory becomes obsolete and we are required to write down our inventory, our operating results would be adversely affected.

      We must maintain a relatively large number of components and instruments in our inventory to meet customer delivery requirements for our gas delivery modules. Our inventory may become obsolete as our customers cease to require these products and as we develop new process modules for our customers. In this regard, we took significant inventory impairment charges for excess and obsolete raw materials and inventory revaluation to the lower of cost or market value during the first quarter of 2002 and the second quarter of 2003, which adversely affected our operating results. Inventory obsolescence could seriously harm our operating results.

Defects in our products could damage our reputation, decrease market acceptance of our technology, cause the unintended release of hazardous materials and result in potentially costly litigation.

      A number of factors, including design flaws, materials failures, contamination in the manufacturing environment, impurities in the materials used, unknown sensitivities to process conditions, such as temperature and humidity as well as equipment failures, may cause our products to contain undetected errors or defects. Problems with our products may:

•	cause delays in product introductions and shipments;

•	result in increased costs and diversion of development resources;

•	cause us to incur increased charges due to unusable inventory;

•	require design modifications;

•	decrease market acceptance or customer satisfaction with these products, which could result in decreased sales and product returns; or

•	result in lower yields for semiconductor manufacturers.

      If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products. This could result in the loss of or impair our ability to attract customers. In addition, we may not find defects or failures in our products until after they are installed in a semiconductor manufacturer’s fabrication facility. We may have to invest significant capital and other resources to correct these problems. Our current or potential customers also might seek to recover from us any losses resulting from defects or failures in our products. We warrant our products’ performance, materials of construction and workmanship for periods of one to five years. If costs from warranty claims exceed our warranty reserves, our results of operations would be negatively impacted. In addition, hazardous materials flow through and are controlled by our products and an unintended release of these materials could result in serious injury or death. Liability claims could require us to spend significant time and money in litigation or to pay significant damages.

We have acquired a number of companies and technologies and plan to continue to evaluate acquisition opportunities and strategic alliances, but we may not be able to integrate our acquisitions successfully or complete future acquisitions or strategic alliances.

      Since December 1998, we have acquired a number of companies and technologies. We must continue to expend significant management and financial resources to successfully integrate the companies and technologies that we acquire. In addition, we may decide to enter into joint ventures or other strategic alliances to further our business strategy. Any future acquisition or strategic alliance would likely require additional resources, including substantial attention from our management team. We may not be successful in integrating our acquired businesses or technologies and may not achieve the anticipated benefits of any future acquisition or strategic alliance. The success of any future acquisitions or alliances will depend in part on our ability to:

•	integrate operations and personnel;

•	retain relationships with existing customers and strategic partners of acquired companies or our alliance partners;

•	retain key employees and management;

•	maintain effective quality controls;

•	integrate the information technology systems of acquired companies or with the systems of our alliance partners;

•	monitor the expanded operations; and

•	control costs and avoid unanticipated expenses.

      We may not be able to acquire companies or technologies or enter into strategic alliances that complement our present business or product offerings. If we identify appropriate target companies or technologies, we may not be able to afford to acquire them or may be otherwise unsuccessful in consummating an acquisition or strategic alliance transaction due to market conditions, competition, failure to agree on terms and other circumstances. Implementation of our growth, acquisition and product enhancement strategy may be delayed or altered as these factors affect our acquisition and development decisions.

      In connection with future acquisitions, we may issue equity securities, incur or assume debt, recognize substantial one-time expenses, incur unforeseen liabilities or create goodwill or other intangible assets that could result in significant future charges for impairment. Parties to whom we issue equity securities in acquisitions may seek to liquidate their ownership following an acquisition, which may lead to a decline in the market price of our common stock. The market price of our common stock may also decline upon announcement of an acquisition or strategic alliance if investors do not view it favorably. Also, potential acquisition opportunities may be for foreign companies or for divisions of larger companies, for which cash is generally a more attractive consideration than securities. The use of cash for these acquisitions may reduce our future financial flexibility.

We have experienced growth in our business in recent periods, particularly during the first quarter of 2004, and we may not be able to manage successfully any future growth that we achieve.

      Our ability to successfully execute our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. Due to the cyclical nature of the semiconductor industry, however, future growth is difficult to predict. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and operating systems and controls and manage expanded operations. The number of people we employ has grown and we expect this number to continue to grow in the near term. We have grown from 1,141 employees as of December 31, 2003 to 1,290 employees as of March 31, 2004. As we grow our business, we will also need to effectively integrate and train these additional employees in order to increase our production while maintaining our product quality. In addition, our revenue increased from $55.6 million for the quarter ended December 31, 2003 to $76.9 million for the quarter ended March 31, 2004. If we do not manage growth properly, our business, operating results and financial condition would be adversely affected.

Our failure to comply with the registration requirements of section 12(g) of the Securities Exchange Act of 1934 could subject us, our officers and directors to an enforcement action brought by the Securities and Exchange Commission that could result in civil fines or criminal penalties.

      Section 12(g) of the Securities Exchange Act of 1934 requires that companies having more than $10 million in assets and more than 500 holders of any class of equity security register as a reporting company under the Securities Exchange Act. We have issued stock options to more than 500 persons and, according to the Securities and Exchange Commission’s interpretation of section 12(g), were required to have registered as a reporting company on or prior to January 31, 2002. Although we will register as a reporting company under the Securities Exchange Act in connection with the completion of this offering, we have failed to so register in a timely manner. Our failure to comply with the registration requirements of section 12(g) of the Securities Exchange Act could subject us, our officers and directors to an enforcement action brought by the Securities and Exchange Commission. If this were to occur, the Securities and Exchange Commission could impose civil fines against us or our officers and directors and criminal penalties against us or our officers and directors if it determines that we willfully violated the Securities Exchange Act, any of which could distract our management from the operation of our business, cause us to be perceived adversely by the investment community or cause our stock price to decline significantly. In addition, the Securities and Exchange Commission could require us to prepare and file all periodic reports that we would have been required to file as a reporting company had we timely registered under the Securities Exchange Act on or prior to January 31, 2002. Preparing and filing these reports would be costly and time-consuming, and could distract our management from the operation of our business, which could negatively impact our business.

We are subject to litigation, and could be subject to future litigation, that could adversely affect our operating results and financial condition.

      We are from time to time subject to litigation or legal claims that could negatively affect us. At this time we are a defendant in a lawsuit in which Alfa Laval Inc., which purchased BioKinetics, Inc., a subsidiary of KGI, in October 2003 for a purchase price of $29.9 million, is alleging, among other things, that we breached representations and warranties in the Stock Purchase Agreement between us and Alfa Laval and acted fraudulently or negligently in accounting for intra-company transactions and disclosing financial information about BioKinetics to Alfa Laval. At this time, Alfa Laval has not specified a dollar amount of its claim, and discovery in this matter has not yet commenced. If the Alfa Laval litigation that is pending against us, or any current or future claim or litigation, is resolved adversely to our interests, our operating results could be materially and adversely affected and our financial condition could be impaired or otherwise adversely affected.

We may be subject to claims of infringement of other parties’ proprietary rights, or to claims that our intellectual property rights are invalid, which could result in significant expense and loss of intellectual property rights.

      We may receive claims that we are infringing third parties’ intellectual property rights. We may also receive claims that our patents or other intellectual property rights are invalid. Our industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. The resolution of any claims of this nature, with or without merit, could be time consuming, result in costly litigation or cause product shipment delays. In the event of an adverse ruling, we might be required to discontinue the use of certain processes, cease the manufacture and sale of infringing products, expend significant resources to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all. The loss of access to any of our intellectual property could harm our business.

      In the process of designing and manufacturing products for our customers, we frequently obtain access to intellectual property relating to their products and manufacturing processes. Similarly, they may be provided with access to intellectual property owned by us. In addition, in working with our customers, we may develop new intellectual property that may have application not only to the processes undertaken for that customer but other customers as well. It is possible that we or our customers may determine or allege that the other has misused intellectual property that is shared between us, and we may disagree with them about the ownership of new intellectual property that we develop. Any such disputes could harm our relations with our customers and impair our ability to use intellectual property that would be valuable to other customers, as well as subject us to the other risks associated with intellectual property disputes.

If we fail to protect our proprietary rights, our competitors may gain access to our technology, which could adversely affect our ability to compete successfully in our markets and harm our operating results.

      We believe that our success depends, in part, upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual procedures with employees and third parties to protect our proprietary rights. If we fail to adequately protect our proprietary rights, our competitors may gain access to our technology. Furthermore, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. As a result, our competitors might offer similar products, which could adversely affect our ability to compete successfully in our market. We also cannot assure you that:

•	our means of protecting our proprietary rights will be adequate;

•	patents will be issued from our currently pending or future applications;

•	our existing patents or any new patents will be sufficient in scope or strength to provide any meaningful protection or commercial advantage to us;

•	any patent or registered trademark owned by us will not be invalidated, circumvented or challenged in the United States or foreign countries;

•	others will not misappropriate our proprietary technologies or independently develop similar technology, duplicate our products or design around any of our patents or our other intellectual property rights; or

•	competitors will not be issued patents that would impede our ability to compete with them.

      We may be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights to establish the validity of our proprietary rights. This litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

We depend upon a limited number of suppliers for some of the components, subassemblies and raw materials used in the manufacturing of our products, which could result in increased costs or delays in the manufacture and sale of our products.

      We rely on outside suppliers to deliver and manufacture some of the components, subassemblies and raw materials used in the manufacturing of our products. We obtain some of these components, subassemblies and raw materials from a limited number of suppliers. Some of these suppliers are also our competitors. Because of our reliance on outside suppliers generally, and a limited number of suppliers in some cases, we may be unable to obtain an adequate supply of required components, subassemblies and raw materials on a timely basis or at a price and on other terms acceptable to us, or at all. Any shortages of required components, subassemblies or raw materials could affect our ability to meet our customers’ needs, which would damage our reputation and could result in the loss of market share or adversely affect our operating results. Moreover, in periods of high demand and scarce supply, we may not be able to pass along any higher costs we incur to our customers in a timely manner or at all, which could adversely impact our gross margins.

Our international operations subject us to operational, financial and political risks.

      We maintain facilities in Ireland, Singapore and South Korea to support our manufacturing and sales and support operations. In addition, we provide service and support through authorized representatives located in Japan, the People’s Republic of China and Taiwan. As we increase our international operations, we will be subject to risks and challenges that we would not otherwise face if we conducted our business only in the United States. These include:

•	compliance with a wide variety of laws and regulations, including taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

•	effectively monitoring geographically dispersed operations;

•	political and economic instability in, or foreign conflicts involving, the countries in which we and our customers are located, causing delays or reductions in orders for our products;

•	difficulties in staffing, managing and training personnel and representatives in foreign countries;

•	reduced protection for intellectual property rights in some countries, particularly in Asia;

•	currency exchange rate fluctuations, which could increase the price of our products in local currencies; and

•	transportation disruptions.

      Any of these factors could harm our existing international operations and business or impair our ability to continue expanding into international markets.

We are subject to a variety of environmental laws and regulations that could cause us to incur significant expenses and may result in costly litigation.

      We are subject to a variety of federal, state, local and foreign environmental laws and regulations relating to the storage, use, discharge, disposal, clean-up of, and human exposure to, hazardous materials. Our operations generate and use materials that are considered hazardous under applicable laws and regulations. Compliance with these or future laws or regulations subjects us to substantial costs and associated risks and penalties for non-compliance. We cannot assure you that violations of these laws and regulations will not occur in the future as a result of our inability to obtain permits, human error, accidents, equipment failure or other causes. If we fail to comply with any present or future laws or regulations, we could be subject to future liabilities or prohibited from selling our products, which would harm our financial condition and operating results. Past violations of environmental laws and regulations have occurred at some of our facilities and we could be subject to enforcement actions, penalties and other liabilities and may be liable for the remediation of soil and groundwater contamination. For example, we are working with the Pennsylvania Department of Environmental Protection to address onsite and offsite groundwater contamination at a facility whose environmental liability we assumed. To date, we have spent approximately $0.2 million in connection with this matter, and believe that we could potentially spend an additional $0.4 million to meet regulatory requirements. In addition, any contamination could migrate offsite, and any resulting personal injuries or property damage could subject us to costly and time-consuming litigation and resulting liabilities.

Our business depends on the continued service of key management and technical personnel on whose knowledge, leadership and technical expertise we rely.

      Our success depends heavily upon the continued contributions of our key management and technical personnel, whose knowledge, leadership and technical expertise would be difficult to replace. Several of these personnel have been with us for a number of years. All of our executive officers and key personnel are employees at-will. We have no contracts with our executive officers and key personnel that contractually commit them to remain in our employ for any period of time, and we do not maintain key person insurance on any of our personnel. In the future, we may need technical personnel experienced in competencies that we do not currently require. Competition for these employees may be intense, and we may not be successful in attracting or retaining these personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees as needed could impair our ability to meet customer and technological demands.

We will incur increased costs as a result of being a public company.

      We will face increased accounting, administrative, legal and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and The Nasdaq Stock Market, have required changes in the corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make legal, accounting and administrative activities more time-consuming and costly. For example, as a result of becoming a public company, we plan to add additional independent directors, create additional committees of our board of directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect to incur substantially higher costs to obtain directors’ and officers’ insurance. We cannot estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by the instruments governing our debt.

      Following the completion of this offering, we will have approximately $70.0 million of outstanding indebtedness. We may be unable to generate cash sufficient to pay the principal of, interest on and other amounts with respect to our indebtedness when due. In addition, the agreements governing our existing debt contain, and those governing our future debt may contain, various covenants that limit our ability to, among other things:

•	incur additional debt;

•	make investments, pay dividends on our capital stock, or redeem or repurchase our capital stock;

•	create liens;

•	sell assets;

•	make acquisitions or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

      Our ability to comply with covenants contained in our existing and future debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with covenants under existing or future debt facilities could result in a default under these debt agreements. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under our other debt instruments that contain cross acceleration or cross-default provisions, which could require us to repay debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, acquisitions and other corporate opportunities that we believe would be beneficial to us.

We may require additional capital to support our business, and this capital may not be available on terms satisfactory to us or at all.

      We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, which include the need to develop new products or enhance existing products, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to secure additional funds through the issuance of equity or convertible debt securities, which could dilute our existing stockholders. In addition, equity and debt financing, however, may not be available when needed or, if available, may not be available on terms satisfactory to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to grow or to respond to business challenges could be significantly limited.

Earthquakes or other disasters may damage our facilities or the facilities of our suppliers, which could result in manufacturing and shipping delays, which could damage our relationships with our customers.

      Our corporate headquarters, some of our manufacturing facilities and many of our suppliers are located in seismically active areas that have experienced earthquakes in the past. For example, we manufacture most of our flow control products at our Yorba Linda, California facility. If an earthquake or other disaster damaged this facility or a facility of one of our suppliers, it could result in manufacturing and shipping delays, which could damage our relationships with our customers. If this were to occur, our operating results could be harmed.

Risks Related to Our Corporate and Debt Restructuring

The market price of our shares could be adversely affected if the beneficiaries of pledges of our shares by KH LLC and Kinetic Systems seek to liquidate our shares to enforce the pledges.

      KH LLC, our sole stockholder prior to this offering, has agreed to pledge all of its shares of our common stock as security for its guarantee of indebtedness of Kinetic Systems that will be outstanding after the offering. In addition, KH LLC may be required to sell pledged shares in an amount up to $40.0 million to cure breaches of certain minimum liquidity or financial covenants under Kinetic Systems’ debt obligations. If Kinetic Systems defaults on the obligations guaranteed by KH LLC, holders of Kinetic Systems’ debt may seek to liquidate the pledged shares of our stock to recover on any defaulted payments, subject to the restriction on transferability of such shares under the lock-up agreements entered into with the underwriters and restrictions on resale under the federal securities laws. In doing so, these creditors may not undertake an orderly distribution of the pledged shares, and this could have a significant adverse affect on the market price of our shares.

      In addition to these pledges and commitments by KH LLC, Kinetic Systems will also pledge all of the common stock we will issue to it concurrent with the completion of the offering as security for the outstanding debt of Kinetic Systems. If an event of default with respect to Kinetic Systems’ debt occurs and the pledged shares of our common stock are sold, the market price of our common stock could decline. Notwithstanding KH LLC’s control of Kinetic Systems and the fact that our Chief Executive Officer, David J. Shimmon, is the Chief Executive Officer of Kinetic Systems, we have no direct control over Kinetic Systems and cannot influence its decisions with respect to activities that may be, or may lead to, an event of default under its debt obligations. Likewise, we would not have any control over the manner in which the collateral that Kinetics Systems has provided to its lenders, including the shares of our common stock, would be used to satisfy the obligations of Kinetic Systems upon occurrence of an event of default. Accordingly, the shares of our common stock that KH LLC and Kinetic Systems have pledged could be sold at any time upon expiration of the lock-up agreements with the underwriters.

Potential corporate tax liabilities could negatively affect our financial results.

      The separation of Kinetic Systems from Celerity was a taxable transaction, measured by the difference between the value of Kinetic Systems at the time of the separation and our basis in Kinetic Systems. We do not believe the transaction will result in any corporate tax liability to us because we anticipate that our calculated basis in Kinetic Systems will be greater than the fair market value of Kinetic Systems. However, the taxing authorities may disagree with our determination of either the tax basis of Kinetic Systems or the valuation of Kinetic Systems, in which case we could be assessed tax in connection with the Restructuring. If the taxing authorities subsequently determine that we should have paid corporate tax as a result of the separation of Kinetic Systems, the taxing authorities may require us to pay tax, interest and penalties, which could adversely affect our financial results.

Our historical financial information may not be representative of our results as a stand-alone company and, therefore, may not be reliable as an indicator of our historical or future results.

      In connection with the Restructuring, we effected the separation of Kinetic Systems from our company through a distribution to KH LLC of all shares of Kinetic System’s capital stock. The historical financial information that we have included in this prospectus, which does not include the results of Kinetic Systems, has been derived from financial statements that consolidated the results of Celerity and Kinetic Systems and may not be indicative of our financial position, operating results, changes in stockholders’ net investment or cash flows in the future. It is also not necessarily indicative of what our financial position, results of operation or cash flows would have been had we been a stand-alone entity for the periods presented. Our historical combined financial statements reflect allocations, primarily with respect to legal, tax, treasury and centralized accounting functions as well as general corporate infrastructure expenses. These allocations may be less than the actual expenses we will incur in the future as a stand-alone company. Our historical combined financial statements do not reflect the significant changes that we expect to occur in the future as a result of our corporate and debt restructuring and this offering, including changes in how we fund our operations, conduct tax planning and manage employee matters.

If Kinetic Systems breaches its obligations under our separation agreements, our financial and operating results could be impaired.

      In connection with our business separation, we may be subject to legal claims stemming from our previous status as the parent corporation of Kinetic Systems. For example, we are a party to a surety facility that was established when Kinetic Systems was one of our subsidiaries that provides bonding capacity for Kinetic Systems, and we may be liable for any payments made by this surety up to an aggregate of $25.0 million. Under our separation agreement with Kinetic Systems, Kinetic Systems and we have agreed to indemnify each other for the liabilities owed or otherwise assumed by each of us pursuant to the separation, which would include Kinetic Systems’ indemnification of us for any liabilities incurred by us in connection with the surety facility. Furthermore, Kinetic Systems has agreed to indemnify us for any historical tax liability, including interest and penalties, relating to Kinetic Systems. We cannot assure you that Kinetic Systems will be capable of honoring its obligations. If Kinetic Systems breaches its obligations to us, or pursues an indemnification claim against us, our financial condition and operating results could be materially and adversely affected.

We will be controlled by KH LLC as long as it owns a majority of our common stock, and our other stockholders will be unable to affect the outcome of stockholder voting during such time.

      After the completion of this offering, KH LLC will beneficially own approximately      % of our outstanding common stock, or approximately      % if the underwriters exercise in full their over-allotment option. As long as KH LLC owns a majority of our outstanding common stock, KH LLC will continue to be able to elect our entire board of directors. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the time that KH LLC owns less than a majority of our outstanding common stock. As a result, KH LLC will be able to control all matters affecting us, including:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	our acquisition or disposition of assets; and

•	our financing.

      In addition, the unitholders agreement that we entered into with Kinetic Systems, KH LLC and certain unitholders of KH LLC provides that certain corporate actions will require the approval of a majority of the members of our board of directors designated by at least two of (1) Behrman Capital III, L.P., which together with its affiliate Strategic Entrepreneur Fund we collectively refer to as Behrman Capital, (2) MidOcean Capital Investors, L.P., or MidOcean Investors, which together with its affiliate MidOcean Celerity Investment Partners, LP, or MidOcean Celerity, we collectively refer to as MidOcean, and (3) Gryphon Partners II, L.P. and Gryphon Partners II-A, L.P., which we collectively refer to as Gryphon Partners, including:

•	certain acquisitions or dispositions of assets; and

•	transfer of securities held by us.

      Furthermore, to the extent that KH LLC continues to own a significant portion of our outstanding common stock, although less than a majority, it will continue to have a significant influence over all matters submitted to our stockholders and to exercise significant control over our business policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. In addition, KH LLC’s significant concentration of share ownership in us could adversely affect the trading price of our common stock to the extent that investors perceive a disadvantage in owning stock in a company with a controlling stockholder.

Our board of directors and management face conflicts of interest because five of our directors and two of our executive officers are directors and officers of Kinetic Systems and because our directors and executive officers, together with their affiliated entities, beneficially own an aggregate of 66% KH LLC and, as a result, the same percentage of Kinetic Systems.

      There are a number of direct and indirect relationships among our company and Kinetic Systems, including:

•	A majority of our board of directors upon the completion of the offering, Messrs. Matthes, Ott, Schiff, Mandaric and Shimmon, are also members of the board of directors of Kinetic Systems. Behrman Capital appointed Mr. Matthes to our board of directors, MidOcean appointed Mr. Schiff to our board of directors and Gryphon Partners appointed Mr. Ott to our board of directors. In addition, Behrman Capital will appoint

Mr. Mandaric and each of MidOcean and Gryphon Partners will appoint an additional independent director to our board upon the completion of this offering. Messrs. Mandaric, Matthes, Ott, Schiff and Shimmon, together with Behrman Capital, MidOcean and Gryphon Partners, beneficially own approximately 66% of KH LLC, which is the sole stockholder of both Kinetic Systems and us. Please see “Principal Stockholders” for a more detailed description of our share ownership.

•	Mr. Shimmon will be the Chairman and Chief Executive Officer of Kinetic Systems, and Mr. Goodman will be the General Counsel of Kinetic Systems. We expect that Messrs. Shimmon and Goodman will spend approximately 20% of their time participating in matters relating to the business of Kinetic Systems and approximately 80% of their time participating in matters relating to our business.

•	KH LLC and Kinetic Systems have each pledged shares of our common stock to support Kinetic Systems’ obligations to its lenders.

•	Behrman Capital, MidOcean, Gryphon Partners and Mr. Shimmon have each guaranteed repayment of obligations that may be incurred by Kinetic Systems’ surety company.

      These relationships may create conflicts of interest among some members of our board of directors and management in dealing with decisions that have different implications for our company and Kinetic Systems, including conflicts of interest that may occur, or may already exist, in matters such as the following:

•	matters related to our business separation, including indemnification with respect to taxes and other matters governed by our separation agreements with Kinetic Systems and support services among us and Kinetic Systems pursuant to our management services agreement;

•	KH LLC’s ability to delay or prevent an acquisition, merger or other transaction even if the transaction would benefit our other stockholders.

The separation agreements that we have with Kinetic Systems and the other terms of the Restructuring may be less favorable to us than would be the case if they had been negotiated between independent parties.

      The separation agreements between Kinetic Systems and us were established when Kinetic Systems was our wholly owned subsidiary, and, as such, Kinetic Systems and we were not independent of one another in entering into these agreements and completing the Restructuring. The allocation of assets and liabilities between Kinetic Systems and us may not reflect the allocation that would have been reached by two unaffiliated parties. Had these agreements and the other terms of the Restructuring been negotiated with unaffiliated third parties, they might have been more favorable to us.

Risks Related to this Offering

The trading price of our common stock is likely to be volatile, and you may not be able to sell your shares at or above the initial public offering price.

      The trading prices of securities of technology companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors that are likely to affect the trading price of our common stock include:

•	market conditions in the semiconductor and the semiconductor capital equipment industries and the economy as a whole;

•	variations in our operating results;

•	announcements of technological innovations, new products or product enhancements, strategic alliances, acquisitions or significant agreements by us or by our competitors;

•	departure of key personnel;

•	the gain or loss of significant orders or customers; and

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts who publish research regarding our common stock.

      In addition, if the market for technology stocks or the stock market in general experiences a loss in investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results and financial condition. The trading price of our common stock also may decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. General political or economic conditions, such as a recession or fluctuations in interest and currency rates, could also cause the trading price of our common stock to decline.

There has been no prior market for our common stock and a public market for our stock may not develop or be sustained, which could make it more difficult for you to sell your stock.

      Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade subsequent to the completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

Future sales of shares held by KH LLC and Kinetic Systems could cause our stock price to decline.

      If KH LLC or Kinetic Systems sell, or are perceived to sell, substantial amounts of our common stock in the public market following this offering, the trading price of our common stock could decline. After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, none of the shares of our common stock held by KH LLC will be eligible for sale in the public market unless they are registered. These shares will become salable pursuant to Rule 144 on April 9, 2005 and will be subject to volume limitations under Rule 144 of the Securities Act. In addition, Kinetic Systems has entered into a 180-day lock-up agreement with respect to the shares of our common stock it will receive in connection with this offering. Additionally, these shares will not be salable pursuant to Rule 144 until the first anniversary of the date of issuance. Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, may, in their sole discretion, permit KH LLC or Kinetic Systems to sell shares prior to the expiration of its lock-up agreement.

      KH LLC has agreed to use commercially reasonable efforts to cause Kinetic Systems to sell shares of our common stock in order to repay the $                     million of debt that we will assign to Kinetic Systems in connection with this offering. Thereafter KH LLC has agreed to use commercially reasonable efforts to sell a sufficient number of our shares that it holds to repay preferred interests issued by KH LLC. An aggregate of $86.0 million of such preferred interests of KH LLC were outstanding immediately following the Restructuring and KH LLC may be required to issue an additional $                     million of such interests. These preferred interests were issued to holders of our debt who agreed in the Restructuring to contribute their debt to KH LLC in exchange for these interests. Following these sales, which could occur at any time following the expiration of the lock-up agreements with the underwriters, it is the intention of the members of KH LLC to distribute shares of our common stock to the members of KH LLC. Once the shares have been distributed, the former members of KH LLC will have registration rights that will require us to register the resale of the shares that they hold. See “Shares Eligible for Future Sale” for more information regarding shares of our common stock that may be sold by KH LLC and Kinetic Systems after the closing of this offering.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

      The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock after this offering. Therefore, based on an assumed initial public offering price of $           per share, if you purchase our common stock in this offering, you will suffer immediate and substantial dilution of approximately $           per share. If outstanding options and warrants to purchase our common stock are exercised, you will experience additional dilution.

Provisions of our certificate of incorporation and bylaws or Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and therefore depress the trading price of our common stock.

      Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	authorize the issuance of “blank check” preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	eliminate cumulative voting in the election of directors, which would allow less than a majority of our stockholders to elect director candidates; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

      In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. For a further description of these anti-takeover provisions, see “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative or plural of these words and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and the markets in which we operate. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.” We undertake no obligation to publicly update or review any forward-looking statement after the date of this prospectus whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

      We estimate that our net proceeds from this offering will be approximately $           million, at an assumed initial public offering price of $           per share, after deducting the estimated underwriting discount and estimated offering expenses.

      The principal purposes of this offering are to repay outstanding debt, obtain additional capital, establish a public market for our common stock and facilitate our future access to public capital markets. In accordance with agreements that we entered into in connection with the Restructuring, we have agreed that we will retain $65.0 million of the offering proceeds for working capital purposes and the balance of the net proceeds will be used to repay indebtedness. We will apply approximately $54.3 million to the payment of our term loan and revolving credit facility, $10.6 million to the payment of the note held by USFilter and $13.0 million to the payment of our note to Kinetic Systems, which will repay each of these debt obligations in full. We will apply the $                     million balance of the net proceeds to the partial prepayment of our second lien notes and senior subordinated notes. The dollar amounts of debt being repaid are based on the respective amounts of the indicated classes of indebtedness outstanding at March 31, 2004.

      The interest and maturity rates of the debt we will repay with the proceeds of this offering are as follows:

•	Term loan has an interest rate of Eurodollar rate plus 5.0% and a maturity date of December 31, 2005;

•	Revolving credit facility has an interest rate of Eurodollar rate plus 5.0% and a maturity date of February 28, 2006;

•	USFilter Note has an interest rate of 15.0% and a maturity date of January 3, 2005;

•	Kinetic Systems Note has an interest rate of Eurodollar rate plus 5.0% and a maturity date of the earlier of April 9, 2009 and six months following repayment of our senior subordinated notes;

•	Second lien notes have an interest rate of LIBOR plus 10.0% and a maturity date of August 25, 2006; $ million of these notes are held by funds managed by Tennenbaum Capital Partners, or TCP, and funds managed by affiliates of Ares Partners Management Company LLC, or Ares, each of which beneficially owns more than 5% of KH LLC; and

•	Senior subordinated notes have an interest rate of 12.5% and a maturity date of August 25, 2006; all of these notes are held by MidOcean, Behrman Capital, Gryphon Partners, TCP and Ares, each of which beneficially owns more than 5% of KH LLC.

      We will apply an aggregate of $           million of the net proceeds of the offering to repay indebtedness held by entities that beneficially own 5% or more of KH LLC. Please see “Principal Stockholders” for a more detailed description of the ownership interest in KH LLC of those entities identified as holding a 5% or greater interest in KH LLC who are receiving repayments of debt with the proceeds of this offering.

      Following the application of the net proceeds of this offering and the assumption by Kinetic Systems of a portion of our debt equal to the value (based upon the initial offering price) of the shares of our common stock we will issue to Kinetic Systems concurrently with the completion of the offering, we will have an aggregate of $70.0 million in principal amount of second lien notes and senior subordinated notes outstanding.

      A portion of the proceeds that we will retain for working capital may be used to fund possible investments in, or acquisitions of, complementary businesses, products or technologies. Currently, there are no commitments or agreements regarding any such investments or acquisitions. Pending their ultimate use, we intend to invest the net proceeds to us from this offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

      Other than in connection with the Restructuring, we have never declared or paid any dividends on our capital stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board deems relevant. Our debt agreements contain restrictions on our ability to pay dividends.

CAPITALIZATION

      The following table shows our capitalization as of March 31, 2004. Our capitalization is presented (1) on an actual basis, (2) on a pro forma basis to reflect (A) the net issuance of an aggregate of $24.0 million of indebtedness in April 2004, (B) the issuance of shares of our preferred stock in connection with the Restructuring in exchange for $85.7 million of our notes payable, including accrued interest, as of March 31, 2004, (C) the recapitalization of 771,226 shares of our Series A preferred stock and 1,792,035 shares of Series A-1 preferred stock into warrants and (D) the automatic conversion of the outstanding shares of our preferred stock into 277,512,098 shares of our common stock upon the closing of this offering and (3) on a pro forma as adjusted basis to reflect (A) the assumption by Kinetic Systems of indebtedness in the amount of $           million and our issuance to Kinetic Systems of                      shares of our common stock having a value of $           million, based on an assumed initial offering price of $           per share, (B) our sale of                      shares of our common stock in this offering at an assumed initial public offering price of $           per share, after deducting the estimated underwriting discount and estimated offering expenses, (C) the use of approximately $           million in net proceeds from the offering to repay indebtedness and (D) the cancellation upon completion of this offering of the $15.8 million in issue price of our junior subordinated instruments that were originally issued to certain of our investors in June 2003 and were conveyed to Kinetic Systems as part of the Restructuring.

	March 31, 2004

			Pro forma
	Actual	Pro forma	As Adjusted

	(Unaudited)	(Unaudited)	(Unaudited)

	(In thousands, except share
	and per share data)
Total debt	$257,302	$	$
Redeemable convertible preferred stock:
Series A, $0.0001 par value per share; 30,178,886 shares authorized, 856,951 shares issued and outstanding, actual; 856,951 shares authorized, no shares issued and outstanding, pro forma; no shares authorized, issued and outstanding, pro forma as adjusted	6,005	—
Series A-1, $0.0001 par value per share; 30,178,886 shares authorized, 24,162,189 shares issued and outstanding, actual; 35,000,000 shares authorized, no shares issued and outstanding, pro forma; no shares authorized, issued and outstanding, pro forma as adjusted	123,300	—
Series B-1, $0.0001 par value per share; 20,000,000 shares authorized, 16,276,747 shares issued and outstanding, actual; 23,000,000 shares authorized, no shares issued and outstanding, pro forma; no shares authorized, issued and outstanding, pro forma as adjusted	66,843	—

	March 31, 2004

			Pro forma
	Actual	Pro forma	As Adjusted

	(Unaudited)	(Unaudited)	(Unaudited)

	(In thousands, except share
	and per share data)
Preferred stock, $0.0001 par value per share; no shares authorized, issued and outstanding (actual and pro forma); 5,000,000 shares authorized, no shares issued and outstanding (pro forma as adjusted)	—
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share; 500,000,000 shares authorized, 93,449,395 shares issued and outstanding, actual; 700,000,000 shares authorized, 370,961,493 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	9
Advances to Kinetic Systems	(255,446)
Additional paid in capital	184,788
Stockholder note receivable	(4,000)
Deferred stock-based compensation	(30,556)
Accumulated deficit	(309,638)
Accumulated other comprehensive income (loss)	—

Total stockholders’ equity (deficit)	$(414,843)	$—	$

      The number of shares of our common stock shown as issued and outstanding in the table above excludes:

•	89,089,941 shares of common stock subject to warrants outstanding at March 31, 2004, having a weighted average exercise price of $0.50 per share;

•	67,446,918 shares of common stock subject to options outstanding at March 31, 2004 issued under our 2000 Stock Option Plan, having a weighted average exercise price of $1.09 per share;

•	4,805,424 shares of common stock subject to options outstanding at March 31, 2004 issued under our 2002 Stock Option Plan B, having a weighted average exercise price of $3.00 per share; and

•	shares of common stock available for issuance under our 2004 Equity Incentive Plan.

      In addition, subsequent to March 31, 2004, we issued warrants to purchase                      shares of our common stock, and the number of shares of our common stock subject to outstanding options was reduced by                      shares due to employee attrition.

      In connection with the separation of Kinetic Systems from our company as part of the Restructuring, in order to preserve the intrinsic value of the options issued under our 2000 Stock Option Plan and our outstanding warrants, the number of shares subject to these options and warrants was increased and the exercise prices of these options and warrants were decreased. As a result, the 67,446,918 shares of common stock subject to options outstanding immediately prior to the completion of the Restructuring issued under our 2000 Stock Option Plan, having a weighted average exercise price of $1.09 per share, became 82,252,339 shares of common stock subject to outstanding options having a weighted average exercise price of $0.89 per share. In addition, the 135,369,650 shares of common stock subject to warrants outstanding immediately prior to the completion of the Restructuring, having a weighted average exercise price of $0.42 per share became 165,084,940 shares of common stock subject to outstanding warrants having a weighted average exercise price of $0.35 per share. All options issued under our 2002 Stock Option Plan B were cancelled pursuant to their terms in connection with the Restructuring.

      Please read the capitalization table together with the sections of this prospectus entitled “Selected Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

DILUTION

      Our pro forma net tangible book value as of March 31, 2004 was approximately $           million, or $           per share of our common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on March 31, 2004 and reflects (1) the Restructuring and (2) the automatic conversion of our outstanding shares of preferred stock into 277,512,098 shares of our common stock upon the completion of this offering.

      Without taking into account any changes in pro forma net tangible book value after March 31, 2004, other than to give effect to the sale of            shares of our common stock offered by us at an assumed initial public offering price of $           per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2004 would have been approximately $           million, or $           per share of our common stock. This amount represents an immediate increase in pro forma net tangible book value of $           per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $           per share to new investors purchasing shares in this offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2004
Increase per share attributable to new investors

Pro forma net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors	$

      The following table summarizes, as of April 9, 2004 on the pro forma basis described above, the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering at an assumed initial public offering price of $           per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses. The table also reflects the value of shares of our Series A and Series A-1 preferred stock we issued in connection with our acquisition of Poly Concepts, Inc. in May 2002, as these shares were not issued for cash consideration.

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	370,036,830	%	$485,597,975	%	$1.31
Common stock to be issued upon conversion of preferred stock issued in connection with the acquisition of Poly Concepts	924,663		1,754,010		1.90

Subtotal	370,961,493		487,351,986		1.31
New investors

Total		100.0%		100.0%

      The above information excludes:

•	89,089,941 shares of common stock subject to warrants outstanding at March 31, 2004, having a weighted average exercise price of $0.52 per share;

•	67,446,918 shares of common stock subject to options outstanding at March 31, 2004 issued under our 2000 Stock Option Plan, having a weighted average exercise price of $1.09 per share;

•	4,805,424 shares of common stock subject to options outstanding at March 31, 2004 issued under our 2002 Stock Option Plan B, having a weighted average exercise price of $3.00 per share; and

•	shares of common stock available for issuance under our 2004 Equity Incentive Plan.

      In addition, subsequent to March 31, 2004, we issued warrants to purchase                      shares of our common stock, and the number of shares of our common stock subject to outstanding options was reduced by                      shares due to employee attrition.

      In connection with the separation of Kinetic Systems from our company as part of the Restructuring, in order to preserve the intrinsic value of the options issued under our 2000 Stock Option Plan and our outstanding warrants, the number of shares subject to these options and warrants was increased and the exercise prices of these options and warrants were decreased. As a result, the 67,446,918 shares of common stock subject to options outstanding immediately prior to the completion of the Restructuring issued under our 2000 Stock Option Plan, having a weighted average exercise price of $1.09 per share, became 82,252,339 shares of common stock subject to outstanding options having a weighted average exercise price of $0.89 per share. In addition, the 135,369,650 shares of common stock subject to warrants outstanding at immediately prior to the completion of the Restructuring, having a weighted average exercise price of $0.42 per share, became 165,084,940 shares of common stock subject to outstanding warrants having a weighted average exercise price of $0.35 per share. All options issued under our 2002 Stock Option Plan B were cancelled pursuant to their terms in connection with the Restructuring.

      The following table summarizes, as of April 9, 2004, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid or to be paid to us by existing and new investors assuming that all options and warrants outstanding as of April 9, 2004 were exercised.

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	370,036,830		$485,597,975		$1.31
Common stock to be issued upon conversion of preferred stock issued in connection with the acquisition of Poly Concepts	924,663		1,754,010		1.90
Option holders	82,252,339		73,253,511		0.89
Warrant holders	165,084,940		57,051,875		0.35

Subtotal	618,298,742		617,657,372		1.00
New Investors

SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

      The selected combined and consolidated financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for each of the periods in the three years ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations for the three months ended March 31, 2003 and 2004 and the consolidated balance sheet data as of March 31, 2004 have been derived from our unaudited condensed consolidated financial statements and related notes, which are included elsewhere in this prospectus.

      The combined and consolidated statements of operations data for the years ended December 31, 1999 and 2000 has been combined to present more meaningful information on a comparative annual basis. The unaudited combined and consolidated statement of operations data for the year ended December 31, 1999 is derived by combining the statement of operations data for the period January 1, 1999 through April 28, 1999 with the data for the period from April 29, 1999 through December 31, 1999. The unaudited combined and consolidated statement of operations data for the year ended December 31, 2000 is derived by combining the statement of operations data for the period from January 1, 2000 through August 30, 2000 with the data for the period from August 31, 2000 through December 31, 2000. The unaudited balance sheet data for 1999, 2000 and 2001 is derived from our unaudited financial statements not appearing in this prospectus and have been prepared on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

      The combined and consolidated financial results for the years ended December 31, 1999, 2000 and 2001 have been restated to reflect the distribution of two capital equipment manufacturing entities from Kinetic Systems to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” for a description of acquisitions during the periods presented below that may impact period to period comparability of the data presented, and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of other items or events that may impact period to period comparability.

	Jan. 1,	Apr. 29,	Jan. 1,	Aug. 31				Three Months
	1999	1999	2000	2000				Ended
	through	through	through	through	Year Ended	Year Ended	Year Ended	March 31,
	Apr. 28,	Dec. 31	Aug. 30	Dec. 31	Dec. 31,	Dec. 31,	Dec. 31,
	1999	1999	2000	2000	2001	2002	2003	2003	2004

	(Restated)	(Restated)	(Restated)		(Restated)
				(Restated)				(Unaudited)

	(in thousands, except per share data)
Statements of Operations Data:
Revenue	$42,647	$198,349	$313,727	$205,358	$239,037	$222,709	$190,355	$44,020	$76,873
Cost of sales(1)	31,823	178,056	251,688	172,080	207,473	190,281	160,070	36,544	57,075

Gross margin	10,824	20,293	62,039	33,278	31,564	32,428	30,285	7,476	19,798
Operating expenses:
Selling, general and administrative(1)	10,347	22,109	28,187	14,297	42,678	44,117	43,145	9,960	11,878
Research and development(1)	2,282	8,439	5,918	3,165	9,947	9,161	7,255	1,546	2,468
Amortization of goodwill and other intangible assets	1,879	5,514	7,769	5,110	18,132	3,065	2,256	778	136
Stock-based compensation	—	—	—	—	—	2,639	14,466	853	6,472
Provision for impairment of goodwill	—	—	—	—	—	52,158	58,621	—	—
Depreciation and amortization	294	1,828	1,764	1,122	3,492	4,067	4,683	1,252	1,235
Restructuring and asset impairment charges	—	—	—	—	—	1,809	2,867	—	—
Unusual charges	—	7,202	—	9,348	—	6,036	—	—	—

Income (loss) from operations	(3,978)	(24,799)	18,401	236	(42,685)	(90,624)	(103,008)	(6,913)	(2,391)
Interest expense	(109)	(85)	(775)	(12,402)	(41,825)	(41,251)	(39,173)	(11,289)	(13,106)
Interest income from Kinetic Systems	—	—	—	6,814	21,234	23,481	20,904	6,457	7,296
Other income (expense), net	(78)	1,594	22	1,714	(2,245)	(559)	(38)	8	72

Income (loss) before taxes	(4,165)	(23,290)	17,648	(3,638)	(65,521)	(108,953)	(121,315)	(11,737)	(8,129)
Provision for income taxes	148	151	6,535	769	126	569	518	74	100

Net income (loss)	(4,313)	(23,441)	11,113	(4,407)	(65,647)	(109,522)	(121,833)	(11,811)	(8,229)
Deemed non-cash dividend	—	—	—	—	—	6,255	—	—	—
Preferred stock accrued dividends	—	—	—	—	299	10,066	17,943	4,361	4,924

Net income (loss) applicable to common stockholders	$(4,313)	$(23,441)	$11,113	$(4,407)	$(65,946)	$(125,843)	$(139,776)	$(16,172)	$(13,153)

Net income (loss) per share; basic and diluted				$(0.05)	$(0.71)	$(1.34)	$(1.49)	$(0.17)	$(0.14)

Shares used in computation of basic and diluted net income (loss) per share				92,109	93,128	93,652	93,627	93,649	93,451
Pro forma net income (loss) per share; basic and diluted				$(0.04)	$(0.63)	$(0.85)	$(0.62)	$(0.11)	$(0.05)

Shares used in computation of basic and diluted pro forma net income (loss) per share				100,442	102,379	126,712	193,084	143,911	275,802

(1) Amounts exclude stock- based compensation as follows:
Cost of sales				$—	$—	$68	$770	$19	$362
Selling, general and administrative				—	—	2,534	13,281	823	5,915
Research and development				—	—	37	415	11	195

Total				$—	$—	$2,639	$14,466	$853	$6,472

						Three Months
						Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

	(Restated)	(Restated)	(Restated)
						(Unaudited)

	(in thousands, except per share data)
Statements of Operations Data:
Revenue	$240,996	$519,085	$239,037	$222,709	$190,355	$44,020	$76,873
Cost of sales(1)	209,879	423,768	207,473	190,281	160,070	36,544	57,075

Gross margin	31,117	95,317	31,564	32,428	30,285	7,476	19,798
Operating expenses:
Selling, general and administrative(1)	32,456	42,484	42,678	44,117	43,145	9,960	11,878
Research and development(1)	10,721	9,083	9,947	9,161	7,255	1,546	2,468
Amortization of goodwill and other intangible assets	7,393	12,879	18,132	3,065	2,256	778	136
Stock-based compensation	—	—	—	2,639	14,466	853	6,472
Provision for impairment of goodwill	—	—	—	52,158	58,621	—	—
Depreciation and amortization	2,122	2,886	3,492	4,067	4,683	1,252	1,235
Restructuring and asset impairment charges	—	—	—	1,809	2,867	—	—
Unusual charges	7,202	9,348	—	6,036	—	—	—

Income (loss) from operations	(28,777)	18,637	(42,685)	(90,624)	(103,008)	(6,913)	(2,391)
Interest expense	(194)	(13,177)	(41,825)	(41,251)	(39,173)	(11,289)	(13,106)
Interest income from Kinetic Systems	—	6,814	21,234	23,481	20,904	6,457	7,296
Other income (expense), net	1,516	1,736	(2,245)	(559)	(38)	8	72

Income (loss) before taxes	(27,455)	14,010	(65,521)	(108,953)	(121,315)	(11,737)	(8,129)
Provision for income taxes	299	7,304	126	569	518	74	100

Net income (loss)	(27,754)	6,706	(65,647)	(109,522)	(121,833)	(11,811)	(8,229)
Deemed non-cash dividend	—	—	—	6,255	—	—	—
Preferred stock accrued dividends	—	—	299	10,066	17,943	4,361	4,924

Net income (loss) applicable to common stockholders	$(27,754)	$6,706	$(65,946)	$(125,843)	$(139,776)	$(16,172)	$(13,153)

Net income (loss) per share; basic and diluted	$—	$—	$(0.71)	$(1.34)	$(1.49)	$(0.17)	$(0.14)

Shares used in computation of basic and diluted net income (loss) per share	—	—	93,128	93,652	93,627	93,649	93,451

(1)	Amounts exclude stock-based compensation as follows:

Cost of sales	$—	$—	$—	$68	$770	$19	$362
Selling, general and administrative	—	—	—	2,534	13,281	823	5,915
Research and development	—	—	—	37	415	11	195

Total	$—	$—	$—	$2,639	$14,466	$853	$6,472

						As of
	As of December 31,					March 31,

	1999	2000	2001	2002	2003	2004

	(Restated)	(Restated)	(Restated)			(Unaudited)

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,836	$8,242	$35,147	$19,808	$7,851	$8,941
Working capital (deficit)	40,477	50,244	51,117	11,411	(20,207)	(31,544)
Total assets	263,447	456,946	257,986	230,609	127,266	148,728
Long-term debt, less current portion	13,167	273,442	274,825	240,917	230,177	228,664
Preferred stock	—	—	58,515	151,743	186,299	196,148
Total stockholders’ equity (deficit)	122,707	(90,377)	(157,042)	(282,553)	(396,064)	(414,843)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and operating results should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

      We are a leader in the design and production of high-performance gas and chemical delivery process modules that are integral to the equipment used in manufacturing semiconductors. We combine our innovative technology in the fields of flow control, concentration management, particle characterization and temperature control with a broad range of services for the development, design, prototyping, engineering, manufacturing and testing of process modules. Combined, our technology and services enable us to deliver highly flexible and configurable product solutions to our customers, which principally consist of OEMs and semiconductor manufacturers.

Corporate History

      We were incorporated in 1999 to facilitate the acquisition of KGI from USFilter in the 2000 Buy-Out. In connection with the 2000 Buy-Out, we acquired, and subsequently expanded, two groups of companies that operate different businesses: (1) high-performance gas and chemical delivery process module design and manufacturing for OEMs and semiconductor manufacturers; and (2) turnkey process systems and operating services for electronics, biotechnology and pharmaceutical manufacturers. The process module business is the business in which we are currently engaged, and the turnkey process systems business was conducted through our former operating subsidiary Kinetic Systems.

      As part of our strategy to expand our breadth of products and services, our predecessor company and we acquired six companies between June 1998 and February 2001, which acquisitions, among other things, augmented our expertise in flow control technology. In May 2002 we acquired Poly Concepts, Inc., a designer and manufacturer of chemical delivery modules. In addition, through a February 2001 joint venture, we have a 49% non-controlling interest in Kinetics Japan K.K., which provides customer support for our products to the Japanese electronics industry.

      In April 2004, we completed the Restructuring in which we (1) became a wholly owned subsidiary of KH LLC, (2) effected the separation of Kinetic Systems from our company through a distribution to KH LLC of all shares of Kinetic Systems’ capital stock, (3) raised working capital through the issuance of additional indebtedness and (4) restructured certain of our debt obligations. We expect to recognize significant cash and noncash charges in the quarter ended June 30, 2004 and significant noncash charges thereafter in connection with the Restructuring.

      For the purpose of providing for an orderly transition for the Restructuring, we entered into various separation agreements with Kinetic Systems in April 2004. We do not expect that the transitional and cost sharing provisions of the separation agreements will have a material impact on our financial statements, except for potential borrowings by Kinetic Systems under the revolving credit facility that we established in connection with the Restructuring. This facility expires upon completion of this offering.

      We effected the Restructuring to provide greater strategic focus to our business, reduce our outstanding indebtedness, facilitate our access to the public capital markets and enable us to provide better incentives for our employees that are more directly linked to the performance of our business. For additional detail regarding our reasons for the Restructuring, see “Summary — Corporate History and Restructuring.”

Key Factors Affecting Our Business

      Cyclicality of Semiconductor Industry. Because our products serve the highly cyclical semiconductor industry, our business is subject to fluctuations that have resulted in significant variations in revenue, expenses and results of operations for the periods presented. After a period of rapid growth through 2000, the semiconductor capital equipment industry experienced a substantial reduction in spending in the 2001 to 2003 timeframe, which caused demand for our products to decline significantly. As a result, our revenue decreased from $519.1 million in 2000 to $190.4 million in 2003, and our revenue is likely to continue to fluctuate in future periods. In response to the prolonged downturn and as part of our ongoing cost reduction measures, we implemented operational restructurings in 2002 and 2003, reduced our discretionary spending and consolidated certain of our operational facilities. While we expect that these cost reduction measures and the recovery of the semiconductor capital equipment industry will positively affect our gross margins in future periods, factors that could cause our gross margins to be negatively impacted include, but are not limited to, the following:

•	continued product delivery cycle time reduction and life cycle cost reduction requirements from our customers;

•	our ability to successfully and timely complete product development and qualification programs for our products with our key OEM and semiconductor manufacturing customers;

•	increased levels of excess and obsolete inventory, either due to market conditions, the introduction of new products by our competitors or our decision to discontinue certain product lines;

•	increased raw material costs; and

•	warranty costs in excess of historical rates and our expectations.

      We believe that our expected near-term growth in revenue will largely be a function of improved conditions in the semiconductor capital equipment market as well as transitions to new technologies and the increasing complexity of semiconductor manufacturing. Our ability to take advantage of these factors, especially during periods of changing customer demand, will depend, in part, on our ability to continue to develop and introduce new technologies and products that provide superior performance, reduce life cycle costs and enable our customers to provide better lead times to their customers. If market conditions continue to improve, we may encounter difficulties in ensuring that our supply chain maintains or builds capacity as required to meet demand.

      Customer Concentration. We sell our products primarily to leading OEMs and semiconductor manufacturers. We also market and sell our products to equipment manufacturers in a variety of other industries, including flat panel displays, fiber optics, fuel cells and MEMS devices, as well as certain industrial vacuum, environmental and analytical applications. Because there are a relatively small number of leading OEMs and semiconductor manufacturers, a small number of customers have historically accounted for a significant portion of our revenue. Our ten largest customers accounted for approximately 87% of our revenue for the three months ended March 31, 2004, 76% of our revenue in 2003, 80% in 2002 and 74% in 2001. We believe that sales to a limited number of customers will continue to account for most of our revenue. Because the lead-time for the majority of our products ranges from two to six weeks, we generally have limited backlog and therefore we rely upon orders that are booked and shipped in the same quarter for a majority of our revenue.

      Our success significantly depends upon our relationship with Applied Materials, which accounted for approximately 55% of our revenue for the three months ended March 31, 2004, 51% of our revenue in 2003, 60% in 2002 and 52% in 2001. In June 2002, we entered into a new supply agreement, following the expiration of an agreement entered into in 1999, with Applied Materials for the design and production of gas delivery modules for their equipment. Under this agreement, the term of which runs through 2005, we are obligated to provide price reductions and further reduce manufacturing cycle times, as well as to make other advances in the efficiency of our manufacturing processes. It does not impose any minimum purchase requirements on Applied Materials.

      Industry Acceptance of Process Module Solutions. The delivery of complete gas and chemical delivery modules allows us to provide what we believe is a superior performance product solution to our customers. Providing complete process modules enables us to capitalize on our research and development investment, enhance supply chain relationships and further improve the efficiency of our manufacturing operations, which together can lower our overall costs. In addition, we believe that providing complete process modules enables us to provide our higher value technology in our customers’ gas and chemical delivery systems. Our success will be impacted by the extent to which OEMs and semiconductor manufacturers continue to collaborate with us to design and provide process module products for their gas and chemical delivery requirements.

Basis of Presentation

      Our consolidated financial statements in this prospectus include the assets, liabilities, operating results and cash flows of our business after giving effect to the separation of Kinetic Systems from our company through the distribution of Kinetic Systems’ capital stock to KH LLC and do not include the assets, liabilities, operating results and cash flows of Kinetic Systems. The consolidated financial information included in this prospectus may not necessarily reflect our consolidated financial position, operating results, changes in stockholders’ equity, and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented.

Fiscal Year

      We have a 52- or 53-week year that ends on Friday in December nearest to the last day of December. Each of our fiscal years ended December 28, 2001, December 27, 2002 and December 26, 2003 were 52-week years, while our fiscal year ending December 31, 2004 will have 53 weeks. For purposes of financial statement presentation, each year and quarter is described as having ended on the 30th or 31st, as applicable.

Critical Accounting Estimates

      The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements, which we discuss under the heading “Results of Operations” below. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include inventory valuation, which impacts gross margin; warranty reserve, which impacts gross margin; assessment of recoverability of goodwill, which impacts goodwill impairments; assessment of recoverability of long-lived assets, which impacts income from operations when we impair assets or accelerate their depreciation; valuation of financial instruments; and stock option accounting, which impacts income from operations due to non-cash stock compensation charges. Below, we discuss these policies further, as well as the estimates and judgments involved. We also have other policies that we consider key accounting policies, such as our policies for revenue recognition, including the deferral of revenue; however, these policies generally do not require us to make estimates or judgments that are difficult or subjective.

      Inventory Valuation. We state our inventories at the lower of cost or market. In addition, we write down inventories for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions. We consider prior and forecasted component usage to identify slow and non-moving inventory at the component level. Demand is generated by customer purchase orders and forecasts and is compared to inventory levels on hand in order to determine if a valuation adjustment is needed. A significant decrease in the demand for our products, change in our product mix, technological change or new product development could result in charges for excess and obsolete inventory which could adversely affect our gross margin and results of operations. In instances where we write down the value of our inventory to current market value as a result of a decline in its market value, we do not increase the carrying value of this inventory if conditions improve and the market value recovers.

      Warranty Reserve. We provide for the estimated cost of product warranties at the time revenue is recognized. Our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. We must exercise considerable judgment in estimating the expected failure rates, a process based on historical experience of similar products as well as various other assumptions that we believe to be reasonable under the circumstances. If we employed different assumptions, the amount of the warranty reserve would be different, which would have a corresponding impact on our reported cost of sales and gross margin. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required, which could have an adverse impact on our gross margin.

      Goodwill. Goodwill is initially recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the recorded goodwill is impaired. Our impairment review process compares the fair value of the reporting unit to its carrying value, including the goodwill related to the reporting unit. To determine the fair value, our review process uses the market approach as well as the income approach and is based on a discounted future cash flow approach that uses estimates including the following for the reporting units: revenue, based on assumed market segment growth rates and assumed market segment share; estimated costs; and appropriate discount rates based on the particular business unit’s weighted average cost of capital. Our estimates are based on historical data, internal estimates and external industry sources. We test the reasonableness of the inputs and outcomes of our discounted cash flow analysis by comparison to available and comparable market data. During the third quarter of 2003, we completed an interim impairment review, resulting in a $58.6 million non-cash goodwill impairment charge. See “Note 7 — Goodwill and Intangible Assets” of the Notes to Consolidated Financial Statements. At March 31, 2004, we had a remaining goodwill balance of $26.1 million.

      Long-Lived Assets. The carrying value of our property and equipment and our intangible assets other than goodwill reflects estimates, assumptions and judgments relative to capitalized costs, useful lives, utilization and salvage values. We evaluate the carrying value of our property and equipment, as well as our intangible assets, when events or changes in circumstances indicate that the carrying value of such assets may be impaired and, if appropriate, revalue the asset and record an impairment charge. Asset impairment evaluations are, by nature, highly subjective.

      The estimates, assumptions and judgments we use in the application of our asset impairment policies reflect both historical experience and our expectations regarding future industry conditions and operations. The use of different estimates, assumptions and judgments, especially those involving the useful lives and expectations regarding future industry conditions and operations, would likely result in materially different carrying values of assets and results of operations.

      Financial Instruments. We have issued some financial instruments that require continuous re-valuation to market, including warrants and put rights issued with debt. These instruments are valued using standard valuation formulas with assumptions about volatility, probability of prepayment and other matters. If our assumptions are different than actual results, the impact on the calculations and market values could be significant.

      Stock Option Accounting. We follow the intrinsic value-based method and the related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting. Therefore, we do not record any compensation expense for stock options we grant to our employees where the exercise price equals the fair value of the stock options on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. However, we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair values, we use assumptions of estimated option life, dividend policy and interest rates. These estimates are highly subjective. In future periods, the Financial Accounting Standards Board, or FASB, will likely require companies to expense the fair value of their stock-based compensation over the respective vesting period. Such new accounting guidance could have a material effect upon our results of operations.

      Income Tax. We account for income taxes in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” or SFAS 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

      We evaluate quarterly the realizability of our deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our history of taxable losses, forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

      Historically, the results of operations of Kinetic Systems have been included in our consolidated income tax return. We manage our tax position for the benefit of our entire portfolio of businesses, and our tax strategies are not necessarily reflective of the tax strategies that we would have followed without the inclusion of Kinetic Systems.

      Contingencies. From time to time, we may be involved in various claims and legal proceedings. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, as appropriate. Litigation is subject to inherent uncertainties, and unfavorable rulings could occur. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations of the period in which the ruling occurs or in future periods.

Results of Operations

      Demand for our products can change significantly from period to period as a result of numerous factors, including, but not limited to, changes in: (1) global economic conditions; (2) supply and demand for semiconductor devices and capital equipment; (3) advanced technology and/or capacity requirements of semiconductor manufacturers; (4) relative competitiveness and market acceptance of our products and those of our customers; and (5) pricing pressure from our competitors and customers. For this and other reasons, our results of operations for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2004 and 2003, may not necessarily be indicative of future operating results.

      The following table presents our historical operating results for the periods presented as a percentage of revenue:

				Three Months
				Ended
	Year Ended December 31,			March 31,

	2001	2002	2003	2003	2004

	(Restated)
				(Unaudited)
Revenue	97.6%	98.7%	96.6%	93.5%	93.2%
Revenue from Kinetic Systems	2.4	1.3	3.4	6.5	6.8

	100.0	100.0	100.0	100.0	100.0
Cost of sales	86.8	85.4	84.1	83.0	74.2

Gross margin	13.2	14.6	15.9	17.0	25.8
Operating expenses:
Selling, general and administrative	17.9	19.8	22.7	22.6	15.5
Research and development	4.2	4.1	3.8	3.5	3.2
Amortization of goodwill and other intangible assets	7.6	1.4	1.2	1.8	0.2
Stock-based compensation	—	1.2	7.6	1.9	8.4
Provision for impairment of goodwill	—	23.4	30.8	—	—
Depreciation and amortization	1.5	1.8	2.5	2.8	1.6
Restructuring and asset impairment charges	—	0.8	1.5	—	—
Unusual charges	—	2.7	—	—	—

Income (loss) from operations	(18.0)	(40.6)	(54.2)	(15.6)	(3.1)
Interest expense	(17.5)	(18.5)	(20.6)	(25.6)	(17.1)
Interest income from Kinetic Systems	8.9	10.5	11.0	14.7	9.5
Other income (expense), net	(0.9)	(0.3)	—	—	0.1

Income (loss) before taxes	(27.5)	(48.9)	(63.8)	(26.5)	(10.6)
Provision for income taxes	0.1	0.3	0.3	0.2	0.1

Net income (loss)	(27.6)%	(49.2)%	(64.1)%	(26.7)%	(10.7)%

Deemed non-cash dividend	—	2.8	—	—	—
Preferred stock accrued dividends	0.1	4.5	9.5	9.9	6.4
Net income (loss) applicable to common stockholders	(27.7)%	(56.5)%	(73.6)%	(36.6)%	(17.1)%

     Three Months Ended March 31, 2004 and 2003

      Revenue. Revenue for the three months ended March 31, 2004 was $76.9 million compared with $44.0 million for the three months ended March 31, 2003, an increase of $32.9 million, or 74.8%. The increase in revenue was due to the improving conditions in the semiconductor industry, resulting in increased demand for our gas and chemical delivery process modules and our MultiFlo mass flow controllers.

      Gross Margin. Gross margin as a percentage of revenue for the three months ended March 31, 2004 was 25.8% compared with 17.0% of revenue for the three months ended March 31, 2003. This gross margin improvement was primarily attributable to higher absorption of fixed costs due to increased production volumes and, to a lesser extent, a shift toward products with higher embedded technology content and the effects of our cost reduction efforts in 2003. Additionally, we recorded a $1.0 million charge for excess and obsolete inventory in the three months ended March 31, 2003.

      Selling, General and Administrative. Selling, general and administrative expenses for the three months ended March 31, 2004 were $11.9 million compared with $10.0 million for the three months ended March 31, 2003. This increase in selling, general and administrative expenses was primarily related to increased costs related to sales and support activities, approximately $0.9 million, incentive compensation attributable to the improvement in our operating results, approximately $0.5 million, and incremental costs associated with accounting activities, approximately $0.4 million.

      Research and Development. Research and development expenses for the three months ended March 31, 2004 were $2.5 million compared with $1.5 million for the three months ended March 31, 2003. This increase in spending was due to greater investment in research initiatives related to new technology and development of proprietary process modules and related components.

      Amortization of Other Intangible Assets. Amortization expense for the three months ended March 31, 2004 was $0.1 million compared with $0.8 million for the three months ended March 31, 2003. The decrease in 2004 as compared to 2003 was due to developed technology intangibles being fully amortized in 2003.

      The net amount of intangible assets as of March 31, 2004 is expected to be amortized as follows: $0.4 million in 2004 and $0.5 in each of 2005 through 2008 and $0.9 million thereafter.

      Stock-based Compensation. Stock-based compensation expense for the three months ended March 31, 2004 was $6.5 million compared with $0.9 million for the three months ended March 31, 2003. Stock-based compensation expense included in cost of sales, selling, general and administrative expenses and research and development expenses for the three months ended March 31, 2004 was $0.4 million, $5.9 million and $0.2 million, respectively, compared with $0.02 million, $0.8 million and $0.01 million, respectively, for the three months ended March 31, 2003. The increase in expense was primarily due to the amortization charges on stock options issued to employees and non-employee directors based on the amount by which the estimated fair value of the options exceeded the option exercise price on the date of grant. For the options granted, corresponding deferred stock-based compensation is amortized using the graded vesting method over the vesting period of the options. For options granted under our 2002 Stock Option Plan B, we amortize deferred stock compensation over the vesting period of the options. We expect to report an additional stock-based compensation charge of approximately $7.1 million in the second quarter of 2004 as a result of options outstanding under the 2002 Stock Option Plan B accelerating in full and canceling in connection with the Restructuring.

      The remaining deferred employee stock compensation at March 31, 2004 was $30.6 million, which is expected to be amortized as follows: $18.1 million in 2004, $7.9 million in 2005, $3.7 million in 2006 and $0.9 million in 2007. Termination of employment of option holders or modifications to options could affect stock-based compensation expense in future periods.

      Interest Expense. Interest expense for the three months ended March 31, 2004 was $13.1 million compared with $11.3 million for the three months ended March 31, 2003. The increase was the result of $3.9 million of amortization of debt issuance costs and debt discounts for the three months ended March 31, 2004 compared to $1.0 million for the three months ended March 31, 2003. The increase for the three months ended March 31, 2004 was offset by $2.1 million reduction due to the revaluation of warrants associated with the junior notes that we issued in the 2000-Buyout.

      Interest Income from Kinetic Systems. Interest income from Kinetic Systems for the three months ended March 31, 2004 was $7.3 million compared with $6.5 million for the three months ended March 31, 2003. Interest income from Kinetic Systems represents the amount of our total interest expense that we have allocated to Kinetic Systems. This increase was due to higher interest expense and an increase in the percent of the total interest expense allocated to Kinetic Systems. We do not anticipate recording significant interest income from Kinetic Systems subsequent to the Restructuring.

      Preferred Stock Accrued Dividends. Accrued dividends on preferred stock for the three months ended March 31, 2004 were $4.9 million as compared with $4.4 million for the three months ended March 31, 2003. The increase was due to the cumulative effect of unpaid dividends. As of March 31, 2004, no dividend was declared by the board of directors. We will not incur charges for accrued dividends on our preferred stock following the completion of this offering as our preferred stock will automatically convert into common stock upon the completion of this offering. We expect to record additional preferred stock dividends in the second quarter of 2004 of $12.4 million, $12.4 million and $1.3 million, respectively, related to the issuance of our Series C, C-1 and D preferred stock.

Years Ended December 31, 2003 and 2002

      Revenue. Revenue for the year ended December 31, 2003 was $190.4 million compared with $222.7 million for the year ended December 31, 2002, a decrease of $32.3 million, or 14.5%. The decrease in revenue resulted from the prolonged downturn in the semiconductor capital equipment industry.

      Gross Margin. Gross margin as a percentage of revenue for the year ended December 31, 2003 was 15.9% compared with 14.6% of revenue for the year ended December 31, 2002. Our gross margin improved from 2002 to 2003 due in part to our cost reduction measures, including consolidation of manufacturing sites and reduction in workforce. The improvement was also due to a decrease in excess and obsolete inventory charges from $7.9 million in 2002 to $3.4 million in 2003, inclusive of $0.8 million of non-transferable inventory associated with the closure of our manufacturing facility in Milpitas, California in 2003. In addition, in connection with the Milpitas plant closing, we exited certain low margin subassembly manufacturing activities for some of our OEM customers. The favorable margin impact was partly offset by lower absorption of fixed costs due to lower production volumes in 2003.

      Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2003 were $43.1 million compared with $44.1 million for the year ended December 31, 2002. The decrease in selling, general and administrative expenses from 2002 to 2003 was primarily related to continued workforce reductions, facility consolidations and other cost-cutting measures. This decrease was partially offset by an approximate $1.0 million increase in expenses due to the inclusion in 2003 of a full year of operating results of Poly Concepts, Inc., which we acquired in May 2002.

      Research and Development. Research and development expenses for the year ended December 31, 2003 were $7.3 million compared with $9.2 million for the year ended December 31, 2002. The 20.7% decrease in spending from 2002 to 2003 was due to delaying specific research and development initiatives to mitigate the impact of lower revenue.

      Amortization of Other Intangible Assets. Amortization expense for the year ended December 31, 2003 was $2.3 million compared with $3.1 million for the year ended December 31, 2002. The decrease of 25.8% from 2002 to 2003 was due to a full year of amortization of developed technology in 2002 that was fully amortized in 2003.

      The net amount of intangible assets at December 31, 2003 will be amortized as follows: $0.5 million in each of 2004 through 2008 and $0.9 million thereafter.

      Stock-based Compensation. Stock-based compensation expense for the year ended December 31, 2003 was $14.5 million compared with $2.6 million for the year ended 2002. Stock-based compensation expense related to cost of sales, selling, general and administrative expenses and research and development expenses for the year ended December 31, 2003 was $0.8 million, $13.3 million and $0.4 million, respectively, compared with $0.1 million, $2.5 million and $0.1 million, respectively, for the year ended December 31, 2002. The increase in expense was primarily due to compensation charges on stock options issued to employees and non-employee directors based on the amount by which the estimated fair value of the options exceeds the option exercise price on the date of grant. For most of our options, corresponding deferred stock-based compensation is amortized using the graded vesting method over the vesting period of the options. For options granted under our 2002 Stock Option Plan B, we amortize deferred stock compensation over the vesting period of the options.

      The remaining deferred employee stock compensation at December 31, 2003 was $37.0 million, which is expected to be amortized as follows: $24.7 million in 2004, $7.9 million in 2005, $3.6 million in 2006 and $0.8 million in 2007. Termination of employment of option holders or modifications to options could affect stock-based compensation expense in future years.

      Restructuring and Asset Impairment Charges. Restructuring and asset impairment charges for the year ended December 31, 2003 were $2.9 million compared with $1.8 million for the year ended December 31, 2002. Due to the prolonged semiconductor industry downturn, we adopted a restructuring plan in 2003 that was primarily aimed at the closure of manufacturing operations in Milpitas. The charges associated with the restructuring plan included severance and other costs associated with reductions in force of approximately 50 personnel (inclusive of corporate support functions); transitioning certain personnel, assets and functions to other operating sites; and the write-off of fixed assets, including, but not limited to, leasehold improvements in the Milpitas facility. We anticipated annual savings of approximately $2.8 million associated with the 2003 restructuring. The 2003 restructuring charges primarily related to salaries and wages and facilities costs included in the cost of sales line item. We have not fully achieved the anticipated savings, as we retained and relocated personnel to other facilities, and we were unable to sublease one of our facilities in Milpitas, California. The restructuring and asset impairment charges in 2002 related to employee benefits, idle facilities and unusable assets associated with ceasing or suspending certain manufacturing, design and installation and administrative activities in Milpitas. The 2002 restructuring charges include severance and other costs associated with a reduction of approximately 75 manufacturing and manufacturing support personnel.

      Impairment of Goodwill. In connection with our impairment testing as required by FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), we recorded impairment provisions for goodwill of $58.6 million and $52.2 million for the years ended December 31, 2003 and 2002, respectively, whereby the estimated fair value of the reporting units did not exceed the carrying value. Fair value was determined based on discounted future cash flows and the prices of the other comparable businesses using specific appraisals. The primary impairment indicator, which gave rise to the charges, was the continued and prolonged downturn in the semiconductor industry, resulting in decreased demand for semiconductor capital equipment and capital spending.

      Interest Expense. Interest expense for the year ended December 31, 2003 was $39.2 million compared with $41.3 million for the year ended December 31, 2002. The decrease was the result of the repayment of a portion of our term loan and the revaluation in 2003 of warrants associated with the junior notes that we issued in August 2000 offset, in part, by the amortization of debt issuance costs and debt discounts. We intend to use a substantial portion of the proceeds of this offering to repay outstanding indebtedness and, consequently, we expect our interest expense to decline in future periods.

      Interest Income from Kinetic Systems. Interest income from Kinetic Systems for the year ended December 31, 2003 was $20.9 million compared with $23.5 million for the year ended December 31, 2002. Interest income from Kinetic Systems represents the amount of our total interest expense that we have allocated to Kinetic Systems. The decrease of $2.6 million in 2003 as compared with 2002 was due to the repayment of a portion of our term loan during the year and the revaluation of warrants associated with the junior notes that we issued in the 2000 Buy-Out. We will not have a significant amount of interest income from Kinetic Systems following the completion of this offering.

      Preferred Stock Accrued Dividends. Accrued dividends on preferred stock for the year ended December 31, 2003 were $17.9 million as compared with $10.1 million for the year ended December 31, 2002. The increase was due to our issuance of additional preferred stock in 2002. As of December 31, 2003, no dividend was declared by the board of directors. We will not incur charges for accrued dividends on our preferred stock following the completion of this offering as our preferred stock will automatically convert into common stock upon the completion of this offering.

Years Ended December 31, 2002 and 2001

      Revenue. Revenue for the year ended December 31, 2002 was $222.7 million compared with $239.0 million (restated) for the year ended December 31, 2001, a decrease of $16.3 million, or 6.8%. The decrease in revenue resulted from the global slowdown in demand for semiconductor capital equipment that commenced in 2001, causing a decline in demand for our products from OEMs and semiconductor manufacturing customers.

      Gross Margin. Gross margin as a percentage of revenue for the year ended December 31, 2002 was 14.6% compared with 13.2% (restated) for the year ended December 31, 2001. This increase in gross margin as a percentage of revenue resulted from material cost reductions, material cost savings and increased shipments of our flow control products, offset by inventory charges of $7.9 million in 2002 compared with $5.1 million (restated) in 2001, for excess and obsolete inventory and revaluation of inventory to the lower of cost or market value and unabsorbed overhead.

      Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2002 were $44.1 million compared with $42.7 million (restated) for the year ended December 31, 2001. The increase was due to the acquisition of Poly Concepts in May 2002, which accounted for approximately $2.0 million of the increased costs, incremental sales and customer support costs as we focused our efforts on the transition to process module solutions.

      Research and Development. Research and development expenses for the year ended December 31, 2002 were $9.2 million compared with $9.9 million (restated) for the year ended December 31, 2001. The decrease in 2002 as compared to 2001 was primarily due to delaying specific research and development initiatives.

      Amortization of Goodwill and Other Intangible Assets. Amortization expense for the year ended December 31, 2002 was $3.1 million compared with $18.1 million (restated) for the year ended December 31, 2001. This decrease was attributable to our adoption of SFAS 142 effective January 2002 and the cessation of amortization of goodwill.

      Stock-based Compensation. Stock-based compensation expense for the year ended December 31, 2002 was $2.6 million compared with $0.0 for the year ended December 31, 2001. Stock-based compensation expense related to cost of sales, selling, general and administrative expenses and research and development expenses for the year ended December 31, 2002 was

$0.1 million, $2.5 million and $0.1 million, respectively, compared with $0.0 million, $0.0 million and $0.0 million, respectively, for the year ended December 31, 2001. The increase was attributable to recognition of stock compensation related to options granted and as a result of stock compensation expense due to the re-measurement of options for terminated employees.

      Impairment of Goodwill. In connection with our annual impairment testing under SFAS 142, we recorded impairment provisions for goodwill of $52.2 million for the year ended December 31, 2002, as the estimated fair value of the reporting units did not exceed the carrying value. Fair value was determined based on discounted future cash flows and the prices of the other comparable businesses. The primary impairment indicator that gave rise to the charges was the continued and prolonged downturn in the semiconductor industry, which resulted in decreased capital spending and demand for semiconductor capital equipment.

      Unusual Charges. Unusual charges for the year ended December 31, 2002 were $6.0 million, of which $4.1 million was related to expensing deferred public offering costs in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic: 5A, which requires companies to expense deferred offering costs after a filing has been postponed for an extended period of time. The postponement of the offering was primarily attributable to the prolonged downturn in the semiconductor industry. Additionally, we recorded a $1.9 million charge related to the settlement of a dispute arising in connection with a subsidiary purchased in 1999.

      Restructuring and Asset Impairment Charges. In response to worsening conditions in the semiconductor industry in particular and the general economy as a whole, we announced restructuring plans in 2002, which included reducing our workforce, consolidating facilities and ceasing or suspending activities related to manufacturing and administrative activities. The restructuring included the elimination of approximately 75 manufacturing positions primarily in Milpitas, California. As a result of these actions, we recorded charges of $1.8 million for the year ended December 31, 2002. The charge included severance, facility closure costs and impairment of certain equipment and leasehold improvements.

      Interest Expense. Interest expense for the year ended December 31, 2002 was $41.3 million compared with $41.8 million for the year ended December 31, 2001. The decrease in interest expense was due to a $2.4 million reduction in net charges related to the revaluation of warrants associated with the junior notes that we issued in August 2000, offset by approximately $1.1 million early extinguishment charges related to our term loan and accretion of debt discounts and amortization of debt issuance costs.

      Interest Income from Kinetic Systems. Interest income from Kinetic Systems for the year ended December 31, 2002 was $23.5 million compared with $21.2 million for the year ended December 31, 2001. Interest income from Kinetic Systems represents the amount of our total interest expense that we allocate to Kinetic Systems.

      Deemed Non-cash Dividend. In April 2002, we sold approximately 2.5 million shares of Series A preferred stock to new and existing stockholders for a total purchase price of $7.8 million. We recorded a $6.3 million non-cash dividend in the year ended December 31, 2002 as a result of the beneficial conversion feature in the Series A preferred stock due to the difference between the deemed fair value at the date of issuance and the actual issuance price.

      Preferred Stock Accrued Dividends. Accrued dividends on preferred stock for the year ended December 31, 2002 were $10.1 million compared with $0.3 million for the year ended December 31, 2001. The increase was due to the issuance of our Series A preferred stock in December 2001, which resulted in one month of accrued dividends in 2001 compared with a full year in 2002. In addition, we issued additional shares of Series A preferred stock in April 2002 and Series B preferred stock in December 2002.

Quarterly Results of Operations

      We have experienced, and expect to continue to experience, significant fluctuations in our quarterly operating results. The following table presents our unaudited quarterly results of operations for the nine quarters ended March 31, 2004. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our operating results for any quarter are not necessarily indicative of future performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of items or events that may impact the period to period comparability of the operating results in the following table.

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2002	2002	2002	2002	2003	2003	2003	2003	2004

	(Restated)	(Restated)	(Restated)

	(in thousands, except per share data)
Revenue	$40,632	$63,573	$66,702	$51,802	$44,020	$49,488	$41,297	$55,550	$76,873
Cost of sales	39,114	50,505	52,652	48,010	36,544	42,840	35,768	44,918	57,075

Gross margin	1,518	13,068	14,050	3,792	7,476	6,648	5,529	10,632	19,798
Operating expenses:
Selling, general and administrative	11,430	11,077	12,150	9,460	9,960	11,085	10,933	11,167	11,878
Research and development	2,088	2,348	2,598	2,127	1,546	1,845	1,864	2,000	2,468
Amortization of goodwill and other intangible assets	733	777	778	777	778	778	564	136	136
Stock-based compensation	—	343	1,403	893	853	756	654	12,203	6,472
Provision for impairment of goodwill	—	—	—	52,158	—	—	58,621	—	—
Depreciation and amortization	910	938	1,061	1,158	1,252	1,179	1,155	1,097	1,235
Restructuring and asset impairment charges	—	—	—	1,809	—	—	2,818	49	—
Unusual charges	—	—	1,915	4,121	—	—	—	—	—

Income (loss) from operations	(13,643)	(2,415)	(5,855)	(68,711)	(6,913)	(8,995)	(71,080)	(16,020)	(2,391)
Interest expense	(6,611)	(8,385)	(9,365)	(16,890)	(11,289)	(581)	(12,363)	(14,940)	(13,106)
Interest income from Kinetic Systems	3,468	4,759	5,050	10,204	6,457	73	5,482	8,892	7,296
Other income (expense), net	(1,120)	300	(79)	340	8	(83)	(67)	104	72

Income (loss) before taxes	(17,906)	(5,741)	(10,249)	(75,057)	(11,737)	(9,586)	(78,028)	(21,964)	(8,129)

Provision for income taxes	52	16	27	474	74	85	8	351	100

Net income (loss)	$(17,958)	$(5,757)	$(10,276)	$(75,531)	$(11,811)	$(9,671)	$(78,036)	$(22,315)	(8,229)

Deemed non-cash dividend	—	6,255	—	—	—	—	—	—	—
Preferred stock accrued dividends	3,593	762	2,564	3,147	4,361	4,248	4,634	4,700	4,924

Net income (loss) applicable to common stockholders	$(21,551)	$(12,774)	$(12,840)	$(78,678)	$(16,172)	$(13,919)	$(82,670)	$(27,015)	$(13,153)

Net income (loss) per share, basic and diluted	$(0.23)	$(0.14)	$(0.14)	$(0.84)	$(0.17)	$(0.15)	$(0.88)	$(0.29)	$(0.14)

Shares used in computation of basic and diluted net income (loss) per share	93,665	93,665	93,635	93,646	93,649	93,622	93,623	93,615	93,451

      The following table presents our unaudited historical results for the periods indicated as a percentage of revenue:

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2002	2002	2002	2002	2003	2003	2003	2003	2004

	(Restated)	(Restated)	(Restated)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	96.3	79.4	78.9	92.7	83.0	86.6	86.6	80.9	74.2

Gross margin	3.7	20.6	21.1	7.3	17.0	13.4	13.4	19.1	25.8
Operating expenses:
Selling, general and administrative	28.1	17.4	18.2	18.3	22.6	22.4	26.5	20.1	15.5
Research and development	5.1	3.7	3.9	4.1	3.5	3.7	4.5	3.6	3.2
Amortization of goodwill and other intangible assets	1.8	1.2	1.2	1.5	1.8	1.6	1.4	0.2	0.2
Stock-based compensation	—	0.5	2.1	1.7	1.9	1.5	1.6	22.0	8.4
Provision for impairment of goodwill	—	—	—	100.7	—	—	141.9	—	—
Depreciation and amortization	2.2	1.5	1.6	2.2	2.8	2.4	2.8	2.0	1.6
Restructuring and asset impairment charges	—	—	—	3.5	—	—	6.8	0.1	—
Unusual charges	—	—	2.9	8.0	—	—	—	—	—

Income (loss) from operations	(33.5)	(3.7)	(8.8)	(132.7)	(15.6)	(18.2)	(172.1)	(28.9)	(3.1)
Interest expense	(16.3)	(13.2)	(14.0)	(32.6)	(25.6)	(1.2)	(29.9)	(26.9)	(17.1)
Interest income from Kinetic Systems	8.5	7.5	7.6	19.7	14.7	0.1	13.3	16	9.5
Other income (expense), net	(2.8)	0.5	(0.1)	0.7	—	(0.2)	(0.2)	0.2	0.1

Income (loss) before taxes	(44.1)	(8.9)	(15.3)	(144.9)	(26.5)	(19.5)	(188.9)	(39.6)	(10.6)
Provision for income taxes	0.1	—	—	0.9	0.2	0.2	—	0.6	0.1

Net income (loss)	(44.2)	(8.9)	(15.3)	(145.8)	(26.7)	(19.7)	(188.9)	(40.2)	(10.7)

Deemed non-cash dividends	—	9.8	—	—	—	—	—	—	—
Preferred stock accrued dividends	8.8	1.2	3.8	6.1	9.9	8.6	11.2	8.5	6.4

Net income (loss) applicable to common stockholders	(53.0)%	(19.9)%	(19.1)%	(151.9)%	(36.6)%	(28.3)%	(200.1)%	(48.7)%	(17.1)%

Liquidity and Capital Resources

Financing and Restructuring Activities

      Historically, our overall capital requirements, including those of Kinetic Systems, have been managed on an integrated basis. Since August 2000, we have completed numerous debt and equity financings to fund the 2000 Buy-Out and to finance our and Kinetic Systems’ operations. Our advances to Kinetic Systems have been non-interest bearing and treated as a contribution to equity of Kinetic Systems on our historical financial statements and will not be repaid, except for the $13.0 million note payable to Kinetic Systems, which is recorded as a liability on the balance sheet. At March 31, 2004, our outstanding debt was as follows (in millions):

Principal Amount

Senior term loan and revolving credit facility	$54.3
USFilter note	10.6
Second lien notes	91.0
Senior subordinated notes	70.0
Shareholder subordinated instruments	15.8
Shareholder convertible notes	10.0
Junior notes	50.0
Bridge notes	5.0

Total	$306.7

      In April 2004, we completed the Restructuring, in connection with which:

•	we raised $24.0 million through the issuance of additional second lien notes and exchanged $10.0 million of second lien notes for outstanding senior subordinated notes;

•	our shareholder convertible notes and junior notes, including the interest accrued on these obligations, were exchanged for interests in KH LLC, and these notes were cancelled in exchange for the issuance of shares of our preferred stock to KH LLC;

•	we issued a $13.0 million note to Kinetic Systems for the portion of net advances that we will repay with the proceeds of this offering;

•	we repaid the $5.0 million bridge notes issued in March 2004; and

•	we created a $22.0 million revolving credit facility for Kinetic Systems’ benefit, under which Kinetic Systems may make borrowings until the completion of this offering. Of this amount Kinetic Systems has borrowed $5.6 million as of May 25, 2004.

      In connection with the Restructuring, we, Kinetic Systems and our lenders agreed that upon the completion of this offering, our debt would be further reduced as follows:

•	Kinetic Systems will assume an aggregate of $ million of our second lien notes and senior subordinated notes;

•	Kinetic Systems will cancel our shareholder subordinated instruments, which it acquired as part of the Restructuring, in exchange for our cancellation of an equivalent amount of obligations owed to us by Kinetic Systems.

      We further agreed that we will repay in full with the proceeds of this offering the outstanding balance of our term loan and revolving credit facility, the USFilter note and the $13.0 million note in favor of Kinetic Systems, as well as a portion of the second lien notes and senior subordinated notes.

      As a result of these events, we will have outstanding after this offering an aggregate of $50.0 million principal amount of second lien notes and $20.0 million of senior subordinated notes. The principal terms of these obligations are as follows:

Second Lien Notes. The second lien notes bear interest at LIBOR plus 10.0% per year, which equaled a rate of 11.1% at March 31, 2004, payable quarterly. The notes mature in August 2006 and overdue principal and interest are subject to an additional interest premium of 2.0% per annum. We may redeem all or part of the second lien notes after the second anniversary of the closing date, which occurred in September 2003, through August 25, 2006 at 101.5% of the outstanding principal balance, plus accrued and unpaid interest. The purchase agreement under which the second lien notes were issued contains affirmative and negative covenants applicable to us, including covenants limiting the granting of liens, the payment of dividends, the incurrence of indebtedness and the making of capital expenditures. Further, the purchase agreement contains financial covenants with which we must comply, including leverage ratios and minimum cash flow requirements. Our obligations under the second lien notes are secured by substantially all of our assets.

Senior Subordinated Notes. The senior subordinated notes bear interest at a rate of 12.5% per year, with interest payable quarterly. These notes mature in August 2006, and may be prepaid without penalty at their face amount plus accrued interest. The senior subordinated notes are subordinate to specified classes of senior indebtedness, including qualifying classes of senior indebtedness that we incur in the future. The purchase agreement under which the senior subordinated notes were issued contains affirmative and negative covenants applicable to us, including covenants limiting the granting of liens, the payment of dividends, the incurrence of indebtedness and the making of capital expenditures. Further, the purchase agreement contains financial covenants with which we must comply, including leverage ratios and minimum cash flow requirements.

      For additional information regarding our outstanding debt and the Restructuring, see “Note 10 — Long-Term Debt,” “Note 19 — Related Party Transactions,” “Note 21 — Guarantees, Commitments and Contingencies” and “Note 23 — Subsequent Events” of the Notes to Consolidated Financial Statements.

Sources and Uses of Cash

      As of March 31, 2004, cash and cash equivalents totaled $8.9 million, compared to $7.9 million as of December 31, 2003.

      Cash used in operations was $2.5 million for each of the three months ended March 31, 2004 and the three months ended March 31, 2003 representing our net loss, offset by non-cash charges and changes in working capital. As of March 31, 2004, we had an inventory balance of $35.8 million compared to $27.3 million as of December 31, 2003. The overall inventory balance increased by 31% primarily due to increased orders for our products. As a result of increased orders for our products in the three months ended March 31, 2004, our work-in-process inventory balance increased by 65% compared to the balance at December 31, 2003. Additionally, accounts receivable grew by $10.0 million due to the increased volume from December 31, 2003 to March 31, 2004.

      Cash used in investing activities was $0.9 million and $2.0 million for the three months ended March 31, 2004 and 2003, respectively, related to the procurement of fixed assets.

      Cash provided by financing activities was $4.5 million for the three months ended March 31, 2004 which primarily consisted of the issuance of $16.0 million of second lien notes and $5.0 million of bridge notes, offset by advances to Kinetic Systems of $15.2 million. Cash provided by financing activities in the three months ended March 31, 2003 was $7.4 million, consisting of $15.0 million of borrowings on the revolving line of credit, $11.7 million release of restricted cash, offset by $4.5 million of debt repayments and advances to Kinetic Systems of $15.5 million.

      As of December 31, 2003, cash and cash equivalents totaled $7.9 million, compared to $31.5 million as of December 31, 2002 (inclusive of $11.7 million of restricted cash).

      Cash used in operations for the year ended December 2003 was $4.8 million compared to $1.6 million for the year ended December 2002. The cash used in operations for the year ended December 31, 2003 was primarily related to our net loss, which was substantially offset by non-cash charges, including an impairment provision for goodwill and stock-based compensation charges. Cash used for working capital purposes included an $8.4 million decrease in deferred revenue in 2003. Cash generated from working capital primarily included decreases in accounts receivable and inventories and increases in accounts payable. The decrease in accounts receivable compared with 2002 was primarily due to improved collections. The days’ sales outstanding decreased to 34 days at December 2003 from 37 days at December 2002. Inventory levels were lower by 24% at the end of 2003 compared to the end of 2002 largely due to a focus on inventory management, including the expansion of consigned inventory and the write-off of $3.4 million in excess and obsolete inventory in 2003. Accounts payable increased 25% over December 2002 levels due to extended payment terms and the purchase of inventory due to increased volumes. For the year ended December 31, 2002, our cash used in operations resulted from our net loss, which was largely offset by non-cash charges, including an impairment provision for goodwill and inventory charges combined with an increase in accounts payable and other favorable changes in working capital. Cash provided by operations during the year ended December 31, 2001 was $2.4 million, representing our net loss, offset by non-cash charges and changes in working capital.

      Cash used in investing activities was $5.3 million for the year ended December 31, 2003 and $14.0 million for the year ended December 31, 2002. Investing activities for the year ended December 31, 2003 related to the enterprise system upgrades and leasehold improvements related to clean room facilities. Investing activities for the year ended December 31, 2002 included the use of cash as partial consideration for the purchase of Poly Concepts, Inc., net of cash acquired of $7.1 million and capital investments of $6.8 million, primarily related to new manufacturing plants. Cash used in investing activities for the year ended December 31, 2001 was $33.1 million related to the purchase of Marchi Associates, net of cash acquired, for $27.1 million as well as capital investments of $4.8 million and contributions of $1.2 million to Kinetics Japan K.K., an equity investee.

      Cash used in financing activities was $1.7 million for the year ended December 31, 2003 compared to $0.1 million of cash provided by financing activities for the year ended December 31, 2002. Cash used in 2003 consisted of repayment of long-term debt of $60.9 million and net repayments of $22.7 million of borrowings under the revolving credit facility combined with net advances to Kinetic Systems of $23.2 million, partially offset with net proceeds from the issuance of $93.3 million of new debt and the release of $11.7 million in restricted cash, which was used to repay indebtedness. Cash provided in 2002 consisted primarily of proceeds from our convertible redeemable preferred stock offering of $55.5 million and net borrowings under our revolving credit facility of $15.0 million, offset by payments of principal on our senior credit facility of $48.9 million and the restriction of cash for future debt repayment of $11.7 million. Cash provided by financing activities was $57.4 million for the year ended December 31, 2001 and consisted primarily of proceeds from the issuance of $58.2 million of convertible redeemable preferred stock and net borrowings of $25.3 million under our revolving credit facility, offset by repayments of long-term debt of $25.2 million.

Contractual Obligations

      The following table summarizes our significant contractual obligations as of December 31, 2003. See “Note 10 — Long-Term Debt,” “Note 19 — Related Party Transactions” and “Note 21 — Guarantees, Commitments and Contingencies” of the Notes to Consolidated Financial Statements. The amounts in this table do not give effect to the cancellation of certain of our indebtedness as described above under “— Restructuring Activities” to the repayment of debt with the net proceeds of this offering. This table excludes amounts recorded on our balance sheet as current liabilities as of December 31, 2003 (in millions):

		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 year	Years	Years	5 years

Long-term debt obligations(1)	$286.0	$—	$270.2	$15.8	$—
Capital lease obligations(2)	12.1	0.3	0.6	0.7	10.5
Operating lease obligations(3)	21.5	5.5	8.5	4.8	2.7
Other purchase obligations and commitments(4)	33.8	0.2	33.6	—	—
Other long-term liabilities	15.1	—	—	15.1	—

	$368.5	$6.0	$312.9	$36.4	$13.2

(1)	Long-term debt obligations include principal payments only (see “Note 10 — Long-Term Debt” of the Notes to Consolidated Financial Statements).

(2)	Capital lease obligations represent the commitment on the manufacturing facility in Ireland.

(3)	Operating lease obligations includes $0.4 million and $0.2 million payable in 2004 and 2005, respectively, to a related party for the sublease of a facility.

(4)	Includes for purposes of this presentation a support obligation of $23.6 million owed to certain of our lenders that was assigned to Kinetic Systems subsequent to December 31, 2003 and will be terminated upon completion of this offering and a $10.0 million liquidation preference obligation that is being assumed by Kinetic Systems upon completion of this offering.

      Purchase orders or contracts for the purchase of raw materials and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. For the purposes of this table, contractual obligations for purchase of goods and services are defined as agreements that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed or minimum or variable price provisions; and the approximate timing of the transaction.

      We believe our net proceeds from this offering will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancement to existing products, the costs to ensure access to adequate manufacturing capacity and the continuing market acceptance of our products. To the extent that funds generated by this offering, together with cash generated from operations and borrowings available under our debt facilities, are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Off-Balance Sheet Arrangements

      We provide standby letters of credit or other guarantee instruments to certain parties as required for certain transactions initiated by either Kinetic Systems or us. As of March 31, 2004 and December 31, 2003, the maximum potential amount of future payments that we could be required to make under these guarantee arrangements was approximately $42.1 million and $42.0 million, respectively, of which $25.0 million was related to the SAFECO surety facility guarantee pertaining to the business of Kinetic Systems (see “Note 21 — Guarantees, Commitments and Contingencies” of the Notes to the Consolidated Financial Statements) and approximately $17.1 million as of March 31, 2004 and $17.0 million as of December 31, 2003 was related to letters of credit against our revolving credit facility (see “Note 10 — Long-Term Debt” of the Notes to the Consolidated Financial Statements). We do not believe based on historical experience and information currently available, that it is probable that any amounts will be required to be paid under these guarantee arrangements.

Quantitative and Qualitative Disclosure of Market Risks

      Credit Risk. We are potentially subject to concentrations of credit risk, principally in accounts receivable as historically we have relied on a limited number of customers for a substantial portion of our revenue. We perform ongoing credit evaluations of our customers and we generally do not require collateral.

      Our major customers are large, well-established semiconductor OEMs and semiconductor manufacturers that have historically paid their accounts receivables balances with us.

      Foreign Currency Exchange Risk. We are exposed to risks associated with foreign exchange rate fluctuations due to our international manufacturing and sales activities. We generally have not hedged currency exposures. These exposures may change over time as business practices evolve and could negatively impact our operating results and financial condition. All of our sales are denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore reduce the demand for our products.

      Interest Rate Risk. We use derivative financial instruments consisting solely of interest rate swap contracts. Our objective in managing our exposure to changes in interest rates, on our variable rate debt, is to limit the impact of these changes on earnings and cash flow and to lower our overall borrowing costs. As of March 31, 2004 we did not hold any interest rate swap contracts. As of March 31, 2003 the fair value of the interest rate swap contract was $0.9 million. As of December 31, 2003 and 2002, the fair value of the interest rate swap contract was $0.0 million and $1.6 million, respectively.

BUSINESS

Overview

      We are a leader in the design and production of high-performance gas and chemical delivery process modules that are integral to the equipment used in manufacturing semiconductors. We combine our innovative technology in the fields of flow control, concentration management, particle characterization and temperature control with a broad range of services for the development, design, prototyping, engineering, manufacturing and testing of process modules. Combined, our technology and services enable us to deliver highly flexible and configurable product solutions to our customers, which principally consist of semiconductor capital equipment companies and semiconductor manufacturers.

      Historically, these semiconductor capital equipment companies, or OEMs, designed, manufactured and integrated the majority of the elements used in their capital equipment. Increasingly, however, OEMs are outsourcing the technology development, design and manufacturing of elements of their products to a small number of preferred suppliers. These elements, referred to as process modules, include gas delivery, chemical delivery, laser sources, power management, vacuum and wafer handling. We believe the primary driver of growth in outsourcing of process modules is the desire of OEMs to leverage the technology and process knowledge of module suppliers in order to provide their customers with higher performance equipment at a lower cost of ownership.

      Our innovative technology and process knowledge, combined with our design and manufacturing expertise, enable us to provide our customers with configurable, high-performance process modules with shorter equipment manufacturing cycle times. In addition, our global service and support organization provides insight into leading semiconductor manufacturing process challenges, which enables us to focus our research and development efforts on technologies that complement the development efforts of OEMs and semiconductor manufacturers. Combined, these benefits contribute to lowering costs for OEMs and semiconductor manufacturers. Our top ten customers by total revenue for the year ended December 31, 2003 consisted of the following OEMs: Applied Materials, Inc., Lam Research Corporation, Novellus Systems, Inc., and Tokyo Electron Corporation; the following semiconductor manufacturers: Agilent Technologies, Inc., Chartered Semiconductor Manufacturing Ltd., Taiwan Semiconductor Manufacturing Company and the largest PC microprocessor manufacturer; and the following outsource manufacturers: Ultra Clean Holdings, Inc. and Wolfe Engineering, Inc.

Industry Background

      Overall growth in the semiconductor industry is driven by the global demand for electronics products. The dual trends of cost reduction and innovation continue to drive the rapidly growing use of semiconductors in a broad set of products and applications. Demand for semiconductors ranges from traditional uses in computers and disk drives to newer applications including wireless networking equipment, cellular telephones, high definition televisions, automobiles and personal digital appliances.

      As semiconductors become even more widely used, Gartner Dataquest estimates that worldwide sales will grow from approximately $177 billion in 2003 to $246 billion in 2005. Semiconductor industry growth, the transition to new technologies and the increasing complexity of manufacturing semiconductors drive semiconductor capital spending. According to Gartner Dataquest, this spending is projected to grow from approximately $29 billion in 2003 to $54 billion in 2005, reflecting a compound annual growth rate of 36%. In addition, VLSI Research estimates that the critical OEM subsystem market, which includes gas and chemical delivery modules, will grow at a 34% annual rate from $3.4 billion in 2003 to $6.1 billion in 2005.

New Technology Contributes to Increasing Demand for Process Modules

      Currently, three major technology transitions in semiconductor manufacturing are occurring. We believe these technology transitions, in addition to the need for additional manufacturing capacity to meet the growing unit demand for semiconductors, will play an important role in driving increased demand for semiconductor capital equipment over the next several years. These technology transitions, each of which requires more complex gas and chemical delivery capabilities, new process steps and new manufacturing equipment, are:

      Movement to Smaller Geometries. Smaller semiconductor geometries enable semiconductor manufacturers to improve the performance, processing speed, and power consumption of semiconductors. Geometries on advanced semiconductors are moving from ..13 micron to 90 nanometers, and are expected to move to 65 nanometers and below. As device geometries continue to shrink, the manufacturing of semiconductors requires new, more complex processes involving the combination of a greater number of gases and chemicals. Moreover, the requirements for flow control and the delivery of gases and chemicals become more stringent in the areas of precision, response time and repeatability.

      Volume Production on 300 Millimeter Diameter Wafers. Leading semiconductor manufacturers are implementing large scale production on 300 millimeter diameter wafers in order to increase productivity and reduce costs, as compared to 200 millimeter diameter wafers. To streamline development schedules and accelerate introduction and delivery of 300 millimeter equipment, OEMs desire cost efficient, higher performance solutions from process module providers.

      Adoption of New Materials. New materials and processes, such as copper for interconnects, and new insulating materials and substrates are being used to achieve higher semiconductor processing speed and performance. The introduction of these new materials leads to new challenges for their effective implementation, presenting new opportunities for gas and chemical delivery process module suppliers.

Gas and Chemical Delivery Modules are Critical to Manufacturing Integrated Circuits

      The fabrication of advanced semiconductors continues to increase in complexity, typically requiring in excess of 300 process steps today. These steps are performed on a wafer, generally made of silicon, and certain steps are repeated numerous times. All of these steps are performed using semiconductor capital equipment, which generally includes four or five major modules. Steps used to deposit and etch, or remove, insulating and conductive layers on a wafer typically employ specialty gases, while steps used to clean, strip and polish a wafer typically require specialty chemicals. Precise flow control, concentration management, particle characterization and temperature control of these gases and chemicals are essential to achieve acceptable yields in the semiconductor manufacturing process.

      To ensure the integrity and performance of these process steps, semiconductor manufacturing requires sophisticated gas and chemical delivery. A typical deposition or etch process, which is performed in a process chamber, may use from six to as many as 20 different gases, with each gas delivered at varying flow rates and pressures uniquely suited to the requirements of the process. The most critical technology in gas delivery modules is the mass flow controller, or MFC, which automatically regulates the precise flow of gas into the process chamber. Traditionally, each MFC has been designed for a specific gas and flow rate and has required factory calibration. This has created the need for hundreds of unique parts that must be used in a semiconductor fabrication facility, or fab.

      A typical cleaning, stripping or polishing process step, which is performed in a chemical bath or on a polishing platform, uses from three to ten different chemicals with each chemical delivered in precise quantities and concentrations tailored to each process. In order to improve process control, semiconductor manufacturers have begun to adopt new and more complex chemical processes that require chemical blending at their point of use.

OEMs are Increasingly Utilizing Outsourced Process Modules

      Historically, most semiconductor manufacturing companies were vertically integrated. They designed, fabricated, packaged and tested their semiconductors using internally developed software design tools and manufacturing processes and equipment. As the cost and skills required for designing and manufacturing complex semiconductors have increased, the semiconductor industry has become disaggregated, with companies concentrating on one or more individual stages of the semiconductor development and production process. This disaggregation has fueled the growth of semiconductor design tool vendors, fabless semiconductor companies, third-party semiconductor manufacturers, or foundries and OEMs, as well as semiconductor equipment process module companies.

      Similarly, as the costs of developing and supporting new semiconductor capital equipment have increased, OEMs are focusing on core technology development. As a result, OEMs are increasingly utilizing outsourced process modules provided by a small number of preferred suppliers to improve manufacturing efficiencies, product reliability, and customer support and to lower product costs. By leveraging their process module suppliers’ technology and capabilities, OEMs are able to provide semiconductor manufacturers with higher performance manufacturing solutions at a reduced cost of ownership. Process modules that are being outsourced include gas delivery, chemical delivery, laser sources, power management, vacuum and wafer handling. Because of the critical role that preferred module suppliers play, OEMs require them to:

      Develop Innovative Technology to Address Wafer Processing Challenges. As OEMs continue to focus on core wafer process technology, they require module suppliers capable of developing technology that supports the increasingly complex needs of semiconductor manufacturers. The pressure to support cost-efficient manufacturing combined with the need to address the movement to smaller geometries, production volume on 300mm wafers and adoption of new materials all contribute to the added complexity. Given this complexity, preferred suppliers must continue to develop technology and products that ensure their module solutions address industry demands on a timely basis.

      Deliver Configurable Modules. Since each semiconductor manufacturer has its own approach to making semiconductors, OEMs must provide equipment to meet each customer’s specific process requirements. A high degree of configuration and customization, combined with increasingly complex manufacturing processes, means that OEMs are faced with long development and production cycle times as well as high design, manufacturing and inventory expenses. As a result, OEMs are looking for preferred suppliers that can provide integrated solutions using highly flexible modules with standard options that can be configured for different semiconductor manufacturing processes and can be easily customized or re-configured late in the assembly and test process while providing better equipment lead time to their customers.

      Provide Design Expertise. OEMs and semiconductor manufacturers require module suppliers to have extensive knowledge of the semiconductor fabrication process as well as comprehensive design and engineering expertise. This expertise is critical to the seamless integration of process modules into semiconductor equipment and of that equipment into the fab. It is also critical for ensuring the proper functioning of the equipment throughout its operating life across a variety of applications. The modules must be easily integrated and have the flexibility to be rapidly reconfigured as process requirements change over the life of the equipment.

      Reduce Cost of Ownership. OEMs and semiconductor manufacturers look to module suppliers to manufacture high-performance, reliable, cost-efficient and configurable process modules. Module suppliers must satisfy OEMs’ and semiconductor manufacturers’ needs by developing products and technology that maximize production uptime and process yields and minimize wasted materials, manufacturing and maintenance costs.

      Provide Local Support Around the World. OEMs require that module suppliers have a presence close to their manufacturing facilities in order to improve supply chain efficiencies. In order to increase equipment uptime, module suppliers must also have a global infrastructure close to the fabrication facilities of semiconductor manufacturers to support application engineering, sales, service and spare parts. We believe that only a small group of preferred module suppliers have the global capabilities to meet the requirements of both OEMs and semiconductor manufacturers.

Our Solution

      We are a leader in the design and production of high-performance gas and chemical delivery process modules that are integral to the critical equipment used in manufacturing semiconductors. Our gas delivery modules and advanced MFCs incorporate our proprietary MultiFlo, STEP and PTI technologies that enable us to substantially improve the performance of gas delivery. Our chemical delivery modules incorporate our proprietary flow control, particle characterization and concentration management technologies to control and monitor the many chemicals used in the semiconductor manufacturing process. Our products benefit customers in several important ways:

      Our Proprietary Technology Supports the Increasingly Complex Needs of OEMs and Semiconductor Manufacturers. Our expertise in flow control, concentration management, particle characterization and temperature control has enabled us to develop process module technology that supports the increasingly complex needs of OEMs and semiconductor manufacturers. We incorporate our proprietary MultiFlo, STEP and PTI technology in our gas delivery solutions in order to support wafer processing throughput and equipment flexibility, reliability and uptime. As a result, several of the world’s leading OEMs and semiconductor manufacturers have selected our technology as the default standard on a number of their semiconductor capital equipment platforms for 200 millimeter and 300 millimeter diameter wafers.

      Design Expertise Enables Us to Satisfy Customer Needs. Our team of research scientists, product development personnel, manufacturing specialists, and hardware and software engineers are focused on making advancements in flow control and gas and chemical delivery. We have close relationships with OEMs and semiconductor manufacturers, which provide us with an understanding of their needs and technology requirements. This enables us to align our development plans with our customers’ technology and product road maps. Our customers recognize our expertise, and work with us in the design of their gas and chemical delivery requirements and the selection of module components for their new semiconductor equipment.

      Our Modules Provide Increased Performance and Lower Costs. We have substantially improved the gas and chemical delivery systems used in semiconductor capital equipment by using our advanced technology and engineering expertise to provide OEMs with a modular solution. Our gas modules, in particular, are highly configurable with standard options that can be selected and integrated late in the assembly and test cycle. Our OEM customers benefit from the ability to configure our modules for use interchangeably across multiple product platforms and to integrate them easily into their equipment. We believe that this substantially lowers their costs and reduces their manufacturing cycle time while enabling them to more quickly deliver higher-performance products to their customers. Additionally, semiconductor manufacturers benefit from our modules through improved efficiency and manufacturing performance and lower total cost of ownership.

      Local Support Around the World. We have built a global service and support organization capable of meeting the needs of both OEMs and semiconductor manufacturers at their facilities worldwide. We have over 80 application and customer support engineers located strategically around the world. By delivering support locally to OEMs and semiconductor manufacturers, we are able to assist them in solving their problems in shorter periods of time.

Our Strategy

      We are committed to being the leading supplier of high-performance gas and chemical delivery process modules to the semiconductor industry by leveraging our existing competitive position, innovative technology and process knowledge. Our strong competitive position comes from delivering what we believe to be the highest performance, most cost-effective product offerings in the markets that we serve. The key elements of our strategy are to:

      Capitalize on Our Leading Technology to Increase Market Share. We intend to continue to capitalize on our leadership in gas and chemical delivery technology to secure design wins for our products in each new generation of semiconductor capital equipment. In addition to pursuing our existing relationships with OEMs to create these opportunities, we intend to leverage our direct relationships with semiconductor manufacturers to increase their use of our products. We also plan to maintain our commitment to research and development to continue to introduce innovative products for gas and chemical delivery.

      Lead the Transition to Process Module Solutions. We are committed to leading the transition to the use of technology-based outsourced process modules by OEMs. We intend to further capitalize on this trend by developing gas and chemical delivery solutions for our customers that embed our technology to provide differentiated product performance, superior reliability and reduced cost of ownership.

      Continue Reshaping the Supply Chain. With our responsibility for module design and manufacturing, we expect to have the opportunity to further reduce costs by proactively managing our supply chain. We also intend to continue to make significant investments in logistics and supply chain management tools as well as enterprise systems. This will increase our manufacturing efficiency while further reducing manufacturing cycle time from order to delivery.

      Expand into Adjacent Markets. We intend to leverage our experience and track record in delivering process modules to OEMs, our technology leadership, our manufacturing skills and our global supply chain management capabilities to offer modules for adjacent markets. We believe there are significant market opportunities in related electronics and advanced technology markets, including micro-electromechanical systems, or MEMS, fuel cells and fiber optics.

      Selectively Pursue Strategic Acquisitions and Alliances. We intend to continue to evaluate and pursue opportunities to either acquire companies or technologies or enter into strategic alliances that will enhance or expand our business opportunities. We will consider strategic acquisitions and alliances that will enable us to expand our geographic reach, secure new customers, diversify into complementary product markets and broaden our technological capabilities and product offerings.

Technology

      We have invested significantly in the development of innovative technologies that we embed in our gas and chemical delivery modules and instruments. Our technology results from expertise in fluid dynamics, thermal heat transfer, physical chemistry, advanced electronics and software engineering. The primary objective of our technology development is to provide enhanced performance and reliability, while reducing semiconductor manufacturing costs.

      The technology that we have developed for our gas delivery modules and instruments includes the following:

•	MultiFlo Technology. Our MultiFlo technology incorporates software with sophisticated algorithms that enable configuration for any one of a number of gases and flow rates. Our MultiFlo flow control technology significantly reduces our manufacturing cycle time for gas delivery modules and instruments. In addition, we estimate that as few as nine of our MultiFlo MFCs address up to 85% of all the gas delivery applications in a typical fab, eliminating the need for hundreds of different MFCs. This enables OEMs and semiconductor manufacturers to cost effectively maintain the inventory needed to rapidly replace parts and significantly reduce equipment downtime.

•	STEP Technology. Our embedded MFC technology enables fast response in critical process applications. STEP utilizes a high-speed digital signal processor, or DSP, and employs an optimized sensor drive circuit to deliver improved yields by minimizing the damaging effects of pressure fluctuations and superior wafer-processing throughput.

      The technology that we have developed for our chemical delivery modules and equipment includes the following:

•	Particle Characterization Technology. Our particle characterization technology assesses particle size and distribution in slurries and other process chemistries, ensuring the integrity of chemical mechanical polishing, or CMP, processes.

•	Flow Control Technology. Our flow control technology measures and controls the flow of liquids used in the semiconductor manufacturing process.

•	Concentration Management Technology. Our concentration management technology measures the concentration of constituents in blended chemistries, ensuring the repeatability and precision of the manufacturing process.

Products

      To ensure the integrity and performance of the manufacturing process, semiconductor manufacturers require sophisticated control and measurement of the numerous gases and chemicals used in the semiconductor manufacturing process. Our products are utilized in many of the key steps used in the semiconductor manufacturing process, including ion implantation, physical vapor deposition, or PVD, etch, rapid thermal processing and wet processing such as electro-copper plating, or ECP, CMP and wafer cleaning.

      Our products consist of:

      Gas Delivery Modules. We design and manufacture process modules that precisely measure and control the delivery of high-purity process gases for semiconductor equipment. We combine our technologies and process knowledge to provide modules configured for specific gases and operating requirements. These modules typically come packaged in an enclosure with an integrated electronic control system and proprietary software. We provide the following gas delivery modules:

•	PTI Module. Our PTI module provides several process and cost of ownership benefits over conventional gas delivery systems. The PTI technology enables precise and repeatable flow control and output under adverse conditions. The module’s proprietary hardware and control system mitigates the effects of upstream pressure instability and eliminates the need for additional line pressure regulation. The PTI module employs our STEP technology for fast response to control commands, resulting in improved wafer processing throughput. The embedded MultiFlo technology reduces cost of ownership through decreased inventories, shorter mean time to repair, or MTTR, and less tool downtime.

•	Rate-of-Rise Module. Utilizing proprietary hardware and software algorithms, our rate-of-rise module provides in-situ verification and calibration of gas delivery. Our rate-of-rise technology removes the inherent problems associated with process chamber rate-of-rise validation methods.

•	Ratio Flow Splitter Module. Our Ratio Flow Splitter module precisely splits the incoming flow of gas into a ratio selected by the user for delivery into multiple zones of a process chamber. This enables even distribution of gas across the wafer, resulting in improved thin film uniformity. Utilizing application specific hardware and consolidated electronics, the Ratio Flow Splitter module enables greater control over semiconductor manufacturing processes while reducing the complexity and footprint compared to competing solutions.

      Chemical Delivery Modules and Equipment. We provide chemical delivery modules and equipment for both OEMs and semiconductor manufacturers. Our OEM solutions are point-of-use modules, whereas our semiconductor manufacturer solutions are bulk-delivery, fab-wide solutions. Through our laboratory testing of slurries from leading manufacturers, we have developed expertise in slurry properties and characterization. This has enabled us to improve semiconductor manufacturers’ CMP process performance by providing uniform copper and low-K dialectric material removal with low dishing, erosion and surface defects. We provide the following chemical delivery modules and equipment:

•	OEM Point-of-Use Modules. Our point-of-use slurry blending module for CMP processes uses advanced slurries and additives to achieve the process specifications for particle size, distribution and composition. We also provide chemical analysis and titration modules that analyze and re-balance the constituent chemistries in order to maintain and extend the life of a chemical batch used for polishing, cleaning and plating processes. Our chemical blending, delivery and wet-cleaning modules are designed to meet OEM’s customer-specific process requirements.

•	Vapor Delivery System. Our Vapor Delivery System, or VDS, is a precision, high-pressure fluid control system. Our VDS provides several advantages over conventional liquid flow meter and vaporizer configurations, including reduced footprint and reduced gas pressurization and line heating costs. In addition, chemical consumption is reduced as a result of converting 100% of the liquid to vapor on demand, minimizing the impact to wafer yield.

•	MegaFlow Slurry Blending Equipment. Our fab CMP slurry blending distribution equipment provides bulk slurry blending to user-selected recipes using concentrated slurry, de-ionized water and multiple chemical additives, and can be delivered to the point-of-use or to a distribution station in the fab serving several points-of-use. Our equipment typically supports semiconductor manufacturer polishing lines with up to ten individual CMP polishers depending upon system design, process demand and slurry blending requirements. Our equipment meets process specifications of leading semiconductor manufacturers and features in-situ analytical capability for blend verification including density, pH, temperature and flow rate.

•	MegaBlend Chemical Blending Equipment. Our fab chemical blending equipment blends or dilutes chemicals fed from remote bulk chemical distribution equipment to provide blending of up to three chemicals or two chemicals and de-ionized water to precise volumetric accuracy relative to the incoming chemistry.

•	MegaPure Chemical Distribution Equipment. Our fab chemical distribution equipment provides high-purity polishing filtration and submicron particle performance for specialty chemicals used in the semiconductor manufacturing process and provides built-in redundancy and storage for high volume distribution to multiple use points throughout the fab.

      Mass Flow Controllers. Our MultiFlo MFCs can be easily configured for any one of a number of gases and flow rates through our proprietary software. MFCs are the critical instrument on the gas stick that measures and controls gas flow to the process chamber. Our MFC products, which are marketed under the brand name UNIT Instruments, have been selected as a default standard by several of the leading OEMs because of their high degree of accuracy and repeatability, superior flow stability and configurability.

      Temperature Instruments. Our specialty temperature sensors and heaters are incorporated in semiconductor manufacturing equipment. Our products are used for testing, monitoring and controlling temperature levels during the semiconductor manufacturing process. Our products are typically custom engineered for OEMs during the initial equipment research and development phase.

      Thermal Control Equipment. Our precision thermal control equipment utilizes liquid and forced-air media and is used for OEM equipment cooling and freeze-drying applications. Our products are applied in a wide range of research and industrial instrument applications for testing electronics components, pharmaceutical research and materials analysis.

      Other Products. We design and manufacture process modules and instruments that precisely measure and control the delivery of high-purity process gases and chemicals used in the manufacturing of a variety of electronic and industrial products. Our UNIT Process Flow Products line is specifically designed for flow and pressure control of gases and chemicals used in the manufacturing of flat panel displays, fiber optics, fuel cells and MEMS devices, as well as in some industrial vacuum, environmental and analytical applications.

Manufacturing

      We are a preferred module supplier to many leading semiconductor OEMs. In order to meet the strict requirements of our customers for quality and timely delivery we have established global manufacturing operations that enable us to provide gas and chemical delivery process modules on a just-in-time basis, in most cases without regard to order size or changes in specifications. All of our manufacturing processes are based on a quality business system that starts in the sales cycle and continues through customer service and support. We operate clean room manufacturing facilities in the United States in Texas, California and Oregon as well as in Ireland and South Korea. Each of our manufacturing facilities, with the exception of Tempe, Arizona, is ISO 9001 certified and each of our service facilities is ISO 9002 certified.

      In order to manage customer change requests we use a software configuration tool to automate the engineering design and redesign processes. This tool works directly with our manufacturing resource planning system in order to streamline the procurement, inventory management and manufacturing processes. We also use consignment material stocking programs in order to better manage changing customer requirements. These approaches enable us to significantly reduce our inventory levels and maintain flexibility.

      As the largest manufacturer of gas and chemical delivery process modules, we are helping to lead the integration of our industry’s supply chain. We believe our close relationships with key suppliers enable us to receive a level of supplier support that substantially strengthens our competitive advantage. We have also developed an Internet-based system that provides our suppliers with a daily report of their delivery performance and product quality. This results in closer communication with our suppliers and reduces the amount of time we need to spend on inspecting products and managing returns.

      We have received service and quality awards from both key customers and independent quality organizations for our performance and quality business processes.

Customers

      We market and sell our products principally to OEMs and semiconductor manufacturers. We also market and sell our products to equipment manufacturers in a variety of other industries, including flat panel displays, fiber optics, fuel cells and MEMS devices, as well as certain industrial vacuum, environmental and analytical applications.

      Semiconductor Customers. Sales to semiconductor OEMs and their outsource manufacturers and semiconductor manufacturers represented substantially all of our revenue for 2001, 2002 and 2003. We anticipate that sales of our products to the semiconductor industry will continue to account for most of our revenue for the foreseeable future.

      Our ten largest customers, including semiconductor OEMs and their outsource manufacturers, as well as to semiconductor manufacturers, by revenue for the year ended December 31, 2003, were:

OEMs	Semiconductor manufacturers	Outsource manufacturers

• Applied Materials, Inc. • Lam Research Corporation • Novellus Systems, Inc. • Tokyo Electron Corporation	• Agilent Technologies, Inc. • Chartered Semiconductor Manufacturing Ltd. • Taiwan Semiconductor Manufacturing Company • Largest PC microprocessor manufacturer	• Ultra Clean Holdings, Inc. • Wolfe Engineering, Inc.

      These ten customers accounted for approximately 87% and 75% of our revenue for the three months ended March 31, 2004 and 2003, respectively, and 76%, 80% and 74% of our total revenue for the years ended December 31, 2003, 2002 and 2001. Sales to Applied Materials represented approximately 55% and 52% of our total revenue for the three months ended March 31, 2004 and 2003, respectively, and 51%, 60% and 52% of our total revenue for the years ended December 31, 2003, 2002 and 2001.

      Flat Panel Display Customers. We sell our products to flat panel display capital equipment manufacturers. Flat panel display manufacturing has fabrication processes similar to those used in manufacturing semiconductors.

      Other Customers. We sell our products to equipment manufacturers and producers of end products in several industrial markets. Our products are used in a variety of analytical, scientific and medical applications and in advanced technology capital equipment for the manufacturing of fiber optic cables, light emitting diodes, or LEDs, organic LEDs, and biochemical and MEMS devices. In addition, they are used in the PVD processes used by data storage equipment manufacturers and in the production of optical and thin-film layers used on a variety of products.

Sales and Support

      Our products are sold primarily through a direct sales force to customers in the United States, Europe and Asia. We believe providing local, responsive service and support helps to reduce equipment downtime. For this reason, we have developed a regional service and support infrastructure through our service centers and authorized representatives located in the United States, as well as internationally in Ireland, Japan, the People’s Republic of China, Singapore, South Korea and Taiwan, to provide OEMs and semiconductor manufacturers with service and support 24 hours a day, seven days a week. We believe that strong OEM and semiconductor manufacturer satisfaction increases industry acceptance of our technology and products.

      We also offer our products through a network of manufacturer representatives, who each bring specific industry expertise and established customer relationships. This provides us with broad geographic coverage of process industries, such as agriculture and petrochemicals.

Research and Development

      Our industry continues to experience rapid technological change, requiring us to continuously invest in technology and product development and to regularly introduce new products and features. As of March 31, 2004, we employed 83 engineers and scientists engaged in technology and product development. Our chemical testing capabilities include chemical blending and distribution characteristics and analysis of CMP slurry properties, including pH, density, constituent concentration and particle size distribution. Our testing capabilities also enable us to evaluate multiple supplier liquid components for our chemical delivery modules and equipment.

      Our technological expertise is demonstrated in our process modules, which incorporate fluid dynamics, thermal heat transfer, physical chemistry, advanced electronics and software engineering. Through collaboration with OEMs, semiconductor manufacturers and materials suppliers, we work to anticipate changes in technology requirements, the marketplace and emerging industry standards to efficiently focus our research and development efforts.

      Research and development expenses were $2.5 million for the three months ended March 31, 2004, $9.9 million in the year ended December 31, 2001, $9.2 million in the year ended December 31, 2002 and $7.3 million in the year ended December 31, 2003. We continue to invest in product development to maintain our technological and market leadership. Areas of focus include new products for 300 millimeter platforms, advanced liquid flow control and integrated point-of-use solutions for ECP, chemical blending and replenishment, slurry blending and delivery and wet cleaning applications. We perform our research and development engineering activities principally at our facilities in Yorba Linda, California and Tempe, Arizona.

Competition

      Our industry is highly competitive and rapidly evolving. While we believe we are uniquely positioned as a gas and chemical process module supplier, we have three categories of competitors: subsystem and component suppliers, OEMs’ internal engineering groups and outsource manufacturers. Our competitors are primarily public companies that compete against us in the design and manufacturing of either critical instruments or semiconductor capital equipment process modules. The largest subsystem and components suppliers have focused their efforts primarily on other elements of the semiconductor capital equipment outsourcing market, namely power management, vacuum and wafer handling. Some of our current and future competitors may have greater financial and other resources than we do.

      The primary competitive factors in our industry are flow control technology, quality, price, service and historical customer relationships. We provide our customers with:

•	flow control and gas and chemical delivery technology;

•	high-performance modular solutions;

•	design expertise;

•	collaborative product development;

•	high product quality and reliability;

•	reduced inventory requirements;

•	flexible product delivery; and

•	global support.

      We believe these capabilities provide us with the ability to compete favorably in the gas and chemical delivery process module markets.

Employees

      As of March 31, 2003, we had 1,290 full-time and temporary employees, 51 of whom were engaged in research and development, 44 in sales, marketing and product development, 12 in sustaining and application engineering, 36 in customer service and support, 118 in finance and administration and 1,029 in operations. As of March 31, 2004, none of our employees were represented by a labor union, and we have not experienced any work stoppages. We consider our relations with our employees to be good.

Facilities

      Our corporate headquarters is a 94,100 square foot facility in Milpitas, California that we occupy under a lease that will expire in 2005. We lease additional facilities with a collective total of approximately 431,200 square feet in Arizona, California, Oregon, Texas, Ireland, Singapore and South Korea, all under leases with expiration dates ranging from 2004 to 2027 and own a 32,900 square foot facility in New York. We maintain engineering and manufacturing operations in our Arizona, California, New York, Oregon, Texas, Ireland and South Korea locations, and sales and customer support centers in all of our locations. We believe we have adequate facilities to meet our currently anticipated requirements and that suitable or substitute facilities will be available if required.

      The following table provides the total square footage, the nature of the operations and the total square footage of manufacturing and cleanroom facilities at each facility we lease or own. This table aggregates facilities by site for ease of presentation.

			Functions
	Total				Manufacturing &
	Square		Engineering/		Cleanroom
Manufacturing and/or Service Facilities	Feet	R&D	Manufacturing	Service	Facilities

Austin, Texas	142,400 (1)	X	X	X	34,200
Yorba Linda, California	82,800	X	X	X	17,500
Stone Ridge, New York	32,900	X	X	X	20,000
Tualatin, Oregon	76,600	X	X	X	45,100
Tempe, Arizona	76,600	X	X	X	23,500
Redwood City, California	16,100	X	X	X	8,340
Dublin, Ireland	27,200		X	X	15,000
Sungham City, South Korea	6,400		X	X	1,300
Singapore	3,100			X	400

	464,100				165,340

(1)	We sublease 5,463 square feet of this facility to Kinetic Systems.

Intellectual Property

      Our success depends, in part, upon our ability to maintain and protect our proprietary technology and to conduct our business without infringing the proprietary rights of others. We rely on patent, copyright, trademark and trade secret protection, as well as contractual restrictions, in the United States and in other countries to protect our proprietary rights in our products and our business.

      As of March 31, 2004, we had 41 patents in the United States and 28 patents in other countries. These patents expire at various years through 2023. No patents that we consider significant expire during the next five years. In addition, as of March 31, 2004, we had 90 patent applications pending worldwide, including 30 United States applications, 53 foreign national stage applications and seven Patent Cooperation Treaty applications. We do not know whether our current patent applications, or any future patent applications that we may file, will result in a patent being issued with the scope of the claims we seek, or at all, or whether any patents we may receive will be challenged or invalidated. Even if additional patents are issued, our patents might not provide sufficiently broad coverage to protect our proprietary rights or to avoid a third party claim against one or more of our products or technologies.

      We have a number of trademarks that we consider important to our business, including Celerity, the Celerity logo, UNIT, MultiFlo, FloGuard, STEP, MegaBlend and MegaFlow. These trademarks are protected by registration in the United States and other countries in which we market our products.

      We routinely require our employees, customers, suppliers and potential business partners to enter into confidentiality and non-disclosure agreements before we disclose to them any sensitive or proprietary information regarding our products, technology, or business plans. We require employees to assign to our company proprietary information, inventions and other intellectual property they create, modify or improve.

      Legal protections afford only limited protection for our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Others might independently develop similar or competing technologies or methods or design around our patents. In addition, leading companies in the semiconductor industry have extensive patent portfolios and other intellectual property with respect to semiconductor technology. In the future, we might receive claims that we are infringing intellectual property rights of others or that our patents or other intellectual property rights are invalid.

      We have invested significant time and resources in our technology, and we may be required to enforce our intellectual property rights against one or more third parties. In the future, litigation may be necessary to defend against claims of infringement or invalidity, to determine the validity and scope of our proprietary rights or those of others, to enforce our intellectual property rights or to protect our trade secrets. Intellectual property litigation is expensive and time consuming and could divert management’s attention from running our business. If an infringement claim against us resulted in a ruling adverse to us, we could be required to pay substantial damages, cease the use or sale of infringing products and expend significant resources to develop non-infringing technology, discontinue the use of certain technology or obtain a license to the technology. We cannot predict whether a license agreement would be available, or whether the terms and conditions would be acceptable to us. In addition, many of our customer contracts contain provisions that require us to indemnify our customers for third party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. Adverse determinations could also prevent us from licensing our technologies and methods to others.

Governmental Regulation

      Our operations are subject to federal, state and local regulatory requirements and foreign laws, relating to environmental, waste management and health and safety matters, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of contaminants, hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. We cannot assure you that we will not incur material costs and liabilities or that our past or future operations will not result in exposure to injury or claims of injury by employees or the public. Although some risk of costs and liabilities related to these matters is inherent in our business, as with many similar businesses, we believe that our business is operated in substantial compliance with applicable regulations. However, new, modified or more stringent requirements or enforcement policies could be adopted, which could adversely affect us.

Legal Proceedings

      On March 19, 2004, Alfa Laval Inc. filed a lawsuit relating to its October 2003 purchase of BioKinetics, Inc., a subsidiary of KGI, for a purchase price of $29.9 million. The complaint alleges that we breached a number of our representations and warranties in the Stock Purchase Agreement between us and Alfa Laval and that we and certain of our current and former officers acted fraudulently or negligently in accounting for intra-company transactions and presenting financial information about BioKinetics to Alfa Laval. At this time, Alfa Laval has not specified the amount of damages that it is seeking. While we intend to defend ourselves vigorously in this matter, the outcome of litigation is uncertain and may not be resolved in a manner that is favorable to us. In addition, the litigation may require the attention and time of our officers. Kinetic Systems has agreed to indemnify us for obligations that we may incur in connection with this lawsuit.

MANAGEMENT

Executive Officers and Directors

      Our executive officers, current directors, a director to be appointed upon completion of this offering and other significant employees, their ages as of March 31, 2004, and their positions, are as follows:

Name	Age	Position

Executive officers and directors:
David J. Shimmon	45	Chief Executive Officer and Chairman
Daniel C. Rubin	40	President
John R. Ferron	39	Chief Financial Officer
John Goodman	33	Executive Vice President, General Counsel and Secretary
R. David Andrews*	41	Director
Grant G. Behrman*	49	Director
Patrick J. Fallon*	45	Director
Milan Mandaric	65	Director
William M. Matthes	43	Director
Jeffrey L. Ott	42	Director
Frank L. Schiff	44	Director
David Shorrock*	36	Director
J. Edward Virtue*	43	Director
Director to be appointed upon completion of offering:
Daniel C. Rubin	40	Director nominee
Significant employees:
Albert Climent	41	Senior Vice President, Worldwide Sales & Customer Support
Joseph W. Foster	39	Senior Vice President, Technology
		and Marketing
Anthony La Rosa	35	Senior Vice President, Administration
Albert (Hong Chuan) Ooi	48	Senior Vice President, Global Operations

*	Will resign upon completion of this offering.

      David J. Shimmon has served as our Chief Executive Officer since October 1999, as one of our directors since August 2000 and as the Chairman of our board of directors since October 2000. Since March 1996, Mr. Shimmon has also served as President and Chief Executive Officer of KGI and its predecessor entities. From October 1998 to August 2000, Mr. Shimmon also served as President and Chief Operating Officer of USFilter. From January 1998 to October 1998, Mr. Shimmon served as President of USFilter’s Industrial Products and Services Group. Mr. Shimmon joined Kinetic Systems in 1990 as an Executive Vice President.

      Daniel C. Rubin has served as President of our operating subsidiary Celerity Group, Inc., a California corporation, or CGI, since August 2001. Upon completion of this offering, Mr. Rubin will be appointed as our President and elected to our board of directors. Mr. Rubin previously served as one of our directors from August 2000 until August 2003. Mr. Rubin joined Kinetic Systems in October 1989 and has held several positions, including President of the Electronics Division of KGI, with responsibility for CGI and the process systems equipment manufacturing operations of Kinetic Systems, from March 1998 to July 2001 and Vice President, Sales and Marketing of KGI from January 1994 to February 1998.

      John R. Ferron has served as our Chief Financial Officer since February 2000. From February 1998 to February 2000, Mr. Ferron served as Senior Finance Director and Division Controller of the commercial computing group of Compaq Computer Corporation, a computer manufacturer.

      John Goodman has served as our Executive Vice President, General Counsel and Secretary since December 2002 and as our Vice President, General Counsel and Secretary from May 2000 to December 2002. Mr. Goodman has also served in these same positions during these time periods for KGI and Kinetic Systems. Mr. Goodman joined Celerity in November 1998 as the General Counsel and Secretary of KGI and Kinetic Systems.

      R. David Andrews has served as one of our directors since January 2002. Mr. Andrews is the founder, and since April 1995 has served as the managing partner, of the private equity investment firm, Gryphon Investors, which is comprised of various affiliated entities, including Gryphon Partners. Mr. Andrews is President and Managing Member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners II, L.P. Mr. Andrews also serves on the boards of directors of several private companies.

      Grant G. Behrman has served as one of our directors since August 2000. From February 1991 to the present, Mr. Behrman has been a founding managing partner of a private equity investment firm, Behrman Capital, which is comprised of various affiliated entities, including Behrman Capital III L.P. Mr. Behrman is a managing member of Behrman Brothers III L.L.C., which is the sole general partner of Behrman Capital III L.P. Mr. Behrman also serves on the board of directors of The Management Network Group, Inc., a provider of management consulting services, and several private companies.

      Patrick J. Fallon has served as one of our directors since August 2003. Mr. Fallon has been a partner and officer of Gryphon Investors and a member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners, since May 2003. From November 2000 to January 2003, Mr. Fallon served as the West Coast Head of Corporate Finance and Head of Private Equity Coverage with Credit Suisse First Boston, an investment banking and financial services firm. From January, 1994 to November, 2000, Mr. Fallon served as Managing Director of Donaldson, Lufkin and Jenrette, an investment firm which was acquired by Credit Suisse First Boston in November 2000.

      Milan Mandaric has served as one of our directors since August 2000. Mr. Mandaric is a private investor. Since October 1989, Mr. Mandaric has also served as Chairman and Chief Executive Officer of MM Holdings International, a private equity investment firm. From 1994 to November 1997, Mr. Mandaric was Chairman and Chief Executive Officer of Elexsys International, Inc., a printed circuit board and backpanel manufacturer. Previously, he was founder, Chairman and President of Sanmina-SCI Corporation, an electronics contract manufacturer. Mr. Mandaric is a limited partner of Behrman Capital. Mr. Mandaric is also an adviser of Behrman Capital and from time to time assists Behrman Capital in connection with identifying and making investments and co-invests with Behrman Capital. Mr. Mandaric has not received any salary or other fees from Behrman Capital.

      William M. Matthes has served as one of our directors since August 2000. From April 1996 to the present, Mr. Matthes has served as a partner of Behrman Capital, a private equity investment firm. Mr. Matthes was promoted to Managing Partner of Behrman Capital in January 1999. Mr. Matthes is a managing member of Behrman Brothers III, L.L.C., which is the sole general partner of Behrman Capital III L.P. Mr. Matthes also serves on the boards of directors of The Management Network Group, Inc., a provider of management consulting services, and several private companies.

      Jeffrey L. Ott has served as one of our directors since August 2003 and previously served as one of our directors from August 2000 to May 2001. Since 2001, Mr. Ott has served as a partner and officer of Gryphon Investors and a member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners. Prior to joining Gryphon, Mr. Ott served as a Managing Director and Partner of DB Capital Partners, Inc., a private equity investment firm.

      Frank L. Schiff has served as one of our directors since May 2001. Since February 2003, Mr. Schiff has served as a Managing Director of MidOcean US Advisor, LP, the management company for MidOcean Partners, a private equity investment firm, and of MidOcean Associates SPC, the general partner of MidOcean Partners. Mr. Schiff is also an officer of the entity that controls MidOcean Celerity. From October 1999 to February 2003, Mr. Schiff served as a Managing Director of DB Capital Partners, Inc., a private equity investment firm. From January 1992 to September 1999, Mr. Schiff was a partner at White & Case, L.L.P.

      David Shorrock has served as one of our directors since November 2003. Mr. Shorrock has served as an officer of DB Capital Partners, Inc. since July 2000. Prior to joining DB Capital Partners, Inc., Mr. Shorrock served as Vice President of Electra Partners from March 1997 to July 2000.

      J. Edward Virtue has served as one of our directors since May 2003 and previously from May 2001 to April 2003. Since February 2003, Mr. Virtue has served as a Managing Director and the Chief Executive Officer of MidOcean US Advisor and of MidOcean Associates. Mr. Virtue also controls the managing member of MidOcean Celerity. From June 1999 to February 2003, Mr. Virtue served as Chairman and Chief Executive Officer of DB Capital Partners, Inc., a private equity investment firm. From September 1997 to June 1999, Mr. Virtue served as President of the investment banking division of B.T. Alex. Brown, Inc. and President of Deutsche Banc Alex. Brown from June 1999 to December 1999.

      Albert Climent has served as our Senior Vice President, Worldwide Sales & Customer Support since June 2003. From September 1992 to May 2003, Mr. Climent served as Vice President/ General Manager of an international business unit of Read Rite Corporation, a provider of thin film magnetic recording for data storage OEMs products.

      Joseph W. Foster has served as our Senior Vice President, Technology and Marketing since January 2003. From January 1999 until January 2003, Mr. Foster served as our Senior Vice President, Customer Interface and Marketing. From April 1996 to December 1998, Mr. Foster served as Vice President of Insync Systems, Inc., a designer and manufacturer of gas delivery subassemblies.

      Anthony La Rosa has served as our Senior Vice President of Administration since August 2003, responsible for Administration, Enterprise IT, Human Resources, Facilities and Safety. From August 2000 to August 2003, Mr. La Rosa served as our Vice President of Enterprise IT and served as Vice President of Enterprise Systems for Kinetics Group Inc. from September 1999 to August 2000. Mr. La Rosa joined Kinetic Systems in September of 1996.

      Albert (Hong Chuan) Ooi has served as our Senior Vice President, Global Operations since September 2000. From May 1997 to August 2000, Mr. Ooi served as Vice President, Santa Clara Manufacturing of 3Com Corporation, a provider of networking products and solutions.

Board Composition

      Our board of directors currently consists of ten members. Messrs. Andrews, Behrman, Fallon, Shorrock and Virtue will resign from our board of directors upon and subject to the completion of this offering, and Mr. Rubin will be appointed to our board of directors. In addition, following the completion of this offering, we intend to appoint three additional independent directors to our board of directors. As a result, our board of directors will consist of nine members upon completion of this offering.

      Pursuant to the unitholders agreement we entered into with Kinetic Systems, KH LLC and the unitholders of KH LLC, each of Behrman Capital, MidOcean and Gryphon Partners have the right to appoint two members to our board of directors. Of the two directors that each of these entities has the right to appoint to our board, one must be qualified to serve on our audit committee pursuant to the applicable rules and regulations of the SEC and The Nasdaq Stock Market. In addition, for as long as Behrman Capital, MidOcean and Gryphon Partners have the right to appoint two members to our board of directors, our board may not consist of fewer than six members or more than nine members without the consent of Behrman Capital, MidOcean and Gryphon Partners. In addition, each of TCP and Ares has the right to designate one observer to our board of directors for as long as it owns either at least a majority of the common units of KH LLC issued to it in connection with the Restructuring or any of their loans made by it in connection with the Restructuring.

      There are no family relationships among any of our directors or executive officers.

Board Committees

      Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and governance committee.

      Our audit committee will consist of Mr. Mandaric and two additional independent directors that we intend to appoint to our board of directors upon the completion of this offering. The audit committee reviews and evaluates our financial statements, accounting practices and our internal audit and control functions, makes recommendations to our board regarding the selection of our independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. Mr. Mandaric meets the independence and other requirements to serve on our audit committee under the rules of The Nasdaq Stock Market.

      Our compensation committee will consist of Messrs. Matthes, Ott and Schiff, each of whom qualifies as an independent director under the rules of The Nasdaq Stock Market. The compensation committee reviews and makes recommendations to our board concerning the compensation and benefits of our officers and directors, administers our stock option and employee benefits plans and reviews general policy relating to compensation and benefits.

      Our nominating and governance committee will consist of Messrs. Matthes, Ott and Schiff, each of whom qualifies as an independent director under the rules of The Nasdaq Stock Market. The nominating committee and governance identifies, evaluates and recommends nominees for membership on our board of directors and is also responsible for the oversight of corporate governance matters.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Our full board of directors made all compensation decisions prior to the creation of our compensation committee.

Director Compensation

      The three independent directors that we intend to appoint to our board of directors following the completion of this offering will receive $50,000 in annual compensation for their services as one of our directors. Our other directors will not receive cash compensation for their services as directors. All of our directors are reimbursed for their reasonable expenses in attending board and board committee meetings. Mr. Mandaric has been granted the following options to purchase shares of our common stock under our 2000 Stock Option Plan or 2002 Stock Option Plan B or awards of stock under our 2000 Deferred Stock Plan:

•	In October 2000, we granted Mr. Mandaric an option under our 2000 Stock Option Plan to purchase 579,520 shares of our common stock at an exercise price of $3.00 per share.

•	In August 2001, we awarded Mr. Mandaric 579,520 shares of our common stock under our 2000 Deferred Stock Plan. In July 2002, we converted these shares into an option under our 2002 Stock Option Plan B to purchase 695,424 shares of our common stock at an exercise price of $3.00 per share. This option was cancelled in connection with the Restructuring.

•	In November 2003, we granted Mr. Mandaric an option under our 2000 Stock Option Plan to purchase 4,711,359 shares of our common stock at an exercise price of $0.75 per share.

      Each director will be eligible to participate in our 2004 Equity Incentive Plan. Under this plan, option grants to directors who are not our employees, employees of a parent or subsidiary of ours or affiliated with one of our 10% or greater stockholders will be automatic and non-discretionary. Each non-employee director who is not affiliated with one of our 10% stockholders who becomes a member of our board of directors on or after the date of this offering will be granted an option to purchase                 shares of our common stock as of the date that director joins the board. Immediately after each annual meeting of our stockholders, each non-employee director who is not affiliated with one of our 10% stockholders will be granted an option to purchase                 shares of our common stock, provided, that the director is a member of our board of directors on that date and has served continuously as a member of the board of directors for a period of at least twelve months since the last option grant to the director. If less than twelve months have passed, then the number of shares subject to the option granted will be equal to                multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days.

      Each option will have an exercise price equal to the fair market value of our common stock on the date of grant. The options will have ten-year terms and will terminate three months after the date the director ceases to be a director or consultant or twelve months if the termination is due to death or disability. All options granted to non-employee directors not affiliated with one of our 10% stockholders who first became members of our board of directors after the date of this offering will vest over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 2.08333% of the shares vesting monthly thereafter. In the event of our dissolution or liquidation or a change in control transaction, options granted to our non-employee directors not affiliated with one of our 10% stockholders under the plan will become 100% vested and exercisable in full.

Executive Compensation

      The following table presents information regarding the compensation awarded to, earned by or paid to our chief executive officer and each of our three other most highly compensated executive officers during the year ended December 31, 2003. We refer to these four executive officers as our named executive officers. The compensation table excludes other compensation in the form of perquisites and other personal benefits to a named executive officer where that compensation constituted less than 10% of the named executive officer’s total annual salary and bonus in the year ended December 31, 2003.

Summary Compensation Table

			Long-Term
			Compensation
			Awards

	Annual Compensation		Securities
			Underlying
Name and Principal Positions	Salary	Bonus	Options

David J. Shimmon	$750,000	$—	22,850,109
Chief Executive Officer and Chairman
Daniel C. Rubin	425,000	—	6,968,708
President
John R. Ferron	292,500	188,000	4,229,851
Chief Financial Officer
John Goodman	250,000	166,000	3,136,321
Executive Vice President, General Counsel and Secretary

Option Grants in 2003

      The following table presents information regarding grants of stock options to acquire shares of our common stock during the year ended December 31, 2003 to our named executive officers. All of the options listed on the following table were immediately vested with respect to 25% of the shares underlying the option on the date of grant, with the remaining shares vesting monthly over four years. The options expire ten years from the date of grant, were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant and accelerate in full upon a change in control of Celerity. The percentage of total options granted to employees in the year ended December 31, 2003 is based on options to purchase a total of 57,528,626 shares of our common stock granted in 2003.

					Potential Realizable
	Individual Grants				Value At Assumed
					Annual Rates
	Number of	% of Total			of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees	Price	Expiration
Name	Granted	in 2003	Per Share	Date	5%	10%

David J. Shimmon	22,850,109	39.7%	$0.75	11/5/13
Chief Executive Officer and Chairman
Daniel C. Rubin	6,968,708	12.1	$0.75	11/5/13
President
John R. Ferron	4,229,851	7.4	$0.75	11/5/13
Chief Financial Officer
John Goodman	3,136,321	5.5	$0.75	11/5/13
Executive Vice President, General Counsel and Secretary

      Potential realizable values are calculated by:

•	multiplying the number of shares of our common stock subject to a given option by the assumed initial public offering price of $ per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•	subtracting from that result the total option exercise price.

      The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth.

Unexercised Stock Options and Option Values

      The following table presents the number of shares of our common stock subject to unexercised options held by our named executive officers at December 31, 2003 and the value of the unexercised options that are in-the-money. Such value is calculated based on the difference between an assumed initial public offering price of $           per share and the exercise price for the shares underlying the option, multiplied by the number of shares underlying the option. None of the named executive officers exercised any options to purchase our common stock in 2003.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options at		In-The-Money Options
	December 31, 2003		at December 31, 2003

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

David J. Shimmon	7,549,393	18,874,716
Chief Executive Officer and Chairman
Daniel C. Rubin	2,307,629	6,252,229
President
John R. Ferron	1,260,304	3,377,547
Chief Financial Officer
John Goodman	941,794	2,479,277
Executive Vice President, General Counsel and Secretary

Employment Agreements and Change of Control Arrangements

      We entered into an employment agreement on October 8, 2003 with John R. Ferron, our Chief Financial Officer. This letter established Mr. Ferron’s initial annual base salary at $292,500 per year, and provides for an annual bonus in a range from 30% to 120% of his base salary. The bonus will be earned based upon the satisfaction of certain metrics to be agreed upon by Mr. Ferron and our Chief Executive Officer in consultation with our Compensation Committee. The letter provides that if Mr. Ferron is terminated either constructively or without cause, then he will receive:

•	a severance payment equal to 18 months of his then current base salary;

•	full acceleration for the vesting and exercisability for that portion of the options to purchase our common stock awarded to Mr. Ferron by us and held by Mr. Ferron that would have vested within two years of his termination date; and

•	a two year post-termination exercise period for all vested options held by Mr. Ferron.

      We entered into an employment agreement on October 8, 2003 with John Goodman, our Executive Vice President, General Counsel and Secretary. This letter established Mr. Goodman’s initial annual base salary at $250,000 per year, and provides for an annual bonus in a range from 30% to 120% of his base salary. The bonus will be earned based upon the satisfaction of certain metrics to be agreed upon by Mr. Goodman and our Chief Executive Officer in consultation with the Compensation Committee. The letter provides that if Mr. Goodman is terminated either constructively or without cause, then he will receive:

•	a severance payment equal to 18 months of his then current base salary;

•	full acceleration for the vesting and exercisability for that portion of the options to purchase our common stock awarded to Mr. Goodman by us and held by Mr. Goodman that would have vested within two years of his termination date; and

•	a two year post-termination exercise period for all vested options held by Mr. Goodman.

      In the event of a Change of Control, as defined in the 2000 Stock Option Plan, all shares subject to the options granted to Messrs. Ferron and Rubin in November 2003 that are unvested at the time of the Change of Control will vest in full.

Employee Benefit Plans and Option Grants

     2000 Stock Option Plan

      We have historically granted options to purchase our common stock under our 2000 Stock Option Plan. Our board of directors adopted our 2000 Stock Option Plan in October 2000. As of December 31, 2003, there were outstanding options to purchase a total of 67,671,675 shares of our common stock under this plan, and 5,395,468 shares remained available for future grants. Options granted under our incentive option plan are subject to terms substantially similar to those described below with respect to options to be granted under our 2004 Equity Incentive Plan. This plan will terminate immediately prior to the completion of this offering, and no further options will be granted under this plan. However, the termination of this plan will not affect any outstanding options, which will remain outstanding until they are exercised, terminate or expire.

      In the event of a change in control of Celerity, our compensation committee may, in its discretion, provide that options then outstanding under the 2000 Stock Option Plan will be accelerated and become immediately exercisable. The plan also gives the compensation committee discretion, in the event of such a change in control transaction, to substitute for shares of our common stock subject to options outstanding under the plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for our common stock in such transaction, or, if higher, the highest fair market value of our common stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The compensation committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction.

      In connection with the separation of Kinetic Systems from our company as part of the Restructuring, in order to preserve the intrinsic value of the options issued under our 2000 Stock Option Plan, the number of shares subject to these options was increased and the exercise prices of these options were decreased. As a result, the 67,446,918 shares of common stock subject to options outstanding on the date of the restructuring issued under our 2000 Stock Option Plan, having a weighted average exercise price of $1.09 per share, became 82,252,339 shares of common stock subject to outstanding options having a weighted average exercise price of $0.89 per share.

2002 Stock Option Plan B

      Our board of directors adopted the 2002 Stock Option Plan B in June 2002 in order to provide stock option awards in substitution for awards of our common stock under our 2000 Deferred Stock Plan that were converted on July 1, 2002. We reserved 5,250,000 shares for issuance under the 2002 Stock Option Plan B. On July 1, 2002, we issued options to purchase 5,135,424 shares of our common stock under this plan.

      The following table sets forth the number of shares subject to options granted under the 2002 Stock Option Plan B to our executive officers and directors:

Shares Subject
Name	to Options

David J. Shimmon	1,740,000
Chief Executive Officer and Chairman
Daniel C. Rubin	1,020,000
President
John R. Ferron	240,000
Chief Financial Officer
John Goodman	150,000
Executive Vice President, General Counsel and Secretary
Milan Mandaric	695,424
Director

      All options issued under our 2002 Stock Option Plan B were cancelled in connection with the Restructuring.

     2004 Equity Incentive Plan

      In June 2002, our board of directors adopted and our stockholders approved our 2002 Equity Incentive Plan, which in April 2004 we amended and renamed as our 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan will become effective on the date of this prospectus. The 2004 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses.

      The 2004 Equity Incentive Plan will be administered by the compensation committee of our board of directors, each member of which is an outside director as defined under applicable federal tax laws. Our compensation committee will have the authority to interpret this plan and any agreement entered into under the plan, grant awards and make all other determinations for the administration of the plan.

      Our 2004 Equity Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant.

      The maximum term of the options granted under our 2004 Equity Incentive Plan is ten years. The awards granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Our compensation committee may allow exceptions to this restriction for awards that are not incentive stock options. Options granted under our 2004 Equity Incentive Plan generally expire three months after the termination of the optionee’s service to us or to a parent or subsidiary of ours, or 12 months if the termination is due to death or disability. In the event an optionee’s service to us or to a parent or subsidiary of ours is terminated for cause, such optionee’s options shall expire on the optionee’s termination date. In the event of a liquidation, dissolution or change in control transaction, except for options granted to non-employee directors, our compensation committee may, in its discretion, provide that options then outstanding under the 2004 Equity Incentive Plan will be accelerated and become immediately exercisable. The plan also gives the compensation committee discretion, in the event of such a change in control transaction, to substitute, for shares of our common stock subject to options outstanding under the plan, shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for our common stock in such transaction, or, if higher, the highest fair market value of our common stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The compensation committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction.

      We have reserved                      shares of our common stock for issuance under the 2004 Equity Incentive Plan. In addition, any shares issued under our 2000 Stock Option Plan that are forfeited or repurchased by us, or that are issuable upon exercise of options granted pursuant to the 2000 Stock Option Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the 2000 Stock Option Plan, but will be available for grant and issuance under the 2004 Equity Incentive Plan. The number of shares reserved issuance under the plan will increase automatically on January 1 of each year starting in 2005 by an amount equal to 1% of our total outstanding shares as of the immediately preceding December 31, provided that no more than  shares shall be issued as incentive stock options.

      Shares available for grant and issuance under our 2004 Equity Incentive Plan include:

•	shares of our common stock issuable upon exercise of an option granted under this plan that is terminated or cancelled before the option is exercised;

•	shares of our common stock issued upon exercise of any option granted under this plan that we repurchase at the original purchase price;

•	shares of our common stock subject to awards granted under this plan that are forfeited or that we repurchase at the original issue price; and

•	shares of our common stock subject to stock bonuses granted under this plan that otherwise terminate without shares being issued.

      During any calendar year, no person will be eligible to receive more than                     shares, or                     shares in the case of a new employee, under the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan will terminate in June 2014, unless it is terminated earlier by our board of directors.

     401(k) Plan

      We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code that includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees who are at least 18 years old are generally eligible to participate and may enter the 401(k) Plan as of their date of hire. Participants may make pre-tax salary deferral contributions to the plan of up to 16% of their eligible compensation, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We make matching contributions to the 401(k) Plan generally equal to 50% of each participant’s pre-tax salary deferrals that do not exceed 7% of the participant’s eligible compensation paid into the 401(k) Plan for the plan year. Contributions by the participants or us to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, would generally be deductible by us when made. Contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Indemnification of Directors and Officers and Limitation of Liability

      Our certificate of incorporation eliminates the personal liability of a director for monetary damages resulting from any breach of his fiduciary duty as a director to the fullest extent permitted by law. The Delaware General Corporation Law does not permit a provision in a corporation’s certificate of incorporation that would eliminate this liability for:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      While these provisions provide directors with protection from awards for monetary damages or breaches of their duty of care, they do not eliminate this duty. Accordingly, these provisions will have no effect on the availability of equitable remedies, such as an injunction or rescission, based on a director’s breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of the corporation and is acting in his capacity as director, and do not apply to the officers of the corporation who are not directors.

      Our bylaws provide that:

•	we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	we shall advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

      In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents to the fullest extent permitted by applicable law. We also intend to obtain a new directors’ and officers’ insurance policy to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and executive officers.

      The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

      Since January 1, 2001, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our common stock or entities affiliated with them had or will have an interest, other than as described under “Management” and in the transactions described below.

      The following table sets forth individuals who are affiliated with entities identified in this section as related parties and the position that the individual currently holds with us:

Name	Related Party	Position with Celerity

David J. Shimmon	KH LLC, Marchi Associates, MidOcean Celerity* and Kinetic Systems	Chief Executive Officer and Chairman
John Goodman	KH LLC and Kinetic Systems	Executive Vice President, General Counsel and Secretary
R. David Andrews	KH LLC, Gryphon Partners, MidOcean Celerity* and Kinetic Systems	Director
Grant G. Behrman	KH LLC, Behrman Capital, MidOcean Celerity* and Kinetic Systems	Director
Patrick J. Fallon	KH LLC, Gryphon Partners, MidOcean Celerity* and Kinetic Systems	Director
William M. Matthes	KH LLC, Behrman Capital, MidOcean Celerity* and Kinetic Systems	Director
Jeffrey L. Ott	KH LLC, Gryphon Partners, MidOcean Celerity* and Kinetic Systems	Director
Frank L. Schiff	KH LLC, MidOcean and Kinetic Systems	Director
David Shorrock	KH LLC, DB Capital Partners, MidOcean Celerity* and Kinetic Systems	Director
J. Edward Virtue	KH LLC, MidOcean and Kinetic Systems	Director

* Indirectly through a limited partnership interest.

Acquisition of Marchi Associates

      In February 2001, we acquired all of the stock of Marchi Associates, an entity affiliated with David J. Shimmon, our Chairman and Chief Executive Officer, for an aggregate of $27.3 million. Of that amount, $20.3 million was paid to Magnolia Tree, an entity owned by Mr. Shimmon, for its 75% interest in Marchi Associates. In connection with the acquisition, Magnolia Tree agreed to purchase 4,000,000 shares of our common stock from DB Capital Investors, L.P., which was subsequently renamed MidOcean Capital Investors, L.P., for $12.0 million. We acquired Marchi Associates, a designer and manufacturer of specialty temperature sensors for OEMs, in order to expand the range of products that we offer to our customers. The value of Marchi Associates was determined by a special committee of our board of directors, with the assistance of independent consultants, and was based on the value of comparable companies and projections of Marchi Associates’ financial and operating performance.

Sale of Common Stock and Related Loan

      In June 2001, we repurchased 1,333,333 shares of our common stock from DB Capital Investors, L.P., subsequently renamed MidOcean Capital Investors, L.P., for $4.0 million and sold 1,333,333 shares of our common stock to Mr. Shimmon for an aggregate purchase price of $4.0 million. Mr. Shimmon paid for the entire purchase of these shares with a promissory note in the principal amount of $4.0 million, with interest compounded semi-annually at an annual rate of 5%. The note is secured by 3,999,999 shares our common stock, and becomes due and payable on the earlier of the transfer or sale by Mr. Shimmon of the shares, any bankruptcy proceeding with respect to Mr. Shimmon, any merger, consolidation or similar corporate reorganization which results in the sale of a substantial portion of our assets and June 4, 2008.

Awards of Common Stock Under Our 2000 Deferred Stock Plan

      The following table presents information regarding awards of our common stock under our 2000 Deferred Stock Plan to the executive officers named in the Summary Compensation table above.

	Number of	Date of
Name	Shares	Issuance

David J. Shimmon	1,450,000	10/24/2000
Chief Executive Officer and Chairman
Daniel C. Rubin	850,000	10/24/2000
President
John R. Ferron	200,000	10/24/2000
Chief Financial Officer
John Goodman	125,000	10/24/2000
Executive Vice President, General Counsel and Secretary

      On July 1, 2002, we converted these shares of restricted stock into options to purchase an aggregate of 3,150,000 shares of our common stock, each having an exercise price of $3.00 per share, which were issued under our 2002 Stock Option Plan B. Because options outstanding under the 2002 Stock Option Plan B accelerated in full and were cancelled in connection with the restructuring, we will incur a charge of approximately $7.1 million in the second quarter of 2004 relating to the options that were outstanding under this Plan (see Note 9 to the Interim Consolidated Financial Statements).

Series A Stock Financing

      In December 2001 and in April 2002, we sold an aggregate of 22,171,039 shares of our Series A preferred stock to eight investors for an aggregate purchase price of $69.0 million. Each share of Series A preferred stock is convertible into one share of our common stock. Some of the investors paid $3.16 per share, while other investors paid $3.00 per share. However, we immediately rebated, as an arrangement fee, $0.16 per share to the investors who paid $3.16 per share. Gryphon Partners received a fee of $1.8 million and Behrman Capital received a fee of $0.4 million in connection with this financing. The investors in the Series A preferred stock financing included the following entities which own a majority interest in KH LLC, our sole stockholder:

	Shares of
	Series A	Total Purchase
Purchaser	Preferred Stock	Price

Gryphon Partners	10,980,897	$34,699,637
MidOcean Investors	3,128,044	9,384,133
Behrman Capital	2,587,621	8,176,882

Series B Stock Financing

      In December 2002, we sold an aggregate of 16,276,747 shares of our Series B preferred stock to three investors for an aggregate purchase price of approximately $50.0 million. Each share of Series B preferred stock was convertible into one share of our common stock. Some of the investors paid $3.16 per share, while other investors paid $3.00 per share. However, we immediately rebated, as an arrangement fee, $0.16 per share to the investors who paid $3.16 per share. Behrman Capital received a fee of $1.2 million in connection with this financing. In connection with the sale and issuance of the Series B preferred stock and in consideration for commitments to make future capital contributions, we also issued to the investors warrants to purchase an aggregate of 233,333 shares of our common stock at an exercise price of $0.01 per share. The investors in the Series B preferred stock financing were the following stockholders:

	Shares of		Warrants to
	Series B	Total Purchase	Purchase
Purchaser	Preferred Stock	Price	Common Stock

MidOcean Investors	8,965,745	$26,897,235	125,520
Behrman Capital	7,311,002	23,102,765	107,813

      The purchasers of our Series B preferred stock also entered into an agreement with us to make capital contributions based on their pro rata share of Series B preferred stock of up to an aggregate of $10.0 million if we had certain liquidity needs, as specified in the agreement, which contributions were made in 2003. See “— Debt Financings — 15% Convertible Promissory Notes” below.

Kinetic Systems Surety Facility

      In February 2003, we established a surety facility with KGI, Kinetic Systems, MidOcean Investors, Behrman Capital, Mr. Shimmon and his wife, or the Shimmons, and SAFECO that provided $50.0 million in bonding capacity for Kinetic Systems, which facility was subsequently reduced to $25.0 million. SAFECO required a $25.0 million guarantee. Pursuant to the General Agreement for Indemnity for Contractors entered into by the parties, Behrman Capital and Mr. Shimmon agreed to indemnify SAFECO for $10.0 million and $2.5 million, respectively. Under a separate agreement, MidOcean Investors agreed to indemnify SAFECO for $12.5 million through a pledge agreement secured by a letter of credit issued by Deutsche Bank AG, New York Branch on behalf of MidOcean Investors. Pursuant to a separate Reimbursement Agreement, Kinetic Systems and we agreed to pay MidOcean Investors, Behrman Capital and the Shimmons a pro rata fee in the amount of 14% of the guarantee amount under the SAFECO surety facility and to reimburse the guarantors for any liability they incur. In April 2004, the parties agreed to defer payment of fees accrued by Kinetic Systems due in 2004. The full amount of these fees owed to the Shimmons is due upon the completion of this offering, while the fees owed to MidOcean Investors and Behrman Capital are due after we have repaid the senior subordinated notes. Kinetic Systems will pay the $0.4 million owed to the Shimmons upon the completion of this offering.

Sublease with Kinetic Systems

      We have subleased to Kinetic Systems 5,463 square feet of our Austin, Texas facility under a sublease dated April 8, 2003. Kinetic Systems pays us $4,807 per month under this sublease, which terminates on May 31, 2005.

Debt Financings

      As a result of our significant operating losses and capital investment requirements, since the 2000 Buy-Out we have incurred significant additional debt to meet our funding needs. In some cases, particularly in 2003 and 2004, our equity sponsors and other stockholders, all of whom are now members of KH LLC, have provided us with debt financing. This debt financing has supplemented the bank borrowings that we incurred and the senior subordinated notes that we sold in connection with the 2000 Buy-Out.

     Senior Loan Facility

      We are a party to a credit agreement arranged by Deutsche Bank Securities Inc., as lead arranger and book manager, under which KGI obtained a secured term loan of $150.0 million and a secured revolving line of credit of up to approximately $55.0 million from a syndicate of third party banks and lending institutions. In addition, Deutsche Bank Trust Company America, an affiliate of MidOcean, served as syndication agent. In connection with the establishment of this facility, we paid arrangement and syndication fees in an aggregate amount of $6.0 million to affiliates of Deutsche Bank AG. KGI’s obligations under the term loan and the revolving credit facility are guaranteed by us and our subsidiaries and are secured by substantially all of the assets of KGI and each of the guarantors. At March 31, 2004, $16.8 million in principal amount of our existing term loan and $37.6 million in our existing revolving loans and face amount of letters of credit were outstanding. Deutsche Bank AG New York has received brokerage fees of approximately $0.4 million for its services under these facilities. Both facilities will be repaid in full and terminated upon the completion of this offering. See “Use of Proceeds.”

     15% Convertible Promissory Notes

      In June 2003, we issued convertible promissory notes in the aggregate principal amount of $10.0 million to Behrman Capital and MidOcean Investors. Interest under the convertible promissory notes accrues at 15% which is compounded annually. As part of the Restructuring, the notes were contributed to KH LLC in exchange for membership interests, and KH LLC exchanged the notes for 2,777,778 shares of our Series D preferred stock and the notes are no longer outstanding.

     12.5% Junior Subordinated Instruments

      In July 2003 and August 2003, KGI issued 12.5% Junior Subordinated Instruments with an aggregate issue price of $15.8 million to 12 investors, including Behrman Capital, MidOcean and Gryphon Partners. Embedded in the Junior Subordinated Instruments is a minimum interest payment provision whereby each holder is entitled to receive 1.5 times the original face value of the Junior Subordinated Instruments less any interest previously paid by us. In connection with the issuance of the instruments, we issued warrants to the investors to purchase an aggregate of 1,508,943 shares of our Series A-1 preferred stock at an exercise price of $0.01 per share, 957,456 shares of our Series B-1 preferred stock at an exercise price of $0.01 per share, 6,191,305 shares of our common stock at an exercise price of $0.01 per share and 1,392,222 shares of our common stock at an exercise price of $3.00 per share. Each of these warrants was subsequently contributed for membership interests in KH LLC. In connection with the issuance of these instruments, all of our outstanding Series A preferred stock was converted into Series A-1 preferred stock, except for 856,951 shares which remained as Series A preferred stock, and all of our outstanding Series B preferred stock was converted into Series B-1 preferred stock. We paid Behrman Capital, MidOcean and Gryphon Partners an aggregate brokerage fee of $0.7 million in connection with the issuance of these instruments. In connection with the Restructuring, these instruments were contributed by the holders to Kinetic Systems in exchange for substantially identical instruments from Kinetic Systems. These instruments will be cancelled prior to completion of this offering in exchange for the cancellation of obligations owed to KGI by Kinetic Systems.

      In 2003, certain investment professionals at MidOcean Partners, L.P., together with Behrman Capital, Gryphon Partners, DB Capital Partners, Inc. and David Shimmon, formed

MidOcean Celerity. These parties formed MidOcean Celerity in order to acquire one-third of the 12.5% Junior Subordinated Instruments and beneficial interest in all of the Celerity securities that DB Capital Partners, Inc. owned indirectly through its limited partnership interest in MidOcean Investors. As a result of this transaction, MidOcean Celerity owns the 12.5% Junior Subordinated Instruments directly, and it owned our common stock, Series A preferred stock, Series A-1 preferred stock and Series B-1 preferred stock indirectly through its interest in MidOcean Investors (which is the record holder of these other Celerity securities). As part of the Restructuring, our common stock, Series A preferred stock, Series A-1 preferred stock and Series B-1 preferred stock was contributed to KH LLC in exchange for membership interests in KH LLC. In 2004, MidOcean Celerity funded a portion of the March 2004 bridge loan and purchased a portion of the senior subordinated notes in the Restructuring. We more fully describe these transactions below in this section. MidOcean Celerity and MidOcean Investors are affiliates because they are ultimately controlled by affiliates of MidOcean Partners, L.P.

     Senior Secured Notes

      From September 2003 to April 2004, we raised an aggregate of $115.0 million through the issuance of KGI’s Senior Secured Notes due 2006, which we refer to as the second lien notes, and warrants to purchase shares of our capital stock to eight investors, including TCP and Ares. In addition, $10.0 million of the outstanding senior subordinated notes that we issued in connection with the 2000 Buy-Out were purchased by TCP and were subsequently converted into $10.0 million of the second lien notes in connection with the Restructuring. The second lien notes accrue interest at LIBOR plus 10% and mature on August 25, 2006. We issued to the holders of the second lien notes warrants to purchase an aggregate of 19,942,832 shares of our common stock at an exercise price of $0.01 per share, 11,266,052 shares of our common stock at an exercise price of $0.75 per share, 4,599,281 shares of our common stock at an exercise price of $3.00 per share, 5,210,394 shares of our Series A-1 preferred stock at an exercise price of $0.01 per share and 3,384,978 shares of our Series B-1 preferred stock at an exercise price of $0.01 per share. In connection with the Restructuring, each of these warrants was subsequently contributed for membership interests in KH LLC. We paid Deutsche Bank Securities Inc. a brokerage fee of $2.2 million and TCP a funding and advisory fee of $1.9 million in connection with the issuance of these notes.

Bridge Loans

      In March 2004, we borrowed $5.0 million from MidOcean Celerity, Behrman Capital and Gryphon Partners pursuant to 30-day subordinated secured notes. These notes were repaid in April 2004 in connection with the Restructuring.

Conveyance of Kinetics Germany to Kinetic Systems

      On December 26, 2003, KGI contributed all shares of capital stock of its wholly owned subsidiary Kinetics Germany, GmbH, a German corporation, to Kinetic Systems. As a result, Kinetic Systems owns all shares of capital stock of Kinetics Germany.

Conveyance of Chempure and FTS Systems to KGI

      On December 26, 2003, Kinetic Systems distributed all shares of capital stock of Kinetics Chempure Systems, Inc. and FTS Systems, Inc., its wholly owned subsidiaries, to KGI. As a result, KGI owns all shares of capital stock of Kinetics Chempure Systems and FTS Systems.

Agreements Related to the Restructuring

      In April 2004, we completed the Restructuring in which we (1) became a wholly owned subsidiary of KH LLC, (2) effected the separation of Kinetic Systems’ from our company through a distribution to KH LLC of all shares of Kinetic Systems’ capital stock, which we refer to as the Kinetic Systems’ Distribution, (3) raised working capital through the issuance of additional indebtedness and (4) restructured certain of our debt obligations.

The KH LLC Merger

      Pursuant to an Agreement and Plan of Merger, dated as of March 31, 2004, by and among KH LLC, Knight Acquisition Corp., a wholly owned subsidiary of KH LLC, and us, Knight Acquisition Corp. merged with and into us and we became a wholly owned subsidiary of KH LLC. As a result of the merger, which we refer to as the KH LLC Merger, as of April 9, 2004, KH LLC became our sole stockholder and all of our outstanding shares of capital stock were converted into membership units of KH LLC.

      In connection with the Restructuring, we, along with Kinetic Systems, entered into the unitholders agreement to which KH LLC and its members are parties. This agreement contains restrictions on, and rights in connection with, unitholder transfers of their interests in KH LLC, provides registration rights to KH LLC with respect to our capital stock and the capital stock of Kinetic Systems, sets forth rights of KH LLC’s members to appoint nominees and observers to the boards of directors of KH LLC and its subsidiaries, including us, and contains commitments of KH LLC to seek to sell portions of its interest in us to fund the payment of certain preference obligations of KH LLC and thereafter to distribute the remaining shares that it holds in us to its members. For more information regarding the unitholders agreement, see “Description of Capital Stock — Registration Rights” and “Management — Board Composition.”

Exchange of Options and Warrants

      In connection with the Restructuring, at the time of the KH LLC merger, the holders of all of our outstanding warrants contributed those warrants to KH LLC in exchange for membership interests of KH LLC. A substantial majority of these warrants were held by Behrman Capital, MidOcean, Gryphon Partners, TCP, Ares and their affiliates. These warrants remain outstanding and are held by KH LLC.

      As a result of these exchange transactions and the KH LLC merger, prior to the completion of this offering, KH LLC owned all of the outstanding shares of our capital stock, as well as all warrants and other securities exercisable for or convertible into our shares of capital stock, other than the outstanding options to acquire shares of our common stock that have been issued to our employees.

Debt Restructuring

      In connection with the Restructuring, we restructured certain of our debt obligations as follows:

      Amendment of Term Loan and Revolving Credit Facility. We amended our senior loan facility to permit this offering and the Restructuring to occur and to modify the covenants contained in the facility to reflect the separation of Kinetic Systems from our company. We will repay all outstanding amounts under this senior loan facility with a portion of the net proceeds of the offering.

      Restructuring of Senior Subordinated Notes. KGI entered into assignment and assumption agreements under which certain investors, including MidOcean Celerity, Behrman Capital, Gryphon Partners, TCP and Ares, agreed to purchase the senior subordinated notes issued by KGI in connection with the 2000 Buy-Out, along with a portion of the related warrants, from the original holders of the notes and warrants. In connection with such transaction, the original holders of the notes and warrants agreed to forfeit their right to a $10.0 million liquidation preference. In addition, we issued to the purchasers of the senior subordinated notes liquidation preference certificates with a face value of $10.0 million and new warrants to purchase 7,753,998 shares of our common stock with an exercise price of $0.01 per share, 4,380,369 shares of our common stock with an exercise price of $0.75 per share, 1,788,253 shares of our common stock with an exercise price of $3.00 per share, 2,025,860 shares of our Series A-1 preferred stock with an exercise price of $0.01 per share and 1,316,118 shares of our Series B-1 preferred stock with an exercise price of $0.01 per share, which warrants were subsequently contributed for membership interests in KH LLC.

      Issuance of Senior Secured Notes. We issued $34.0 million in aggregate principal amount of senior secured notes, or second lien notes, to certain investors, including TCP and Ares, in exchange for $24.0 million in cash and $10.0 million in aggregate principal amount of existing senior subordinated notes held by TCP. In addition, we issued to these investors warrants to purchase 4,606,558 shares of our common stock with an exercise price of $0.01 per share, 3,456,376 shares of our common stock with an exercise price of $0.75 per share, 1,060,736 shares of our common stock with an exercise price of $3.00 per share, 1,547,184 shares of our Series A-1 preferred stock with an exercise price of $0.01 per share and 1,005,141 shares of our Series B-1 preferred stock with an exercise price of $0.01 per share, which warrants were subsequently contributed for membership interests in KH LLC.

      Repayment of March 2004 Bridge Loan. We repaid the $5.0 million in aggregate principal amount that we borrowed from MidOcean Celerity, Behrman Capital and Gryphon Partners under the 30-day subordinated secured note and security agreement that we entered into in March 2004 with the proceeds from the issuance of the second lien notes.

      Contribution of Debt to KH LLC. As discussed above, Behrman Capital and MidOcean Investors contributed $10.0 million in principal amount of 15% convertible promissory notes to KH LLC in exchange for preferred membership interests. KH LLC then exchanged the notes for 2,777,778 shares of our Series D preferred stock and the notes were cancelled.

      As part of the 2000 Buy-Out, we issued to USFilter an 11.75% Junior Subordinated Note in aggregate principal amount of $25.0 million and an 11.75% Junior Convertible Subordinated Note in aggregate principal amount of $25.0 million. As part of the Restructuring, USFilter contributed these notes to KH LLC in exchange for preferred membership interests we issued. KH LLC then exchanged the notes for 8,333,333 shares of our Series C preferred stock and one share of our Series C-1 preferred stock and the notes were cancelled.

      Recapitalization. In April 2004, in connection with the Restructuring and the exchange of the 15% convertible promissory notes and junior notes, KH LLC exchanged 1,991,150 shares of our Series A-1 preferred stock and 856,951 shares of our Series A preferred stock for 199,115 shares of our Series A-1 preferred stock, 85,725 shares of our Series A preferred stock, warrants to purchase 1,792,035 shares of our Series A-1 preferred stock with an exercise price of $0.01 per share and warrants to purchase 771,226 shares of our Series A preferred stock with an exercise price of $0.01 per share.

The Kinetic Systems Distribution

      On April 9, 2004, following the KH LLC Merger, we effected the separation of Kinetic Systems from our company, which we refer to as the Kinetic Systems Distribution. In connection with the Kinetic Systems Distribution, KGI contributed to Kinetic Systems (1) a promissory note dated December 31, 2001 in the principal amount of $150.0 million issued by Kinetic Systems in favor of KGI and (2) obligations owing to KGI from Kinetic Systems less KGI’s good faith estimate of the fair market value of the 12.5% Junior Subordinated Instruments that were contributed by the holders of such instruments to Kinetic Systems in exchange for junior subordinated instruments issued by Kinetic Systems. Our 12.5% Junior Subordinated Instruments acquired by Kinetic Systems will be cancelled prior to the consummation of this offering against cancellation of obligations owed by Kinetic Systems to KGI. In addition, KGI issued to Kinetic Systems a promissory note in the principal amount of $13.0 million in order to settle certain intercompany balances.

      By way of summarizing the changes in the outstanding indebtedness and instruments discussed above in this “Related Party Transactions” section, the table below shows each such class of indebtedness or instrument, the date of its original issuance and the effect on such class of the Restructuring or of further actions to occur upon completion of this offering.

Proceeds of
Offering to
		Impact of Restructuring and	be Used for
Class of Indebtedness	Date Originally Issued	Completion of Offering	Repayment

Senior loan facility, including working capital line of credit	August 2000	Restructuring. Loan agreement amended to allow Restructuring to be completed.	Yes
Senior Subordinated Notes • Liquidation preference rights	August 2000 and July 2003	Restructuring. Senior Subordinated Notes sold by certain existing holders to certain purchasers; liquidation preference rights cancelled and new liquidation preference certificates issued to certain purchasers.	Yes
Completion of Offering. Kinetic Systems will assume a portion of notes and liquidation preference certificates.
Junior Notes issued to USFilter	August 2000	Restructuring. Notes acquired by KH LLC in exchange for membership units; KH LLC then exchanged notes for our preferred stock, and notes were terminated.	N/A
15% Convertible Promissory Notes	June 2003	Restructuring. Notes acquired by KH LLC in exchange for membership units; KH LLC then exchanged notes for our preferred stock, and notes were terminated.	N/A
12.5% Junior Subordinated Instruments	July/August 2003	Restructuring. Holders exchanged instruments with Kinetic Systems for corresponding instruments.	N/A
Completion of Offering. Instruments will be terminated prior to completion of the offering in exchange for cancellation of obligations owed to us by Kinetic Systems.

Proceeds of
Offering to
		Impact of Restructuring and	be Used for
Class of Indebtedness	Date Originally Issued	Completion of Offering	Repayment

Second Lien Notes	September 2004-April 2004	Restructuring. A portion of these notes issued in Restructuring for cash and cancellation of Senior Subordinated Notes.	Yes
Completion of Offering. Kinetic Systems will assume a portion of our second lien notes.
Bridge Loans	March 2004	Restructuring. Loans were repaid in full.	N/A
$13.0 million note to Kinetic Systems	April 2004	Restructuring. Note issued in favor of Kinetic Systems as part of Restructuring.	Yes

      Please see “Use of Proceeds” for more detailed information regarding the extent to which we will use a portion of the net proceeds from this offering to repay certain classes of our indebtedness, and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing and Restructuring Activities” for a description of those classes of indebtedness that will not be repaid in full and, accordingly, will remain outstanding after completion of this offering.

Tax Matters Letter

      KGI entered into a tax matters letter with TCP, Ares, MidOcean Celerity, Behrman Capital and Gryphon Partners, in which KGI agreed to indemnify TCP up to $0.5 million, Ares up to $0.9 million and MidOcean, Behrman Capital and Gryphon Partners up to an aggregate of $0.1 million, for interest and penalties deemed imposed on the holders by the Internal Revenue Service and state taxing authorities, in the event TCP, Ares, MidOcean, Behrman Capital or Gryphon Partners incur any liability for taxes in connection with either (1) the substitution of Kinetic Systems for KGI as the obligor under certain debt or (2) the substitution of a Kinetic Systems liquidation certificate for a KGI liquidation certificate, each of which occurred in connection with the Restructuring.

Loan to Kinetic Systems

      On April 9, 2004, in connection with the Restructuring, we agreed to provide a revolving line of credit to Kinetic Systems. Under this agreement, Kinetic Systems may request to borrow up to $22.0 million at an interest rate equal to the Eurodollar rate plus 5.0%. All amounts owed under the line of credit are subordinated to the payment of certain other indebtedness of Kinetic Systems. The line of credit matures on September 25, 2006, subject to these subordination provisions. No additional borrowings may be made under this revolving credit facility after completion of this offering.

Assumption of Debt by Kinetic Systems and Kinetic Systems Pledge

      Kinetic Systems has agreed with us and the holders of our outstanding indebtedness that immediately prior to the completion of the offering, Kinetic Systems will assume $           million in principal amount of our outstanding indebtedness and $10.0 million in liquidation preference certificates. We will be released from all obligations with respect to that indebtedness and the liquidation certificates. As consideration for this transaction, we will issue to Kinetic Systems                      shares of our common stock having a value of $           million, assuming an initial public

offering price of $           per share. Kinetic Systems will pledge these shares of our common stock as security for the second lien notes and the senior subordinated notes that it will assume from us.

KH LLC Pledge and Guarantee

      As part of the Restructuring, KH LLC delivered non-recourse guarantees in favor of the holders of indebtedness under our senior loan facility, second lien notes and senior subordinated notes and KH LLC pledged all of our shares in support of the guarantees of our senior loan facility and second lien notes. Concurrent with the closing of this offering, the guarantees and pledges described above will be cancelled.

      Upon the completion of this offering, KH LLC will execute a non-recourse guarantee in favor of the holders of our second lien notes and a non-recourse guarantee in favor of the holders of our senior subordinated notes and liquidation preference certificates that Kinetic Systems will assume. To secure its obligations under the guarantees, KH LLC will grant a first priority lien on our capital stock that it owns in favor of the holders of the assumed second lien notes and a second priority lien on our capital stock that it owns in favor of the holders of the assumed senior subordinated notes and liquidation preference certificates being assumed by Kinetic Systems. Our second lien notes that remain outstanding following this offering will be secured by our assets. See “Risk Factors — Risks Related to our Corporate and Debt Restructuring” and “Shares Eligible for Future Sale” for a discussion of the possible impact of pledges of our stock to secure indebtedness on the market price of our shares.

KH LLC Reimbursement Agreement

      We have agreed to reimburse KH LLC for its operating expenses. The maximum amount that we are obligated to reimburse KH LLC in the aggregate is $0.8 million for the period prior to the completion of this offering and $0.4 million per year following the completion of this offering, excluding expenses related to this offering.

Separation Agreements

      As part of the separation of Kinetic Systems from our company, we entered into several agreements with Kinetic Systems. The agreements, each dated April 9, 2004, set forth in more detail below, facilitate our business separation. Our board of directors believes that these agreements are fair to us and our future stockholders.

Separation Agreement

      The respective businesses and the related assets and liabilities of Kinetic Systems and us is set forth in the separation agreement. Except as expressly set forth in the separation agreement or in another related agreement, none of the parties made any representation or warranty as to the business, assets or liabilities transferred or retained as part of the business separation, as to any consents or approvals required in connection therewith, as to the value of any of the assets transferred, as to the absence of any defenses or freedom from counterclaim with respect to any claim of any party, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred. Except as otherwise expressly set forth in the separation agreement or in any other document relating to the business separation, all assets were transferred on an “as is,” “where is” basis, and each party agreed to bear the economic and legal risks that the conveyance is insufficient to vest in the transferee good and marketable title, free and clear of any security interest.

      Releases and Indemnification. The separation agreement provides for a full and complete release and discharge of all liabilities existing or arising from all acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or prior to such date, between Kinetic Systems and us, including any contractual arrangements or arrangements existing or alleged to exist between Kinetic Systems and us on or before such date, except as expressly set forth in the separation agreement. We have agreed to indemnify, defend and hold harmless Kinetic Systems and its directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all liabilities relating to, arising out of or resulting from:

•	the failure of us or any other person to pay, perform or otherwise promptly discharge any of our liabilities or any of our contracts in accordance with its terms; and

•	breach by us of the separation agreement or any of the related agreements.

      Kinetic Systems has agreed to indemnify, defend and hold harmless us, each of our subsidiaries, and each of our directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all liabilities relating to, arising out of or resulting from:

•	the failure of Kinetic Systems or any other person to pay, perform or otherwise promptly discharge their respective liabilities or obligations of their contracts;

•	any breach by Kinetic Systems of the separation agreement or any of the related agreements; and

•	The Alfa Laval litigation.

      Non-Solicitation of Employees. During the one-year period following the date of the separation agreement, no party may solicit or make an offer for the employment or consulting services of any employee of another party, or interfere with or disrupt another party’s relationship with any of its employees.

      Dispute Resolution. The separation agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Kinetic Systems and us as a result of our business separation. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of the parties. If the matter is not resolved within a period of 90 days, either party may elect to submit the unresolved matter for mediation by a mutually acceptable mediator. Pending the outcome of any mediation, any party may apply to seek injunctive relief in court so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. In the event that any dispute, controversy or claim is, or is reasonably likely to be, in excess of $10.0 million, subject to certain conditions, any party may submit such dispute, controversy or claim to a court of competent jurisdiction and the mediation provisions contained in the separation agreement will not apply.

Management Services Agreement

      Under the management services agreement, we agree with Kinetic Systems to provide certain administrative and corporate support services to one another on an interim or transitional basis. Services to be provided under the management services agreement include:

•	tax;

•	treasury;

•	risk management and insurance; and

•	legal.

      Specified charges for such services are generally intended to allow the service provider to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. Each party must provide any such services through the same or similarly qualified personnel and the same or similar facilities as we have in the past, but the selection of personnel to perform the various services shall be within the sole discretion of the service provider. No party is required to increase the volume or quality of the services provided beyond the level at which such services were performed in the past. In addition, any party may elect to provide services through a third-party service provider for service charges equal to that party’s third-party costs and expenses, plus all direct costs. The management services agreement has a one-year term, although the parties may agree that individual services be provided for a shorter or longer term. Any party receiving services may terminate the management services agreement with respect to one or more of the services provided to it under the agreement upon giving at least 30 days’ prior written notice to the other parties.

Tax Sharing Agreement

      Effective as of August 31, 2000, for federal income tax purposes, we were the parent of the affiliated group which included the ownership interest in KGI and its subsidiaries. We and Kinetic Systems entered into a tax sharing agreement which provides for the allocation of tax liability, the allocation of indemnification obligations and the resolution of disputes among the parties.

      Allocation of Tax Liability. The tax sharing agreement allocates among Kinetic Systems and us the responsibilities, liabilities and benefits relating to taxes paid or payable. The tax sharing agreement sets forth the method that Kinetic Systems and we will use in preparing and filing tax returns for the periods before and after our restructuring. For periods that begin before our business separation, including periods that end on or after our business separation, each of Kinetic Systems and us will allocate tax liabilities for U.S. federal income tax and, when necessary, other consolidated, combined, unitary or group federal, state, local and foreign taxes, using the separate taxable income method set forth in section 1552(a)(1) of the Internal Revenue Code of 1986, as amended. For any taxes computed on a separate company basis for any period, each of Kinetic Systems and us will be separately responsible for our respective separate company taxes for such periods. For taxes attributable to periods that begin after our separation and that are determined on a consolidated, combined, unitary or group basis, each of Kinetic Systems and us will be solely responsible for our respective tax liabilities determined on such consolidated, combined, unitary or group basis.

      Indemnification Obligations. The tax sharing agreement generally requires us to pay, and indemnify Kinetic Systems against, all U.S. federal, state, local and foreign taxes allocated to us in accordance with the tax sharing agreement. The tax sharing agreement generally requires Kinetic Systems to pay, and indemnify us against, all U.S. federal, state, local and foreign taxes allocated to Kinetic Systems in accordance with the tax sharing agreement. Kinetic Systems has no indemnification obligations with respect to any tax liability arising as a result of the Restructuring.

      Disputes and Contesting of Taxes. Each of us and Kinetic Systems has the sole authority to contest any claim by a taxing authority that arises from an examination of a tax return which includes only that party or its subsidiaries. We will have the sole authority to contest any claim by any taxing authority arising from an examination of any tax return for a period that begins before our business separation. We and Kinetic Systems have agreed to negotiate at the executive level to resolve any disputes that may arise among us under the tax sharing agreement. However, if the dispute is not resolved within 30 days of the first executive negotiation, then the dispute shall be submitted to binding arbitration.

Trademark License Agreement

      Under the trademark license agreement, we have agreed to grant Kinetic Systems a non-transferable, perpetual, worldwide, royalty-free license to use certain of our trademarks. Kinetic Systems has agreed to usage limitations and have agreed to grant us the right to use the trademarks for a transition period of one year. In addition, we have agreed to grant Kinetic Systems an option to purchase the licensed trademarks from us for $100. If Kinetic Systems violates the terms of usage while they are licensing the trademarks, we may terminate the trademark license agreement.

Confidential Disclosure Agreement

      Under the confidential disclosure agreement, each of Kinetic Systems and us will agree, subject to limited exceptions, to hold certain information confidential for either three years or indefinitely, depending upon the sensitivity of the information. This agreement lasts until the parties mutually agree to terminate the confidential disclosure agreement.

Employee Matters Agreement

      The employee matters agreement allocates assets, liabilities and responsibilities relating to our former employees and their participation in benefit plans, including deferred compensation, insurance, health and welfare, 401(k) fringe benefit and stock plans that we currently sponsor and maintain. To the extent allowable by applicable law, we intend to continue such benefits plans for our eligible employees and employees of Kinetic Systems until                                      or discontinue such benefits as soon as possible following                                      . Kinetic Systems will establish its own benefit plans. Our ongoing benefit plans will not provide benefits that overlap in any way those provided under the corresponding Kinetic Systems benefit plans. In connection with the establishment of the Kinetic Systems benefit plans, we may provide to Kinetic Systems transitional services related to the organization and implementation of Kinetic Systems benefit plans.

Loans to Executive Officers

      In addition to the loan described above under “— Sale of Common Stock and Related Loan,” we have issued the following loans to our executive officers:

      In February 2000, in connection with the purchase of a home, KGI loaned John R. Ferron, our Chief Financial Officer, $250,000 under a promissory note with an annual interest rate of 8.00%. Outstanding principal and accrued interest under the note is due and payable upon the earlier of 180 days following the termination of Mr. Ferron’s employment for cause and December 31, 2005. At December 31, 2003, Mr. Ferron owed $306,667 under this promissory note.

      In January 2002, in connection with the purchase of a home, KGI loaned John Goodman, our Executive Vice President, General Counsel and Secretary, $200,000 under a promissory note with an annual interest rate of 8.00%. Outstanding principal and accrued interest under the note is due and payable upon the earlier of 180 days following the termination of Mr. Goodman’s employment for cause and January 31, 2007. At December 31, 2003, Mr. Goodman owed $234,577 under this promissory note.

      In June 2002, in connection with a personal investment, we loaned Daniel C. Rubin, our President, $250,000 under a promissory note with an annual interest rate of 8.00%, which was secured by Mr. Rubin’s residence. Mr. Rubin repaid the entire $282,627 owing under this promissory note in December 2003 by tendering to us 166,660 shares of common stock having a deemed fair value of $0.75 per share for an aggregate value of $124,995 and remitting to us the balance of $157,632 in cash. In April 2004, we paid Mr. Rubin a cash bonus of $112,324 based on our operating performance in the first quarter of 2004.

Employment Arrangements

      Some of our executive officers have accepted offer letters from us that provide for salary, equity incentives and other benefits. For a description of these offer letters, please see “Management — Employment Agreements and Change of Control Arrangements.”

Sales to Kinetic Systems

      During the course of our operations, we have sold and may continue to sell products to Kinetic Systems. The amounts of these sales are separately reflected on our statements of operations appearing elsewhere in this prospectus. The terms of those transactions were determined between related parties and may differ from terms that would have occurred between unrelated parties.

PRINCIPAL STOCKHOLDERS

      The following table presents information regarding the beneficial ownership of our outstanding common stock as of May 31, 2004 for the following stockholders:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

      The percentage of beneficial ownership for the following table is based on 370,961,493 shares of our common stock outstanding as of May 31, 2004, and assumes the automatic conversion of all outstanding shares of our preferred stock into 277,512,098 shares of our common stock, which will occur upon the completion of this offering. The percentage of beneficial ownership after the offering is based on                      shares of our common stock issued in connection with this offering.

      Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of May 31, 2004 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options or warrants into shares of our common stock.

      To our knowledge, except under community property laws or as otherwise noted, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, each stockholder listed below maintains a mailing address of c/o Celerity Group, Inc., 1463 Centre Pointe Drive, Milpitas, California 95035.

      After this offering, it is expected that affiliates of MidOcean, Behrman Capital, Gryphon Partners, TCP and Ares will indirectly own           %,           %,           %,           % and           %, respectively, of our outstanding shares of common stock through their ownership of KH LLC, our sole stockholder. In addition, after this offering, it is expected that our executive officers, directors and director nominees as a group will indirectly own, in the aggregate,           % of our outstanding common shares through their ownership of KH LLC. Beneficial ownership of KH LLC is calculated based upon total outstanding voting membership interests. Ownership of KH LLC is the subject of a unitholders agreement and other arrangements that result in the unitholders acting as a group with respect to all matters submitted to our stockholders. Furthermore, upon completion of the offering and assuming a $          offering price, Kinetic Systems will own approximately           % of our common stock.

		Percentage of Outstanding
		Shares Beneficially
	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Before Offering	After Offering

5% Stockholders
KH LLC(1)	536,046,433	100.0%
Executive Officers and Directors
David J. Shimmon(2)	12,556,755	*
Daniel C. Rubin(3)	3,841,511	*
John R. Ferron(4)	2,127,827	*
John Goodman(5)	1,589,095	*
R. David Andrews(6)	—	—
Grant G. Behrman(7)	—	—
Patrick J. Fallon(8)	—	—
Milan Mandaric(9)	2,817,145	*
William M. Matthes(10)	—	—	—
Jeffrey L. Ott(11)	—	—	—
Frank L. Schiff(12)	—	—	—
David Shorrock(13)	—	—	—
J. Edward Virtue(14)	—	—	—
All executive officers and directors as a group (13 persons)(15)	22,932,333	5.8%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 165,084,940 shares subject to immediately exercisable warrants. In addition, KH LLC will beneficially own the shares of our common stock we will issue to Kinetic Systems upon completion of the offering, assuming a $ offering price. The address of KH LLC is 2805 Mission College Boulevard, Santa Clara, CA 95054.

MidOcean beneficially owns approximately 27.6% of KH LLC’s outstanding membership interests. Of this amount, MidOcean Celerity holds 1.9% directly and the remaining 25.7% indirectly through its limited partnership interest in MidOcean Investors. Each of Behrman Capital, DB Capital Partners, Inc., Gryphon Partners and David Shimmon are limited partners of MidOcean Celerity and disclaims beneficial ownership in KH LLC except to the extent of their proportionate limited partnership interest in MidOcean Celerity. These limited partners’ respective limited partnership interests in MidOcean Celerity are as follows: DB Capital Partners, Inc., 50%; Behrman Capital, 12.3%; Gryphon Partners II, L.P., 8.4%; and David Shimmon, 3.5%. The other limited partner of MidOcean Celerity is a limited partnership owned primarily by certain investment professionals at MidOcean Partners, L.P., and it also disclaims beneficial ownership in KH LLC except to the extent of its proportionate limited partnership interest in MidOcean Celerity, which is 25.9%. Messrs. Schiff and Virtue are Managing Directors of MidOcean US Advisor which has indirect control over MidOcean, and Mr. Virtue is the Chief Executive Officer of the entity that controls the general partner of MidOcean Celerity Investment Partners, LP. Mr. Shorrock is an officer of DB Capital Partners, Inc. In such capacities, Messrs. Schiff, Shorrock and Virtue may be deemed to beneficially own any shares owned by those entities, but each disclaims any such beneficial ownership, except to the extent of his pecuniary interest therein. Voting and investment control over the shares beneficially owned by MidOcean is held by the general partner of MidOcean Celerity Investment Partners, LP, which general partner is controlled by Mr. Virtue. The address of MidOcean is 320 Park Avenue, 17th Floor, New York, NY 10022.

Behrman Capital beneficially owns approximately 20.2% of KH LLC’s total outstanding membership interests. The affiliates of Behrman Capital disclaim beneficial ownership of the shares held by KH LLC, except to the extent of their pecuniary interest therein. Messrs. Behrman and Matthes are managing members of Behrman Brothers III L.L.C., a limited liability company that is the sole general partner of Behrman Capital III, L.P., and are general partners of Strategic Entrepreneur Fund III L.P. In such capacities, each of Messrs. Behrman and Matthes may be deemed to beneficially own any shares owned by those entities, but disclaims any such beneficial ownership, except to the extent of their pecuniary interest therein. As managing members of Behrman Brothers III L.L.C., Messrs. Behrman and Matthes have voting and investment control over the shares beneficially owned by Behrman Capital III L.P. The address of Behrman Capital is Four Embarcadero Center, Suite 3640, San Francisco, California 94111.

Gryphon Partners beneficially owns approximately 14.5% of KH LLC’s total outstanding membership interests. The affiliates of Gryphon Partners disclaim beneficial ownership of the shares held by KH LLC, except to the extent of their pecuniary interest therein. Mr. Andrews is President and Managing Member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners. Mr. Ott and Mr. Fallon are members of Gryphon GenPar II, LLC. As partners of Gryphon Investors and members of the general partner of Gryphon Partners, each of Messrs. Andrews, Fallon and Ott may be deemed to beneficially own any shares owned by Gryphon Partners, but disclaims any such beneficial ownership, except to the extent of their pecuniary interest therein. The address of Gryphon Partners is One Embarcadero Center, Suite 2750, San Francisco, California 94111.

Tennenbaum Capital Partners beneficially owns approximately 10.2% of KH LLC’s total outstanding membership interests through three funds and one account under its management. Tennenbaum Capital Partners and its affiliates disclaim beneficial ownership of the shares of common stock held by KH LLC. The address of Tennenbaum Capital Partners is 11100 Santa Monica Blvd., Suite 210, Los Angeles, CA 90025.

Funds managed by affiliates of Ares Partners Management Company LLC beneficially own approximately 5.9% of KH LLC’s total outstanding membership interests. Ares disclaims beneficial ownership of the shares of common stock held by KH LLC. The address of Ares Partners Management Company LLC is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(2)	Represents options to purchase 12,556,755 shares of our common stock exercisable within 60 days of May 31, 2004. In addition, Mr. Shimmon beneficially owns approximately 1.8% of KH LLC’s total outstanding membership interests.

(3)	Represents options to purchase 3,841,511 shares of our common stock exercisable within 60 days of May 31, 2004.

(4)	Represents options to purchase 2,127,827 shares of our common stock exercisable within 60 days of May 31, 2004. In addition, Mr. Ferron beneficially owns approximately 0.0% of KH LLC’s total outstanding membership interests.

(5)	Represents options to purchase 1,589,095 shares of our common stock exercisable within 60 days of May 31, 2004. In addition, Mr. Goodman beneficially owns approximately 0.0% of KH LLC’s total outstanding membership interests.

(6)	Mr. Andrews is President and Managing Partner of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners, and an affiliate of Gryphon Investors. As a result, he may be deemed to beneficially own the shares beneficially owned by Gryphon Partners. Mr. Andrews disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(7)	Mr. Behrman is a founding managing partner of Behrman Capital and, as a result, he may be deemed to beneficially own the shares beneficially owned by Behrman Capital. Mr. Behrman disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(8)	Mr. Fallon is a member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners, and an affiliate of Gryphon Investors. As a result, he may be deemed to beneficially own the shares beneficially owned by Gryphon Partners. Mr. Fallon disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(9)	Represents options to purchase 2,817,145 shares of our common stock exercisable within 60 days of April 15, 2004. In addition, Mr. Mandaric beneficially owns approximately 1.4% of KH LLC’s total outstanding membership interests. Mr. Mandaric is a limited partner of Behrman Capital Partners III L.P. In such capacity, Mr. Mandaric disclaims beneficial ownership of any shares beneficially owned by Behrman Capital III L.P., except to the extent of his pecuniary interest therein.

(10)	Mr. Matthes is a managing partner of Behrman Capital and, as a result, he may be deemed to beneficially own the shares beneficially owned by Behrman Capital. Mr. Matthes disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(11)	Mr. Ott is a member of Gryphon GenPar II, LLC, which is the general partner of Gryphon Partners and an affiliate of Gryphon Investors. As a result, he may be deemed to beneficially own the shares beneficially owned by Gryphon Partners. Mr. Ott disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(12)	Mr. Schiff is a Managing Director of MidOcean US Advisor LP, an affiliate of MidOcean Capital Investors L.P. and MidOcean Celerity Investment Partners LP, and, as a result, may be deemed to beneficially own the shares beneficially owned by MidOcean Capital Investors L.P. and MidOcean Celerity Investment Partners LP. Mr. Schiff disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(13)	Mr. Shorrock is a Director of DB Capital Partners, Inc. and, as a result of its membership interest in MidOcean Celerity Investment Partners, L.P. and its membership interest in MidOcean Capital Partners, L.P., may be deemed to beneficially own the shares beneficially owned by MidOcean Capital Investors. Mr. Shorrock disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(14)	Mr. Virtue is a Managing Director and the Chief Executive Officer of MidOcean US Advisor, LP and MidOcean Associates, affiliates of MidOcean Capital Investors L.P. and MidOcean Celerity Investment Partners LP, and, as a result, may be deemed to beneficially own the shares beneficially owned by MidOcean Capital Investors L.P. and MidOcean Celerity Investment Partners LP. Mr. Virtue disclaims such beneficial ownership, except to the extent of his pecuniary interest therein.

(15)	Includes options to purchase an aggregate of 22,932,333 shares of our common stock that are exercisable within 60 days of May 31, 2004.

DESCRIPTION OF CAPITAL STOCK

General

      Immediately following the closing of this offering, our authorized capital stock will consist of                     shares of common stock, $.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.0001 par value per share.

Common Stock

Dividend Rights

      Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Voting Rights

      Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for some matters. For a description of these matters, see “— Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws” below.

No Preemptive, Conversion or Redemption Rights

      Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

      Upon a liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when paid for, will be fully paid and nonassessable.

Preferred Stock

      Following the completion of this offering, our board of directors will be authorized, subject to limitations imposed by Delaware law, to issue up to a total of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

      The board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Celerity and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

      Warrants to purchase 165,084,940 shares of common stock were outstanding at April 9, 2004, having a weighted average exercise price of $0.35 per share. In connection with the Restructuring, each of these warrants was contributed for membership interests in KH LLC and are now currently held by KH LLC.

Registration Rights

      Upon the completion of this offering, Kinetic Systems, KH LLC, and, in the event of a distribution of our shares by KH LLC to its unitholders, certain of the unitholders of KH LLC will have the right to require us to register their shares with the SEC so that those shares may be publicly resold or to include their shares in registration statements that we file, as set forth in further detail below.

      Demand Registration. Immediately after the effective date of this registration statement and the expiration of the lock-up agreements, (1) Kinetic Systems may make two requests that we register all or a portion of our shares held by it and (2) if Kinetic Systems no longer holds shares or has agreed to waive its demand registration rights, KH LLC may make an unlimited number of requests that we register all or a portion of our shares held by it. If KH LLC distributes any of our stock to its members, then (1) following the expiration or waiving of the lockup, TCP and other holders of second lien notes and Ares may each make one request that we register all or a portion of our shares held by each such group, (2) after 180 days following the effective date of this registration statement, MidOcean and Behrman may each make two requests that we register all or a portion of our shares held by each of them and (3) certain holders of shares of our common stock or warrants may, so long as such holder is unable to sell its stock pursuant to Rule 144 of the Securities Act free of the volume limitations, collectively make up to four requests that we register all or a portion of our shares held by each of them. The underwriters of any underwritten public offering required by the registration rights will have the right to limit the number of shares to be included in that registration statement. For demand registrations made after KH LLC has distributed our shares to its unitholders, we shall not be required to comply with more than two demand requests in any twelve-month period. We have the right to postpone any demand registration for a period of up to 180 days once during any twelve-month period.

      Piggyback Registration. In the event of a demand registration, each non-demanding stockholder who has registration rights will have the right to offer all or a portion of their shares in the demand offering.

      Incidental Registration. If we register any additional securities after our initial public offering in a registration that does not include any demand registration rights and such registration statement is not (1) on Form S-4, (2) on Form S-8 or (3) on Form S-3 in the case of registration solely for resale of securities issued as consideration in an acquisition by us, then the holders of shares that have registration rights shall have the right to elect to have all or a portion of their shares included in our registration statement. However, we may terminate for any reason any registration of securities that included securities being registered pursuant to their incidental registration rights.

      Expenses of Registration. We will pay all expenses related to any demand, piggyback or incidental registration, including all registration and filing fees, printing fees, fees for one counsel for the selling stockholders and other fees; provided however, that we will not pay any expenses for a demand request made by TCP or Ares if the demanding party owns three percent or less of our stock and is immediately able to sell all of our stock pursuant to Rule 144 under the Securities Act free of all volume restrictions. In this case, the demanding party shall be required to pay for its proportionate share of the registration expenses.

      Provisions of Unitholders Agreement of KH LLC. KH LLC agreed in the unitholders agreement to take commercially reasonable efforts to (1) cause the registration and sale of shares of our common stock held by Kinetic Systems to allow Kinetic Systems to repay debt, (2) cause the registration and sale of shares of our common stock to the extent necessary to generate net proceeds in an amount sufficient to redeem certain units of KH LLC and (3) distribute the shares of our capital stock held by KH LLC to its unitholders.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

      The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

      We will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of a corporation’s assets, with any “interested stockholder,” which is defined to mean any stockholder who owns 15% or more of the corporation’s outstanding voting stock, or with any affiliates and associates of the stockholder, for three years following the date that the stockholder became an “interested stockholder” unless:

•	the transaction is approved by the board before the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      A Delaware corporation may opt out of this provision either in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws

      Following the completion of this offering, our certificate of incorporation and bylaws will provide that:

•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	our board of directors will be expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or, unless as otherwise provided by law, fill vacancies on the board;

•	our board of directors will be authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of two-thirds of the shares entitled to vote at an election of directors; and

•	we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                     .

Listing

      We have applied for listing our common stock on The Nasdaq National Market under the trading symbol “CLRT.”

SHARES ELIGIBLE FOR FUTURE SALE

      Before this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public markets after this offering could adversely affect market prices prevailing from time to time. As described below, none of the currently outstanding shares of our common stock will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after the restrictions lapse, or the possibility of the sales, could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

      Upon completion of this offering, we will have outstanding                      shares of our common stock, or                      shares if the underwriters’ over-allotment option is exercised in full, assuming that there are no exercises of outstanding options or warrants. Of these shares, all of the                      shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below. The remaining                      shares of our common stock held by KH LLC and Kinetic Systems are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. These rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144, these restricted securities will be available for sale in the public market as follows:

Number of Shares	Date

No shares	On the date of this prospectus
No shares	181 days after the date of this prospectus
shares	April 9, 2005 and thereafter

      Following the expiration of the lock-up agreements entered into with the underwriters, KH LLC has agreed to use commercially reasonable efforts to cause Kinetic Systems to sell shares of our common stock in order to repay the $           million of debt that we will assign to Kinetic Systems in connection with this offering. Thereafter, KH LLC has agreed to use commercially reasonable efforts to sell a sufficient number of our shares that it holds to repay preferred interests issued by KH LLC. An aggregate of $86.0 million of such preferred interests of KH LLC were outstanding immediately following the Restructuring, and KH LLC may be required to issue an additional $           million of such interests. Following these sales, which could occur at any time following the expiration of the lock-up agreements with the underwriters, it is the intention of the members of KH LLC to distribute shares of our common stock to the members of KH LLC. Once the shares have been distributed, the former members of KH LLC will have registration rights that will require us to register the resale of the shares that they hold as discussed below under the caption “— Registration Rights.”

Lock-Up Agreements

      Our executive officers and directors, KH LLC, which holds all of our outstanding shares of common stock, as well as Kinetic Systems, which will receive                      shares of our common stock having a value of $           million, based on an initial public offering price of $           per share,

in addition to certain holders of interests in KH LLC, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. KH LLC will be entitled to sell shares of our common stock under Rule 144 beginning on April 9, 2005. Kinetic Systems will be entitled to sell shares of our common stock under Rule 144 beginning on the first anniversary of the issuance date of the shares.

Rule 701

      Any employee, officer or director of, or consultant to us who purchased his shares under a written compensatory plan or contract may be entitled to sell his shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume, limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 that are subject to lock-up agreements will only become eligible for sale when the 180-day lock-up agreements expire.

Stock Options

      Based on options granted as of April 9, 2004, we intend to file a registration statement on Form S-8 under the Securities Act covering            shares of our common stock subject to options outstanding or reserved for issuance under our 2000 Stock Option Plan and 2004 Equity Incentive Plan. We expect to file this registration statement as soon as practicable after this offering. However, none of the shares registered on Form S-8 that are subject to the 180-day lock-up agreements will be eligible for resale until the expiration of the lock-up period.

Warrants

      Warrants to purchase 165,084,940 shares of common stock were outstanding at April 9, 2004, having a weighted average exercise price of $0.35 per share. In connection with the Restructuring, these warrants were contributed to KH LLC which is now the sole holder of all warrants to purchase our common stock. KH LLC has registration rights with respect to these warrants, as discussed below. However, all shares subject to these warrants are subject to a lock-up agreement and will only become eligible for sale when the 180-day lock-up agreements expire.

Registration Rights

      Upon completion of this offering and the expiration of the lock-up agreement, KH LLC and its distributees and Kinetic Systems may demand that we register its shares under the Securities Act or, if we file another registration statement under the Securities Act, it may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see “Description of Capital Stock — Registration Rights.”

UNDERWRITING

      Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”) are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of shares listed opposite its name below.

Number of
Shares
Underwriter
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Brothers Inc.

Total

      Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      As Joint Book-Running Managers acting on behalf of the underwriting syndicate, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will be responsible for recording a list of potential investors that have expressed an interest in purchasing common stock as part of this offering.

Commissions and Discounts

      The Representatives have advised us that they propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Celerity Group, Inc.	$	$	$

      The total expenses of the offering, not including the underwriting discount, are estimated at $           million and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters to purchase up to additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

      We, our executive officers and directors, Kinetic Systems, KH LLC and those holders of debt to whom our common stock has been pledged as security have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

      The restrictions described above do not apply to:

•	the sale of any shares of common stock to the underwriters;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	the grant by us of options to purchase common stock pursuant to the employee benefit plans described in the prospectus;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus described in this prospectus;

•	the issuance by us of common stock or securities convertible into common stock in connection with mergers or acquisitions of securities, businesses, property or assets, provided that the aggregate number of shares of common stock issued or issuable upon conversion does not exceed % of the shares sold in this offering;

•	the transfer of shares of common stock or other securities by gift;

•	the distribution of shares of common stock or other securities to partners, members, affiliates, stockholders, or trustees or custodians of the stockholder’s assets;

•	the transfer to a trust for the benefit of the stockholder or the stockholder’s immediate family; or

•	the transfer by will or intestacy to the stockholder’s legal representative or heir;

provided that in the case of each of the last five transactions, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in the immediately preceding paragraph.

Quotation on the Nasdaq National Market

      We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol “CLRT.”

      Before this offering, there has been no public market for our common stock. The public offering price will be determined through negotiations among us and the Representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the Representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than 5% of the shares being offered in this offering to accounts over which they exercise discretionary authority.

NASD Regulations

      Because we may be deemed an affiliate of Deutsche Bank Securities Inc., the offering will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering. The price of the shares will be no higher than that recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the Representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the Representatives make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us and certain of our affiliates for which they receive customary fees and commissions. Please see “Related Party Transactions.”

      We paid Deutsche Bank Securities Inc. a brokerage fee of $2.2 million in connection with the issuance of our second lien notes. Since 2002, we have paid approximately $0.4 million to Deutsche Bank AG New York for its role as a senior lender on our senior credit facility.

      In October 2003, Kinetic Systems paid $1.0 million to Lehman Brothers Inc. for mergers and acquisitions advisory services in connection with Kinetic Systems’ sale of BioKinetics, Inc. to Alfa Laval, Inc.

Electronic Offer, Sale and Distribution of Shares

      The underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. Internet distributions will be allocated by the lead manager to underwriters that may make Internet distributions on the same basis as other allocations. An electronic prospectus may be made available on the Internet Web site maintained by one or more of the underwriters. Other than the prospectus in electronic format, the information on a Web site maintained by an underwriter is not part of this prospectus.

LEGAL MATTERS

      Fenwick & West LLP, Mountain View, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California is acting as counsel to the underwriters in connection with the offering.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

      The financial statements of Poly Concepts, Inc. as of December 31, 2001 and for the year then ended included in this prospectus have been so included in reliance on the report of Perkins & Company, P.C., independent public accountants, appearing elsewhere herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facility of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the website maintained by the Commission at http://www.sec.gov.

      We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent auditors, and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial statements.

CELERITY GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

CELERITY GROUP, INC.

Index to Unaudited Pro Forma Condensed Combining Financial Statements
Unaudited Pro Forma Condensed Combining Financial Statements	F-2
Unaudited Pro Forma Condensed Combining Statement of Operations	F-3
Notes to Unaudited Pro Forma Condensed Combining Financial Statements	F-5
Index to Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-6
Consolidated Balance Sheets	F-7
Consolidated Statements of Operations	F-8
Consolidated Statements of Stockholders’ Equity (Deficit)	F-9
Consolidated Statements of Cash Flows	F-10
Notes to Consolidated Financial Statements	F-12
Index to Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets (Unaudited)	F-57
Condensed Consolidated Statements of Operations (Unaudited)	F-58
Condensed Consolidated Statements of Cash Flows (Unaudited)	F-59
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-60
POLY CONCEPTS, INC.
Index to Audited Financial Statements
Report of Independent Auditors	F-75
Balance Sheet	F-76
Statement of Income	F-77
Statement of Stockholders’ Equity	F-78
Statement of Cash Flows	F-79
Notes to Financial Statements	F-80

CELERITY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

      On May 3, 2002, the Company acquired Poly Concepts, Inc. (“Poly Concepts”). The results of Poly Concepts are included in the consolidated financial statements subsequent to the acquisition. The acquisition included the purchase of all the outstanding shares of common stock of Poly Concepts in exchange for a cash payment of $9.6 million and 3.5 million shares of the Company’s Redeemable Convertible Series A Preferred stock valued at $21.4 million. Transaction costs related to the purchase were approximately $0.1 million resulting in an aggregate purchase price of $31.1 million. The purchase price of Poly Concepts was adjusted upon the first anniversary, as Poly Concepts had not achieved earnings targets that were tied to 0.6 million Redeemable Convertible Series A Preferred shares. The shares were returned from escrow to the Company resulting in a purchase price adjustment and therefore reducing goodwill by $3.9 million. For the purposes of preparing pro forma financial statements, the Company has allocated $23.8 million to goodwill. The Company adopted Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and accordingly no amortization expense was recorded for the year ended December 31, 2002.

      The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X. To prepare the pro forma unaudited condensed combining statements of operations, the Company’s statements of operations for the year ended December 31, 2001 has been combined with the statement of operations of Poly Concepts for the same period, and the Company’s statements of operations for the year ended December 31, 2002 has been combined with the statement of operations of Poly Concepts for the period from January 1, 2002 through May 2, 2002. This method of combining the companies is only for presentation of pro forma unaudited condensed combining financial statements. The unaudited pro forma condensed combining financial statements are subject to a number of estimates, assumptions and uncertainties and do not purport to reflect the results of operations that would have occurred had this acquisition taken place on the date indicated nor do they purport to reflect results of operations that will occur in the future. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of the Company and Poly Concepts.

CELERITY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2001 (Restated)

	Celerity	Poly			Pro Forma
	Group, Inc.	Concepts, Inc.	Pro Forma	Notes	as Adjusted

Revenue	$239,037	$21,314			$260,351
Cost of sales	207,473	13,084			220,557

Gross margin	31,564	8,230			39,794
Operating expenses:
Selling, general and administrative	42,678	3,895			46,573
Research and development	9,947	—			9,947
Amortization of goodwill and other intangible assets	18,132	—	1,967	A	20,099
Depreciation and amortization	3,492	299			3,791

Income (loss) from operations	(42,685)	4,036	(1,967)		(40,616)
Interest expense	(41,825)	(86)			(41,911)
Interest income from Kinetic Systems	21,234	—			21,234
Other income (expense), net	(2,245)	13			(2,232)

Income (loss) before taxes	(65,521)	3,963	(1,967)		(63,525)
Provision for income taxes	126	1,527	(1,251)	B	402

Net income (loss)	(65,647)	2,436	(716)		(63,927)
Preferred stock accrued dividends	299	—			299

Net income (loss) applicable to common stockholders	$(65,946)	$2,436	$(716)		$(64,226)

Basic and diluted net income (loss) per share	$(0.71)				$(0.69)

Shares used in computation of basic and diluted net income (loss) per share	93,128				93,128

CELERITY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2002

	Celerity	Poly Concepts,			Pro Forma
	Group, Inc.	Inc.(1)	Pro Forma	Notes	As Adjusted

Revenue	$222,709	$3,730			$226,439
Cost of sales	190,281	2,304			192,585

Gross margin	32,428	1,426	—		33,854
Operating expenses:
Selling, general and administrative	44,117	820			44,937
Research and development	9,161	—			9,161
Amortization of goodwill and other intangible assets	3,065	—			3,065
Stock-based and compensation	2,639	—			2,639
Provision for impairment of goodwill	52,158	—			52,158
Depreciation and amortization	4,067	77			4,144
Restructuring and asset impairment charges	1,809	—			1,809
Unusual charges	6,036	—			6,036

Income (loss) from operations	(90,624)	529	—		(90,095)
Interest expense	(41,251)	—			(41,251)
Interest income from Kinetic Systems	23,481	—			23,481
Other income (expense), net	(559)	(29)			(588)

Income (loss) before taxes	(108,953)	500	—		(108,453)
Provision for income taxes	569	138	(138)	B	569

Net income (loss)	(109,522)	362	138		(109,022)
Series A Preferred stock deemed non-cash dividend	6,255	—			6,255
Preferred stock accrued dividends	10,066	—			10,066

Net income (loss) applicable to common stockholders	$(125,843)	$362	$138		$(125,343)

Net income (loss) per share; basic and diluted	$(1.34)				$(1.34)

Shares used in computation of basic and diluted net income (loss) per share	93,652				93,652

(1)	Four months ended May 2, 2002.

CELERITY GROUP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING

FINANCIAL STATEMENTS

      The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

A. To reflect amortization of goodwill for the year ended December 31, 2001.

B. Adjustment to income tax accounts to reflect Celerity’s tax status.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Celerity Group, Inc.

      We have audited the accompanying consolidated balance sheets of Celerity Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celerity Group, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the financial statements, in 2002 the Company adopted Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets”.

      As discussed in Note 1 to the financial statements, the consolidated financial statements for the year ended December 31, 2001 have been restated.

/s/ Ernst & Young LLP

Walnut Creek, California

April 16, 2004

CELERITY GROUP, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,

			Pro Forma
			Stockholder’s
			Equity

	2002	2003	2003

			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,808	$7,851
Restricted cash	11,660	—
Accounts receivable, net	22,302	17,744
Inventories	35,884	27,340
Prepaid expenses and other current assets	12,659	6,550

Total current assets	102,313	59,485
Fixed assets, net	27,070	21,496
Goodwill, net	88,653	26,133
Intangible assets, net	5,863	3,607
Debt issuance costs	5,250	14,979
Other assets	1,460	1,566

Total assets	$230,609	$127,266

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$24,752	$31,022
Accrued expenses	10,849	8,241
Accrued interest	18,176	32,071
Income taxes payable	424	574
Note payable and short-term borrowings	500	—
Deferred revenue	15,013	6,639
Other current liabilities	4,962	1,145
Current maturities of long-term debt	16,226	—

Total current liabilities	90,902	79,692
Other liabilities	16,600	14,162
Note payable to Kinetic Systems	13,000	13,000
Long-term debt
Stockholder notes	—	15,372
Others	240,917	214,805

Total long-term debt	240,917	230,177
Commitments and contingencies
Redeemable convertible preferred stock, par value $0.01 and $0.0001, issuable in series, 50,000 and 120,000 authorized, 1,015 and 19,642 undesignated
Series A; 25,652 and 30,179 shares authorized, 25,652 and 857 shares issued and outstanding; liquidation preference of $91,125 and $3,334	103,370	5,903	$—
Series B; 23,333 and 20,000 shares authorized, 16,277 and 0 shares issued and outstanding; liquidation preference of $51,735 and $0	48,373	—	—
Series A-1; none and 30,179 shares authorized, none and 24,162 issued and outstanding; liquidation preference of $0 and $97,070	—	117,307	—
Series B-1; none and 20,000 shares authorized, none and 16,277 shares issued and outstanding; liquidation preference of $0 and $58,401	—	63,089	—
Stockholders’ Equity (Deficit):
Common stock, $0.01 and $0.0001 par value; 250,000 and 500,000 shares authorized, 93,648 and 93,459 shares issued and outstanding	937	9
Advances to Kinetic Systems	(210,598)	(238,822)
Additional paid in capital	123,488	185,207
Stockholder note receivable	(4,000)	(4,000)
Deferred stock-based compensation	(11,404)	(37,040)
Accumulated deficit	(179,576)	(301,409)
Accumulated other comprehensive income (loss)	(1,400)	(9)

Total stockholders’ equity (deficit)	(282,553)	(396,064)

Total liabilities and stockholders equity (deficit)	$230,609	$127,266	$

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,

	2001	2002	2003

	(Restated)
Revenue	$233,192	$219,720	$183,856
Revenue from Kinetic Systems	5,845	2,989	6,499

	239,037	222,709	190,355
Cost of sales(1)	207,473	190,281	160,070

Gross margin	31,564	32,428	30,285
Operating expenses:
Selling, general and administrative(1)	42,678	44,117	43,145
Research and development(1)	9,947	9,161	7,255
Amortization of goodwill and other intangible assets	18,132	3,065	2,256
Stock-based compensation	—	2,639	14,466
Provision for impairment of goodwill	—	52,158	58,621
Depreciation and amortization	3,492	4,067	4,683
Restructuring and asset impairment charges	—	1,809	2,867
Unusual charges	—	6,036	—

Income (loss) from operations	(42,685)	(90,624)	(103,008)
Interest expense	(41,825)	(41,251)	(39,173)
Interest income from Kinetic Systems	21,234	23,481	20,904
Other income (expense), net	(2,245)	(559)	(38)

Income (loss) before taxes	(65,521)	(108,953)	(121,315)
Provision for income taxes	126	569	518

Net income (loss)	$(65,647)	$(109,522)	$(121,833)

Series A Preferred stock deemed non-cash dividend	—	6,255	—
Preferred stock accrued dividends	299	10,066	17,943

Net income (loss) applicable to common stockholders	$(65,946)	$(125,843)	$(139,776)

Net income (loss) per share; applicable to common stockholders, basic and diluted	$(0.71)	$(1.34)	$(1.49)

Shares used in computation of basic and diluted net income (loss) per share	93,128	93,652	93,627

Pro forma net income (loss) per share; basic and diluted	$(0.63)	$(0.85)	$(0.62)

Shares used in computation of pro forma basic and diluted net income (loss) per share	102,379	126,712	193,084

(1) Amounts exclude stock-based compensation as follows:
Cost of sales	$—	$68	$770
Selling, general and administrative	—	2,534	13,281
Research and development	—	37	415

Total	$—	$2,639	$14,466

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except per share data)

								Accumulated
	Common Stock				Deferred			Other
			Additional	Advances to	Stock Based	Stockholders’	Accumulated	Comprehensive
Description	Shares	Amount	Paid-In Capital	Kinetic Systems	Compensation	Note Receivable	Deficit	Income (Loss)	Total

Balance at December 31, 2000 (Restated)	92,412	$924	$122,372	$(208,218)	$—	$—	$(4,407)	$(1,048)	$(90,377)

Shares issued to management for note receivable	1,333	14	3,986	—	—	(4,000)	—	—	—
Repurchase of common stock	(80)	(1)	(241)	—	—	—	—	—	(242)
Accrued dividends on Series A Preferred (Restated)	—	—	(299)	—	—	—	—	—	(299)
Net advances from Kinetic Systems (Restated)	—	—	—	2,535	—	—	—	—	2,535
Net income (loss) (Restated)	—	—	—	—	—	—	(65,647)	—	(65,647)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(3,012)	(3,012)

Comprehensive income (loss) (Restated)	—	—	—	—	—	—	—	—	(68,659)

Balance at December 31, 2001 (Restated)	93,665	$937	$125,818	$(205,683)	$—	$(4,000)	$(70,054)	$(4,060)	$(157,042)

Non-cash deemed dividend on Series A Preferred	—	—	(6,255)	—	—	—	—	—	(6,255)
Accrued dividends on Series A Preferred	—	—	(9,766)	—	—	—	—	—	(9,766)
Accrued dividends on Series B Preferred	—	—	(300)	—	—	—	—	—	(300)
Warrants issued in conjunction with Series B Preferred	—	—	607	—	—	—	—	—	607
Accretion of Series B Preferred discount			(607)						(607)
Repurchase of common stock	(47)	—	(141)	—	—	—	—	—	(141)
Deferred stock compensation, net of forfeitures	—	—	3,081	—	(1,537)	—	—	—	1,544
Deferred stock compensation — Stock Plan B	—	—	10,962	—	(9,867)	—	—	—	1,095
Stock options exercised for cash	30	—	89	—	—	—	—	—	89
Net advances to Kinetic Systems	—	—	—	(4,915)	—	—	—	—	(4,915)
Net income (loss)	—	—	—	—	—	—	(109,522)	—	(109,522)
Other comprehensive income (loss) — interest rate swap	—	—	—	—	—	—	—	2,608	2,608
Other comprehensive income (loss) — translation adjustments	—	—	—	—	—	—	—	52	52

Comprehensive income (loss)									(106,862)

Balance at December 31, 2002	93,648	$937	$123,488	$(210,598)	$(11,404)	$(4,000)	$(179,576)	$(1,400)	$(282,553)

Accrued dividends on Series A and A-1 Preferred	—	—	(11,278)	—	—	—	—	—	(11,278)
Accrued dividends on Series B and B-1 Preferred	—	—	(6,665)	—	—	—	—	—	(6,665)
Warrants issued in connection with Senior Subordinated Notes	—	—	6,752	—	—	—	—	—	6,752
Warrants issued in connection with Shareholder Subordinated Notes	—	—	4,230	—	—	—	—	—	4,230
Warrants issued in connection with the issuance of the Second Lien Notes	—	—	22,055	—	—	—	—	—	22,055
Repurchase of common stock	(195)	—	(211)	—	—	—	—	—	(211)
Deferred stock compensation, net of forfeitures	—	—	45,890	(5,788)	(27,828)	—	—	—	12,274
Deferred stock compensation — Stock Plan B	—	—	—	—	2,192	—	—	—	2,192
Stock options exercised for cash	6	—	18	—	—	—	—	—	18
Restated par value from $0.01/share to $0.0001/share	—	(928)	928	—	—	—	—	—	—
Net advances to Kinetic Systems	—	—		(22,436)	—	—	—	—	(22,436)
Net income (loss)	—	—	—	—	—	—	(121,833)	—	(121,833)
Other comprehensive income (loss) — interest rate swap	—	—	—	—	—	—	—	1,583	1,583
Other comprehensive income (loss) — translation adjustments	—	—	—	—	—	—	—	(192)	(192)

Comprehensive income loss)	—	—	—	—	—	—	—	—	(120,442)

Balance at December 31, 2003	93,459	$9	$185,207	$(238,822)	$(37,040)	$(4,000)	$(301,409)	$(9)	$(396,064)

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2002	2003

	(Restated)

	(in thousands)
Operating activities
Net income (loss)	$(65,647)	$(109,522)	$(121,833)
Adjustments to reconcile income (loss) to net cash provided by (used in) operating activities:
Provision for restructuring expense	—	1,809	2,867
Provision for impairment of goodwill	—	52,158	58,621
Depreciation and amortization	6,358	8,040	8,271
Amortization of goodwill and other intangible assets	18,132	3,065	2,256
Net loss on disposition of fixed assets	772	71	2,398
Accretion of debt discount and amortization of deferred debt issuance costs	—	5,367	6,862
Loss on early debt extinguishment	—	1,123	1,047
Equity in net loss of unconsolidated affiliates	1,589	628	—
Stock-based compensation	—	2,639	14,466
Provision for bad debts	1,833	388	398
Provision for inventories	5,104	7,932	3,444
Provision for product warranties	942	877	601
Provision for deferred income taxes	3,820	—	—
Non-cash interest expense (income) from put warrant issued in conjunction with Second Junior Note	6,790	470	984
Changes in operating assets and liabilities, net of effect of acquired businesses:
Accounts receivable	45,052	(7,186)	4,225
Inventories	26,171	6,652	5,100
Prepaid expenses and other assets	9,791	(8,041)	5,868
Accounts payable	(43,184)	12,013	6,390
Net advances (to) from Kinetic Systems	3,255	5,944	2,932
Accrued expenses	(8,599)	5,433	7,819
Income taxes payable	(4,447)	286	150
Deferred revenue	(7,362)	7,552	(8,374)
Other current and noncurrent liabilities	2,043	745	(9,253)

Net cash provided by (used in) operating activities	2,413	(1,557)	(4,761)
Investing activities
Purchase of fixed assets	(4,829)	(6,816)	(5,304)
Contributions to equity investee	(1,189)	—	—
Proceeds on sale of fixed assets	—	—	2
Cash paid for business acquisitions, net of cash acquired	(27,089)	(7,136)	—

Net cash used in investing activities	(33,107)	(13,952)	(5,302)

Year Ended December 31,

2001	2002	2003

(Restated)

(in thousands)

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,

	2001	2002	2003

	(Restated)

	(in thousands)
Financing activities
Repayments of notes payable	$—	$—	$(1,250)
Issuance of Shareholder Convertible Notes	—	—	10,000
Issuance of Shareholder Subordinated Notes	—	—	15,750
Issuance of Second Lien Notes	—	—	75,000
Borrowings from Revolver	25,300	45,000	16,000
Repayments on Revolver	—	(30,000)	(38,711)
Repayments of long-term debt	(25,179)	(48,875)	(60,868)
Cash restricted for debt repayment	—	(11,660)	11,660
Settlement on interest rate swaps	—	90	1,583
Proceeds from issuance of Series A Preferred, net	58,216	7,398	—
Proceeds from issuance of Series B Preferred, net	—	48,073	—
Proceeds from issuance of common stock under employee stock option plan	—	89	18
Repurchase of common stock	(242)	—	(211)
Fees paid in conjunction with Second Lien Notes, Shareholder Convertible Notes, and Shareholder Subordinated Notes	—	—	(7,435)
Net advances (to) from Kinetic Systems	(720)	(9,997)	(23,237)

Net cash provided by (used in) financing activities	57,375	118	(1,701)
Effect of exchange rate change on cash and cash equivalents	224	52	(193)
Increase (decrease) in cash and cash equivalents	26,905	(15,339)	(11,957)
Cash and cash equivalents, beginning balance of period	8,242	35,147	19,808

Cash and cash equivalents, ending balance of period	$35,147	$19,808	$7,851

Supplemental cash flow disclosure
Cash paid for interest	$29,432	$23,769	$19,452
Cash paid for income taxes	3,414	223	342
Supplemental non-cash financing and investing activities disclosure
Unrealized loss on derivative instruments	$3,236	$—	$—
Series A Preferred issued in conjunction with a business combination	—	21,436	—
Series A Preferred deemed dividends	—	6,255	—
Preferred stock accrued dividends	299	10,066	17,943
Warrants issued in conjunction with Series B Preferred	—	607	—
Accretion of warrants issued in conjunction with Series B Preferred	—	(607)	—
Return of Series A Preferred shares in conjunction with a business combination	—	—	3,899
Warrants issued in conjunction with debt financings	—	—	53,192
Beneficial conversion recorded as debt discount	—	—	355

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Background, Description of Business and Basis of Presentation

      Celerity Group, Inc. (“the Company” or “Celerity”), formerly known as Kinetics Holdings Corporation, was incorporated in the state of Delaware in October 1999. In June 2002, the Company was renamed Celerity Group, Inc.

      The Company is the parent company of Kinetics Group, Inc. (“KGI”). KGI is the parent company of Celerity Group, Inc., a California corporation, formerly known as Kinetics Fluids Systems, Inc. (“KFS”), FTS Systems, Inc. (“FTS”), and Kinetics Chempure Systems, Inc. (“Chempure”). Prior to the business separation as more fully discussed below, KGI was also the parent company of Kinetic Systems, Inc. and its wholly owned subsidiaries (“Kinetic Systems”).

      The consolidated financial statements present the financial position and results of operations of the Company and its wholly owned subsidiaries, but they do not include the financial position or results of operations of Kinetic Systems, an entity in a dissimilar business.

      Celerity designs and manufactures high-performance gas and chemical delivery process modules that are integral to the equipment used in the manufacturing of semiconductors. Celerity’s customers principally consist of semiconductor capital equipment companies and semiconductor manufacturers.

      The consolidated financial results for 2001 have been restated to reflect the distribution from Kinetic Systems of two capital equipment manufacturing entities, FTS and Chempure, to the Company because these entities were better aligned with the Company’s operations. The inclusion of FTS and Chempure in the Company resulted in an increase to net loss applicable to common stockholders of $0.6 million or $0.01 per share on a basic and diluted basis for the year ended December 31, 2001.

      The Company has filed a Registration Statement (Form S-1) with the United States Securities and Exchange Commission for its proposed initial public offering of shares of its common stock (the “Offering”). Under the terms of the Offering, all of the outstanding shares of redeemable convertible preferred stock and convertible debt of the Company will automatically convert into shares of the Company’s common stock. Unaudited pro forma stockholders’ equity is adjusted for (1) the assumed conversion of the convertible preferred stock (2) the assumed conversion of the convertible debt and (3) the subsequent debt and equity restructuring (see Note 23).

Business Separation

      Kinetic Systems delivers turnkey, process systems and operating services to electronics, biotechnology and pharmaceutical manufacturers.

      On April 9, 2004, Celerity and Kinetic Systems executed various agreements, which resulted in the restructuring of the Company’s capital structure and a spin-off of the assets and liabilities of Kinetic Systems from KGI in a business separation (“Business Separation”) through the distribution of Kinetic Systems’s capital stock to KH LLC, a Delaware Limited Liability Company (“KH LLC”) (see Note 23). The Business Separation resulted in the formation of KH LLC, the parent company and sole shareholder of Kinetic Systems and the Company. For a limited period of time after the Business Separation, the Company and Kinetic Systems will continue to share services pursuant to the various services agreements (see Note 23). The Company does not expect that the transitional and cost sharing provisions of the separation agreements will have a material impact on its financial statements except for

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

potential borrowings by Kinetic Systems under the revolver facility established in conjunction with the April 2004 transaction (see Note 23).

Basis of Financial Statement Presentation

      The accompanying financial statements present, on a consolidated basis, the financial position and results of operations of Celerity. They do not include the financial position or results of operations of Kinetic Systems an entity spun off from the Company on April 9, 2004 (see Note 23). This presentation is considered appropriate since the Company and Kinetic Systems (1) are in dissimilar businesses, (2) have been managed historically as if they were autonomous, (3) have no more than incidental common facilities and costs, (4) will be operated and financed autonomously after the Offering, and (5) will not have material financial commitments or contingent liabilities to each other after the Offering.

      Management believes that the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial information included herein may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of Celerity in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

      Historically, the overall capital requirements of the Company, as well as those of Kinetic Systems, were managed on a centralized basis including management of cash, debt and equity. Prior to the Business Separation, the Company retained all cash receipts associated with Kinetic Systems and provided the financing for its operations. The advances to Kinetic Systems are non-interest bearing. The then-outstanding balance of this account is not expected to be repaid upon consummation of the Business Separation and, accordingly, has been classified as a component of stockholders’ equity.

      Concurrent with the completion of the Business Separation (as discussed more fully in Note 23) and the Offering, a substantial portion of the Company’s debt will be repaid. Further, Kinetic Systems will establish its own credit facilities. Celerity’s assets will not collateralize newly incurred borrowings of Kinetic Systems.

      A portion of the Company’s interest expense on its indebtedness has been allocated to Kinetic Systems. For financial statement purposes, this allocation has been reflected in all periods presented.

      All historical corporate expenses of KGI and Celerity have been allocated to the operating companies of KFS and Kinetic Systems on a basis that the management of Celerity considers to be a reasonable assessment of the utilization of services provided or the benefit received. Following the Business Separation, Celerity will perform these functions using its own resources or, for a limited time, through purchased services, including services obtained from Kinetic Systems, which will be transferred to it in conjunction with the Business Separation, pursuant to a Management Services Agreement (see Note 23). Management does not expect the impact of these arrangements to be significant to the Company’s financial position or results of operations.

Liquidity

      The Company believes that its 2004 business plan adequately supports its liquidity needs and bank compliance requirements. The Company’s liquidity needs are supported by cash generated from operations in addition to its cash and cash equivalents at December 31, 2003,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as well as borrowings available under its existing credit facilities and debt financing received in 2004 (see Note 23). In the event the Company’s projections are not achieved, management believes that the Company can continue as a going concern through January 1, 2005 and support its obligations through working capital management, the reduction of discretionary spending and restructurings that could result in reductions in the Company’s workforce and/or consolidation of facilities. Further, management could pursue other strategic financing alternatives for the Company including, but not limited to the issuance of debentures and/or equity instruments. In addition, the Company has the ability and intent to limit the funding of Kinetic Systems borrowings extended in connection with the Kinetics Revolver, if needed (see Note 23).

2.	Summary of Significant Accounting Policies

Fiscal Year

      The Company has a 52 or 53-week year that ends on Friday in December nearest to the last day of December. The fiscal year 2001, a 52-week year, ended on December 28, 2001. Fiscal year 2002, was a 52-week year that ended on December 27, 2002 and fiscal year 2003, also a 52-week year, ended on December 26, 2003. The fiscal year 2004 will end on December 31, 2004 and will have 53 weeks. For purposes of financial statement presentation, each year is described as having ended on December 31.

Principles of Consolidation

      The consolidated financial statements include the financial position and results of operations of the Company and its wholly owned subsidiaries excluding Kinetic Systems. All material intercompany balances and transactions have been eliminated. Partly owned, non-controlled equity affiliates are accounted for under the equity method. Accounts of some of the Company’s subsidiaries outside the United States have been remeasured using the local currency as the functional currency.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current period presentation including (1) certain expenses between cost of sales and selling, general, and administrative, (2) a note receivable from Kinetic Systems to advances to Kinetic Systems, a component of stockholders’ equity (deficit) and (3) a note payable to Kinetic Systems from advances to Kinetic Systems.

Use of Estimates

      The preparation of the consolidated financial statements and the related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. For the Company these estimates include, but are not limited to the following:

•	assessment of recoverability of long-lived assets and goodwill,

•	inventory valuation,

•	accruals for warranty costs,

•	useful lives assigned for depreciation and amortization,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	income taxes,

•	valuation of financial and equity instruments, and

•	contingencies, among others.

      Actual results could differ from those estimates and such differences could be material to the consolidated financial position and results of operations.

Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents represented by money market funds that are not FDIC insured and trade accounts receivable. Cash equivalents are held in U.S. dollars and are subject to the currency fluctuation risk in meeting the Company’s foreign currency needs and obligations.

      The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers to secure accounts receivable. Actual collection losses may differ from management’s estimates, and such differences could be material to the consolidated financial position and results of operations and cash flows.

Customer Concentrations

      In fiscal years 2001, 2002 and 2003, one customer accounted for approximately 52%, 60% and 51% of the Company’s revenue, respectively. As of December 31, 2002, one customer represented 22% of accounts receivable. As of December 31, 2003, two customers represented 15% and 13% of accounts receivable, respectively. None of these amounts were due from a related party.

Cash and Cash Equivalents

      All highly liquid investments with maturities of 90 days or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, and other highly liquid instruments with creditworthy financial institutions.

Restricted Cash

      Restricted cash includes cash, as defined above, which is restricted under the terms of certain agreements for debt repayments. Restricted cash in 2002 was released from that restriction in 2003.

Allowance for Doubtful Accounts

      The Company provides an allowance for losses on accounts receivables based on a review of the current status of existing receivables and historical collection experience. Accounts receivable are charged to the allowance accounts when accounts receivable are deemed uncollectible.

Inventories

      Inventories consist of raw materials, work-in-process and finished goods. Inventories are stated at the lower of cost or market with cost determined using the weighted-average actual cost method or first-in, first-out basis. The Company regularly monitors inventory quantities on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hand and records write-downs for excess and obsolete inventories based primarily upon estimated usage, future demand forecasts and market conditions.

Fixed Assets

      Fixed assets are stated at cost. Expenditures for maintenance and repairs are charged to expense, while the cost of improvements, which extend the life of the underlying asset, are capitalized. For financial reporting purposes, machinery and equipment, buildings, computer equipment, packaged software, leasehold improvements and furniture and fixtures are depreciated over the lesser of their estimated useful lives or the remaining lease period, which range from 3 to 39 years, using the straight-line method. The Company capitalizes certain internally developed computer software costs which are amortized over three to five years using the straight-line method.

Accounting for the Impairment of Long-Lived Assets

      For the periods prior to January 1, 2002, the Company accounted for the impairment of long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of”.

      Effective January 1, 2002, the Company adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The Company records write-downs on long-lived assets used in operations when events or circumstances indicate that the assets might be impaired and the net undiscounted future cash flows estimated to be generated by those assets are less than their carrying amounts. The adoption of SFAS 144 did not have a material impact on the consolidated financial position or the consolidated results of operations.

      The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant industry downturn, significant decline in the value of the Company, significant reductions in projected future cash flows and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

      Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the estimated future cash flows, before interest, expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when and to the extent that, the carrying amount is not recoverable and exceeds fair value.

Acquired Intangible Assets and Goodwill

      Intangible assets consist of trademarks and developed technology related to the Company’s acquisitions. Amortization of purchased intangibles is calculated on a straight-line basis over the respective estimated useful lives of the assets ranging from three to ten years. Acquired in-

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

process research and development without alternative future use is charged to operations when acquired. Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired.

      Effective January 1, 2002, the Company adopted FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and discontinued amortizing the remaining balances of goodwill and other indefinite lived intangibles. Separable intangible assets that have finite lives continue to be amortized over their useful lives (see Note 7).

      The Company is required to perform an annual two-step impairment test of goodwill and indefinite-lived intangible assets. Should certain events or indicators of impairments occur between annual impairment tests, the Company performs the two-step impairment test of goodwill and indefinite-lived intangible assets at that date. In the first step of the analysis, the Company’s assets and liabilities, including existing goodwill and other intangible assets, are assigned to its identified reporting units to determine their carrying value. If the carrying value of a reporting unit is in excess of its fair value, an impairment may exist, and the Company must perform the second step of comparing the implied fair value of the goodwill to its carrying value to determine the impairment charge.

Investments in Unconsolidated Affiliates

      The Company accounts for investments in 50% or less owned companies over which it has the ability to exercise significant influence using the equity method of accounting. The Company’s proportionate share of income or losses from equity-method investments is recorded in other income(expense), net in the consolidated statements of operations.

Deferred Financing Costs

      The Company capitalizes costs incurred in connection with obtaining debt financing. The costs are amortized over the term of the related debt using the effective interest method.

Derivative Instruments

      The Company’s primary objective for holding derivative financial instruments is to manage interest rate risk exposed primarily through its borrowing activities. The Company’s accounting policies for these instruments are based on whether they meet the Company’s criteria for designation as hedging transactions, either as cash flow or fair value hedges. The criteria for designating a derivative as a hedge include the instrument’s effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction. A hedge of the exposure to variability in the cash flows of an asset or a liability, or of a forecasted transaction, is referred to as a cash flow hedge. A hedge of the exposure to changes in fair value of an asset or a liability, or of an unrecognized firm commitment, is referred to as a fair value hedge. Based on the above criteria, the Company has designated derivative instruments on hand as cash flow hedges. In accordance with, FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, subsequently amended by FASB Statement No. 137,“Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133” and FASB Statement No 138,“Accounting for Certain Derivative Instruments and Certain Hedging Activities”, the Company’s derivative instruments are recorded at fair value. The effective portion of the gain or loss on cash flow hedges is reported as a component of other accumulated comprehensive income (loss) and reclassified into the results of operations in the same period or periods during which the hedged transaction affects earnings, with the ineffective portion, if any, being

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized in current earnings during the period of change. In the event that the derivative instrument may be terminated or renegotiated prior to the maturity date thereof, the amount(s) deferred to other comprehensive income (loss) is reclassified into the results of operations.

Revenue Recognition

      The Company generates revenue primarily from the sale of high-performance gas and chemical process delivery modules that are integral to the manufacturing of semiconductors. Revenue is recognized when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; seller’s price to buyer is fixed or determinable; and collectibility is reasonably assured. This policy results in revenue recognition at the following points: 1) for all transactions where legal title passes to the customer upon shipment, the Company recognizes revenue upon shipment for all products that have been demonstrated to meet product specifications prior to shipment; 2) for transactions that have not been demonstrated to meet product specifications prior to shipment, revenue is recognized at customer acceptance; 3) for transactions where legal title does not transfer at shipment, revenue is recognized when legal title passes to the customer, which is typically at delivery or customer acceptance and; 4) for transactions containing equipment sales and installation services, because the Company has not established fair value of installation services, revenue and related cost of sales is deferred until all four revenue recognition criteria have been met. The Company also generates revenue from engineering services, which is recognized at the time the service is provided. Revenue related to instruments or spare parts sales is recognized upon shipment.

Cost of Sales

      Cost of sales consist primarily of manufacturing materials, payroll and related overhead, warranty costs and facilities costs. Cost of sales also includes nonrecurring engineering costs reimbursed by the Company’s customers.

Shipping and Handling Costs

      Shipping and handling charges billed to customers are included in revenue, and the related shipping and handling costs are included in cost of sales.

Warranty Reserves

      The Company generally provides customers with a limited one to five-year warranty on products sold. The liability for future warranty claims reflects the estimated future cost of warranty repairs on products previously sold and is included in accrued expenses. The Company recognizes the estimated cost of warranty obligations at the time the related products are sold and periodically evaluates and adjusts the warranty reserve to the extent actual warranty expense varies from the original estimates. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, its warranty obligation is affected by product failure rates. Should actual product failure rates, material usage, or service delivery costs differ from the Company’s estimates, revisions to the estimated warranty liability would be required.

Advertising Costs

      Advertising costs are expensed as incurred. The amount charged to expense during the periods presented was not material.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

      Research and development costs are expensed as incurred.

Other Income (Expense)

      Other income (expense) includes foreign currency transaction gains and losses, interest income, equity in the net income (losses) from investments in 20–50% owned entities accounted for under the equity method and other miscellaneous income (expense).

Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions and related interpretations of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and has elected to follow the disclosure only alternative prescribed by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by FASB Statement No. 148, “Accounting for Stock-based Compensation-Transition and Disclosure” (“SFAS 148”). Under APB 25, stock-based employee compensation arrangements are accounted for using the intrinsic value method and is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. Unearned compensation is amortized to expense over the vesting period of the respective options primarily using the graded method.

      In December 2002, the FASB issued SFAS 148, which amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 expands the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company’s consolidated financial position and results of operations as the Company has not elected to adopt the fair value-based method of accounting for stock-based employee compensation under SFAS 123.

      As of December 31, 2001, 2002 and 2003, the Company had two stock-based employee compensation plans, which are described more fully in Note 13. The Company accounts for these plans under the recognition and measurement principles of APB 25. To comply with SFAS 148, the Company is presenting the following table to illustrate the effect on the net income(loss) and net income(loss) per share as if it had applied the fair value recognition provisions of SFAS 123, as amended, to options granted under the stock-based employee compensation plans. For purposes of this pro forma disclosure, the values of options are estimated using a Black-Scholes option pricing model (see Note 13) and amortized ratably to expense over the options vesting periods.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summary of pro forma net income (loss) for the year ended December 31, (in thousands, except per share amounts):

	2001	2002	2003

	(Restated)
Net income (loss) applicable to common stockholders	$(65,946)	$(125,843)	$(139,776)
Add: Stock-based compensation expense included in reported net loss, net of tax	—	2,639	14,466
Deduct: Pro forma stock-based compensation expense determined under fair value based method, net of tax	(1,969)	(3,790)	(20,015)

Pro forma net income (loss) applicable to common stockholders	$(67,915)	$(126,994)	$(145,325)

Pro forma net income (loss) applicable to common stockholders per common share — basic and diluted	$(0.73)	$(1.36)	$(1.55)

Foreign Currency Translation

      The functional currency of foreign subsidiaries is the local currency. Assets and liabilities are primarily translated from such foreign currencies into U.S. dollars at balance sheet date exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net gains or losses resulting from the translations are excluded from the consolidated results of operations and are reflected as a separate component of accumulated other comprehensive income (loss).

Net Income (Loss) Per Share

      Basic net loss per share and diluted net loss per share are computed in conformity with FASB Statement No. 128, “Earnings Per Share” (“SFAS 128”). In accordance with SFAS 128, basic net loss per share excludes dilutive common stock equivalents and is calculated as net loss divided by the weighted-average number of common shares outstanding. Diluted net loss per share is computed using the weighted-average number of common shares outstanding and dilutive common stock equivalents outstanding during the period.

      The Company has shown pro forma net income (loss) per share — basic and diluted, as the Company’s preferred stock and convertible debt will automatically convert into common stock upon the Company’s initial public offering.

      Pro forma net income (loss) per share — basic and diluted, has been computed using the if-converted method of SFAS 128. In accordance with SFAS 128, pro forma net income (loss) excludes dilutive common stock equivalents and is calculated as pro forma net income (loss) divided by the weighted average shares assuming automatic conversion of convertible preferred and convertible debt stock into the shares of the Company’s common stock.

      This method recognizes that the holders of convertible debt or convertible preferred stock cannot share in distributions of earnings available to common shareholders unless they relinquish their right to senior distributions (i.e., interest income or preferred dividends). Therefore, in order to arrive at pro forma net income (loss) per share — basic and diluted in the following calculation, the Company has adjusted the numerator by adding back preferred dividends applicable to convertible preferred stock and interest charges applicable to convertible

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debt, and has adjusted the denominator by adding common stock to be issued upon conversion of preferred stock and convertible debt, as if the preferred stock and convertible debt had been converted on the original date of issuance. The following table presents the calculations of basic and diluted and pro forma basic and diluted net income (loss) per share as of December 31 (in thousands, except per share amounts):

	2001	2002	2003

	(Restated)
Net income (loss) available to common stockholders	$(65,946)	$(125,843)	$(139,776)
Less: Deemed non-cash dividend	—	6,255	—
Less: Dividends on preferred stock	299	10,066	17,943
Less: Interest on convertible debt	1,469	1,469	1,844

Net pro forma income (loss)	$(64,178)	$(108,053)	$(119,989)

Weighted average shares used in computing basic net income (loss) per share	93,128	93,652	93,627
Potential common shares used in computing diluted net income (loss) per share	9,251	33,060	99,457

Total weighted-average number of shares used in computing pro forma net income (loss) per share	102,379	126,712	193,084

Pro forma net income (loss) per share basic and diluted	$(0.63)	$(0.85)	$(0.62)

      Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net income (loss) per share as well as an additional 11.4 million, 10.8 million and 29.5 million shares related to outstanding options and warrants not included above (as determined using the treasury stock method at the estimated average market value) for 2001, 2002 and 2003, respectively.

      The pro forma basic number of shares does not include the effect of the restructuring agreement executed on April 9, 2004 (See Note 23).

Accumulated Other Comprehensive Income (Loss)

      Accumulated other comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from the results of operations. These include the change in fair value of derivatives and the cumulative foreign currency translation adjustments.

Income Tax Accounting

      Historically, the results of operations of Kinetic Systems have been included in the Company’s consolidated income tax return. The Company manages its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed without the inclusion of Kinetic Systems.

      The liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company provides a valuation allowance against net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Segment Information

      The Company has adopted the provisions of FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the consolidated financial statements. The Company does not have any separately reportable business segments.

Recently Issued Accounting Pronouncements

      Effective January 1, 2002, the Company adopted FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset s useful life. Adoption of SFAS 143 had no effect on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

      Effective January 1, 2002, the Company adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. Adoption of SFAS 144 had no effect on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

      In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”), which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 have not been reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB 30. The Company early adopted SFAS 145. Losses on the early extinguishment of debt have been included as a component of interest expense in the consolidated statements of operations (see Note 10).

      In July 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for costs associated with an exit or disposal activity to be recognized and measured initially at fair value only when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

initiated after December 27, 2002. The adoption of SFAS 146 did not have any material impact on the Company’s consolidated financial position and results of operations.

      In November 2002, the EITF issued EITF No. 00-21, “Accounting for Revenue Arrangement with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 addresses how to account for an arrangement that may involve delivery performance of multiple products, services and or rights to use assets, and when, and if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. It does not change otherwise applicable revenue recognition criteria. It applies to arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company’s consolidated financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN 45”). FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll forward of the entity’s guarantees including product warranty liabilities. The Company has adopted the requirements of FIN 45 and it did not have a material impact on its consolidated financial position or results of operations (see Note 21).

      In December 2002, the FASB issued SFAS 148 which amends SFAS 123 to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transition and annual disclosure requirements set forth by SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company continues to account for stock-based compensation using the intrinsic value method permitted by APB 25.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” (“FIN 46”) and amended it in December 2003, such that it is now effective for the Company in the first quarter of 2004. FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity if the investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company is in the process of reviewing its investments in non-marketable equity securities as well as other arrangements to determine whether the Company is the primary beneficiary of any VIE (see Note 17).

      In May 2003, the FASB issued Statement 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the statement of financial position classification of certain financial instruments from either an equity or mezzanine presentation to liabilities and requires an issuer of those financial instruments to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of SFAS 150 did not have an impact on the Company’s consolidated financial position or results of operations.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Business Combinations

Acquisition of Marchi Associates, Inc.

      In February 2001, the Company completed its acquisition of Marchi Associates, Inc. (“Marchi”), a designer and manufacturer of specialty temperature sensors and heaters primarily for semiconductor original equipment manufacturers. The acquisition included the purchase of all the outstanding shares of common stock of Marchi in exchange for a cash payment of $27.3 million, which includes transaction costs of approximately $0.3 million. The Company allocated $24.6 million to goodwill, which was being amortized over a period of fifteen years prior to adoption of SFAS 142. The former majority stockholder of Marchi is also a stockholder, an officer and a director of the Company. Had this acquisition occurred on January 1, 2001, consolidated revenue and income would not have been significantly different from the reported amounts.

Acquisition of Poly Concepts, Inc.

      In May 2002, the Company acquired Poly Concepts, Inc. (“Poly Concepts”). Poly Concepts is a designer and manufacturer of chemical delivery process modules that control the chemical composition and flow rates of the many chemicals used in the semiconductor manufacturing process. The acquisition included the purchase of all the outstanding shares of common stock of Poly Concepts in exchange for $9.6 million in cash and 3.5 million shares of Series A Redeemable Convertible Preferred stock (“Series A Preferred”) valued at $21.4 million. Transaction costs totaled $0.1 million. Poly Concepts was acquired to expand the Company’s product offering to existing customers of gas and chemical delivery modules. The value of the Series A Preferred shares was determined based on the estimated fair market value of the underlying common stock for financial reporting purposes using a look back approach based on an assumed projected common stock price upon the Offering.

      The purchase price of the acquisition of Poly Concepts was adjusted upon the first anniversary, as Poly Concepts had not achieved earnings targets that were tied to 0.6 million Series A Preferred shares. The shares were returned from escrow to the Company resulting in a purchase price adjustment and therefore, reducing goodwill by $3.9 million.

      The results of operations of Poly Concepts have been included in the Company’s consolidated financial statements since the date of acquisition.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Amount

Current assets	$6,470
Fixed assets	491
Goodwill	23,793

Total assets acquired	30,754
Current liabilities	3,543

Total liabilities assumed	3,543

Net assets assumed	$27,211

      None of the $23.8 million of goodwill is expected to be deductible for tax purposes.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following unaudited pro forma financial information combines the historical statements of operations and gives effect to the acquisition of Poly Concepts, including the assumed amortization of goodwill and intangible assets totaling $2.0 million and zero for the years ended December 31, 2001 and 2002, respectively, as if the business combination had occurred at the beginning of the period presented.

      The unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated on the assumed date.

      The pro forma results of operations for the year ended December 31, is as follows (in thousands, except per share amounts, unaudited):

	2001	2002

	(Restated)
Revenue	$260,351	$226,439
Net income (loss) applicable to common stockholders	(64,226)	(125,343)

Net income (loss) per share — basic and diluted	$(0.69)	$(1.34)

4.	Financial Instruments

Derivative Instruments and Hedging Activities

      The Company is exposed to interest rate risk primarily through its borrowing activities, as the majority of its long-term borrowings are variable rate instruments. In order to minimize such risks, the Company entered into two-interest rate swap contracts to manage interest exposure on the Company’s Term Loan (see Note 10). The swap contracts had maturation dates of February 2002 and May 2003. Under the swap agreements, the Company agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount and to receive in return an amount equal to a specified variable rate of interest times the same notional principal amount. The notional amounts of the contract were not exchanged, and no other cash payments were made. The Company minimized its exposure to credit-related losses by limiting its counter parties to major financial institution. In addition, the potential risk of loss with any one party resulting from this type of credit risk was monitored. The Company designated these interest rate swap contracts as cash flow hedges.

      During 2002, the Company settled one interest rate swap with a notional amount of $37.5 million. This interest rate swap was designated as a cash flow hedge of a portion of the Company’s variable rate Term Loan (see Note 10). Upon the settlement of this swap, the related unrealized loss of $0.1 million reported in accumulated other comprehensive income (loss) was reclassified to earnings and included as other income (expense) on the consolidated statements of operations.

      As of December 31, 2002, the remaining interest rate swap had a fair value of $1.6 million and was classified in other current liabilities; a total of $1.6 million of deferred net losses on the derivative instrument was recorded in accumulated other comprehensive income (loss). The interest rate swap contract was considered effective at year-end, and the related tax effect was determined to be zero. During 2003, this interest rate swap with a notional amount of $66.7 million matured. This interest rate swap was designated as a cash flow hedge of the Company’s variable rate Term Loan. Upon maturation, the related unrealized loss of $1.6 million reported in accumulated other comprehensive income (loss) was reclassified to earnings and included as other income (expense) in the consolidated statements of operations.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

      The carrying value of the Company’s cash and cash equivalents approximates fair value due to the short maturity of those instruments.

Notes Payable and Short-Term Borrowings

      The carrying values of the Company’s notes payable and short-term borrowings approximate their fair values, as interest rates on the borrowings are variable and approximate market rates.

Other Current Assets and Current Liabilities

      The carrying values of the Company’s other current assets and current liabilities approximate fair value due to the short-term nature of these amounts.

Derivative Instruments

      The Company has only one type of derivative instrument, an interest rate swap agreement, that is used for hedging purposes. The carrying value of the interest rate swap agreement equals the fair value of the contract, which is estimated by obtaining quotes from a third-party financial institution. As of December 31, 2002 and 2003, the fair value of the interest rate swap agreement was $1.6 million and zero, respectively.

Long-Term Debt

      The carrying value of the Company’s long-term debt instruments with variable interest rates approximate their fair value, as these rates approximate market rates. For long-term debt with fixed interest rates, the fair value was estimated by discounting the contractual principal and interest payments at a current market interest rate. As of December 31, 2002, the fixed rate debt (net of discounts and accrued interest) had a carrying value of $107.6 million and a fair value of $154.3 million. As of December 31, 2003, the fixed rate debt (net of discount and accrued interest) had a carrying value of $125.8 million and a fair value of $168.2 million.

5.	Inventories

      Inventories consist of the following as of December 31(in thousands):

	2002	2003

Raw materials	$25,237	$15,276
Work-in-process	8,135	7,901
Finished goods	2,512	4,163

Total	$35,884	$27,340

      During 2001, 2002 and 2003, as a direct result of the continued decline in demand for semiconductor capital equipment, worsening general economic conditions, and changes in technology, the Company recognized inventory write-downs of $5.1 million, $7.9 million and

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$3.4 million, respectively. The 2002 write-downs were primarily due to an inventory revaluation to the lower of cost or market value and the write-off of excess and obsolete mass flow controllers due to technology changes. The 2003 write-offs were primarily due to changes in technology and demand for components and sub-assemblies as well as the write-off of $0.8 million of non-transferable inventory associated with the closing of a manufacturing facility located at Milpitas, California. These charges are included in cost of sales in the consolidated statements of operations.

6.	Fixed Assets

      Fixed assets consist of the following as of December 31 (in thousands):

	2002	2003

Land	$215	$215
Buildings and Leasehold Improvements	11,579	14,867
Machinery and Equipment	10,973	10,327
Computer Software and Hardware	12,718	11,370
Furniture and Fixtures	2,364	2,284
Construction in Progress	4,947	1,604

	42,796	40,667
Less: Accumulated Depreciation	15,726	19,171

Fixed assets, net	$27,070	$21,496

      As of December 31, 2002 and 2003, $2.5 million of the Company’s fixed assets were held under a capital lease for a building facility. Related accumulated depreciation of this building was zero and $0.1 million as of December 31, 2002 and 2003.

7.	Goodwill and Intangible Assets

      Intangible assets consist of the following as of December 31 (in thousands):

	2002			2003

	Developed			Developed
	Technology	Trademarks	Total	Technology	Trademarks	Total

Gross Intangibles	$7,714	$5,410	$13,124	$7,714	$5,410	$13,124
Accumulated Amortization	(5,999)	(1,262)	(7,261)	(7,714)	(1,803)	(9,517)

	$1,715	$4,148	$5,863	$—	$3,607	$3,607

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Based on the carrying value of intangible assets recorded at December 31, 2003, and assuming no subsequent impairment of the underlying assets, the annual amortization expense is expected to be as follows (in thousands):

Amount

Year ending December 31,
2004	$541
2005	541
2006	541
2007	541
2008	541
Thereafter	902

$3,607

      On January 1, 2002, the Company adopted SFAS 142 and ceased amortizing goodwill, workforce and customer base. The Company reclassified assembled workforce and customer base to goodwill. The Company completed the transition testing for impairment of goodwill during the second quarter of 2002.

      In the year ended December 31, 2002, in connection with the Company’s annual impairment testing under SFAS 142, the Company found indicators of impairment that resulted in recording impairment charges for three of its six reporting units. The primary impairment indicator, which gave rise to the charge, was the continued sluggishness and delay in the projected recovery of the semiconductor industry, resulting in decreased capital spending and demand for semiconductor capital equipment. These factors resulted in lower growth expectations for the reporting units and triggered a $52.2 million non-cash goodwill impairment charge.

      During the third quarter of 2003, the Company found indicators of impairment that resulted in recording impairment charges for four of its six reporting units. The primary impairment indicator, which gave rise to the charge was the prolonged economic downturn in the semi-conductor industry affecting the reporting units’ operations and future sales, resulting in continued decreased capital spending and demand for semiconductor capital equipment and the Company’s products. These factors, coupled with the uncertainty of surrounding the timing of an industry recovery, triggered the goodwill impairment review which resulted in a $58.6 million non-cash impairment charge.

      The impairment review requires a two-step process. The first step of the impairment review compares the fair value of the reporting units with goodwill against their aggregate carrying values, including goodwill. The Company with the assistance of an outside valuation firm used the income method of valuation that includes the use of estimated discounted future cash flows as well as the prices of other comparable business through market comparable analysis using specific appraisals to conduct its goodwill impairment reviews. Based on the comparison, the carrying value exceeded the fair value of the Company’s reporting units. Accordingly, the Company performed the second step of the test, comparing the implied fair value of these reporting units’ goodwill with the carrying amount of that goodwill. Based on this assessment, the Company recorded non-cash impairment charges as noted above, which are included as a separate component of operating expenses on the Consolidated Statements of Operations.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The annual SFAS 142 impairment review conducted in the fourth quarter of 2003 did not yield an impairment charge.

      Pro forma operating results assuming retroactive application of SFAS 142 to adjust for the amortization of goodwill, workforce and customer base for the year ended December 31 (in thousands, except for per share amounts):

	2001	2002	2003

	(Restated)
Net income (loss) applicable to common stockholders	$(65,946)	$(125,843)	$(139,776)
Amortization of goodwill	5,425	—	—
Amortization of workforce	7,738	—	—
Amortization of customer base	1,820	—	—

Adjusted net income (loss)	$(50,963)	$(125,843)	$(139,776)

Net income (loss) applicable to common stockholders, basic and diluted
Applicable to common stockholders	$(0.71)
Amortization of goodwill	0.06
Amortization of workforce	0.08
Amortization of customer base	0.02

Adjusted net income (loss) per share — basic and diluted	$(0.55)

8.	Accrued Expenses

      Accrued expenses consist of the following as at December 31 (in thousands):

	2002	2003

Payroll, compensation, and related benefits	$3,435	$3,845
Warranty	1,165	798
Restructuring	1,584	163
Other	4,665	3,435

	$10,849	$8,241

      Changes in the Company’s warranty liability consist of the following as of December 31 (in thousands):

	2002	2003

Balance at the beginning of the year	$1,556	$1,165
Warranties issued during the year	877	601
Settlements made during the year	(562)	(864)
Changes in liability for pre-existing warranties including expirations	(706)	(104)

Balance at the end of the year	$1,165	$798

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Restructuring of Operations and Asset Impairment

      In response to worsening conditions in the semiconductor industry in particular and the general economy as a whole, the Company announced a restructuring plan in 2002 (“2002 Plan”) which included reducing its workforce, consolidating facilities, and ceasing or suspending activities related to certain manufacturing, design and installation, and administrative activities. As a result of this decision, the Company recorded restructuring and asset impairment charges of $1.8 million.

      Of the $1.8 million charge for the year ended December 31, 2002, the cash component includes employee severance costs of $0.4 million and facility consolidation costs of $0.9 million. The non-cash component of this charge included $0.5 million for impairment of the carrying value of equipment and leasehold improvements. These costs have been included as a separate component on the consolidated statements of operations. The restructuring included the elimination of approximately 75 positions of which the majority were based at the manufacturing operations in Milpitas, California, which represented multiple activities and functions. The following table summarizes the Company’s 2002 Plan activity (in thousands):

	Workforce	Facilities	Asset
	Reductions	Consolidations	Impairment	Total

Provision during the year 2002	$434	$864	$511	$1,809
Charges utilized during the year 2002	—	—	(225)	(225)

Balance at December 31, 2002	434	864	286	1,584
Charges utilized during the year 2003	(434)	(864)	(286)	(1,584)

Balance at December 31, 2003	$—	$—	$—	$—

      In response to a continued downturn in the semiconductor industry, the Company announced a restructuring plan (“2003 Plan”) and closed the manufacturing operations in Milpitas, California, that included reducing its workforce by approximately 50 employees and closing leased facilities. As a result of this decision, the Company recorded charges of $2.9 million in the third quarter of 2003. The restructuring activities were substantially completed by December 31, 2003. The $2.9 million charge in 2003 consisted of $1.2 million for employee severance and relocation costs and $1.7 million for the impairment of non-transferable assets. The following table summarizes the Company’s 2003 Plan activity (in thousands):

	Workforce	Asset
	Reductions	Impairment	Total

Provision during the year	$1,148	$1,719	$2,867
Charges utilized during the year	(985)	(1,719)	(2,704)

Balance at December 31, 2003	$163	$—	$163

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Long-Term Debt

      Long-term debt in order of seniority, consists of the following as at December 31 (in thousands):

	2002	2003

Term Loan	$77,625	$16,757
Revolver	60,300	37,589
USFilter Note	11,638	10,888
$75,000 Second Lien Notes, net of discount	—	39,220
$70,000 Senior Subordinated Notes, net of discount	63,106	64,631
$15,750 Shareholder Subordinated Notes, net of discount	—	5,372
Shareholder Convertible Notes	—	10,000
$50,000 Junior Notes, net of discount	44,474	45,720

	257,143	230,177
Less: Current maturities	(16,226)	—

Non-current portion of debt	$240,917	$230,177

      On April 9, 2004, the Company completed the Business Separation, which subsequently impacted certain of its debt and equity existing at December 31, 2003 and described below (see Note 23).

      Total contractual long-term debt maturities, excluding discounts, in 2004, 2005, 2006, 2007 and thereafter, are zero, $27.6 million, $242.6 million, $15.8 million and zero, respectively.

      The aggregated losses incurred on the early extinguishments of long-term debt were $0.0 million, $1.1 million and $1.0 million in fiscal year 2001, 2002 and 2003, respectively, and are included as interest expense in the consolidated statements of operations.

Term Loan

      In August 2000, the Company entered into a Term Loan (“Term Loan”) with a syndicate of banks. Interest on the Term Loan is payable quarterly and bears interest at the Eurodollar rate plus 5.0%. Principal payments commenced on March 31, 2002 and are payable quarterly with the last payment due on December 31, 2005, the maturity date. Substantially all the assets of the Company secure the Term Loan. At December 31, 2002 and 2003, the effective interest rates were 6.4% and 6.2% respectively. During 2002, the Company repaid $38.0 million in advance of the Term Loan’s scheduled amortization payments, of which $25.5 million was from a portion of the proceeds raised from the issuance of Series B Redeemable Convertible Preferred stock (“Series B Preferred”) as more fully discussed in Note 11. During 2003, the Company repaid $46.6 million in advance of the Term Loan’s scheduled amortization payments through March 2005.

Revolver

      In August 2000, the Company entered into a revolving line of credit facility (“Revolver”) with a syndicate of banks. The Revolver bears interest at the Eurodollar rate plus 5.0%. As of December 31, 2002 and 2003, the average interest rate on the Revolver was 6.7% and 6.2%, respectively. Generally, interest is payable quarterly, and the unused portion of the Revolver is subject to a one-half of one percent commitment fee. The Revolver is secured by substantially

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

all the assets of the Company and expires on February 28, 2006. The borrowing capacity of the Revolver was $95.0 million and $55.0 million at December 31, 2002 and 2003, respectively, with no future capacity reductions scheduled until maturity. As of December 31, 2002, the Company had issued $24.0 million of letters of credit and borrowed $60.3 million against the Revolver. As of December 31, 2003, the Company had issued $17.0 million of letters of credit and borrowed $37.6 million against the Revolver. The outstanding letters of credit bears interest at the rate of one quarter of one percent.

USFilter Note

      In August 2000, the Company issued a $13.1 million, non-interest bearing unsecured promissory note (“USFilter Note”) to United States Filter Corporation (“USFilter”). The USFilter Note had an original maturity date of December 11, 2002. In December 2002, the Company entered into a forbearance agreement requiring an immediate principal payment of $1.5 million, quarterly interest payments based on a rate of 12.5% per annum and quarterly principal payments of approximately $0.3 million.

      In December 2003, the Company entered into a second forbearance agreement, which was further amended in 2004 extending the due date of the USFilter Note to January 3, 2005 and requiring quarterly principal payments of approximately $0.3 million with interest equal to 15.0% per annum. Additionally, USFilter was guaranteed prepayment of the full outstanding principal amount, plus accrued and unpaid interest, upon the Offering.

Second Lien Notes

      In September 2003 (the “Closing Date”), the Company issued $75.0 million senior subordinated notes (the “Second Lien Notes”). The Second Lien Notes bear interest at London Interbank Offered Rate (“LIBOR”) plus 10.0% per annum (11.1% at December 31, 2003), payable quarterly. The Second Lien Notes mature on August 25, 2006. The Second Lien Notes have an effective interest rate of 65.0%, and overdue principal and/or interest are subject to an additional interest premium of 2.0% per annum starting from the original repayment date. The Company may redeem all or part of the notes after the second anniversary of the Closing Date through August 25, 2006 at 101.5% of the outstanding principal balance, plus accrued and unpaid interest. The Company incurred $10.3 million of debt issuance costs, which are being amortized to interest expense over the term of the Second Lien Notes using the effective interest method. Transaction fees of $1.1 million paid to the investors have been recorded as a debt discount and are being amortized to interest expense over the term of the Second Lien Notes using the effective interest method.

      The Second Lien Notes were issued with 20.0 million detachable 7-year preferred stock and common stock warrants which includes an aggregate of 2.8 million common stock warrants with an exercise price of $3.00 per share, 12.3 million common stock warrants with an exercise price of $0.01 per share, 2.9 million Series A-1 Redeemable Convertible Preferred Stock (“Series A-1 Preferred”) warrants with an exercise price of $0.01 per share, and 1.9 million Series B-1 Redeemable Convertible Preferred Stock (“Series B-1 Preferred”) warrants with an exercise price of $0.01 per share. These warrants expire on September 26, 2010. In estimating the fair value of the warrants, the Company used the Black Scholes model. The underlying assumptions of the calculation consist of a volatility of 70%, contractual life of seven years, fair value of common stock of $1.45 per share or fair value of preferred stock of $3.79 per share, expected dividend yield of 0%, and risk-free interest rate of 3.49%. Based on the relative fair value, management has allocated $30.2 million to the warrants, which has been

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded as a debt discount in the consolidated balance sheets and is being amortized as interest expense over the term of the Second Lien Notes using the effective interest method.

      On November 6, 2003 in accordance with the Second Lien Notes purchase agreement and in conjunction with the stock options granted to employees (see Note 13), the Company granted warrants to purchase 6.3 million shares of common stock at an exercise price of $0.75 per share to the holders of the Second Lien Notes. These warrants expire on September 26, 2010. Using the Black Scholes model the Company valued the warrants with the following assumptions: volatility of 70%, stock price of $1.60 per share, contractual life of 7 years, an expected dividend yield of 0%, and a risk free rate of 3.96%. As a result of this analysis, the Company recorded an incremental $6.3 million as a debt discount that is being amortized over the maturity of the Second Lien Notes (see Note 23).

      The exercise price and number of shares of stock issuable in connection with these warrants may be adjusted upon the occurrence of certain events, including but not limited to (1) dividends, (2) recapitalizations, (3) issuance of rights to, or of stock below current market price, or (4) reorganization, merger or sale of assets, and distributions. Upon the occurrence of a specified certain event, the exercise price of the warrants may change to reflect the current market price as determined in the warrant. If such an event occurs, the Company will determine the fair value of the warrants and retroactively account for the modified value of the debt discount and interest expense.

Senior Subordinated Notes

      In August 2000, the Company issued $70.0 million in senior subordinated promissory notes (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at a coupon rate of 12.5% per annum, with interest payable quarterly. The Senior Subordinated Notes mature on August 25, 2006 and have an effective interest rate of 17.7%.

      In connection with the issuance of the Senior Subordinated Notes, the Company issued exercisable detachable warrants to the lenders permitting the purchase of 3.3 million shares of common stock of the Company at an exercise price of $0.01 per share. The warrants expire on August 30, 2010. The $9.6 million fair value of these warrants was determined using the Black-Scholes pricing model by using a volatility factor of 50.0%, a risk-free rate of 6.0% and a fair value of common stock of $3.00 per share. The value of the detachable warrants has been recorded as a debt discount in the consolidated balance sheets. The discount is being amortized as interest expense over the term of the Senior Subordinated Notes using the effective interest method.

      The Senior Subordinated Notes lenders are entitled to the fees in the aggregate amount of $10.0 million (“Senior Subordinated Note Fee”) in connection with Shareholder Subordinated Notes Make-Whole provision (see “Shareholder Subordinated Notes” section below). The Senior Subordinated Note Fee is being accrued to interest expense over the maturity period.

Shareholder Subordinated Notes

      In July 2003, the Company issued $15.8 million in junior subordinated notes and warrants (the “Shareholder Subordinated Notes”), which were subsequently cancelled and reissued in August 2003. Interest accrues at 12.5% per annum. The principal along with the accrued and unpaid interest on the Shareholder Subordinated Notes are payable upon the occurrence of redemption events including: (1) a change in control; (2) the sale or other disposition (whether by merger, reorganization, sale of assets, or otherwise) of all or substantially all of

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the assets of the Company; (3) the liquidation, dissolution, or winding up of the Company; or (4) the earlier of (a) the date that is six months after the repayment in full of indebtedness under the Senior Subordinated Notes which are due August 2006, or (b) the date on which there shall have been consummated the closing of an initial public offering resulting in gross proceeds of not less than $100.0 million. Debt issuance costs associated with the Shareholder Subordinated Notes were $0.9 million and are being amortized to interest expense over the term of the Shareholder Subordinated Notes using the effective interest method. The Shareholder Subordinated Notes have an effective interest rate of 116.4%.

      Embedded in the Shareholder Subordinated Notes is a minimum interest payment provision (“Make-Whole Amount”) whereby each holder is entitled to receive 1.5 times the original face value of the Shareholder Subordinated Note, less any interest previously paid by the Company. The Make-Whole Amount is due six months after the maturity of the repayment of Senior Subordinated Notes, February 2007. The Company is accreting the Make-Whole Amount over the maturity period to interest expense. However, the Shareholder Subordinated Notes holders are entitled to the Make-Whole Amount subsequent to the holders of the Senior Subordinated Notes receiving fees in the aggregate amount of $10.0 million (see Note 23).

      The Shareholder Subordinated Notes were issued with detachable warrants permitting the purchase of 1.4 million shares of common stock at $3.00 per share; 6.2 million shares of common stock at $0.01 per share; 1.5 million shares of Series A-1 Preferred stock at $0.01 per share; and 1.0 million shares of Series B-1 Preferred stock at $0.01 per share. These warrants expire 10 years from the date of issuance. The fair value of the warrants were determined using the Black Scholes Model with assumptions of a 70% volatility, fair value of $1.09 per common share and $4.23 per preferred share, 0.0% expected dividend and 4.55% risk-free interest rate. Based on relative fair values, management has allocated $9.9 million to the warrants, which has been recorded as a debt discount and is being amortized as interest expense over the term of the Shareholder Subordinated Notes using the effective interest method.

      Additionally and in conjunction with the Shareholder Subordinated Notes, in July 2003, the Company issued additional detachable warrants to the Senior Subordinated Note holders. A combination of 0.6 million common stock warrants at an exercise price of $3.00 each and 7.7 million common stock warrants at $0.01 each were issued. The total fair value of these warrants was $6.8 million using the Black Scholes Model with assumptions of a 70% volatility, fair value of $0.85 per common shares, 0.0% expected dividend and 3.98% risk-free interest rate, of which, $1.2 million and $5.6 million have been allocated based on the relative debt proceeds to debt issuance cost associated with the Shareholder Subordinated Notes and the Second Lien Notes, respectively. Since these warrants were issued to parties other than the purchasers of the Shareholder Subordinated Notes, their aggregate fair value is being accounted for as debt issuance costs and are being amortized over the life of the notes using the effective interest method (see Note 23).

      The exercise price and number of shares of stock issuable in connection with these warrants may be adjusted upon the occurrence of certain events, including but not limited to (1) dividends, (2) recapitalizations, (3) issuance of rights to, or of stock below current market price or (4) reorganization, merger or sale of assets, and distributions. Upon the occurrence of a specified certain event, the exercise price of the warrants may change to reflect the current market price as determined in the warrant. If such an event occurs, the Company will determine the fair value of the warrants and retroactively account for the modified value of the debt discount and interest expense.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Agreements entered into in connection with the Shareholder Subordinated Notes included provisions, wherein preferred stockholders who participated in the financing, exchanged their Series A Preferred and Series B Preferred shares for Series A-1 Preferred and Series B-1 Preferred shares, respectively. Consequently, 24.2 million shares of Series A Preferred were exchanged for 24.2 million shares of Series A-1 Preferred and 16.3 million of Series B Preferred was exchanged for 16.3 million shares of Series B-1 Preferred. As a result of this transaction, the Company recorded a debt discount of $0.4 million which is being amortized as interest expense over the maturity of the notes.

Shareholder Convertible Notes

      In June 2003, the Company issued notes to the shareholders for gross proceeds of $10.0 million (“Shareholder Convertible Notes”). The Shareholder Convertible Notes bear interest at a rate of 15.0% per annum. Unpaid principal and accrued interest is due the latter of August 30, 2006 or such date as all obligations to which the Shareholder Convertible Notes are subordinate are paid in full. The holders of the Shareholder Convertible Notes have the right to convert the outstanding principal of the notes, at any time, into the Company’s common stock at the conversion price then in effect. The conversion price at December 31, 2003 was $3.60 per share. Upon conversion, all accrued and unpaid interest of the related notes shall be cancelled (see Note 23).

Junior Notes

      In August 2000, the Company issued two Junior Subordinated Notes ($25.0 million “First Junior Note” and $25.0 million “Second Junior Note”; collectively, the “Junior Notes”) to USFilter. The Junior Notes have a face value of $50.0 million, a term to maturity of six years, bear an interest rate of 11.75% per annum, and an effective interest rate of 16.0%. The Second Junior Note is convertible into shares of common stock at a rate of $3.00 per share based on certain specified events, as defined in the note agreement. However, if the Company repays all or part of the Second Junior Note, there is no right of conversion for that part. USFilter has the right to convert all or a portion of the principal of the Second Junior Note not repaid by the Company into common stock (see Note 23).

      Pursuant to the issuance of the Junior Notes, the Company entered into a Warrant Agreement with USFilter (“Warrant Agreement”), whereby the notes comprising the Junior Notes were each issued with detachable warrants, permitting the purchase of shares of common stock up to a maximum of 7.2 million, at an exercise price of $3.00 per share. The detachable warrants expire on August 30, 2010. The Junior Notes also include a put feature, guaranteeing a 10% annual return, that allows USFilter to receive a cash payment in settlement of the warrants, for a period of time beginning on August 30, 2005, the duration of which is dependent upon the occurrence of and size of the Company’s initial public offering. The Warrant Agreement also provides for certain adjustments to the number of detachable warrants outstanding. Such adjustments include automatic increases to the number of detachable warrants exercisable the longer the Junior Notes remain unpaid over a period of four years to a maximum of 7.2 million shares. As of December 31, 2003, detachable warrants allowing USFilter to purchase 6.3 million shares were outstanding under the Warrant Agreement (see Note 23).

      The Company considered a valuation in estimating the fair value of the detachable warrants, including the fair value of the put feature upon issuance. The value of the detachable warrants and put feature of $7.8 million was recorded at issuance as a debt discount with a

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

corresponding entry to other liabilities. The discount is being amortized over the term of the Junior Notes at an effective interest rate of 15.6%. As of December 31, 2002 and 2003, the fair value of the detachable warrants and put feature was estimated at $12.9 million and $9.9 million, respectively, using a Black-Scholes pricing model based on the following assumptions:

	2002	2003

Expected Volatility	50%	70%
Expected life in years	7.67	6.67
Estimated stock price per common share on valuation date	$2.94	$1.78
Risk free rate of interest	3.92%	3.59%
Dividend yield	Zero	Zero

      In accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the $3.0 million change in the value of the detachable warrants and put feature in 2003, has been recorded as reduction in interest expense in the consolidated statements of operations with a corresponding reduction in other liabilities in the consolidated balance sheets (see Note 23).

Other

      As of December 31, 2003, no preferred or common shares had been issued for the conversion of any debt instruments or for the exercise of detachable warrants. Also, the Company’s credit agreements contain customary affirmative and negative covenants including financial covenants requiring the maintenance of specified consolidated interest coverage, leverage ratios and minimum earnings before interest, taxes, depreciation and amortization (see Note 23).

11.	Series A, Series A-1, Series B, and Series B-1 Redeemable Convertible Preferred Stock

      The Company has authorized 120.0 million shares of preferred stock at $0.0001 par value, of which 30.2 million, 30.2 million, 20.0 million and 20.0 million shares are designated as Series A, Series A-1, Series B, and Series B-1, respectively. The remaining 19.6 million authorized preferred shares are undesignated (see Note 23).

      Series A Preferred, Series A-1 Preferred, Series B Preferred and Series B-1 Preferred (collectively “Preferred Stock”) are convertible at any time after the issuance date, at the option of the holder, into an equal number of shares of common stock based upon the initial issuance prices divided by the conversion price in effect at the time of conversion. Series A Preferred and Series B Preferred are convertible into common stock at $3.16 per share (1:1 ratio). Series A-1 Preferred and Series B-1 Preferred are convertible into common stock at $0.75 per share (1:4.21 ratio). Preferred Stock is automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $100.0 million.

      Preferred Stock holders are entitled to the number of votes equal to the number of common shares into which the Preferred Stock can be converted and are entitled to vote with the holders of common stock, together as a single class, to elect the remaining members of the Board of Directors. The Company must also obtain the approval of holders of at least two-thirds of the shares of Preferred Stock related to certain protective provisions. In the event of

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liquidation, dissolution or winding up of the Company, funds available for distribution to stockholders shall be paid to Preferred Stock holders pari passu and prior and in preference to any payment or distribution of assets to Common stockholders. The Preferred Stock liquidation amount per share is equal to $3.16 (adjusted for any stock dividend, split or combination, recapitalization and/or consolidation with respect to such shares) as well as all accrued, but unpaid dividends, whether or not declared, or the amount that a holder of the number of shares of Common Stock then issuable on conversion of a share of such series Preferred Stock would receive in cash and/or securities if all shares of Preferred Stock were to convert into Common Stock. Preferred Stock holders are entitled to receive, when and if declared by the Board of Directors, cumulative dividends of $0.395 per share compounded semiannually commencing on the six-month anniversary of the date of issuance (as adjusted for any stock dividend, split, or combination related to these shares).

      In December 2001, the Company issued 19.7 million shares of Series A Preferred at fair value in a private placement. Net proceeds from the issuance were $58.2 million.

      In April 2002, the Company issued 2.5 million shares of Series A Preferred stock in a private placement. Net proceeds from the issuance were $7.4 million. In connection with this preferred stock issuance, the Company recorded a non-cash deemed dividend totaling $6.3 million due to the difference between the deemed fair value at the date of issuance and the actual issuance price.

      In December 2002, the Company issued 16.3 million shares of Series B Preferred stock to existing shareholders in a private placement offering, resulting in net proceeds of $48.1 million.

      In connection with the December 2002 issuance of Series B Preferred, the Company issued 0.2 million detachable warrants to purchase common stock at $0.01 per share. The warrants expire in ten years from the date of issuance. Using a Black-Scholes option valuation model and assumptions of a 50% volatility factor, a risk free rate of 3.92%, an expected life of 10 years, an exercise price of $0.01 per share and a stock price at the valuation date of $2.61 per share, the estimated fair value of the warrants was determined to be $0.6 million. The Company recorded the estimated fair value of the warrants on the issuance date as permanent equity and recorded a preferred stock discount with a corresponding adjustment to additional paid-in-capital. The discount of $0.6 million was fully accreted as a preferred stock dividend upon issuance, as the preferred stock was immediately convertible.

      As of December 31, 2002, the Company had accrued accumulated undeclared and unpaid dividends of $10.1 million and $0.3 million on Series A and B Preferred stock, respectively, as a result of the liquidation rights associated with the Preferred Stock.

      As of December 31, 2003, the Company had accrued accumulated undeclared and unpaid dividends of $0.6 million, $20.7 million, zero and $7.0 million on Series A, Series A-1, Series B and Series B-1 Preferred stock, respectively, as a result of the liquidation rights associated with the preferred stock issuances.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Changes in the Company’s redeemable convertible preferred stock for the years ended December 31, 2001, 2002 and 2003 are as follows (in thousands):

					Series A-1		Series B-1
	Series A Preferred		Series B Preferred		Preferred		Preferred

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at Dec. 31, 2000 (Restated)	—	$—	—	$—	—	$—	—	$—
Issuance of Series A	19,707	58,216
Accrued dividends (Restated)		299

Balance at Dec. 31, 2001 (Restated)	19,707	58,515	—	—	—	—	—	—
Stock issued for cash, net of transactions fees $0.5 million	2,464	7,398
Non-cash deemed dividend		6,255
Issuance in connection with a business combination	3,481	21,436
Issuance for cash, net of transactions fees $1.9 million			16,277	48,073
Warrants issued				(607)
Accretion of stock discount				607
Accrued dividends		9,766		300

Balance at Dec. 31, 2002	25,652	103,370	16,277	48,373	—	—	—	—
Return of shares related to a business combination (see Note 3)	(633)	(3,899)
Exchange of Series A Preferred for Series A-1 Preferred, including $16.6 million in accrued dividends	(24,162)	(100,757)			24,162	100,757
Exchange of Series B Preferred for Series B-1 Preferred, including $4.5 million in accrued dividends			(16,277)	(52,582)			16,277	52,582
Issuance of Series A-1 Preferred Stock warrants related to the Second Lien Notes and the Shareholder Subordinated Notes						12,251
Issuance of Series B-1 Preferred Stock warrants related to the Second Lien Notes and the Shareholder Subordinated Notes								7,906
Beneficial conversion recorded as a debt discount						210		145
Accrued dividends		7,370		4,209		4,089		2,456
Reversal of accrued dividends related to a business combination		(181)

Balance at Dec. 31, 2003	857	$5,903	—	$—	24,162	$117,307	16,277	$63,089

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Stockholders’ Equity (Deficit)

Common Stock Reserved for Future Issuance

      Common stock reserved for future issuance as of December 31, 2003 is as follows:

Outstanding options	67,671,675
Options available for grant	5,395,468
Convertible notes payable	11,111,111
Preferred stock	171,239,669
Restricted shares granted	4,805,424
Restricted shares available for grant	444,576
Outstanding common warrants	48,024,447
Outstanding preferred warrants	30,878,993

339,571,363

Stockholder Note Receivable

      In June 2001, the Company issued a promissory note due from a key employee in the principal amount of $4.0 million that was executed in connection with the purchase of 1.3 million shares of common stock. The note is recorded as a component of stockholders’ equity (deficit) on the consolidated balance sheet. The note bears interest at a rate of 5.0% per annum, compounded semiannually, and is due and payable in June 2008. The note is secured by 4.0 million shares of the Company’s stock, 2.7 million of which the employee had previously purchased.

13.	Stock Option Plans

2000 Stock Option Plan

      Effective October 24, 2000, the Company implemented the Kinetics Holdings Corporation 2000 Stock Option Plan (the “Stock Plan”). The Stock Plan authorizes the Board of Directors to grant both incentive stock options and nonqualified stock options to employees, officers, directors, and consultants of the Company and its affiliates. As of December 31, 2003 there were 73.1 million shares of common stock reserved for issuance, of which 5.4 million shares were available for grant. Under the Stock Plan, incentive stock options must be granted at fair value at the date of grant as determined by the Board of Directors or a committee thereof. Options generally vest over a four-year period from the date of the grant, 25% vests at the first year anniversary and ratably thereafter. In November 2003, the Company granted 56.4 million options at an exercise price of $0.75 per share with immediate vesting of 25% of the grant and the remaining options vesting ratably per month over four years. Options granted under the Stock Plan have a maximum term of 10 years, unless otherwise determined by the Board of Directors.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of common stock option activity for the three years ended December 31, 2003:

	Number of	Weighted-Average
	Shares	Exercise Price

Outstanding at December 31, 2000 (Restated)	10,486,620	$3.00
Granted	831,400	$3.00
Exercised	—	—
Cancelled	(1,063,414)	$3.00

Outstanding at December 31, 2001	10,254,606	$3.00
Granted	1,902,711	$3.00
Exercised	(30,427)	$3.00
Cancelled	(810,700)	$3.00

Outstanding at December 31, 2002	11,316,190	$3.00
Granted	57,528,686	$0.76
Exercised	(5,993)	$3.00
Cancelled	(1,167,208)	$3.00

Outstanding at December 31, 2003	67,671,675	$1.10

Shares exercisable at:
December 31, 2001	2,958,284	$3.00
December 31, 2002	5,527,468	$3.00
December 31, 2003	24,944,646	$1.46

      The following table summarizes information about Company’s stock options outstanding at December 31, 2003:

		Weighted
		Average
		Remaining Years
	Number	of Contractual	Options
Exercise Prices	Outstanding	Life	Exercisable

$0.75	57,249,281	9.78	17,028,320
$3.00	10,422,394	6.56	7,916,326

Total	67,671,675	9.29	24,944,646

      During 2002, the Company granted options to purchase 1.9 million common shares to employees of the Company at an exercise price of $3.00 per share. The Company recorded $2.5 million in deferred stock-based compensation related to these options, which is being amortized using a graded vesting method over the vesting period of the options. Amortization of deferred stock-based compensation for the year ended December 31, 2002 was $1.1 million.

      During 2003, the Company granted options to purchase 57.5 million common shares to employees of the Company at exercise prices of $0.75 — $3.00 per share. The Company recorded $45.9 million in deferred stock-based compensation related to these options, which is being amortized using a graded vesting method over the vesting period of the options.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of deferred stock-based compensation for the year ended December 31, 2003 was $12.1 million.

      During 2001, the Company granted options to purchase 0.8 million common shares to employees of the Company at an exercise price of $3.00 per share. There was no deferred stock-based compensation recorded or amortized in relation to these options for the year ended December 31, 2001.

      The Company modified certain stock option awards to accelerate vesting, extend the exercise period, or accelerate vesting and extend the exercise period. The intrinsic value of these modified stock option awards was remeasured as of each modification date. The incremental change between the original and the new intrinsic values, if any, was charged as compensation expense upon the occurrence of the modification. For the years ended December 31, 2001, 2002 and 2003, the compensation expense related to modifications was zero, $0.5 million and zero, respectively.

      As of December 31, 2003, options to purchase 18.9 million shares of common stock outstanding were exercisable by the Company’s employees. The weighted-average fair value of options granted during 2003 was $1.20 per share. The weighted-average remaining contractual life of options outstanding under the Stock Plan at December 31, 2003 was 9.57 years and the weighted-average exercise price was $0.98 per share.

Stock Options Granted to NonEmployees

      During 2003, the Company granted 0.3 million options to purchase common stock to nonemployees of the Company at an exercise price of $0.75 per share. The Company recorded $0.2 million in stock-based compensation related to these options. There were no options granted to nonemployees of the Company during the years ended December 31, 2002 and 2001.

      As of December 31, 2003, options to purchase 0.3 million shares of common stock were exercisable by nonemployees. The weighted-average fair value of options granted during 2003 was $0.50 per share. The weighted-average remaining contractual life of options outstanding under the Stock Plan at December 31, 2003 was 1.61 years and the weighted average exercise price was $0.75 per share.

Deferred Plan and Stock Plan B

      On October 24, 2000, the Company adopted the Kinetics Holdings Corporation 2000 Deferred Stock Plan (the “Deferred Plan”). The Deferred Plan authorized the Board of Directors to grant restricted stock awards to executive employees, including officers and directors, of the Company and its affiliates. At December 31, 2001, there were 4.3 million shares of common stock reserved for issuance. There were 0.1 million shares of common stock available for grant as of December 31, 2001 under the Deferred Plan. As stipulated in the Deferred Plan agreement, the Board of Directors or a committee thereof determines the purchase price of the restricted shares, provided that any such award must have a purchase price at least equal to the par value per share of the stock. Deferred Plan stock grants during 2001 were issued with an exercise price equal to stated par value of each share, or $0.01 per share. Exercise and vesting of restricted shares under the Deferred Plan was contingent upon certain specified events occurring as defined by the Deferred Plan, primarily regarding one of the Company’s owners liquidating its position and receiving a stated return on its original investment. Because the exercise of Deferred Plan shares were contingent and the shares under the Deferred Plan were

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not subject to vesting over time, but rather vest upon the occurrence of events noted above, the Company did not record compensation expense. In accordance with APB 25, the Company periodically revalues the awards based on changes in their intrinsic value and would record the intrinsic value of the restricted shares if and when these events occurred. As of December 31, 2001, the intrinsic value the Company would record as stock compensation expense, upon the occurrence of such events, was $7.9 million attributable to its director and employee participants.

      As of December 31, 2001, no restricted shares outstanding were vested. The weighted-average fair value of restricted shares granted during 2001 was $2.99 per share.

      In June 2002, the Company terminated the Deferred Plan, and adopted the 2002 Stock Option Plan B (“Stock Plan B”). Upon the termination of the Deferred Plan, no stock compensation expense had been recognized, as the contingent specified events had not occurred.

      Stock Plan B authorizes the Board of Directors to grant restricted stock awards to executive employees, including officers and directors, of the Company and its affiliates.

      A summary of activity under the Stock Plan B is as follows:

	Shares	Shares
	Available	Granted

Restricted shares authorized	5,250,000	—
Restricted shares granted	(5,135,424)	5,135,424

Balance at December 31, 2002	114,576	5,135,424
Restricted shares forfeited	330,000	(330,000)

Balance at December 31, 2003	444,576	4,805,424

      In July 2002, the Company granted 2.7 million restricted shares to executive employees and directors of the Company at an exercise price of $3.00 per share. On the grant date, the Company recorded $11.0 million in deferred stock-based compensation related to stock issued under Stock Plan B, which is being amortized over five years. In 2002, the Company recorded $1.1 million of deferred stock-based compensation expense related to stock issued under Stock Plan B. The unamortized balance of $9.9 million is reported as deferred compensation in the shareholders’ equity (deficit) section of the consolidated balance sheet. In 2003, the Company recorded $2.2 million of stock-based compensation expense related to stock issued under Stock Plan B. The unamortized balance of $7.7 million is reported as deferred compensation in the shareholders’ equity (deficit) section of the consolidated balance sheet.

      As stipulated in the Stock Plan B agreement, the Board of Directors or a committee thereof determines the exercise price of the restricted shares, provided that any such award must have an exercise price at least equal to 85.0% of the fair market value of the stock on the date of grant. Options under Stock Plan B shall become exercisable and fully vested upon the earlier of: (1) certain specified events occurring as defined by Stock Plan B, primarily regarding one of the Company’s owners liquidating its position and receiving a stated return on its original investment, or (2) five years subsequent to the grant date.

      As of December 31, 2003, no restricted shares outstanding were vested. The weighted average fair value of restricted shares granted during 2002 was $4.85 per share (see Note 23).

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS 123 Assumptions and Fair Value

      Substantially all employees of the Company participate in the stock option plans. The Company accounts for stock-based employee compensation under APB 25, and accordingly, no stock option expense is recognized for awards granted at or above market value at the time of the grants. The Company adopted the disclosure-only provisions of SFAS 148 and applied the pro forma effect on net income (loss) in 2003 had the fair value recognition provisions of SFAS 123 been used to measured for stock-based employee compensation (see Note 2).

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      The weighted average fair value of options granted in 2001, 2002 and 2003 were $1.46, $3.43 and $1.20, respectively. For purposes of computing the pro forma net loss, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes pricing model. The assumptions used to value the option grants are stated below:

	2001	2002	2003

Expected option life	5 years	5 years	5 years
Risk-free interest rate	4.4%	3.03%	2.75% - 3.43%
Stock price volatility	50.0%	50.0%	70.0%
Dividend rate	Zero	Zero	Zero

Kinetic Systems Stock Options

      Of the options granted in 2001, 2002 and 2003 the Company granted 0.2 million, 0.8 million and 2.7 million shares, respectively, to employees of Kinetic Systems at exercise prices of $0.75 — $3.00 per share. As of December 31, 2003 options to purchase 5.7 million shares of common stock were exercisable by Kinetic Systems employees. Stock-compensation charges related to options issued to Kinetic Systems employees have been charged to Kinetic Systems.

      In July 2002, the Company granted 2.4 million restricted shares to executive employees and directors of Kinetic Systems at an exercise price of $3.00 per share. Stock-compensation charges related to restricted options issued to Kinetic Systems executive employees and directors have been charged to Kinetic Systems.

      In connection with the Business Separation, outstanding stock options will be restructured as of the Business Separation date. Unvested options held by employees of Kinetic Systems will be accelerated and the total shares will have the exercise period extended to a date not beyond the maximum term of the option as originally granted. Stock options outstanding for employees of the Company and Kinetic Systems will be adjusted for the spin-out of Kinetic Systems. The adjustment of the stock options issued under the Stock Plan will result in the number of shares subject to these options being increased and the exercise price decreased in such a manner that: (1) the aggregate intrinsic value of the options immediately before and after the exchange are the same, (2) the ratio of the exercise price per option to the market

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of the underlying shares of common stock is not reduced, and (3) the vesting provisions and option period of the replacement options are the same as the original or modified vesting terms and option period (see Note 23).

14.	Accumulated Other Comprehensive Income (Loss)

      The components of accumulated other comprehensive income (loss) are as follows (in thousands):

	Derivative		Accumulated
	Financial	Foreign	Other
	Instruments	Currency	Comprehensive
	Gains (Losses)	Translation	Income (Loss)

December 31, 2001 (Restated)	$(4,191)	$131	$(4,060)
Foreign currency translation adjustment	—	52	52
Change in fair value of derivatives	2,518	—	2,518
Net unrealized loss on derivatives reclassified to earnings	90	—	90

Total other comprehensive income (loss)	2,608	52	2,660

December 31, 2002	(1,583)	183	(1,400)
Foreign currency translation adjustment	—	(192)	(192)
Change in fair value of derivatives	1,583	—	1,583

Total other comprehensive income (loss)	1,583	(193)	1,391

December 31, 2003	$—	$(9)	$(9)

15.	Income Taxes

      The Company accounts for income taxes under the liability method in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the provision (benefit) for income taxes consist of the following as of December 31 (in thousands):

	2001	2002	2003

	(Restated)
Income (loss) before income taxes:
United States	$(65,803)	$(109,043)	$(119,562)
Foreign	282	90	(1,753)

Total income (loss) before income taxes	$(65,521)	$(108,953)	$(121,315)

Current income taxes:
Federal	$(3,820)	$—	$—
Foreign	86	280	289
State	40	289	229

Total current income tax provision	(3,694)	569	518
Deferred income taxes:
Federal	3,820	—	—
Foreign	—	—	—
State	—	—	—

Total deferred income tax provision	3,820	—	—

Total provision for income taxes	$126	$569	$518

      The provision for income taxes differs from the amount of income tax expense (benefit) determined by applying the applicable U.S. statutory federal income tax rate of 35% as follows for the years ended December 31 (in thousands):

	2001	2002	2003

	(Restated)
Income tax provision (benefit) at the federal statutory rate	$(22,932)	$(38,134)	$(42,460)
Nondeductible goodwill	755	7,556	7,309
State income taxes (net of federal benefits)	26	188	148
Foreign income taxes	86	280	289
Losses not benefited	22,279	30,624	33,470
Deferred compensation	—	—	1,166
Other	(88)	55	596

Provision for income taxes	$126	$569	$518

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s net deferred income tax assets for the years ended December 31 are as follows (in thousands):

	2002	2003

Deferred income tax assets:
Inventory and receivable reserves	$4,028	$2,561
Intangible assets	20,103	29,572
Debt amortization	1,995	519
Deferred compensation	1,076	5,285
Accrued expenses and other reserves	5,990	3,034
Net operating losses	31,058	53,027
Other	642	3

Total deferred income tax assets	64,892	94,001
Less: Valuation allowance	(64,892)	(94,001)

Net deferred income tax asset	$—	$—

      The valuation allowance increased by $34.6 million during the year ended December 31, 2002 and $29.1 million during the year ended December 31, 2003. Realization of the net deferred tax asset is dependent on the Company’s ability to generate sufficient future taxable income during the carry forward period. At December 31, 2002 and 2003, approximately $0.6 million and $0.7 million, respectively, of the valuation allowance will be credited to goodwill when realized.

      The Company has federal net operating loss carryovers of $143.9 million that will expire if not utilized in varying amounts between 2021 and 2023. The Company has state net operating loss carryovers of $37.8 million that will begin to expire if not utilized by 2006. In addition, the Company has foreign net operating loss carryovers of $4.3 million, of which a substantial portion will not expire. Utilization of the federal and state net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

      The Company intends to indefinitely reinvest any earnings from its foreign subsidiaries. The amount of any residual U.S. income tax not provided is negligible.

16.	Employee Benefit Plans

      The Company maintains retirement plans that cover a significant number of its eligible worldwide employees. The Company sponsors a 401(k) plan to provide retirement benefits for substantially all of its United States full-time employees. This plan provides for tax-deferred salary deductions for eligible employees. Employees may contribute up to 16% of their annual compensation to this plan, limited by an annual maximum amount as determined by the Internal Revenue Service. The Company also makes discretionary matching contributions, which vest ratably over three years. The Company’s contributions under this plan totaled approximately $1.0 million, $1.0 million and $0.9 million for the years ended December 31, 2001, 2002 and 2003.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Accounting for Variable Interest Entities and Transactions with Unconsolidated Affiliates

      In January 2003, the FASB issued FIN 46 that requires consolidation of certain variable interest entities (“VIEs”) in which the primary beneficiary has a controlling financial interest despite not having a voting control of such entities. This Interpretation as amended, would be applied to existing VIEs as of the beginning of the first interim period subsequent to March 15, 2004 and apply immediately to VIEs created after January 31, 2003.

Kinetics Japan K.K.

      The Company is a party to an agreement with Air Water, Inc. and Daido Air Products, Inc. and in conjunction therewith contributed approximately $1.2 million in exchange for a 49% non-controlling interest of Kinetics Japan KK (“KJKK”), a joint venture corporation headquartered in Osaka, Japan. KJKK provides customer support for the Company’s products to the Japanese electronics industry. The Company considers its investment to be of a strategic nature and has accounted for its investment in KJKK under the equity method. In addition, the Company has guaranteed, through February 2004, up to $1.0 million of KJKK’s debt. Celerity does not have a right of recourse against other creditors party to the agreement. The Company has incurred losses of $1.6 million and $0.6 million in 2001 and 2002, respectively, on its investment in KJKK, which is included in other (income) expense on the consolidated statements of operations. As a result of the 2002 loss and prior year losses, the Company’s investment of $1.2 million was brought to zero and because of the debt guarantee discussed above, $1.0 million current liability has been recorded and has been included with other current liabilities on the consolidated balance sheet. As of December 31, 2002 and 2003, the Company has approximately $1.9 million and $1.7 million, respectively, of accounts receivable due from KJKK. The amounts due to KJKK were not significant.

18.	Unusual Charges

      In 2002, the Company recorded an unusual charge of $4.1 million related to the expensing of deferred public offering costs. The charge was taken in accordance with Securities Exchange Commission Staff Accounting Bulletin Topic: 5A, which requires companies to expense deferred offering costs after a filing has been postponed for an extended period of time. The postponement was primarily attributable to the depressed global economy and the prolonged downturn in the semiconductor industry. Additionally, the Company recorded a $1.9 million charge related to the settlement of a dispute arising in connection with a subsidiary purchased in 1999.

19.	Related Party Transactions

Transactions with Unconsolidated Affiliates

      The Company sells its products and services to an entity in which it has an equity investment (see Note 17) and to an affiliate of Kinetic Systems. The terms of those transactions were determined between related parties and may differ from terms that would have occurred between unrelated parties. Revenue from these related parties for the year ended December 31, 2001, 2002 and 2003 were less than 5% of the total revenue of the Company. As of December 31, 2002 and 2003, the Company had $6.3 million and $1.8 million due from related parties. These amounts have been included in accounts receivable on the consolidated balance sheet.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

      The Company leases a facility located in Redwood City, California, which is owned by a stockholder of the Company. The building is approximately 12,500 square feet. Total rent paid to the stockholder for this facility for the period February 28, 2001 through December 31, 2001, fiscal year ended December 31, 2002 and 2003 was $0.3 million, $0.4 million and $0.4 million, respectively. The terms of those transactions were determined between related parties and may differ from terms that would have occurred between unrelated parties.

Transactions with Kinetic Systems

      Certain of the Company’s costs and expenses are allocated to Kinetic Systems for centralized legal, accounting, officers’ salaries, insurance, information technology services, treasury and other corporate and infrastructure costs. These allocations have been determined on the bases that management considers to be a reasonable assessment of the utilization of services provided or the benefit received by Kinetic Systems. The allocation methods include relative headcount, square footage, net assets and specific identification.

      In addition, during the course of operations, the Company sells products to Kinetic Systems. The terms of those transactions were determined between related parties and may differ from the terms which would have occurred between unrelated parties.

      Historically, the overall capital requirements of the Company, as well as those of Kinetic Systems were managed on an integrated basis, including management of cash and debt. The Company retained all cash receipts associated with the Company’s business and those of the Kinetic Systems and provided funds to cover disbursements and funding of Kinetic Systems operations. The advances made by the Company to Kinetic Systems are non-interest bearing. In addition, the balance of this account, excluding $13.0 million expected to be repaid upon certain events, will not be repaid and accordingly, has been included as a component of stockholders’ equity (deficit) (see Note 23).

      The Company entered into a surety facility with Kinetic Systems (See Note 21). Additionally, the Company has issued notes payable to its stockholders (see Note 10).

20.	Geographic Information Reporting

      The Company has one reportable segment that develops, manufactures and sells consumables and capital equipment to semiconductor fabrication companies and other companies using similar manufacturing processes, as well as original equipment manufacturers supplying to those companies. The Company’s products are sold worldwide through a direct sales force and through distributors in selected regions.

      The Company’s revenue by geographic region for the year ended December 31, were as follows (in thousands):

	2001	2002	2003

	(Restated)
United States	$217,653	$200,158	$169,588
Asia-Pacific	9,434	8,758	7,932
Europe	11,711	13,724	12,835
Other	239	69	—

Total	$239,037	$222,709	$190,355

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2002 and 2003, long-lived assets held by foreign subsidiaries represented 16% and 23% of the Company’s net assets, respectively.

21.	Guarantees, Commitments and Contingencies

Insurance

      The Company is primarily insured for workers compensation, automobile, product and general liability costs. Management believes that adequate accruals are maintained to cover the Company’s deductible. The accrual for insurance is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company maintains third party stop-loss insurance polices to cover all liability costs in excess of predetermined amounts.

Surety Facility

      On February 18, 2003, the Company established a surety facility with Kinetic Systems, certain stockholders and SAFECO Insurance Company (“SAFECO”) that provided a $50.0 million bonding capacity for Kinetic Systems (“Surety Facility”). In order to obtain the Surety Facility, the Company obtained certain stockholder guarantees totaling $25.0 million to secure Kinetic Systems’s obligations under the Surety Facility. In return for their indemnification of the Surety Facility, the Company and Kinetic Systems entered into a Reimbursement Agreement as more fully discussed below. On September 3, 2003 SAFECO notified the Company that the Surety Facility would be modified and reduced to $25.0 million based on upon the existing indemnity and collateral. All costs incurred related to the Surety Facility have been absorbed by Kinetic Systems. In the event that the stockholder guarantors fail to satisfy the indemnification provisions of the Surety Facility, the Company and Kinetic Systems would be subject to the outstanding obligations. As of December 31, 2003 $18.0 million of the Surety Facility capacity was utilized.

Reimbursement Agreement

      In connection with the Surety Facility, the Company executed a Reimbursement Agreement with the stockholder guarantors whereby the Company and Kinetic Systems agreed to pay a pro rata fee equal to 14% per annum of the amount of the outstanding SAFECO obligations. Payment of the Reimbursement Agreement fees were scheduled to commence on March 31, 2004 for the period February 18, 2003 through December 31, 2003 and quarterly thereafter on any of the SAFECO obligations that remain outstanding. In the event that the stockholder guarantors make payments to SAFECO Kinetic Systems’s behalf, the Company could be obligated to pay the stockholder guarantors an amount equal to 15% per annum on the amount(s) paid to SAFECO, if Kinetic Systems did not fulfill the obligations (see Note 23).

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

      The Company leases certain of its facilities and equipment under noncancelable operating and capital leases. Future minimum payments under noncancelable leases with initial terms greater than one year as of December 31, 2003 are as follows (in thousands):

	Operating Leases	Capital Leases

December 31,
2004	$5,486	$304
2005	4,623	304
2006	3,860	304
2007	2,639	329
2008	2,124	380
Thereafter	2,747	10,454

Total minimum lease payments	$21,479	$12,075

Interest portion		(8,748)
Total principal		3,327
Less: Current portion of lease obligations		—

Long-term portion of lease obligations included in other long-term liabilities		$3,327

      Rent expense for the years ended December 31, 2001, 2002 and 2003 was $5.4 million, $5.1 million and $6.0 million, respectively.

Claims and Assessments

      The Company is a defendant in a lawsuit with Alfa Laval, Inc. relating to Alfa Laval, Inc.’s October 2003 purchase of BioKinetics, Inc., a subsidiary of KGI (“BioKinetics”) for approximately $29.9 million in cash. The complaint alleges that KGI breached representations and warranties in the stock purchase agreement between KGI and Alfa Laval, Inc. and that the Company acted fraudulently or negligently in accounting for intra-company transactions and disclosing financial information about BioKinetics to Alfa Laval. BioKinetics was a part of Kinetic Systems and therefore has not been included with the financial results at the Company. The outcome of litigation is uncertain and may not be resolved in a manner that is favorable to the Company (see Note 23).

      The Company is involved in litigation in the ordinary course of business. The Company’s management believes, based upon its assessment of the actions and claims outstanding against the Company, and after discussion with counsel, that there are no legal proceedings, other than that discussed above, could have a material adverse effect on the consolidated financial condition or results of operations of the Company.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Allowances for Doubtful Accounts

      The following table presents the changes in the allowance for doubtful accounts (in thousands):

	Balance at	Additions Charged
	the Beginning	to Costs and	Write Offs	Balance at the
	of the Year	Expenses	During the Year	End of the Year

2001 Allowance for doubtful accounts (Restated)	$3,568	$1,833	$(2,970)	$2,431
2002 Allowance for doubtful accounts	$2,431	$388	$(1,439)	$1,380
2003 Allowance for doubtful accounts	$1,380	$398	$(1,081)	$697

23.	Subsequent Events (unaudited)

Issuance of January Second Lien Notes

      In January 2004, the Company completed a follow on offering of the Second Lien Notes issued in September 2003 by issuing $16.0 million of senior subordinated notes (the “January Notes”). The January Notes bear interest at LIBOR plus 10.0% per annum, payable quarterly. The January Notes mature on August 25, 2006 and overdue principal and/or interest are subject to an additional interest premium of 2.0% per annum starting from the original repayment date. The Company incurred approximately $0.7 million of debt issuance costs, which are being amortized to interest expense over the term of the January Notes using the effective interest method. Transaction fees of $0.2 million paid to the investors have been recorded as a debt discount and are being amortized to interest expense over the term of the January Notes using the effective interest method. The January Notes have an effective interest rate of 72.0%.

      The January Notes were issued with 4.9 million detachable preferred stock and common stock warrants which include an aggregate of 0.7 million common stock warrants at $3.00 per share, 3.0 million common stock warrants at $0.01 per share, 0.7 million Series A-1 Preferred stock warrants at $0.01 per share, and 0.5 million Series B-1 Preferred warrants at $0.01 per share. These warrants expire on September 26, 2010. In estimating the fair value of the warrants, the Company used the Black Scholes model. The underlying assumptions of the calculation consist of a volatility of 70%, expected life of six and three-quarter years, fair value of common stock of $1.68 per share or fair value of preferred stock of $6.74 per share, expected dividend yield of 0%, and risk-free interest rate of 3.48%. Management allocated $8.2 million to the warrants, which will be recorded as a debt discount and will be amortized as interest expense over the term of the January Notes using the effective interest method.

      In accordance with the January Note agreement, the Company granted warrants to purchase 1.5 million shares of common stock to the holders of the Second Lien Notes. Using the Black Scholes model the Company valued the warrants with the following assumptions: volatility of 70%, expected life of 6.75 years, stock price of $1.68 per share, contractual life of 6.75 years, an expected dividend yield of 0%, and a risk free rate of 3.48%. As a result of this analysis, the Company recorded an incremental $1.2 million as a debt discount that is being amortized over the maturity of the Second Lien Notes.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Separation

      In April 2004, the Company executed a Restructuring Agreement in which the Company (i) became a wholly owned subsidiary of KH LLC, a Delaware limited liability company; (ii) separated Kinetic Systems through a distribution to KH LLC of all shares of Kinetic Systems capital stock (“Kinetics Distribution”) and (iii) restructured certain debt obligations (the “Business Separation”). Other parties to the Restructuring included the Company’s creditors, lenders and shareholders. The first part of the Restructuring resulted in the simultaneous execution of a series of transactions related to financing, capital and corporate administrative matters, including amendments to debt agreements, issuance of warrants, and separation from Kinetic Systems.

KH LLC Merger

      Pursuant to an Agreement and Plan of Merger, dated March 31, 2004, by and among KH LLC, Knight Acquisition Corp., a Delaware corporation and wholly owned subsidiary of KH LLC, and the Company, Knight Acquisition Corp. merged with and into the Company and the Company became a wholly owned subsidiary of KH LLC. As a result of the merger as of April 9, 2004, KH LLC was sole stockholder of the Company and all the outstanding shares of the Company were converted into membership interests in KH LLC.

      In connection with the Business Separation, the Company along with Kinetic Systems, entered into the unitholders agreement to which KH LLC, the Company and Kinetic Systems and the members of KH LLC are parties. This agreement contains restrictions on, and rights in connection with, unitholder transfers of their interests in KH LLC, provides registration rights to KH LLC and its members with respect to the Company’s capital stock and the capital stock of Kinetic Systems, sets forth rights of KH LLC’s members to appoint nominees and observers to the boards of directors of KH LLC and its subsidiaries, including the Company, and contains commitments of KH LLC to seek to sell portions of its interest in the Company to fund the payment of certain preference obligations of KH LLC and thereafter to distribute the remaining shares that it holds in the Company to its members.

Exchange of Options and Warrants

      In connection with the Business Separation, at the time of the KH LLC merger, the holders of all of the Company’s outstanding warrants contributed those warrants to KH LLC in exchange for membership interests of KH LLC. These warrants remain outstanding and are held by KH LLC.

      As a result of these exchange transactions and the KH LLC merger and prior to the completion of this Offering, KH LLC owned all of the outstanding shares of the Company’s capital stock, as well as all warrants and other securities exercisable for or convertible into the Company’s shares of capital stock, other than the outstanding options to acquire shares of common stock that have been issued to the Company’s and Kinetic Systems’s employees.

Kinetics Distribution

      Immediately following the KH LLC Merger, the Company effected the separation of Kinetic Systems from the Company. In connection with the Kinetics Distribution, the Company contributed to Kinetic Systems i) a promissory note dated December 31, 2001 in the principal amount of $150.0 million issued by Kinetic Systems in favor of the Company and ii) the net accounts receivable owed to the Company from Kinetic Systems less the Company’s good faith

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimate of the fair market value of the Shareholder Subordinated Notes. In connection with the Business Separation, the Shareholder Subordinated Notes were contributed by the holders to Kinetic Systems in exchange for substantially identical notes from Kinetic Systems. The Company’s Shareholder Subordinated Notes will be cancelled upon completion of the Offering. If the Offering has not occurred by June 30, 2004, at any time prior to December 15, 2004, at the election of the required holders, the contribution may be rescinded. However, the holders would have the obligation to recontribute the notes to Kinetic Systems if the offering were to occur at a later date. These notes will cease to be outstanding following the completion of this Offering. The accounts receivable and $150.0 million note have been reflected as a component of stockholders equity (deficit), advances to Kinetic Systems, in the consolidated financial statements.

KH LLC Reimbursement Agreement

      The Company has agreed to reimburse KH LLC for its operating expenses. The aggregate maximum amount that the Company is obligated to reimburse KH LLC is $0.8 million per year prior to the completion of this offering and $0.4 million per year following the completion of the Offering.

Kinetics Note

      In April 2004, the Company issued to Kinetic Systems a $13.0 million promissory note (“Kinetics Note”). In the event that the outstanding principal of the Kinetics Note is not paid in its entirety by June 30, 2004, interest shall accrue on the unpaid amount at a fixed rate per annum equal to the Eurodollar Rate plus 5.0% as of June 30, 2004. Accrued interest is payable upon the maturity date.

Debt Restructuring

      In connection with the Business Separation, the Company restructured certain of its debt obligations as follows:

Amendment of Term Loan and Revolver

      The Company amended its Term Loan and Revolver to permit the Business Separation to occur and to modify covenants to reflect the separation of Kinetic Systems from the Company.

Restructuring of Senior Subordinated Notes

      KGI entered into assignment and assumption agreements under which certain investors agreed to purchase the Senior Subordinated Notes issued by KGI in connection with the 2000 Buy-Out, along with a portion of the related warrants, from the original holders of the notes and warrants (see Note 10). In connection with such transaction, the original holders of the notes and warrants agreed to forfeit their right to a $10.0 million liquidation preference. In addition, the Company issued to the purchasers of the Senior Subordinated Notes new $10.0 million liquidation preference certificates and new warrants to purchase 7.8 million shares of common stock with an exercise price of $0.01 per share, 4.4 million shares of common stock with an exercise price of $0.75 per share, 1.8 million shares of common stock with an exercise price of $3.00 per share, 2.1 million shares of our Series A-1 Preferred stock with an exercise price of $0.01 per share and 1.3 million shares of Series B-1 Preferred stock with an exercise price of $0.01 per share. The liquidation preference certificates and warrants were subsequently

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contributed for membership interests in KH LLC. The amortized period of the make-whole amount discussed in Note 10 was not affected.

Issuance of April Second Lien Notes

      The Company issued $34.0 million in aggregate principal amount of senior secured notes (“Second Lien Notes”) to certain investors in exchange for $24.0 million in cash and the contribution of $10.0 million in aggregate principal amount of existing Senior Subordinated Notes. In addition, the Company issued warrants to purchase 4.6 million shares of common stock with an exercise price of $0.01 per share, 3.5 million shares of common stock with an exercise price of $0.75 per share, 1.1 million shares of common stock with an exercise price of $3.00 per share, 1.5 million shares of Series A-1 Preferred with an exercise price of $0.01 per share and 1.0 million shares of Series B-1 Preferred with an exercise price of $0.01 per share, which warrants were subsequently contributed for membership interests in KH LLC.

Shareholder Convertible Notes

      The holders of the Shareholder Convertible Notes contributed their $10.0 million of 15% convertible promissory notes plus accrued interest to KH LLC in exchange for preferred membership interests. KH LLC then redeemed the notes in exchange for 2.8 million shares of the Company’s Series D Preferred stock.

Junior Notes

      As part of the Business Separation, US Filter contributed the $50.0 million Junior Notes plus accrued interest to KH LLC in exchange for preferred membership interests. KH LLC then redeemed the notes in exchange for 8.3 million shares of the Company’s Class C and 1 share of the Company’s Class C-1 Preferred stock.

      In April 2004, the put feature of the warrants associated with the Junior Notes (see Note 10) was terminated. As such the Company reduced the $9.9 million carrying amount of the liability to $7.4 million with a corresponding credit to interest expense.

Borrowing/Repayment of March Bridge Loan

      In April 2004, the Company repaid the $5.0 million in aggregate principal amount that it borrowed under a 30-day subordinated secured note and security agreement entered into in March 2004 with the proceeds from the issuance of the Second Lien Notes.

Kinetics Revolver

      As part of the Business Separation, the Company established a revolving line of credit for Kinetic Systems (“Kinetics Revolver”). Borrowing under the Kinetics Revolver is limited to $22.0 million and is subject to certain terms and conditions. The Kinetics Revolver bears interest at the Eurodollar Rate plus 5.0% per annum and is due monthly in arrears. Borrowings under the Kinetics Revolver are subordinated to the payment of certain other indebtedness of Kinetic Systems. The Kinetics Revolver matures on September 25, 2006, subject to subordination provisions. The Company has the ability and intent to limit the funding of Kinetic Systems’s borrowings extended in connection with the Kinetics Revolver, if needed.

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Plan B

      Upon execution of the Business Separation, the options granted under Stock Plan B were accelerated, fully vested and become immediately exercisable. However, no such options were exercised prior to the Business Separation and therefore, terminated in accordance with the provisions of the plan. The Company anticipates recording a charge of $7.7 million related to the full vesting under the plan.

Separation Agreements

      For purpose of providing for an orderly transition for the Business Separation, the Company and Kinetic Systems entered into various agreements in April 2004. The Company does not expect that the transitional and cost sharing provisions of the separation agreements will have a material impact on its financial statements, except for potential borrowings by Kinetic Systems under the revolver facility established in conjunction with the April 2004 transaction. A brief description of each of the agreements is as follows:

Separation Agreement

      The Company and Kinetic Systems executed a Separation Agreement setting forth the assets and liabilities of each party. Further, the separation agreement outlines, releases and indemnify party’s responsibility for its respective obligation, non-solicitation of employee clause and governance of dispute resolution. Further, Kinetic Systems has agreed to indemnify the Company for obligations that the Company may incur in connection with the Alfa Laval, Inc. lawsuit.

Restructuring Agreement

      The Restructuring Agreement contains the key provisions relating to the Business Separation. The agreement contains conditions that must occur prior to the Offering. The Company and Kinetic Systems also entered into ongoing covenants that survive the transaction, including covenants to provide services, exchange information, and resolve disputes in particular ways.

Management Services Agreement

      Under the Management Services Agreement, the Company and Kinetic Systems agree to provide certain administrative and corporate support services to one another on an interim or transitional basis. Services to be provided under the Management Services Agreement includes: tax, treasury, risk management and insurance and legal.

      Specified charges for such services are generally intended to allow the service provider to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. Each party must provide any such services through the same or similarly qualified personnel and the same or similar facilities as done in the past, but the selection of personnel to perform the various services shall be within the sole discretion of the service provider. No party is required to increase the volume or quality of the services provided beyond the level at which such services were performed in the past. In addition, any party may elect to provide services through a third-party service provider for service charges equal to that party’s third-party costs and expenses, plus all direct costs. The management services agreement has a one-year term, although the parties may agree that individual services be provided for a shorter or longer term. Any party receiving services may terminate the management services agreement with respect

CELERITY GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to one or more of the services provided to it under the agreement upon giving at least 30 days’ prior written notice to the other parties.

Tax Sharing Agreement

      The Company and Kinetic Systems entered into a tax sharing agreement, which provides for the allocation of tax liability, the allocation of indemnification obligations and the resolution of disputes among the parties.

Trademark License Agreement

      Under the trademark license agreement, the Company has agreed to grant Kinetic Systems a non-transferable, perpetual, worldwide, royalty-free license to use certain of the Company’s trademarks. Kinetic Systems has agreed to usage limitations for the right to use the trademarks for a transition period of one year. In addition, the Company has agreed to grant Kinetic Systems an option to purchase the licensed trademarks for one hundred dollars. If Kinetic Systems violates the terms of usage while it is licensing the trademarks, the Company may terminate the trademark license agreement.

Employee Matters Agreement

      The employee matters agreement allocates assets, liabilities and responsibilities relating to former employees and their participation in benefit plans, including deferred compensation, insurance, health and welfare, 401(k) fringe benefit and stock plans that the Company currently sponsors and maintains. To the extent allowable by applicable law, the Company intends to continue such benefits plans for eligible employees and employees of Kinetic Systems until the plan separation date or as soon as possible following the plan separation date. Kinetic Systems will establish its own benefit plans. The Company’s ongoing benefit plans will not provide benefits that overlap in any way those provided under the corresponding Kinetic Systems benefit plans. In connection with the establishment of the Kinetic Systems benefit plans, the Company may provide transitional services related to Kinetic Systems for the organization and implementation of the Kinetic Systems benefit plans.

CELERITY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

			Proforma
	December 31,	March 31,	Stockholders’ Equity
	2003	2004	March 31, 2004

	(Note 1)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,851	$8,941
Accounts receivable, net	17,744	27,706
Inventories	27,340	35,789
Prepaid expenses and other current assets	6,550	9,760

Total current assets	59,485	82,196
Fixed assets, net	21,496	20,354
Goodwill, net	26,133	26,133
Intangible assets, net	3,607	3,471
Debt issuance costs	14,979	14,894
Other assets	1,566	1,680

Total Assets	$127,266	$148,728

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$31,022	$42,578
Accrued expenses	8,241	10,576
Accrued interest	32,071	37,757
Income taxes payable	574	620
Deferred revenue	6,639	5,553
Stockholder notes, current portion	—	5,000
Other current liabilities	1,145	1,018
Current maturities on long-term debt	—	10,638

Total current liabilities	79,692	113,740
Other liabilities	14,162	12,019
Note payable to Kinetic Systems	13,000	13,000
Long-term debt
Stockholder notes	15,372	15,518
Others	214,805	213,146

Total long-term debt	230,177	228,664
Commitments and contingencies
Redeemable convertible preferred stock, par value $0.0001, issuable in series, 120,000 authorized, 19,642 undesignated			—
Series A; 30,179 shares authorized, 857 shares issued and outstanding; liquidation preference of $3,334 and $3,435	5,903	6,005
Series B; 20,000 shares authorized, none issued and outstanding; liquidation preference of $0 and $0	—	—
Series A-1; 30,179 shares authorized, 24,162 shares issued and outstanding; liquidation preference of $97,070 and $100,078	117,307	123,300
Series B-1; 20,000 shares authorized, 16,277 issued and outstanding; liquidation preference of $58,401 and $60,216	63,089	66,843
Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value; 500,000 shares authorized, 93,459 and 93,449 shares issued and outstanding	9	9
Advances to Kinetic Systems	(238,822)	(255,446)
Additional paid in capital	185,207	184,788
Stockholder note receivable	(4,000)	(4,000)
Deferred stock-based compensation	(37,040)	(30,556)
Accumulated deficit	(301,409)	(309,638)
Accumulated other comprehensive (income) loss	(9)	—

Total stockholders’ equity (deficit)	(396,064)	(414,843)	—

Total liabilities and stockholders’ equity (deficit)	$127,266	$148,728	$—

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,

	2003	2004

	(Unaudited)
Revenue	$41,149	$71,620
Revenue from Kinetic Systems	2,871	5,253

	44,020	76,873
Cost of sales(1)	36,544	57,075

Gross Margin	7,476	19,798
Operating expenses:
Selling, general and administrative(1)	9,960	11,878
Research and development(1)	1,546	2,468
Amortization of intangible assets	778	136
Stock-based compensation	853	6,472
Depreciation and amortization	1,252	1,235

Income (loss) from operations	(6,913)	(2,391)
Interest expense	(11,289)	(13,106)
Interest income from Kinetic Systems	6,457	7,296
Other income (expense), net	8	72

Income (loss) before taxes	(11,737)	(8,129)
Provision for income taxes	74	100

Net income (loss)	$(11,811)	$(8,229)

Preferred stock accrued dividends	4,361	4,924

Net income (loss) applicable to common stockholders	$(16,172)	$(13,153)

Net income (loss) per share; basic and diluted	$(0.17)	$(0.14)

Shares used in computation of basic and diluted net income (loss) per share	93,649	93,451

Pro forma net income (loss) per share; basic and diluted	$(0.11)	$(0.05)

Shares used in computation of basic and diluted pro forma net income (loss) per share	143,911	275,802

(1) Amounts exclude stock-based compensation as follows:
Cost of sales	$19	$362
Selling, general and administrative	823	5,915
Research and development	11	195

Total	$853	$6,472

CELERITY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2003	2004

	(Unaudited)
Net cash provided by (used in) operating activities	$(2,476)	$(2,532)
Investing activities
Purchase of fixed assets	(1,952)	(893)

Net cash provided by (used in) investing activities	(1,952)	(893)
Financing activities
Issuance of Shareholder Notes	—	5,000
Issuance of Second Lien Notes	—	16,000
Net proceeds from issuance of common stock through exercise of options	3	3
Repurchase of common stock	—	(32)
Restricted cash released	11,660	—
Borrowings on Revolver	15,000	—
Net settlement on interest rate swap	745	—
Principal payments on long-term debt and notes payable	(4,527)	(250)
Fees paid on issuance of notes	—	(984)
Advances from (to) Kinetic Systems	(15,466)	(15,231)

Net cash provided by (used in) financing activities	7,415	4,506
Effect of exchange rate changes on cash and cash equivalents	(144)	9
Increase (decrease) in cash and cash equivalents	2,843	1,090
Cash and cash equivalents, beginning of the period	19,808	7,851

Cash and cash equivalents, end of the period	$22,651	$8,941

Supplemental non-cash financing and investing activities disclosure
Preferred stock accrued dividends	$4,361	$4,924
Warrants issued in conjunction with debt financings	—	4,546

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Background, Description of Business and Basis of Presentation

      Celerity Group, Inc. (“the Company” or “Celerity”), formerly known as Kinetics Holdings Corporation, was incorporated in the state of Delaware in October 1999. In June 2002, the Company was renamed Celerity Group, Inc.

      The Company is the parent company of Kinetics Group, Inc. (“KGI”). KGI is the parent company of Celerity Group Inc., a California corporation, formerly known as Kinetics Fluids Systems, Inc. (“KFS”), FTS Systems, Inc. (“FTS”), and Kinetics Chempure Systems, Inc. (“Chempure”). Prior to the business separation as more fully discussed below, KGI was also the parent company of Kinetic Systems, Inc. and its wholly owned subsidiaries (“Kinetic Systems”).

      The consolidated financial statements present the financial position and results of operations of the Company and its wholly owned subsidiaries, but they do not include the financial position or results of operations of Kinetic Systems, an entity in a dissimilar business.

      Celerity designs and manufactures high-performance gas and chemical delivery process modules that are integral to the equipment used in the manufacturing of semiconductors. Celerity’s customers principally consist of semiconductor capital equipment companies and semiconductor manufacturers.

      The Company has filed a Registration Statement (Form S-1) with the United States Securities and Exchange Commission for its proposed initial public offering of shares of its common stock (the “Offering”). Under the terms of the Offering, all of the outstanding shares of redeemable convertible preferred stock and convertible debt of the Company will automatically convert into shares of the Company’s common stock. Unaudited pro forma stockholders’ equity is adjusted for (1) the assumed conversion of the redeemable convertible preferred stock, (2) the assumed conversion of the convertible debt and (3) the subsequent debt and equity-restructuring (see Note 9).

     Business Separation

      Kinetic Systems delivers turnkey process systems and operating services to electronics, biotechnology and pharmaceutical manufacturers.

      On April 9, 2004, Celerity and Kinetic Systems executed various agreements, which resulted in the restructuring of the Company’s capital structure and a spin-off of the assets and liabilities of Kinetic Systems from KGI in a business separation (“Business Separation”) through the distribution of Kinetic Systems’ capital stock to KH LLC, a Delaware limited liability company (“KH LLC”) (see Note 9). The Business Separation resulted in the formation of KH LLC, the parent company and sole shareholder of Kinetic Systems and the Company. For a limited period of time after the Business Separation, the Company and Kinetic Systems will continue to share services pursuant to the various services agreements (see Note 9).

Basis of Financial Statement Presentation

      The accompanying financial statements present, on a consolidated basis, the financial position and results of operations of Celerity. They do not include the financial position or results of operations of Kinetic Systems. This presentation is considered appropriate since the Company and Kinetic Systems are in dissimilar businesses, have been managed historically as if they were autonomous, have no more than incidental common facilities and costs, will be operated and financed autonomously after the spin-off, and will not have material financial

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitments, guarantees, or contingent liabilities to each other after the spin-off other than those discussed in Note 8.

      Management believes that the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial information included herein may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of Celerity in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

      Concurrent with the completion of the Business Separation (as discussed more fully in Note 9) and the Offering, a substantial portion of the Company’s debt will be repaid. Further, Kinetic Systems will establish its own credit facilities. Celerity’s assets will not collateralize newly incurred borrowings of Kinetic Systems.

      Historically, the overall capital requirements of the Company, as well as those of Kinetic Systems, were managed on a centralized basis including management of cash, debt and equity. Prior to the Business Separation, the Company retained all cash receipts associated with Kinetic Systems and provided the financing for their operations. The advances to Kinetic Systems are non-interest bearing. The then-outstanding balance of this account is not expected to be repaid upon consummation of the Business Separation and, accordingly, has been classified as a component of stockholders’ equity.

      A portion of the Company’s interest expense on its indebtedness has been allocated to Kinetic Systems. For financial statement purposes, this allocation has been reflected in all periods presented.

      Historical corporate expenses of KGI and Celerity have been allocated to the operating companies of KFS and Kinetic Systems on a basis that the management of Celerity considers to be a reasonable assessment of the utilization of services provided or the benefit received. Following the Business Separation, Celerity will perform these functions using its own resources or, for a limited time, through purchased services, including services obtained from Kinetic Systems, which will be transferred to them in conjunction with the Business Separation, pursuant to a Management Services Agreement (See Note 9). Management does not expect the impact of these arrangements to be significant to the Company’s financial position or results of operations.

Liquidity

      The Company believes that its 2004 and 2005 business plans adequately support its liquidity needs and bank compliance requirements. The Company’s liquidity needs are supported by cash generated from operations in addition to its cash and cash equivalents at March 31, 2004, as well as borrowings available under its existing credit facilities and debt financing received in 2004. In the event the Company’s projections are not achieved, management believes that the Company can continue as a going concern through April 1, 2005 and support its obligations through working capital management, the reduction of discretionary spending and restructurings that could result in reductions in the Company’s workforce and/or consolidation of facilities. Further, management could pursue other strategic financing alternatives for the Company including, but not limited to the issuance of debentures and/or equity instruments. In addition, the Company has the ability and intent to limit the funding of Kinetic Systems’ borrowings extended in connection with the Kinetics’ Revolver, if needed (see Note 9).

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Interim Financial Statements

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, accordingly they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

      The balance sheet at December 31, 2003 has been derived from the audited financial statements at the date included elsewhere in this prospectus but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      For further information, refer to the 2003 consolidated financial statements and related footnotes thereto included elsewhere in this prospectus.

Pro Forma Stockholders’ Equity (Deficit)

      The pro forma stockholders’ equity (deficit) presented on the accompanying balance sheet as of March 31, 2004 assumes, in conjunction with the Offering, the automatic conversion of convertible debt and all the redeemable convertible preferred stock.

2.	Summary of Significant Accounting Policies

Fiscal Year and Fiscal Quarter

      The Company has a 52 or 53-week year that ends on Friday in December nearest to the last day of December. The fiscal year 2001, a 52-week year, ended on December 28, 2001. Fiscal year 2002, was a 52-week year that ended on December 27, 2002 and fiscal year 2003, also a 52-week year, ended on December 26, 2003. The fiscal year 2004 will end on December 31, 2004 and will have 53 weeks. For purposes of financial statement presentation, each year and quarter is described as having ended on the 30th or 31st, as applicable.

Concentration of Credit Risk and Customers

      Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents represented by money market funds that are not FDIC insured and trade accounts receivable. Cash equivalents are held in U.S. dollars and are subject to the currency fluctuation risk in meeting the Company s foreign currency needs and obligations.

      The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers to secure accounts receivable. Actual collection losses may differ from management’s estimates, and such differences could be material to the consolidated financial position and results of operations and cash flows. For the three months ended March 31, 2003 and 2004, one customer accounted for approximately 52% and 55% of the Company’s revenue, respectively. As of March 31, 2004, one customer represented 16% of accounts receivable. As of December 31, 2003, two customers represented 15% and 13% of accounts receivable, respectively. None of these amounts were due from a related party.

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions and related interpretations of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and has elected to follow the disclosure only alternative prescribed by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by FASB Statement No. 148, “Accounting for Stock-based Compensation-Transition and Disclosure” (“SFAS 148”). Under APB 25, stock-based employee compensation arrangements are accounted for using the intrinsic value method and are based on the difference, if any, on the date of grant, between the fair value of the Company s stock and the exercise price. Unearned compensation is amortized to expense over the vesting period of the respective options primarily using the graded method.

      The Company accounts for its two stock-based employee compensation plans under the recognition and measurement principles of APB 25. To comply with SFAS 148, the Company is presenting the following table to illustrate the effect on the net income (loss) and net income (loss) per share as if it had applied the fair value recognition provisions of SFAS 123, as amended, to options granted under the stock-based employee compensation plans. For purposes of this pro forma disclosure, the values of options are estimated using a Black-Scholes option pricing model and amortized ratably to expense over the options vesting periods.

      Summary of pro forma net income (loss) for the three months ended March 31, (in thousands, except per share amounts):

	2003	2004

Net income (loss) applicable to common stockholders	$(16,172)	$(13,153)
Add: Stock-based compensation expense included in reported net loss, net of tax	853	6,472
Deduct: Pro forma stock-based compensation expense determined under fair value based method, net of tax	(1,409)	(3,896)

Pro forma net income (loss) applicable to common stockholders	$(16,728)	$(10,577)

Basic net income (loss) per share, as reported	$(0.17)	$(0.14)

Pro forma net income (loss) applicable to common stockholders per common share-basic and diluted	$(0.18)	$(0.11)

      The weighted average estimated value of employee stock options granted during the three months ended March 31, 2003 and 2004 were $1.48 and zero, respectively. The underlying assumptions of the calculations for the three months ended March 31, 2003 consist of an expected life of 5 years, risk-free interest rate between 2.75% and 3.05%, volatility of 70% and an expected dividend yield of 0%.

      SFAS 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the option’s expected life and the price volatility of the underlying stock. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Recently Issued Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” (“FIN 46”) and amended it in December 2003, such that it is now effective for the Company in the first quarter of 2004. FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity if the investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company completed its review of investments in non-marketable equity securities as well as other arrangements and determined that the Company was not the primary beneficiary of any VIE.

3.	Net Income (Loss) Per Share

      Basic net income (loss) per share excludes dilutive common stock equivalents and is calculated as net income (loss) divided by the weighted-average number of common shares outstanding. Diluted net loss per share is computed using the weighted-average number of common shares outstanding and dilutive common stock equivalents outstanding during the period.

      The Company has shown pro forma net income (loss) per share — basic and diluted, as the Company’s preferred stock and convertible debt will automatically convert into common stock upon the Company’s initial public offering.

      Pro forma net income (loss) per share — basic and diluted, has been computed using the if-converted method of SFAS 128. In accordance with SFAS 128, pro forma net income (loss) excludes dilutive common stock equivalents and is calculated as pro forma net income (loss) divided by the weighted average shares assuming automatic conversion of shares of the Company’s convertible preferred stock into the shares of the Company’s common stock.

      This method recognizes that the holders of convertible debt or convertible preferred stock cannot share in distributions of earnings available to common shareholders unless they relinquish their right to senior distributions (i.e., interest income or preferred dividends). Therefore, in order to arrive at pro forma net income (loss) per share — basic and diluted in the following calculation, the Company has adjusted the numerator by adding back preferred dividends applicable to convertible preferred stock and interest charges applicable to convertible debt, and has adjusted the denominator by adding common stock to be issued upon conversion of preferred stock and convertible debt, as if the preferred stock and convertible debt had been converted on the original date of issuance. The following table presents the calculations of basic

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and diluted and pro forma basic and diluted net income (loss) per share as of March 31 (in thousands, except per share amounts):

	2003	2004

Net income (loss) available to common stockholders	$(16,172)	$(13,153)
Less: Dividends on preferred stock	4,361	4,924
Less: Interest on convertible debt	367	555

Net pro forma income (loss)	$(11,444)	$(7,674)

Weighted average shares used in computing basic net income (loss) per share	93,649	93,451
Potential common shares used in computing diluted net income (loss) per share	50,262	182,351

Total weighted-average number of shares used in computing pro forma net income (loss) per share	143,911	275,802

Pro forma net income (loss) per share — basic and diluted	$(0.08)	$(0.03)

      If the Company had been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net income (loss) per share as well as an additional 10.7 million and 81.9 million shares related to outstanding options and warrants not included above (as determined using the treasury stock method at the estimated average market value) for the three months ended March 31, 2003 and 2004, respectively.

      The pro forma basic number of shares does not include the effect of the restructuring agreement executed on April 9, 2004 (see Note 9).

4.	Inventories

      Inventories consisted of the following as of (in thousands):

	Dec. 31, 2003	Mar. 31, 2004

Raw Material	$15,276	$19,243
Work-in-process	7,901	13,019
Finished Goods	4,163	3,527

Total	$27,340	$35,789

      The Company recognized inventory write-downs of $1.0 million for the three months ended March 31, 2003. Inventory write-downs for the three months ended March 31, 2004 were not significant.

5.	Warranty

      Changes in the Company’s warranty liability consisted of the following as of March 31, 2004 (in thousands):

Balance at the beginning of the quarter	$798
Warranties issued during the quarter	610
Settlements including expirations made during the quarter	(355)

Balance at the end of the quarter	$1,053

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Debt and Equity Transactions

Issuance of January Second Lien Notes

      In January 2004, the Company completed a follow on offering of the Second Lien Notes issued in September 2003 by issuing an additional $16.0 million of senior subordinated notes (the “January Notes”). The January Notes bear interest at LIBOR plus 10.0% per annum, payable quarterly. The January Notes mature in August 2006 and overdue principal and/ or interest are subject to an additional interest premium of 2.0% per annum starting from the original repayment date. The Company incurred approximately $0.7 million of debt issuance costs, which are being amortized to interest expense over the term of the January Notes using the effective interest method. Transaction fees of $0.2 million paid to the investors have been recorded as a debt discount and are being amortized to interest expense over the term of the January Notes using the effective interest method. The January Notes have an effective interest rate of 72.0%.

      The January Notes were issued with detachable warrants to purchase 4.9 million shares of the Company’s preferred stock and common stock, consisting of warrants to purchase an aggregate of 0.7 million shares of the Company’s common stock at an exercise price of $3.00 per share, warrants to purchase 3.0 million shares of the Company’s common stock at an exercise price of $0.01 per share, warrants to purchase 0.7 million shares of the Company’s Series A-1 Preferred stock at an exercise price of $0.01 per share, and warrants to purchase 0.5 million shares of the Company’s Series B-1 Preferred stock at an exercise price of $0.01 per share. These warrants expire on September 26, 2010. In estimating the fair value of the warrants, the Company used the Black Scholes model. The underlying assumptions of the calculation consist of a volatility of 70%, expected life of 6.75 years, fair value of common stock of $1.68 per share or fair value of preferred stock of $6.74 per share, expected dividend yield of 0%, and risk-free interest rate of 3.48%. Management allocated $8.2 million to the warrants, based on relative fair value which will be recorded as a debt discount and will be amortized as interest expense over the term of the January Notes using the effective interest method.

      In accordance with the January Note agreement, the Company granted warrants to purchase 1.5 million shares of its common stock at an exercise price of $0.75 per share to the holders of the Second Lien Notes. Using the Black Scholes model, the Company valued the warrants with the following assumptions: volatility of 70%, expected life of 6.75 years, stock price of $1.68 per share, an expected dividend yield of 0%, and a risk free rate of 3.48%. As a result of this analysis, the Company recorded an incremental $1.2 million as a debt discount that is being amortized over the maturity of the Second Lien Notes.

Bridge Loan

      In March 2004, the Company borrowed $5.0 million from certain shareholders under a 30-day subordinated secured notes at an interest rate of 15% per annum that were subsequently repaid in April 2004 (see Note 9).

Stock Options Granted to Non-Employee

      During the three months ended March 31, 2004, the Company granted 0.2 million options to purchase common stock to a non-employee of the Company at an exercise price of $0.75 per share. The Company recorded $0.2 million of selling, general and administrative stock-based compensation expense related to these options. The underlying assumptions of the

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

calculation consist of an expected life of 1.75 years, risk free interest rate of 1.72%, volatility of 70% and an expected dividend yield of 0%.

7.	Accounting for Variable Interest Entities and Transactions with Unconsolidated Affiliates

Kinetics Japan K.K.

      The Company is a party to an agreement with Air Water, Inc. and Daido Air Products, Inc., and in conjunction therewith, contributed approximately $1.2 million in exchange for a 49% non-controlling interest of Kinetics Japan KK (“KJKK”), a joint venture corporation headquartered in Osaka, Japan. KJKK provides customer support for the Company’s products to the Japanese electronics industry. The Company considers its investment to be of a strategic nature and has accounted for its investment in KJKK under the equity method. In addition, the Company has guaranteed up to $1.0 million of KJKK’s debt through February 2004. The Company does not have a right of recourse against other creditors party to the agreement. As a result of the prior year losses, the Company’s investment of $1.2 million was brought to zero and, because of the debt guarantee discussed above, a $1.0 million current liability has been recorded and has been included with other current liabilities on the consolidated balance sheets. As of December 31, 2003 and March 31, 2004, the Company had approximately $1.7 million and $1.9 million, respectively, of accounts receivable due from KJKK. The amounts due to KJKK were not significant. The Company is in the process of reviewing this guarantee with its partners in KJKK and anticipates extending the guarantee; therefore, the Company has retained the $1.0 million liability.

8.	Guarantees, Commitments and Contingencies

Surety Facility

      On February 18, 2003, the Company established a surety facility with Kinetic Systems, certain stockholders and SAFECO Insurance Company (“SAFECO”) that provided a $50.0 million bonding capacity for Kinetic Systems (“Surety Facility”). In order to obtain the Surety Facility, the Company obtained certain stockholder guarantees totaling $25.0 million to secure Kinetic Systems’ obligations under the Surety Facility. In return for their indemnification of the Surety Facility, the Company and Kinetic Systems entered into a Reimbursement Agreement as more fully discussed below. In September 2003, SAFECO notified the Company that the Surety Facility would be modified and reduced to $25.0 million based on upon the existing indemnity and collateral. All costs incurred related to the Surety Facility have been absorbed by Kinetic Systems. In the event that the stockholder guarantors fail to satisfy the indemnification provisions of the Surety Facility, the Company and Kinetic Systems would be subject to the outstanding obligations. As of December 31, 2003 and March 31, 2004, approximately $18.0 million and $19.3 million of the Surety Facility capacity was utilized.

Reimbursement Agreement

      In connection with the Surety Facility, the Company executed a Reimbursement Agreement with the stockholder guarantors whereby the Company and Kinetic Systems agreed to pay a pro rata fee equal to 14% per annum of the amount of the outstanding SAFECO obligations. Payment of the Reimbursement Agreement fees were scheduled to commence on March 31, 2004 for the period from February 18, 2003 through December 31, 2003 and quarterly thereafter on any of the SAFECO obligations that remain outstanding. In the event that the stockholder guarantors make payments to SAFECO on Kinetic Systems’ behalf, the Company

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

could be obligated to pay the stockholder guarantors an amount equal to 15% per annum on the amount(s) paid to SAFECO, if Kinetic Systems did not fulfill the obligations.

Claims and Assessments

      The Company is a defendant in a lawsuit with Alfa Laval, Inc. relating to Alfa Laval, Inc.’s October 2003 purchase of BioKinetics, Inc., a subsidiary of KGI (“BioKinetics”) for approximately $29.9 million in cash. The complaint alleges that KGI breached representations and warranties in the stock purchase agreement between KGI and Alfa Laval, Inc. and that the Company acted fraudulently or negligently in accounting for intra-company transactions and disclosing financial information about BioKinetics to Alfa Laval. The outcome of litigation is uncertain and may not be resolved in a manner that is favorable to the Company.

      The Company is involved in litigation in the ordinary course of business. The Company’s management believes, based upon its assessment of the actions and claims outstanding against the Company, and after discussion with counsel, that there are no legal proceedings, other than that discussed above, that could have a material adverse effect on the consolidated financial condition or results of operations of the Company.

9.	Subsequent Events (unaudited)

Business Separation

      In April 2004, the Company executed a Restructuring Agreement in which the Company (1) became a wholly owned subsidiary of KH LLC, a Delaware limited liability company; (2) separated Kinetic Systems through a distribution to KH LLC of all shares of Kinetic Systems capital stock (“Kinetics Distribution”) and (3) restructured certain debt obligations. Other parties to the Business Separation included the Company’s creditors, lenders and shareholders. The first part of the Business Separation resulted in the simultaneous execution of a series of transactions related to financing, capital and corporate administrative matters, including amendments to debt agreements, issuance of warrants, and separation from Kinetic Systems.

KH LLC Merger

      Pursuant to an Agreement and Plan of Merger, dated March 31, 2004, by and among KH LLC, Knight Acquisition Corp., a Delaware corporation and wholly owned subsidiary of KH LLC, and the Company, Knight Acquisition Corp. merged with and into the Company and the Company became a wholly owned subsidiary of KH LLC. As a result of the merger as of April 9, 2004, KH LLC was sole stockholder of the Company and all the outstanding shares of the Company were converted into membership interests in KH LLC.

      In connection with the Business Separation, the Company, along with Kinetic Systems, entered into the unitholders agreement to which KH LLC, the Company, Kinetic Systems and the members of KH LLC are parties. This agreement contains restrictions on, and rights in connection with, unitholder transfers of their interests in KH LLC, provides registration rights to KH LLC and its members with respect to the Company’s capital stock and the capital stock of Kinetic Systems, sets forth rights of KH LLC’s members to appoint nominees and observers to the boards of directors of KH LLC and its subsidiaries, including the Company, and contains commitments of KH LLC to seek to sell portions of its interest in the Company to fund the payment of certain preference obligations of KH LLC and thereafter to distribute the remaining shares that it holds in the Company to its members.

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exchange of Options and Warrants

      In connection with the Business Separation, at the time of the KH LLC merger, the holders of all of the Company’s outstanding warrants contributed those warrants to KH LLC in exchange for membership interests of KH LLC. These warrants remain outstanding and are held by KH LLC.

      As a result of these exchange transactions and the KH LLC merger and prior to the completion of this Offering, KH LLC owned all of the outstanding shares of the Company’s capital stock, as well as all warrants and other securities exercisable for or convertible into the Company’s shares of capital stock, other than the outstanding options to acquire shares of common stock that have been issued to the Company’s and Kinetic Systems’ employees.

Kinetics Distribution

      Immediately following the KH LLC merger, the Company effected the separation of Kinetic Systems from the Company. In connection with the Kinetics Distribution, the Company contributed to Kinetic Systems (1) a promissory note in the principal amount of $150.0 million issued by Kinetic Systems in favor of the Company and (2) the net accounts receivable owed to the Company from Kinetic Systems less the Company’s good faith estimate of the fair market value of the Shareholder Subordinated Notes. In connection with the Business Separation, the Shareholder Subordinated Notes were contributed by the holders to Kinetic Systems in exchange for substantially identical notes from Kinetic Systems. The Company’s Shareholder Subordinated Notes will be cancelled upon completion of the Offering. If the Offering has not occurred by June 30, 2004, at any time prior to December 15, 2004, at the election of the required holders, the contribution may be rescinded. However, the holders would have the obligation to contribute the notes to Kinetic Systems if the offering were to occur at a later date. These notes will cease to be outstanding following the completion of this Offering. The accounts receivable and $150.0 million note have been reflected as a component of stockholders equity (deficit), Advances to Kinetic Systems, in the accompanying financial statements.

KH LLC Reimbursement Agreement

      The Company has agreed to reimburse KH LLC for its operating expenses. The aggregate maximum amount that the Company is obligated to reimburse KH LLC is $0.8 million per year prior to the completion of this offering and $0.4 million per year following the completion of the Offering.

Kinetics Note

      The Company has issued to Kinetic Systems a $13.0 million promissory note (“Kinetics Note”). In the event that the outstanding principal of the Kinetics Note is not paid in its entirety by June 30, 2004, interest shall accrue on the unpaid amount at a fixed rate per annum equal to the Eurodollar Rate plus 5.0% as of June 30, 2004. Accrued interest is payable upon the maturity date.

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt Restructuring

      In connection with the Business Separation, the Company restructured certain of its debt obligations as follows:

Amendment of Term Loan and Revolver

      The Company amended its Term Loan and Revolver to permit the Business Separation to occur and to modify covenants to reflect the separation of Kinetic Systems from the Company.

Restructuring of Senior Subordinated Notes

      KGI entered into assignment and assumption agreements under which certain investors agreed to purchase the Senior Subordinated Notes issued by KGI in connection with the 2000 Buy-Out, along with a portion of the related warrants, from the original holders of the notes and warrants. In connection with such transaction, the original holders of the notes and warrants agreed to forfeit their right to a $10.0 million liquidation preference. In addition, the Company issued to the purchasers of the Senior Subordinated Notes new warrants to purchase 7.8 million shares of common stock with an exercise price of $0.01 per share, 4.4 million shares of common stock with an exercise price of $0.75 per share, 1.8 million shares of common stock with an exercise price of $3.00 per share, 2.1 million shares of our Series A-1 Preferred stock with an exercise price of $0.01 per share and 1.3 million shares of Series B-1 Preferred stock with an exercise price of $0.01 per share, which warrants were subsequently contributed for membership interests in KH LLC, and liquidation preference certificates with a face value of $10.0 million.

Issuance of April Second Lien Notes

      The Company issued $34.0 million in aggregate principal amount of senior secured notes (“April Notes”) to certain investors in exchange for $24.0 million in cash and the contribution of $10.0 million in aggregate principal amount of existing Senior Subordinated Notes. In addition, the Company issued warrants to purchase 4.6 million shares of common stock with an exercise price of $0.01 per share, 3.5 million shares of common stock with an exercise price of $0.75 per share, 1.1 million shares of common stock with an exercise price of $3.00 per share, 1.5 million shares of Series A-1 Preferred stock with an exercise price of $0.01 per share and 1.0 million shares of Series B-1 Preferred stock with an exercise price of $0.01 per share, which warrants were subsequently contributed for membership interests in KH LLC.

Shareholder Convertible Notes

      The holders of the Shareholder Convertible Notes contributed their $10.0 million of 15% convertible promissory notes plus accrued interest to KH LLC in exchange for preferred membership interests. KH LLC then redeemed the notes in exchange for 2.8 million shares of the Company’s Series D Preferred stock.

Junior Notes

      As part of the Business Separation, US Filter contributed the $50.0 million Junior Notes, plus accrued interest, to KH LLC in exchange for preferred membership interests. KH LLC then redeemed the notes in exchange for 8.3 million shares of the Company’s Class C Preferred stock and 1 share of the Company’s Class C-1 Preferred stock.

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In April 2004, the put feature of the warrants associated with the Junior Notes was terminated. As such the Company reduced the $7.9 million carrying amount of the liability to $5.4 million as of March 31, 2004, with a corresponding credit to interest expense. The Company anticipates transferring the remaining liability to additional paid-in capital in August 2004, per the terms of the warrant agreement.

Borrowing/ Repayment of March Bridge Loan

      In April 2004, the Company repaid the $5.0 million in aggregate principal amount that it borrowed under a 30-day subordinated secured note and security agreement entered into in March 2004 with the proceeds from the issuance of the April Notes.

Kinetics Revolver

      As part of the Business Separation, the Company established a revolving line of credit for Kinetic Systems (“Kinetics Revolver”). Borrowing under the Kinetics Revolver is limited to $22.0 million and is subject to certain terms and conditions. The Kinetics Revolver bears interest at the Eurodollar Rate plus 5.0% per annum and is due monthly in arrears. Borrowings under the Kinetics Revolver are subordinated to the payment of certain other indebtedness of Kinetic Systems. The Kinetics Revolver matures on September 25, 2006, subject to subordination provisions. The Company has the ability and intent to limit the funding of Kinetic Systems’ borrowings extended in connection with the Kinetics Revolver, if needed. As of May 25, 2004, borrowings under the Kinetics Revolver aggregated to $5.6 million.

Stock Plan B

      Upon execution of the Business Separation, the options granted under the Company’s Stock Plan B were accelerated, fully vested and become immediately exercisable. However, no such options were exercised prior to the Business Separation and therefore, terminated in accordance with the provisions of the plan. The Company recorded a charge of $7.1 million related to the full vesting under this plan in April 2004.

Separation Agreements

      For purpose of providing for an orderly transition for the Business Separation, the Company and Kinetic Systems entered into various agreements in April 2004. A brief description of each of the agreements is as follows:

Separation Agreement

      The Company and Kinetic Systems executed a Separation Agreement setting forth the assets and liabilities of each party. Further, the Separation Agreement outlines, releases and indemnify party’s responsibility for its respective obligation, non-solicitation of employee clause and governance of dispute resolution. Further, Kinetic Systems has agreed to indemnify the Company for obligations that the Company may incur in connection with the Alfa Laval, Inc. lawsuit.

Restructuring Agreement

      The Restructuring Agreement contains the key provisions relating to the Business Separation. The agreement contains conditions that must occur prior to the Offering. The Company and Kinetic Systems also entered into ongoing covenants that survive the transaction,

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including covenants to provide services, exchange information, and resolve disputes in particular ways.

Management Services Agreement

      Under the Management Services Agreement, the Company and Kinetic Systems agreed to provide certain administrative and corporate support services to one another on an interim or transitional basis. Services to be provided under the Management Services Agreement include: tax, treasury, risk management and insurance and legal.

      Specified charges for such services are generally intended to allow the service provider to recover the fully allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. Each party must provide any such services through the same or similarly qualified personnel and the same or similar facilities as done in the past, but the selection of personnel to perform the various services shall be within the sole discretion of the service provider. No party is required to increase the volume or quality of the services provided beyond the level at which such services were performed in the past. In addition, any party may elect to provide services through a third-party service provider for service charges equal to that party’s third-party costs and expenses, plus all direct costs. The Management Services Agreement has a one-year term, although the parties may agree that individual services be provided for a shorter or longer term. Any party receiving services may terminate the Management Services Agreement with respect to one or more of the services provided to it under the agreement upon giving at least 30 days’ prior written notice to the other parties.

Tax Sharing Agreement

      The Company and Kinetic Systems entered into a Tax Sharing Agreement, which provides for the allocation of tax liability, the allocation of indemnification obligations and the resolution of disputes among the parties.

Trademark License Agreement

      Under the Trademark License Agreement, the Company has agreed to grant Kinetic Systems a non-transferable, perpetual, worldwide, royalty-free license to use certain of the Company’s trademarks. Kinetic Systems has agreed to usage limitations for the right to use the trademarks for a transition period of one year. In addition, the Company has agreed to grant Kinetic Systems an option to purchase the licensed trademarks for one hundred dollars. If Kinetic Systems violates the terms of usage while it is licensing the trademarks, the Company may terminate the Trademark License Agreement.

Employee Matters Agreement

      The Employee Matters Agreement allocates assets, liabilities and responsibilities relating to former employees and their participation in benefit plans, including deferred compensation, insurance, health and welfare, 401(k) fringe benefit and stock plans that the Company currently sponsors and maintains. To the extent allowable by applicable law, the Company intends to continue such benefits plans for eligible employees and employees of Kinetic Systems until the plan separation date or as soon as possible following the plan separation date. Kinetic Systems will establish its own benefit plans. The Company’s ongoing benefit plans will not provide benefits that overlap in any way those provided under the corresponding Kinetic Systems benefit plans. In connection with the establishment of the Kinetic Systems benefit plans, the

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company may provide transitional services related to Kinetic Systems for the organization and implementation of the Kinetic Systems benefit plans.

Increase in the authorized common shares

      Subsequent to the Business Separation, in April 2004, the Company increased its authorized common shares from 500.0 million to 700.0 million.

Redeemable Convertible Preferred Stock

      In connection with the Business Separation, the Company, amended its certificate of incorporation to increase the authorized designated preferred stock and to issue additional series of preferred stock.

      In April 2004, in connection with the Business Separation and the exchange of the Shareholder Convertible Notes and Junior Notes, KH LLC exchanged 2.0 million shares of Series A-1 Preferred stock and 0.9 million shares of Series A Preferred stock for 0.2 million shares of Series A-1 Preferred stock, 0.1 million shares of Series A Preferred stock, warrants to purchase 1.8 million shares of our Series A-1 Preferred stock with an exercise price of $0.01 per share and warrants to purchase 0.8 million shares of Series A Preferred stock with an exercise price of $0.01 per share.

      The redeemable convertible preferred stock, immediately following the Business Separation, was comprised of the following:

		Number of Shares
	Number of Shares	Issued and
Preferred Stock:	Authorized	Outstanding

Series E	1,575,002	—
Series D	2,777,778	2,777,778
Series C-1	1	1
Series C	8,333,333	8,333,333
Junior Preferred Stock:
Series A	856,951	85,725
Series B	—	—
Series A-1	35,000,000	22,370,154
Series B-1	23,000,000	16,276,747
Undesignated	48,456,935	—

Total	120,000,000	49,843,738

      In April 2004, the Company’s certificate of incorporation was further amended such that, in the event of a liquidation, dissolution or winding up of the Company, funds available for distribution to the stockholders shall be paid as follows:

      First: to the holders of Series E Preferred stock then outstanding an amount per share of such share of Series E preferred stock equal to the $25.00 per share plus all accrued but unpaid dividends, whether or not declared.

      Second: to the holders of Series D Preferred stock then outstanding, an amount per share of such share of Series D Preferred stock equal to $3.60 plus all accrued but unpaid dividends, whether or not declared.

CELERITY GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Third: to the holders of Series C-1 Preferred stock then outstanding, an amount per share of such share of Series C-1 Preferred stock equal to the $25.0 million plus all accrued but unpaid dividends, whether or not declared.

      Fourth: to the holders of Series C Preferred stock then outstanding, an amount per share of such share of Series C Preferred stock equal to the $3.00 plus all accrued but unpaid dividends, whether or not declared.

      Fifth: to the holders of Series A, Series B, Series A-1 and Series B-1 Preferred stock (Junior Preferred stock) then outstanding, an amount per share of such share of Junior Preferred stock equal to $3.16 plus all accrued but unpaid dividends, whether or not declared, or the amount that a holder of the number of shares of common stock then issuable on conversion of a share of such series of Junior Preferred stock would receive in cash and/or securities if all shares of Junior Preferred stock were to convert into common stock.

      Finally: to the holders of common stock all remaining amounts to be distributed.

      The shares of Series C preferred stock, Series C-1 Preferred stock, Series D Preferred stock and Series E Preferred stock shall be non-voting.

      The shares of Series C Preferred stock and Series D Preferred stock shall be convertible at any time into 5.98 and 5.40 shares of common stock, respectively. Upon the effectiveness of a public offering of the Company, each share of Series C Preferred stock, Series C-1 Preferred stock, Series D Preferred stock and Series E Preferred stock outstanding shall automatically convert into 5.98, 49.8 million, 5.40 and 33.33 shares of common stock.

      The Company anticipates accruing accumulated undeclared and unpaid dividends of $12.4 million, $12.4 million and $1.3 million on Series C Preferred stock, Series C-1 Preferred stock and Series D Preferred stock, respectively, as a result of the liquidation rights associated with the preferred stock issued in conjunction with the April 2004 transaction.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Poly Concepts, Inc.
Sherwood, Oregon

      We have audited the accompanying balance sheet of Poly Concepts, Inc. as of December 31, 2001 and the related statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Poly Concepts, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PERKINS & COMPANY, P.C.

Portland, Oregon

May 23, 2002

POLY CONCEPTS, INC.

BALANCE SHEET

December 31, 2001

ASSETS (Notes 4 and 6)
CURRENT ASSETS:
Cash and cash equivalents (Note 1)	$2,445,952
Trade accounts receivable, less allowance for doubtful accounts of $15,211 in 2001 (Note 1)	1,282,863
Costs and estimated earnings in excess of progress billings on uncompleted contracts (Notes 1 and 8)	124,657
Inventories (Notes 1 and 2)	904,207
Prepaid expenses	35,000
Deferred income taxes (Notes 1 and 9)	134,350

Total current assets	4,927,029
PROPERTY AND EQUIPMENT (Notes 1, 3, and 11)	797,444
DEPOSITS	52,626

Total Assets	$5,777,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$155,602
Accrued liabilities	438,231
Income taxes payable (Notes 1 and 9)	93,253
Current portion of long-term debt (Note 6)	213,782

Total current liabilities	900,868
LONG-TERM DEBT (Note 6)	485,771
DEFERRED INCOME TAXES (Notes 1 and 9)	41,350
COMMITMENTS (Note 11)
STOCKHOLDERS’ EQUITY:
Common stock, no par value, 500 shares authorized, 452 shares issued and outstanding	655,688
Retained earnings	3,693,422

Total stockholders’ equity	4,349,110

Total stockholders’ equity and liabilities	$5,777,099

See notes to financial statements.

POLY CONCEPTS, INC.

STATEMENT OF INCOME

Year Ended December 31, 2001

NET SALES (Note 10)	$21,314,137
COST OF SALES	13,084,564

GROSS MARGIN	8,229,573
GENERAL AND ADMINISTRATIVE EXPENSES	4,193,523

OPERATING INCOME	4,036,050
OTHER INCOME (EXPENSES):
Interest expense	(85,890)
Loss on disposal of property and equipment	(5,509)
Miscellaneous	18,567

(72,832)
INCOME BEFORE INCOME TAXES	3,963,218

INCOME TAX EXPENSE (Notes 1 and 9)	1,527,000

NET INCOME	$2,436,218

See notes to financial statements.

POLY CONCEPTS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

Year Ended December 31, 2001

	Common Stock			Total
			Retained	Stockholders’
	Shares	Amount	Earnings	Equity

BALANCE AT DECEMBER 31, 2000	316	6,968	1,257,204	1,264,172
Common stock issued	136	648,720	—	648,720
Net income	—	—	2,436,218	2,436,218

BALANCE AT DECEMBER 31, 2001	452	$655,688	$3,693,422	$4,349,110

See notes to financial statements.

POLY CONCEPTS, INC.

STATEMENT OF CASH FLOWS

Year Ended December 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,436,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	299,452
Deferred income taxes	(76,000)
Bad debts	6,304
Provision for inventory obsolescence	150,000
Loss on disposal of property and equipment	5,509
Common stock grant	648,720
(Increase) decrease in assets:
Trade accounts receivable	1,633,701
Costs and estimated earnings in excess of progress billings	257,897
Employee advances	666
Inventories	296,301
Prepaid expenses	(35,000)
Deposits	(34,999)
Increase (decrease) in liabilities:
Accounts payable	(1,766,792)
Accrued liabilities	141,928
Income taxes payable	(186,667)

Net cash provided by operating activities	3,777,238
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(161,526)

Net cash used in investing activities	(161,526)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	401,200
Net borrowings (repayments) under line of credit agreement	(1,200,000)
Principal payments on long-term debt	(349,861)
Repayments on stockholder loan	(30,183)

Net cash provided by (used in) financing activities	(1,178,844)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,436,868
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	9,084

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,445,952

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$97,590
Income taxes	$1,789,657
Noncash financing transactions:
Long-term debt refinanced	$144,300

See notes to financial statements.

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

Note 1 —	Significant Accounting Policies

      Nature of Operations — Poly Concepts, Inc., (the Company), an Oregon Corporation, is a designer and leading edge manufacturer of high purity products and chemical process equipment used throughout the world. The Company now serves as a primary source in the industry for both basic design/ build contracts and highly involved development of such projects as OEM Equipment Integration. The Company has relationships with many leading companies in the semiconductor industry, and with biomedical groups, food handling organizations, and medical establishments.

      Cash and Cash Equivalents — For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

      Concentration of Credit Risk — The Company grants credit to customers and performs ongoing credit evaluations of its customers’ financial condition and generally, does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 2001, approximately 73% of total trade accounts receivable was attributable to one customer.

      The Company maintains cash balances at a financial institution located in Oregon. Accounts at each United States financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2001 the Company’s cash balances exceeded the insured amounts.

      Inventories — Inventories consist primarily of raw materials and components and are valued at the lower of weighted average cost or market. The Company maintains a provision for inventory obsolescence at a level which management believes is sufficient to cover potential write-downs in inventory for salability or technology obsolescence.

      Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. The cost of property and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are depreciated over the lease term or the useful lives of the improvements, whichever is shorter.

      Maintenance and repairs are expensed as incurred; significant replacements and improvements are capitalized. The cost and accumulated depreciation of assets retired or otherwise disposed of are relieved from the appropriate asset and accumulated depreciation accounts. Any gain or loss resulting from these transactions is reflected in operations.

      Revenue Recognition — The Company reports earnings from fixed price long-term contracts on the percentage-of-completion method for book purpose whereby that portion of the total contract price is accrued in the proportion that costs incurred to date bear to the Company’s estimate of total contract costs. Costs and estimated earnings in excess of progress billings on uncompleted contracts represents revenues recognized in excess of amounts billed.

      Advertising — Advertising costs are expensed as incurred. Advertising expense amounted to $46,256 in 2001.

      Income Taxes — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes relating primarily to differences between the financial and tax bases of property and equipment, inventories,

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

costs and estimated earnings in excess of progress billings on uncompleted contracts, and operating loss carryovers. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

      Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers incurred costs to be the best available measure of progress on these contracts. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues in the subsequent year.

Note 2 —	Inventories

      Inventories consist of the following at December 31, 2001:

Raw materials	$602,206
Components	602,001

1,204,207
Less provision for obsolescence	300,000

$904,207

Note 3 —	Property and Equipment

      Property and equipment consists of the following at December 31, 2001:

Manufacturing equipment	$816,417
Office furniture and equipment	630,080
Leasehold improvements	82,190

1,528,687
Less accumulated depreciation	731,243

$797,444

Note 4 —	Line of Credit

      The Company had available a revolving line of credit agreement with Bank of the West through April 30, 2002. Borrowings are limited to 80% of eligible accounts receivable with a maximum limit of $1,500,000. Interest is payable monthly at prime (4.75% at December 31, 2001) plus 1.25%.

      All amounts due the bank are collateralized by all assets of the Company, and are guaranteed by the majority stockholder. The agreement contains provisions, among others, specifying the maintenance of certain minimum financial ratios and cash flow requirements for

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

the Company. At December 31, 2001, the Company was in compliance with all financial ratios and cash flow requirements.

      The line of credit agreement was orally extended beyond April 30, 2002, but was terminated upon the sale of the Company (see Note 12).

Note 5 —	Note Payable to Stockholder

      Interest paid on a note payable to stockholder amounted to $571 in 2001.

Note 6 —	Long-Term Debt

      Long-term debt consists of the following at December 31, 2001:

Note payable to Bank of the West in monthly installments of $14,698, including interest at 8.07% through June 1, 2005, collateralized by all assets, personally guaranteed by the majority stockholder, and subject to financial covenants (see Note 4)	$545,500
Obligations under capital leases (see Note 11)	154,053
Notes payable to others	—

699,553

Less current portion	213,782

$485,771

      As of December 31, 2001, remaining annual maturities of long-term debt, excluding obligations under capital leases, are as follows:

2002	$140,407
2003	152,265
2004	165,106
2005	87,722

$545,500

Note 7 —	Employee Benefit Plan

      The Company has a 401(k) plan which cover employees who have completed three months of service. The Company made discretionary matching contributions amounting to $70,063 in 2001.

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 8 —	Costs and Estimated Earnings on Uncompleted Contracts

      Costs and estimated earnings in excess of progress billings on uncompleted contracts consists of the following at December 31, 2001:

Costs incurred on uncompleted contracts	$72,834
Estimated earnings	51,823

124,657
Less billings to date	—

$124,657

Note 9 —	Income Taxes

      Income tax expense consists of the following at December 31, 2001:

Current:
Federal	$1,327,000
State	276,000

1,603,000

Deferred	(76,000)

$1,527,000

      The net deferred income taxes in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities at December 31,2001:

Deferred tax assets	$176,447
Deferred tax liabilities	(83,447)

Net deferred tax asset	$93,000

Net current deferred tax asset	$134,350
Net non-current deferred tax liability	(41,350)

Net deferred tax asset	$93,000

      The provision for income taxes computed at the federal statutory rates differs from the reported provision for income taxes due primarily to state income taxes and non-deductible expenses.

      At December 31, 2001, the Company has the following operating loss carryforwards that may be offset against future taxable income:

	Expiring	Amount

Federal	2018	$73,500
Oregon	2013	$74,000

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10 —	Significant Customers

      Sales to two customers amounted to 88% of total sales in 2001.

Note 11 —	Commitments

      The Company leases a manufacturing facility under an operating lease expiring August 14, 2003, and leases an office and manufacturing facility in Sherwood on a month-to-month basis.

      The Company has agreed to lease an office and manufacturing facility under a ten year operating lease expiring April 15, 2011. Lease payments are expected to commence in July 2002. The Company will be responsible for property taxes, maintenance, and insurance. The lease includes options to purchase the building beginning at $4,175,000 in 2003 through 2004, $4,250,000 in 2007, and $4,500,000 in 2009. The lease also has two ten-year renewal options.

      The Company is obligated under four noncancelable lease agreements for manufacturing and office equipment. These agreements are classified as capital lease obligations. The amortization of these leases has been included in the Company’s depreciation expense and amounted to $57,559 in 2001.

      Future minimum payments under leases with terms in excess of one year at December 31, 2001 are as follows:

	Capital	Operating
	Leases	Leases

2002	$87,870	$372,060
2003	51,248	457,185
2004	24,440	429,360
2005	14,255	427,800
2006	—	465,000
Thereafter	—	2,040,000

Total minimum lease payments required	177,813	$4,191,405
Less amount representing interest	23,760

Present value of minimum lease payments	154,053
Less amounts due within one year	73,375

	$80,678

      The present value of minimum lease payments is calculated based on interest rates, which were determined to be applicable at the inception of the leases.

      Equipment under capital leases included in property and equipment are as follows at December 31, 2001:

Manufacturing equipment	$206,890
Office furniture and equipment	48,542

255,432
Less accumulated depreciation	85,448

$169,984

POLY CONCEPTS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Rent expense amounted to $209,939 in 2001.

      The Company has a consulting agreement with a former stockholder and father of the majority stockholder payable in monthly installments of $4,000 through December 31, 2013.

Note 12 —	Subsequent Events

      Effective May 1, 2002, the stockholders’ sold 100% of the outstanding shares of the Company to Kinetics Fluid Systems, Inc.

CELERITY™

World Class R&D and Manufacturing

Global Customer Service and Support

Manufacturing and Service Locations

USA
Milpitas, California
Corporate Headquarters

Tempe, Arizona
Redwood City, California
Yorba Linda, California
Stone Ridge, New York
Tualatin, Oregon
Austin, Texas
Richmond, Virginia

Europe
Dublin, Ireland
Munich, Germany

Asia
Tianjin, China
Tokyo, Japan
Singapore
Sungnam, Korea
Hsinchu, Taiwan

™ World Class R&D and Manufacturing Global Customer Service and Support • Flexible global operations • Advanced supply chain management • ISO 9001:2000 certified • 24/7 customer support Manufacturing and Service Locations USA Europe Asia Milpitas, California Dublin, Ireland Tianjin, China Corporate Headquarters Munich, Germany Tokyo, Japan Singapore Tempe, Arizona Sungnam, Korea Redwood City, California Hsinchu, Taiwan Yorba Linda, California Stone Ridge, New York Tualatin, Oregon Austin, Texas Richmond, Virginia

                            Shares

Common Stock

PROSPECTUS

Deutsche Bank Securities

Merrill Lynch & Co.

Lehman Brothers

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the shares of common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee		$27,600
National Association of Securities Dealers, Inc. filing fee		30,500
The Nasdaq National Market listing fee			*
Accounting fees and expenses			*
Legal fees and expenses			*
Printing expenses			*
Blue Sky fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

      As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent provided by law. The Delaware General Corporation Law does not permit a provision in a corporation’s certificate that would eliminate this liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

      While these provisions provide directors with protection from awards for monetary damages or breaches of their duty of care, they do not eliminate this duty. Accordingly, these provisions will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of the corporation and is acting in this capacity as a director, and do not apply to the officers of a corporation who are not directors.

      As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

      In addition, the Registrant intends to enter into indemnity agreements with each of its current directors and officers. These agreements will provide for the indemnification of the Registrant’s officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

      The Registrant intends to obtain a new directors’ and officers’ insurance policy to cover its directors and officers for certain liabilities, including coverage for public securities matters.

      The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and the indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

      Reference is also made to Section 9 of the underwriting agreement (Exhibit 1.01 hereto), which provides for the indemnification by the underwriters of the Registrant and its executive officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided for in writing by the underwriters for inclusion in this Registration Statement.

      See also the undertakings set out in response to Item 17.

      Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation to be filed upon the closing of the offering	3.03
Restated Bylaws of the Registrant to be effective upon the closing of the offering	3.05
Form of Indemnity Agreement	10.01

Item 15.	Recent Sales of Unregistered Securities.

      In the three years prior to the filing of this Registration Statement, the Registrant issued and sold the following unregistered securities, all of which reflect the stock splits and the conversion of Class A and Class B common stock into a single class of common stock effected before this offering:

1. On June 4, 2001, the Registrant issued and sold 1,333,333 shares of its common stock to David J. Shimmon for an aggregate purchase price of $4,000,000. Mr. Shimmon paid for these shares with a secured non-recourse promissory note and stock pledge agreement.

2. On December 14, 2001 and April 12, 2002, the Registrant issued and sold a total of 22,171,039 shares of its Series A preferred stock to eight investors for an aggregate purchase price of $69,000,000.

3. On May 1, 2002, the Registrant issued a total of 3,481,012 shares of its Series A preferred stock to the stockholders of Poly Concepts, Inc., including 632,911 contingent shares of Series A preferred stock placed in escrow, as partial consideration for the purchase of all of the outstanding stock of Poly Concepts, Inc.

4. On December 10, 2002, the Registrant issued a total of 16,276,747 shares of its Series B preferred stock to three investors for an aggregate purchase price of $50,000,000. The Registrant also issued the investors warrants to purchase an aggregate of 233,333 shares of its common stock at $0.01 per share.

5. On June 6, 2003, the Registrant issued convertible promissory notes to three investors in an aggregate principal amount of $10,000,000, with interest compounded annually until a maturity date of the later of August 30, 2006 or the date on which all obligations under the secured credit agreements are paid in full. If the Registrant elects to prepay the notes prior to the maturity date, the notes will become convertible into a number of shares of the Registrant’s common stock equal to the principal amount of such note divided by the conversion price of the note then in effect.

6. On July 17-18, 2003 and August 14-19, 2003, KGI issued its 12.5% Junior Subordinated Instruments to 12 investors with an aggregate issue price of $15,750,000. In connection with the issuance of these instruments, the Registrant issued warrants to purchase an aggregate of 1,508,943 shares of its Series A-1 preferred stock at $0.01 per share, 957,456 shares of its Series B-1 preferred stock at $0.01 per share, 6,191,305 shares of its common stock at $0.01 per share and 1,392,22 shares of its common stock at $3.00 per share.

7. On September 26, 2003 and January 21, 2004, KGI issued its Senior Subordinated Notes Due 2006 to four investors, which mature on August 25, 2006 and accrue interest at the LIBOR rate plus 10% per year. In connection with these notes, the Registrant issued warrants to purchase an aggregate of 15,336,274 shares of its common stock at $0.01 per share, 7,809,676 shares of its common stock at $0.75 per share, 3,538,545 shares of its common stock at $3.00 per share, 3,663,210 shares of its Series A-1 preferred stock at $0.01 per share and 464,926 shares of its Series B-1 preferred stock at $0.01 per share.

8. On March 8, 2004, we issued $5.0 million in 30-day subordinated secured notes to three investors.

9. On April 9, 2004, in connection with restructuring of our mezzanine debt, we issued to nine investors warrants to purchase 7,753,998 shares of our common stock with an exercise price of $0.01 per share, 4,380,369 shares of our common stock with an exercise price of $0.75 per share 1,788,253 shares of our common stock with an exercise price of $3.00 per share, 2,025,860 shares of our Series A-1 preferred stock with an exercise price of $0.01 per share and 1,316,118 shares of our Series B-1 preferred stock with an exercise price of $0.01 per share.

10. On April 9, 2004, KGI issued $34.0 million in aggregate principal amount of senior secured notes to seven investors in exchange for $24.0 million in cash and the contribution of $10.0 million in aggregate principal amount of existing Senior Subordinated Notes Due 2006 held by on of the investors. In addition, we issued to these investors warrants to purchase 4,606,558 shares of our common stock with an exercise price of $0.01 per share, 3,456,376 shares of our common stock with an exercise price of $0.75 per share, 1,060,736 shares of our common stock with an exercise price of $3.00 per share, 1,547,184 shares of our Series A-1 preferred stock with an exercise price of $0.01 per share and 1,005,141 shares of our Series B-1 preferred stock with an exercise price of $0.01 per share.

11. On April 9, 2004, we issued 93,449,395 shares of common stock, 856,951 shares of Series A Preferred Stock, 24,162,189 shares of Series A-1 Preferred Stock and 16,276,747 shares of Series B-1 Preferred Stock to KH LLC in connection with our merger with and into a subsidiary of KH LLC pursuant to which KH LLC became our sole stockholder. Simultaneously, we entered into an Agreement and Plan of Recapitalization pursuant to which we issued to KH LLC 85,725 shares of Series A Preferred Stock, warrants to purchase 771,226 shares of Series A Preferred Stock with an exercise price of $0.01 per share, 199,115 shares of Series A-1 Preferred Stock, warrants to purchase 1,792,035 shares of Series A-1 Preferred Stock with an exercise price of $0.01 per share, 8,333,333 shares of Series C Preferred Stock, 1 share of Series C-1 Preferred Stock and 2,777,778 shares of Series D Preferred Stock.

12. As of April 9, 2004, the Registrant had issued options to purchase a total of 82,252,339 shares of its common stock to its employees, directors, consultants and other service providers under the Registrant’s stock option plans, with a weighted average exercise price of $0.89 per share.

      The sales and issuances of the securities above, other than the issuances described in item 8, were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The issuances of securities listed above in item 12 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith:

Exhibit
Number	Exhibit Title

1.01	Form of Underwriting Agreement.*
2.01	Agreement and Plan of Merger, dated as of April 10, 2002, among the Registrant, Kinetics Acquisition Corporation, Kinetics Fluid Systems, Inc., Poly Concepts, Inc. and the shareholders of Poly Concepts, Inc.**
2.02	Separation Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.*
2.03	Management Services Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.04	Confidential Disclosure Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.05	Tax Sharing Agreement, dated April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**

Exhibit
Number	Exhibit Title

2.06	Trademark License Agreement, dated April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.07	Employee Matters Agreement dated April 9, 2004, by and between the Registrant, and Kinetic Systems, Inc.**
2.08	Agreement and Plan of Merger, dated as of March 31, 2004, among The Registrant, KH LLC and Knight Acquisition Corp.**
2.09	Agreement and Plan of Recapitalization, dated as of April 9, 2004, by and among the Registrant and KH LLC.**
3.01	Restated Certificate of Incorporation of the Registrant, as filed April 8, 2004.**
3.02	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, as filed April 23, 2004.**
3.03	Form of Restated Certificate of Incorporation of the Registrant to be filed upon the closing of the offering.*
3.04	Bylaws of the Registrant.**
3.05	Restated Bylaws of the Registrant to be effective upon the closing of the offering.*
4.01	Specimen Common Stock Certificate.*
4.02	Unitholders Agreement, dated as of April 9, 2004, by and among the Registrant, Kinetics Systems, Inc., KH LLC and certain unitholders of KH LLC.**
5.01	Opinion of Fenwick & West LLP.*
10.01	Form of Indemnity Agreement.*
10.02	2000 Stock Option Plan, and form of stock option award agreement.**
10.03	2004 Equity Incentive Plan.*
10.04	Promissory Note of John R. Ferron held by the Registrant in the principal amount of $250,000 issued in February 2000.**
10.05	Promissory Note of David J. Shimmon held by the Registrant in the principal amount of $4,000,000 issued in June 2001.**
10.06	Promissory Note of John Goodman held by the Registrant in the principal amount of $200,000 issued in January 2002.**
10.07	Industrial Building Lease Agreement dated September 1, 1990 by and between Pacesetter Business Properties and Unit Instruments, Inc.**
10.08	Standard Industrial Lease Agreement dated July 18, 2003 by and between The Realty Associates Fund III, L.P. and the Registrant.**
10.09	Standard Industrial Lease Agreement dated July 18, 2003, by and between The Realty Associates Fund III, L.P. and the Registrant.**
10.10	Lease Agreement dated July 13, 2000 by and between Prologis Trust and Kinetics Fluid Systems, Inc.**
10.11	Industrial Lease Agreement, dated as of July 17, 2001, by and between Poly Concepts, Inc. and Robert A. Gray, as amended.**
10.12	Lease Agreement, dated as of September 4, 2002, by and between Celerity Fluid Systems Ireland Limited and Senan Boland and Marie Boland.**
10.13	Employment Offer Letter dated October 8, 2003 to John R. Ferron.**
10.14	Employment Offer Letter dated October 8, 2003 to John W. Goodman.**
10.15	Global Supply Agreement, dated as of June 1, 2002, by and between Applied Materials, Inc. and Kinetics Fluid Systems Inc.†**
10.16	Amended and Restated Intellectual Property Agreement, dated as of June 1, 2002, by and between Applied Materials, Inc. and Kinetics Fluid Systems, Inc.†**

Exhibit
Number	Exhibit Title

10.17	Stock Purchase Agreement, dated as of February 28, 2001, by and among Kinetics Electronics Management, Inc., Magnolia Tree, LLC and James E. Hawthorne, as Trustee of the James and Robert Hawthorne Family Trust U/T/A dated August 31, 1999.**
10.18	Restructuring Agreement, dated as of April 9, 2004, by and among Registrant, Kinetics Group, Inc., Celerity Group, Inc., Kinetic Systems, Inc., Kinetics Chempure Systems, Inc., FTS Systems, Inc., Kinetic Systems Caribe, Inc., Kinetic Systems International, Inc. and certain investors.**
10.19	Tax Matters Letter, dated as of April 9, 2004, by and among Kinetics Group, Inc., Tennenbaum Capital Partners LLC, Ares Corporate Opportunities Fund, L.P., Behrman Capital III, L.P., Strategic Entrepreneur Fund III, L.P., MidOcean Celerity Investment Partners, L.P., Gryphon Partners II, L.P. and Gryphon Partners II-A, L.P.**
10.20	Forms of Senior Secured Notes due 2006.**
10.21	Form of Amended and Restated Senior Subordinate Promissory Note due August 25, 2006.**
10.22	Loan Agreement, dated as of April 9, 2004, by and between Kinetics Group, Inc. and Kinetic Systems, Inc.**
10.23	Special Power of Attorney Letter, dated April 9, 2004, by and between Kinetics Group, Inc. and Kinetic Systems, Inc.**
10.24	Reimbursement Agreement dated April 9, 2004 by and among Registrant, Kinetic Systems, Inc. and KH LLC.**
10.25	Industrial Lease Agreement, dated as of June 15, 1999, by and between MEGA Systems and Chemicals Inc. and General American Life Insurance Company, as amended.**
10.26	Industrial Lease Agreement, dated as of June 15, 1999, by and between MEGA Systems and Chemicals, Inc. and General American Life Insurance Company, as amended.**
10.27	Lease Agreement, dated as of April 16, 1996, by and between Security Capital Industrial Trust and Insync Systems, Inc.**
10.28	General Agreement of Indemnity for Contractors dated February 18, 2003 by and between Registrant and SAFECO.**
10.29	Reimbursement Agreement dated February 18, 2003 by and among Registrant, Kinetics Group, Inc., Celerity Group, Inc., Kinetic Systems, Inc., DB Capital Investors L.P., Behrman Capital III L.P., Strategic Entrepreneur Fund III L.P., David J. Shimmon and Mary Beth Shimmon.**
10.30	Collateral Pledge Agreement dated February 18, 2003.**
10.31	Letter of Credit dated February 18, 2003.**
10.32	Sublease dated April 8, 2003 by and between Kinetic Systems, Inc. and Registrant.**
10.33	Amended and Restated Securities Purchase Agreement dated April 9, 2004.**
10.34	Amended and Restated Purchase Agreement dated April 9, 2004.**
21.01	List of Subsidiaries of Registrant.*
23.01	Consent of Fenwick & West LLP (See Exhibit 5.01).*
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.03	Consent of Perkins & Company, P.C., independent auditors.
24.01	Power of Attorney.**
99.01	Consent of Daniel C. Rubin to be appointed as director.**

*	To be filed by amendment.

**	Previously filed

†	Confidential treatment has been requested for portions of this exhibit.

      (b) Financial Statement Schedules

      All financial statement schedules have been omitted because the information required to be set forth herein is not applicable or is shown either in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 4th day of June 2004.

CELERITY GROUP, INC.

By:	/s/ DAVID J. SHIMMON*

David J. Shimmon
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:
/s/ DAVID J. SHIMMON* David J. Shimmon	Chairman and Chief Executive Officer (principal executive officer)	June 4, 2004

Principal Financial Officer and Principal Accounting Officer:

/s/ JOHN R. FERRON John R. Ferron	Chief Financial Officer (principal financial and accounting officer)	June 4, 2004

Additional Directors:

/s/ R. DAVID ANDREWS* R. David Andrews	Director	June 4, 2004

/s/ GRANT G. BEHRMAN* Grant G. Behrman	Director	June 4, 2004

/s/ PATRICK J. FALLON* Patrick J. Fallon	Director	June 4, 2004

/s/ MILAN MANDARIC* Milan Mandaric	Director	June 4, 2004

/s/ WILLIAM M. MATTHES* William M. Matthes	Director	June 4, 2004

/s/ JEFFREY L. OTT* Jeffrey L. Ott	Director	June 4, 2004

Name		Title	Date

/s/ FRANK L. SCHIFF* Frank L. Schiff		Director	June 4, 2004

/s/ DAVID SHORROCK* David Shorrock		Director	June 4, 2004

/s/ J. EDWARD VIRTUE* J. Edward Virtue Attorney-in-fact		Director	June 4, 2004

*By:	/s/ JOHN R. FERRON John R. Ferron Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

1.01	Form of Underwriting Agreement.*
2.01	Agreement and Plan of Merger, dated as of April 10, 2002, among the Registrant, Kinetics Acquisition Corporation, Kinetics Fluid Systems, Inc., Poly Concepts, Inc. and the shareholders of Poly Concepts, Inc.**
2.02	Separation Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.*
2.03	Management Services Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.04	Confidential Disclosure Agreement, dated as of April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.05	Tax Sharing Agreement, dated April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.06	Trademark License Agreement, dated April 9, 2004, by and between the Registrant and Kinetic Systems, Inc.**
2.07	Employee Matters Agreement dated April 9, 2004, by and between the Registrant, and Kinetic Systems, Inc.**
2.08	Agreement and Plan of Merger, dated as of March 31, 2004, among The Registrant, KH LLC and Knight Acquisition Corp.**
2.09	Agreement and Plan of Recapitalization, dated as of April 9, 2004, by and among the Registrant and KH LLC.**
3.01	Restated Certificate of Incorporation of the Registrant, as filed April 8, 2004.**
3.02	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, as filed April 23, 2004.**
3.03	Form of Restated Certificate of Incorporation of the Registrant to be filed upon the closing of the offering.*
3.04	Bylaws of the Registrant.**
3.05	Restated Bylaws of the Registrant to be effective upon the closing of the offering.*
4.01	Specimen Common Stock Certificate.*
4.02	Unitholders Agreement, dated as of April 9, 2004, by and among the Registrant, Kinetics Systems, Inc., KH LLC and certain unitholders of KH LLC.**
5.01	Opinion of Fenwick & West LLP.*
10.01	Form of Indemnity Agreement.*
10.02	2000 Stock Option Plan, and form of stock option award agreement.**
10.03	2004 Equity Incentive Plan.*
10.04	Promissory Note of John R. Ferron held by the Registrant in the principal amount of $250,000 issued in February 2000.**
10.05	Promissory Note of David J. Shimmon held by the Registrant in the principal amount of $4,000,000 issued in June 2001.**
10.06	Promissory Note of John Goodman held by the Registrant in the principal amount of $200,000 issued in January 2002.**
10.07	Industrial Building Lease Agreement dated September 1, 1990 by and between Pacesetter Business Properties and Unit Instruments, Inc.**
10.08	Standard Industrial Lease Agreement dated July 18, 2003 by and between The Realty Associates Fund III, L.P. and the Registrant.**
10.09	Standard Industrial Lease Agreement dated July 18, 2003, by and between The Realty Associates Fund III, L.P. and the Registrant.**
10.10	Lease Agreement dated July 13, 2000 by and between Prologis Trust and Kinetics Fluid Systems, Inc.**

Exhibit
Number	Exhibit Title

10.11	Industrial Lease Agreement, dated as of July 17, 2001, by and between Poly Concepts, Inc. and Robert A. Gray, as amended.**
10.12	Lease Agreement, dated as of September 4, 2002, by and between Celerity Fluid Systems Ireland Limited and Senan Boland and Marie Boland.**
10.13	Employment Offer Letter dated October 8, 2003 to John R. Ferron.**
10.14	Employment Offer Letter dated October 8, 2003 to John W. Goodman.**
10.15	Global Supply Agreement, dated as of June 1, 2002, by and between Applied Materials, Inc. and Kinetics Fluid Systems Inc.†**
10.16	Amended and Restated Intellectual Property Agreement, dated as of June 1, 2002, by and between Applied Materials, Inc. and Kinetics Fluid Systems, Inc.†**
10.17	Stock Purchase Agreement, dated as of February 28, 2001, by and among Kinetics Electronics Management, Inc., Magnolia Tree, LLC and James E. Hawthorne, as Trustee of the James and Robert Hawthorne Family Trust U/T/A dated August 31, 1999.**
10.18	Restructuring Agreement, dated as of April 9, 2004, by and among Registrant, Kinetics Group, Inc., Celerity Group, Inc., Kinetic Systems, Inc., Kinetics Chempure Systems, Inc., FTS Systems, Inc., Kinetic Systems Caribe, Inc., Kinetic Systems International, Inc. and certain investors.**
10.19	Tax Matters Letter, dated as of April 9, 2004, by and among Kinetics Group, Inc., Tennenbaum Capital Partners LLC, Ares Corporate Opportunities Fund, L.P., Behrman Capital III, L.P., Strategic Entrepreneur Fund III, L.P., MidOcean Celerity Investment Partners, L.P., Gryphon Partners II, L.P. and Gryphon Partners II-A, L.P.**
10.20	Forms of Senior Secured Notes due 2006.**
10.21	Form of Amended and Restated Senior Subordinate Promissory Note due August 25, 2006.**
10.22	Loan Agreement, dated as of April 9, 2004, by and between Kinetics Group, Inc. and Kinetic Systems, Inc.**
10.23	Special Power of Attorney Letter, dated April 9, 2004, by and between Kinetics Group, Inc. and Kinetic Systems, Inc.**
10.24	Reimbursement Agreement dated April 9, 2004 by and among Registrant, Kinetic Systems, Inc. and KH LLC.**
10.25	Industrial Lease Agreement, dated as of June 15, 1999, by and between MEGA Systems and Chemicals Inc. and General American Life Insurance Company, as amended.**
10.26	Industrial Lease Agreement, dated as of June 15, 1999, by and between MEGA Systems and Chemicals, Inc. and General American Life Insurance Company, as amended.**
10.27	Lease Agreement, dated as of April 16, 1996, by and between Security Capital Industrial Trust and Insync Systems, Inc.**
10.28	General Agreement of Indemnity for Contractors dated February 18, 2003 by and between Registrant and SAFECO.**
10.29	Reimbursement Agreement dated February 18, 2003 by and among Registrant, Kinetics Group, Inc., Celerity Group, Inc., Kinetic Systems, Inc., DB Capital Investors L.P., Behrman Capital III L.P., Strategic Entrepreneur Fund III L.P., David J. Shimmon and Mary Beth Shimmon.**
10.30	Collateral Pledge Agreement dated February 18, 2003.**
10.31	Letter of Credit dated February 18, 2003.**
10.32	Sublease dated April 8, 2003 by and between Kinetic Systems, Inc. and Registrant.**
10.33	Amended and Restated Securities Purchase Agreement dated April 9, 2004.**
10.34	Amended and Restated Purchase Agreement dated April 9, 2004.**
21.01	List of Subsidiaries of Registrant.*

Exhibit
Number	Exhibit Title

23.01	Consent of Fenwick & West LLP (See Exhibit 5.01).*
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.03	Consent of Perkins & Company, P.C., independent auditors.
24.01	Power of Attorney.**
99.01	Consent of Daniel C. Rubin to be appointed as director.**

*	To be filed by amendment.

**	Previously filed

†	Confidential treatment has been requested for portions of this exhibit.